As filed with the Securities and Exchange Commission on February 3, 2021.

Registration Statement No. 333-251862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigCapital3, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	84-4605714
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Telephone: (650) 276-7040

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Avi S. Katz

Executive Chairman, Secretary, President and Chief Executive Officer

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Telephone: (650) 276-7040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman, Esq. John Maselli, Esq. DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 Tel: (415) 615-6095	Jonathan M.A. Melmed, Esq. Keith M. Townsend, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Tel: (212) 556-2100	Anna T. Pinedo, Esq. Brian D. Hirshberg, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 506-2500	Jeffrey Reeser, Esq. Reeser & Associates LLC 225 Berthoud Trail Broomfield, CO 80020 Tel: (720) 480-7444

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1(2))	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common stock, par value $0.0001 per share	70,385,096	N/A	$976,593,207	$106,546.32(5)

(1)

Based on the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant (“GigCapital3”) to be issued in connection with the Business Combination. This number is based on the sum of (a) the maximum number of 53,922,000 shares of Common Stock issuable on the consummation of the Business Combination and (b) up to 16,463,096 shares of Common Stock that may be issued after such date pursuant to the earnout provisions of the Business Combination Agreement described herein.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $976,593,207, calculated as the product of (i) 70,385,096 shares of Common Stock, the estimated maximum number of shares of Common Stock that may be issued in the Business Combination and (ii) $13.875, the average of the high and low trading prices of Common Stock on December 30, 2020 (within five business days prior to the date of this registration statement).

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) $0.0001091.
(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2021

PROXY STATEMENT FOR

SPECIAL MEETING OF

GIGCAPITAL3, INC.

PROSPECTUS FOR 70,385,096 SHARES OF COMMON STOCK

OF

GIGCAPITAL3, INC.

WHICH WILL BE RENAMED “LIGHTNING EMOTORS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of GigCapital3, Inc., a Delaware corporation (“GigCapital3”), has unanimously approved (i) the merger of Project Power Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, and Lightning Systems, Inc. (“Lightning Systems”), a Delaware corporation (the “Business Combination”), with Lightning Systems surviving the Business Combination as a wholly-owned subsidiary of GigCapital3, pursuant to the terms of the Business Combination Agreement, dated as of December 10, 2020, by and among GigCapital3, Merger Sub and Lightning Systems, attached to this proxy statement/prospectus as Annex A (the “Business Combination Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (ii) the other transactions contemplated by the Business Agreement and documents related thereto. In connection with the Business Combination, GigCapital3 will change its name to “Lightning eMotors, Inc.”

At the effective time of the Business Combination, among other things, each share of Lightning Systems capital stock, par value $0.00001 per share (collectively, “Lightning Systems Capital Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (including shares of Lightning Systems Capital Stock resulting from the conversion or exercise of warrants, stock options and convertible notes prior to the effective time of the Business Combination) will be cancelled and converted into (i) the right to receive shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) equal to the Exchange Ratio (as defined below) (such amount, the “Per Share Merger Consideration”) and (ii) the contingent right to receive a portion of the Stockholder Earnout Shares (as defined in the accompanying proxy statement/prospectus), calculated on a Pro Rata Basis as defined in the accompanying proxy statement/prospectus) together with all other shares of Lightning Systems Capital Stock held by the holder of such shares as of immediately prior to the effective time of the Business Combination, if, as and when payable in accordance with the provisions of the Business Combination Agreement. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined below) divided by (b) the Company Fully Diluted Capital Stock (as defined below). The “Aggregate Closing Merger Consideration” means a number of shares of Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value (as defined below) divided by (b) $10.00. The “Aggregate Closing Merger Consideration Value” means (a) $539,220,000, plus (b) the sum of the exercise prices of all Lightning Systems Options (as defined below) outstanding immediately prior to the effective time of the Business Combination, minus (c) the amount by which the net debt of Lightning Systems at the Closing (as defined below) exceeds $15,000,000, minus (d) the amount by which the cash and cash equivalents of Lightning Systems at the Closing is less than $500,000. The “Company Fully Diluted Capital Stock” means the sum of (a) the aggregate number of shares of Lightning Systems Capital Stock that are issued and outstanding as of immediately prior to the effective time of the Business Combination (including shares issued upon the exercise or conversion of Lightning Systems Options (as defined below), and warrants and convertible notes of Lightning Systems, in each case prior to the effective time of the Business Combination, but excluding any shares to be cancelled pursuant to the terms of the Business Combination Agreement, and (b) the maximum number of shares of Lightning Systems Common Stock (as defined below) issuable upon full exercise, exchange or conversion of all Lightning Systems stock options outstanding as of the effective time of the Business Combination. In addition, at the effective time of the Business Combination, each outstanding option to purchase shares of Lightning Systems common stock, par value $0.00001 per share (“Lightning Systems Common Stock,” and each such option, a “Lightning Systems Option”), whether vested or unvested, will be assumed by GigCapital3 and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lightning Systems Common Stock subject to such Lightning Systems Option immediately prior to the effective time of the Business Combination and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Lightning Systems Option immediately prior to the effective time of the Business Combination divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of a Lightning Systems Option, following the effective time of the Business Combination, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Lightning Systems Option immediately prior to the effective time of the Business Combination. The “Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

The GigCapital3 Common Stock, units and warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “GIK”, “GIK.U” and “GIK.WS,” respectively. Upon Closing, we intend to apply to list the shares as consideration in the Business Combination on the NYSE under the symbol “ZEV”. Thereafter, our units (each comprised of one share of Common Stock, one right to receive one-tenth of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock), will cease to trade as an individual security and, instead, will be separated into their constituent securities, and the Common Stock and warrants will trade under the symbols “ZEV” and “ZEV.WS,” respectively. It is a condition of the consummation of the Business Combination described above that GigCapital3 receives confirmation from the NYSE that the securities have been conditionally approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that GigCapital3 will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of GigCapital3 with detailed information about the proposed business combination and other matters to be considered at the special meeting of GigCapital3. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                    , 2021, and is first being mailed to GigCapital3’s shareholders on or about                    , 2021.

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Dear GigCapital3, Inc. Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of the stockholders of GigCapital3, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which will be held on                , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement. Please note that you will only be able to access the Special Meeting by means of remote communication.

On December 10, 2020, the Company, Project Power Merger Sub, Inc. (“Merger Sub”), and Lightning Systems, Inc., a Delaware corporation (“Lightning Systems”), entered into a business combination agreement (and as it may be further amended from time to time, the “Business Combination Agreement”). If the Business Combination Agreement is adopted by Lightning Systems stockholders, and the Business Combination Agreement is approved by Company stockholders at the Special Meeting, Merger Sub will merge with and into Lightning Systems, with Lightning Systems surviving the merger. Upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will change its name to Lightning eMotors, Inc. As described in this proxy statement/prospectus, the Company’s stockholders are being asked to consider and vote upon, among other things, the Business Combination and the other proposals set forth herein.

Subject to the terms and conditions of the Business Combination Agreement, at the effective time of the Business Combination, each share of Lightning Systems capital stock, par value $0.00001 per share (collectively, “Lightning Systems Capital Stock”) issued and outstanding immediately prior to the effective time of the Business Combination (including shares of Lightning Systems Capital Stock resulting from the conversion or exercise of warrants, stock options and convertible notes prior to the effective time of the Business Combination) will be cancelled and converted into (i) the right to receive shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) equal to the Exchange Ratio (as defined below) (such amount, the “Per Share Merger Consideration”) and (ii) the contingent right to receive a portion of the Stockholder Earnout Shares (as defined below), calculated on a Pro Rata Basis (as defined below) together with all other shares of Lightning Systems Capital Stock held by the holder of such shares as of immediately prior to the effective time of the Business Combination, if, as and when payable in accordance with the provisions of the Business Combination Agreement. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined below) divided by (b) the Company Fully Diluted Capital Stock (as defined below). The “Aggregate Closing Merger Consideration” means a number of shares of Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value (as defined below) divided by (b) $10.00. The “Aggregate Closing Merger Consideration Value” means (a) $539,220,000, plus (b) the sum of the exercise prices of all Lightning Systems Options (as defined below) outstanding immediately prior to the effective time of the Business Combination, minus (c) the amount by which the net debt of Lightning Systems at the Closing (as defined below) exceeds $15,000,000, minus (d) the amount by which the cash and cash equivalents of Lightning Systems at the Closing is less than $500,000. The “Company Fully Diluted Capital Stock” means the sum of (a) the aggregate number of shares of Lightning Systems Capital Stock that are issued and outstanding as of immediately prior to the effective time of the Business Combination (including shares issued upon the exercise or conversion of Lightning Systems Options (as defined below), and warrants and convertible notes of Lightning

Systems, in each case prior to the effective time of the Business Combination, but excluding any shares to be cancelled pursuant to the terms of the Business Combination Agreement, and (b) the maximum number of shares of Lightning Systems Common Stock (as defined below) issuable upon full exercise, exchange or conversion of all Lightning Systems stock options outstanding as of the effective time of the Business Combination. In addition, at the effective time of the Business Combination, each outstanding option to purchase shares of Lightning Systems common stock, par value $0.00001 per share (“Lightning Systems Common Stock,” and each such option, a “Lightning Systems Option”), whether vested or unvested, will be assumed by GigCapital3 and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lightning Systems Common Stock subject to such Lightning Systems Option immediately prior to the effective time of the Business Combination and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Lightning Systems Option immediately prior to the effective time of the Business Combination divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of a Lightning Systems Option, following the effective time of the Business Combination, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Lightning Systems Option immediately prior to the effective time of the Business Combination. The “Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

The “Stockholder Earnout Shares” are up to an additional 16,463,096 shares of Common Stock that shall be issued to equity holders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration (such holders, the “Stockholder Earnout Group”), in three equal tranches if, during the period from the date of the Closing through and including the fifth anniversary of the date of the Closing, the dollar volume-weighted average price of Common Stock (as determined in accordance with the Business Combination Agreement) equals or exceeds $12.00, $14.00 and $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable for each of such three tranches, respectively. “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the aggregate Per Share Merger Consideration issued or issuable to such holder by (y) the sum of the aggregate Per Share Merger Consideration issued or issuable to the Stockholder Earnout Group, in each case, as of immediately following the Closing as determined in accordance with the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, the Company entered into a subscription agreement, dated as of December 10, 2020 (the “PIPE Subscription Agreement”), with BP Technology Ventures, Inc. (the “PIPE Investor”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investor, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000.

Also in connection with execution of the Business Combination Agreement, the Company entered into subscription agreements, each dated as of December 10, 2020 (the “Convertible Note Subscription Agreements”), with certain investors (collectively, the “Convertible Note Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, (a) convertible notes due in 2024 (“Convertible Notes”) for an aggregate purchase price of $100,000,000 and (b) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 (“Convertible Note Warrants”). The Convertible Notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50.

The Company and Lightning Systems cannot complete the Business Combination unless the Company’s stockholders approve the Business Combination, including the issuance of Common Stock to Lightning Systems equity holders as merger consideration and the issuance of shares of Common Stock to the PIPE Investors and the Convertible Notes and Convertible Note Warrants to the Convertible Note Investors, and certain of the other proposals contained herein. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the Business Combination Proposal, as described below, and the other matters described in this proxy statement/prospectus.

At the Special Meeting, Company stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the transactions contemplated thereby, including the Business Combination. In addition, you are being asked to consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange (the “NYSE”) listing rules, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of Common Stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants (the “NYSE Stock Issuance Proposal” or “Proposal No. 2”); a proposal to adopt (i) two separate proposals to approve and adopt amendments to the Company’s current amended and restated certificate of incorporation, as amended, to: (A) provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered terms of office and to make certain related changes (“Proposal No. 3”); and (B) (x) provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (“Proposal 4A”) and (y) to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation (“Proposal 4B”, which together with Proposal No. 3 and Proposal 4A are collectively referred to as the “Charter Amendment Proposals”); a proposal to approve the GigCapital3, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”) (the “Incentive Plan Proposal” or “Proposal No. 5”); a proposal to consider and vote upon a proposal to elect, effective at Closing Date, nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal” or “Proposal No. 6”); and a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal (the “Adjournment Proposal” or “Proposal No. 7”).

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to read carefully.

Our Common Stock, units and warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “GIK”, “GIK.U” and “GIK.WS,” respectively. Upon Closing, we intend to apply to list the shares as consideration in the Business Combination on the NYSE under the symbol “ZEV”. Thereafter, our units (each comprised of one share of Common Stock, one right to receive one-tenth of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock), will cease to trade as an individual security and, instead, will be separated into their constituent securities, and the Common Stock and warrants will trade under the symbols “ZEV” and “ZEV.WS,” respectively.

Pursuant to our certificate of incorporation, we are providing our stockholders that hold shares of Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable and amounts previously redeemed) of our IPO and such additional amounts as we may deposit into such trust account in connection with extensions of time for us to consummate the Business Combination. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses incurred by the Company and Lightning Systems in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our

Trust Account of approximately $202.0 million as of December 10, 2020, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our certificate of incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $202.0 million as of December 10, 2020.

The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of common stock.

Our initial stockholders prior to the IPO, GigAcquisitions3, LLC (sometimes referred to as the “Founder”), and those of our directors and officers who hold shares of Common Stock, together with Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, together with Oppenheimer and Nomura, the “Underwriters”)(such directors, officers, the Founder and the Underwriters, our “Initial Stockholders”) have agreed to vote their shares of Common Stock in favor of the Business Combination. Currently, our Initial Stockholders, officers and directors own approximately 22.8% of our issued and outstanding shares of Common Stock, including all of the Initial Stockholder Shares (as defined below). The Initial Stockholder Shares are subject to transfer restrictions. The 5,893,479 shares of Common Stock (the “Initial Stockholder Shares”) that are currently owned by our Initial Stockholders, of which 15,000 shares are held by our directors and officers, will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

We are providing you with the accompanying proxy statement and accompanying proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by the Company’s stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus, including the Annexes and the accompanying financials statements of the Company and of Lightning Systems, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 54 of the accompanying proxy statement.

After careful consideration, our Board has approved the Business Combination Agreement and the transactions contemplated therein, and recommends that our stockholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1 - Approval of the Business Combination - Interests of Certain Persons in the Business Combination” for additional information.

Approval of each of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting. Approval of the Charter Amendment Proposals require the affirmative vote of a majority of the outstanding shares of our Common Stock.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may still vote during the Special Meeting by visiting https://[•] with your 12-digit control number assigned by Continental Stock Transfer & Trust Company included on your proxy card or obtained from them via email. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of GigCapital3, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,

Dr. Avi S. Katz

Executive Chairman, Secretary, President and Chief Executive Officer

            , 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN

THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy/prospectus statement is dated            , 2021, and is expected to be first mailed to Company stockholders on or about            , 2021.

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF GIGCAPITAL3, INC.

TO BE HELD             , 2021

To the Stockholders of GigCapital3, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of GigCapital3, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which will be held on            , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business which you will be asked to consider and vote on:

1.

Proposal No. 1 - The Business Combination Proposal - To approve and adopt the Business Combination Agreement, dated as of December 10, 2020 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) by and among the Company, its wholly owned subsidiary, Project Power Merger Sub, Inc. (“Merger Sub”), and Lightning Systems, Inc. (“Lightning Systems”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby (the “Business Combination”), including the merger of Merger Sub with and into Lightning Systems, with Lightning Systems surviving the merger, and the issuance of Common Stock (as defined below) to Lightning Systems equity holders as merger consideration;

2.

Proposal No. 2 - The NYSE Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of Common Stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes (as defined below) and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants (as defined below);

3.

Proposal No. 3 - Classification of the Board of Directors Proposal - To provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

4.

Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal (Governance Proposal) - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

Proposal No. 4B - Authorization of Exclusive Forum Provision (Forum Proposal) - To authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

5.

Proposal No. 5 - Incentive Plan Proposal - To approve the GigCapital3, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan;

7.

Proposal No. 6 - The Election of Directors Proposal — To elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified; and

8.

Proposal No. 7 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Classification of the Board of Directors Proposal, the Governance Proposal. the Forum Proposal (together with the Classification of the Board of Directors Proposal and the Governance Proposal, the “Charter Amendment Proposals”), the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A and Annex B, copies of the Business Combination Agreement and a copy of the Second Amended and Restated Certificate of Incorporation. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and Lightning Systems.

The record date for the Special Meeting is February 2, 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://[•].

Pursuant to our certificate of incorporation, we are providing our stockholders that hold shares of Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable and amounts previously redeemed) of our IPO and such additional amounts as we may deposit into such trust account in connection with extensions of time for us to consummate the Business Combination. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses incurred by the Company and Lightning Systems in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our Trust Account of approximately $202.0 million as of December 10, 2020, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our certificate of incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $202.0 million as of December 10, 2020.

The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the

Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Common Stock.

Our initial stockholders prior to the IPO, GigAcquisitions3, LLC (sometimes referred to as the “Founder”), and those of our directors and officers who hold shares of Common Stock, together with Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, together with Oppenheimer and Nomura, the “Underwriters”)(such directors, officers, the Founder and the Underwriters, our “Initial Stockholders”) have agreed to vote their shares of common stock in favor of the Business Combination. Currently, our Initial Stockholders, officers and directors own approximately 22.8% of our issued and outstanding shares of Common Stock, including all of the Initial Stockholder Shares (as defined below). The Initial Stockholder Shares are subject to transfer restrictions. The 5,893,479 shares of Common Stock (the “Initial Stockholder Shares”) that are currently owned by our Initial Stockholders, of which 15,000 shares are held by our directors and officers, will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

In connection with the execution of the Business Combination Agreement, the Company entered into a subscription agreement, dated as of December 10, 2020 (the “PIPE Subscription Agreement”), with BP Technology Ventures, Inc. (the “PIPE Investor”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investor, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000.

Also in connection with execution of the Business Combination Agreement, the Company entered into subscription agreements, each dated as of December 10, 2020 (the “Convertible Note Subscription Agreements”), with certain investors (collectively, the “Convertible Note Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, (a) convertible notes due in 2024 (“Convertible Notes”) for an aggregate purchase price of $100,000,000 and (b) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 (“Convertible Note Warrants”). The Convertible Notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50.

The Company and Lightning Systems cannot complete the Business Combination unless the Company’s stockholders approve the Business Combination, including the issuance of Common Stock to Lightning Systems equity holders as merger consideration and the issuance of shares of to the PIPE Investors and the Convertible Notes and Convertible Note Warrants to the Convertible Note Investors, and certain of the other proposals contained herein. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the Business Combination Proposal, as described below, and the other matters described in this proxy statement/prospectus.

A majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote must be present in person via the virtual meeting platform or by proxy to constitute a quorum for the transaction of business at the Special Meeting. Approval of each of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting. Approval of the Charter Amendment Proposals require the affirmative vote of a majority of the outstanding shares of our Common Stock. The Board unanimously recommends that you vote “FOR” each of these proposals

By Order of the Board of Directors

Dr. Avi S. Katz

Executive Chairman, Secretary, President and Chief Executive Officer

Palo Alto, California

            , 2021

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	6
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	11
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	30
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	45
SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION OF LIGHTNING SYSTEMS	46
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	47
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	51
RISK FACTORS	54
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	106
COMPARATIVE SHARE INFORMATION	116
SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS	120
PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION	129
PROPOSAL NO. 2—THE NYSE STOCK ISSUANCE PROPOSAL	182
PROPOSAL NO. 3—CLASSIFICATION OF THE BOARD OF DIRECTORS PROPOSAL	185
PROPOSAL NO. 4A— APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE BUSINESS COMBINATION PROPOSAL	188
PROPOSAL NO. 4B – AUTHORIZATION OF EXCLUSIVE FORUM PROVISION PROPOSAL	201
PROPOSAL NO. 5—INCENTIVE PLAN PROPOSAL	204
PROPOSAL NO. 6—THE ELECTION OF DIRECTORS PROPOSAL	213
PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL	214
INFORMATION ABOUT THE COMPANY PRIOR TO THE BUSINESS COMBINATION	215
THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	233
EXECUTIVE COMPENSATION	238
INFORMATION ABOUT LIGHTNING SYSTEMS	246
LIGHTNING SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	261
MANAGEMENT AFTER THE BUSINESS COMBINATION	279
DESCRIPTION OF SECURITIES	290
BENEFICIAL OWNERSHIP OF SECURITIES	301
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	305
PRICE RANGE OF SECURITIES AND DIVIDENDS	308
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	309
ACCOUNTING TREATMENT	314
LEGAL MATTERS	314
EXPERTS	314
APPRAISAL RIGHTS	314
HOUSEHOLDING INFORMATION	316
TRANSFER AGENT AND REGISTRAR	316
SUBMISSION OF STOCKHOLDER PROPOSALS	316
WHERE YOU CAN FIND MORE INFORMATION	317

INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A—BUSINESS COMBINATION AGREEMENT
ANNEX B—SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ANNEX C—AMENDED AND RESTATED BYLAWS

i

ii

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

The Company is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

In connection with the Company’s IPO, we issued 20,000,000 units at a price of $10.00 per unit resulting in total gross proceeds of $200,000,000. Each unit consisted of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock.

•

There are currently 25,893,479 shares of Common Stock, par value $0.0001 per share, issued and outstanding, including 20,000,000 shares of Common Stock originally sold as units as part of the IPO, 5,893,479 Initial Stockholder Shares of Common Stock that were either initially issued or purchased as part of units prior to our IPO by our Initial Stockholders (of which 893,479 shares are private placement shares (as defined below)), and 15,000 shares of Common Stock issued to two of our directors and one of our officers (the “Insider Shares”). There are currently no shares of preferred stock issued and outstanding.

•

In addition, we have 14,999,996 public warrants to purchase common stock (originally sold as part of the units issued in our IPO) outstanding along with 670,108 private placement warrants issued to our Sponsor and Underwriters in private placements conducted concurrently with our IPO. Each whole warrant entitles its holder to purchase one share of our Common Stock at an exercise price of $11.50 per whole share, to be exercised only for a whole number of shares of our Common Stock. The warrants will become exercisable at the later to occur of May 18, 2021 or 30 days after the completion of the Business Combination, and they expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding public warrants at a price of  $0.01 per warrant, if the last reported sales price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we give notice of such redemption and provided certain other conditions are met.

•	For more information regarding our Common Stock and warrants, please see the section entitled “Description of Securities.”

•

Lightning Systems, which also does business as Lightning eMotors, is a leading electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, and Class 7 city buses. Lightning Systems is committed to eradicating commercial fleet emissions, the main cause of urban air pollution, by providing zero emission Class 3 to 7 Battery Electric Vehicles (“BEV”) and Fuel Cell Electric Vehicles (“FCEV”) and infrastructure solutions to commercial fleet customers. For more information about Lightning Systems, please see the sections entitled “Lightning Systems’ Business,” “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

•	Subject to the terms of the Business Combination Agreement and customary adjustments, at the Effective Time (as defined below) of the Business Combination, each share of Lightning Systems

Capital Stock (as defined below) issued and outstanding immediately prior to the Effective Time of the Business Combination (other than shares owned by Lightning Systems as treasury stock or dissenting shares) will convert into a number of shares of Company Common Stock as set forth in the Business Combination Agreement (the “Merger Consideration”).

•

The Company has agreed to pay Lightning Systems equity holders aggregate consideration consisting of up to 53,922,000 shares of Common Stock, including any shares issuable in respect of vested equity awards of Lightning Systems that are exercised prior to the Closing or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards. In addition, the Company may issue pursuant to the Business Combination Agreement up to an additional 16,463,096 shares of Common Stock to equity holders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration (such holders, the “Stockholder Earnout Group” and such shares, the “Stockholder Earnout Shares”).

•

The PIPE Investor (as defined below) has agreed to purchase 2,500,000 shares of Common Stock in the aggregate, for $25,000,000 of gross proceeds. In connection with the execution of the Business Combination Agreement, the Company entered into the PIPE Subscription Agreement (as defined below) with the PIPE Investor, pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investor, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000.

•

The Convertible Note Investors (as defined below) have agreed to purchase pursuant to the Convertible Note Subscription Agreements (as defined below) with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to the Closing, (a) the Convertible Notes (as defined below) for an aggregate purchase price of $100,000,000 and (b) the Convertible Note Warrants (as defined below) to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50. The Convertible Notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50.

•

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (other than the PIPE Investor and the Convertible Note Investors) will retain an ownership interest of approximately 24.3% in the post-combination company; (ii) the PIPE Investor will own approximately 3% of the post-combination company (such that public stockholders, including the PIPE Investor, will own approximately 27.3% of the post-combination company); (iii) our Initial Stockholders (including our Sponsor) will own approximately 7.2% of the post-combination company; and (iv) the former Lightning Systems equity holders will own approximately 65.5% of the post-combination company, not including any Stockholder Earnout Shares or the shares of Common Stock that will be issuable upon conversion of the Convertible Notes or the exercise of any warrants, including the Convertible Note Warrants. At the Effective Time (as defined below), each outstanding Lightning Systems Option (as defined below), whether vested or unvested, will be assumed by the Company and converted into an option to purchase a number of shares of the Company’s Common Stock in accordance with the terms of the Business Combination Agreement.

•

The ownership percentage with respect to the post-combination company following the Business Combination does not take into account (i) warrants to purchase Company Common Stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of Stockholder Earnout Shares to the Stockholder Earnout Group should the earnout conditions in the Business Combination Agreement be satisfied, (iii) conversion of any of the Convertible Notes or (iv) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For more information, please see the sections entitled

“Summary of the Proxy Statement/Prospectus - Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” “Proposal No. 5 - Approval of the Incentive Plan”.

•

Our management and Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•

Pursuant to our amended and restated certificate of incorporation, in connection with the Business Combination, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our certificate of incorporation. As of December 10, 2020, this would have amounted to approximately $10.10 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

•

In addition to voting on the proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereunder, including the Business Combination, at the Special Meeting, the stockholders of the Company will be asked to vote on:

•

Proposal No. 2 - The NYSE Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of Common Stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes (as defined below) and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants (as defined below);

•

Proposal No. 3 - Classification of the Board of Directors Proposal - To adopt the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

•

Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal (Governance Proposal) - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

•	Proposal 4B - Authorization of Exclusive Forum Provision (Forum Proposal) - To authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

•	Proposal No. 5 - Incentive Plan Proposal - To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

•

Proposal No. 6 —Election of Directors Proposal — to consider and vote upon a proposal to elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified; and

•	Proposal No. 7 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

•

Please see the sections entitled “Proposal No. 1 — Approval of the Business Combination,” “Proposal No. 2 — The NYSE Stock Issuance Proposal,” “Proposal No. 3 - Classification of the Board of Directors Proposal,” “Proposal No. 4A — Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal,” “Proposal 4B — Authorization of Exclusive Forum Provision,” “Proposal No. 5 — Approval of the Incentive Plan,” “Proposal No. 6 — The Election of Directors Proposal,” and “Proposal No. 7 — The Adjournment Proposal.” Proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal.

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by the Company or Lightning Systems in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Business Combination Agreement - Termination.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Initial Stockholder Shares in connection with a stockholder vote to approve the Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will continue as board members of the post-combination company, and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the 5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GigCapital3” refer to GigCapital3, Inc., a Delaware corporation, and the term “post-combination company” refers to the Company following the consummation of the Business Combination.

In this proxy statement/prospectus:

“Amended and Restated Warrant Agreement” means the amendment and restatement of the Company’s existing Warrant Agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), to be entered into in connection with the Closing between the Company and the Warrant Agent, in substantially the form attached as an exhibit to the Convertible Note Subscription Agreements, to enable the issuance of the Convertible Note Warrants.

“applicable deadline” means November 18, 2021.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Merger of Merger Sub with and into Lightning Systems, with Lightning Systems continuing as the surviving company and the Company changing its name to Lightning eMotors, Inc.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December 10, 2020, by and among Company, Merger Sub and Lightning Systems.

“Bylaws” means our Bylaws, dated as of February 25, 2020.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company” means GigCapital3, Inc., a Delaware corporation.

“Company Sale” means the occurrence of any of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Convertible Note Investment” means the private placement pursuant to which the Convertible Note Investors have subscribed for the Convertible Notes for an aggregate purchase price of $100,000,000 and the Convertible Note Warrants.

“Convertible Note Investors” means certain institutional investors that will invest in the Convertible Note Investment.

“Convertible Note Shares” means the 8,695,652 shares of Common Stock to be issued upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements and the Indenture.

“Convertible Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on December 10, 2020, between the Company and certain investors, pursuant to which such Convertible Note Investors have agreed to purchase an aggregate of $100,000,000 in the Convertible Note Investment, and substantially in the form attached hereto as Annex G.

“Convertible Notes” means the 7.50% Convertible Senior Notes due 2024 and that are convertible into Convertible Note Shares at a conversion price of $11.50 per share.

“Convertible Note Warrants” means the warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 being issued pursuant to the terms of the Convertible Note Subscription Agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLA” means DLA Piper LLP (US), counsel to the Company.

“Earnout Conditions” means the condition in the Business Combination Agreement specifying that Lightning Systems equity holders will receive in the aggregate, up to an additional 16,463,096 shares of Common Stock as the Stockholder Earnout Shares in three equal tranches if, during the period from the Closing Date through and including the fifth anniversary of the date of the Closing, the dollar volume-weighted average price of Common Stock (as determined in accordance with the Business Combination Agreement) equals or exceeds $12.00, $14.00 and $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable for each of such three tranches, respectively.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” means the fund holding our Common Stock and maintained by that bank or trust company that shall be designated by the Company and is reasonably satisfactory to Lightning Systems (the “Exchange Agent”), for the benefit of the holders of Lightning Systems Capital Stock, for exchange of such Lightning Systems Capital Stock into the number of shares of our Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to the Business Combination Agreement, and also the Stockholder Earnout Consideration to the Stockholder Earnout Group.

“Founder” means the Sponsor.

“GAAP” means generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the GigCapital3, Inc. 2021 Equity Incentive Plan.

“Indenture” means the indenture to be entered into in connection with the Closing between New Lightning eMotors and Wilmington Trust, National Association, a national banking association, (the “Indenture Trustee”) in its capacity as trustee thereunder, in substantially the form attached as an exhibit to the Convertible Note Subscription Agreements.

“Insider Shares” means the shares of Common Stock issued to certain of two of our directors and our Chief Financial Officer.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on May 18, 2020, through the sale of 20,000,000 units at $11.50 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“King & Spalding” means King & Spalding LLP, counsel to Lightning Systems.

“Lightning Systems” means Lightning Systems, Inc., a Delaware corporate and its subsidiaries.

“Lightning Systems Capital Stock” means the shares of Lightning Systems capital stock, par value $0.00001 per share (including shares of Lightning Systems Capital Stock resulting from the conversion or exercise of warrants, stock options and convertible notes).

“Lightning Systems Common Stock” means the shares of Lightning Systems common stock, par value $0.00001 per share.

“Lightning Systems equity holder” means each holder of Lightning Systems Capital Stock or a vested equity award.

“Lightning Systems Options” means the outstanding options to purchase shares of Lightning Systems Common Stock.

“MacKenzie” means MacKenzie Partners, Inc., proxy solicitor to the Company.

“Merger” means that merger whereby Merger Sub will merge with and into Lightning Systems, with Lightning Systems surviving the merger as a wholly owned subsidiary of the Company.

“Merger Sub” means Project Power Merger Sub Inc.

“New Lightning eMotors” means the Company immediately following the consummation of the Business Combination and approval of the proposed Second Amended and Restated Certificate of Incorporation.

“New Lightning eMotors Board” means New Lightning eMotors’ board of directors following the consummation of the Business Combination and the election of directors pursuant to Proposal No. 6 — The Election of Directors Proposal.

“New Lightning eMotors Common Stock” means, following the consummation of the Business Combination and approval of the proposed Second Amended and Restated Certificate of Incorporation, New Lightning eMotors common stock, par value $0.0001 per share, as authorized under the proposed Second Amended and Restated Certificate of Incorporation.

“NYSE” means the New York Stock Exchange.

“PIPE Investment” means the private placement pursuant to which the PIPE Investor has subscribed for 2,500,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $25,000,000.

“PIPE Investor” means BP Technology Ventures, Inc.

“PIPE Shares” means the 2,500,000 shares of Common Stock to be issued in the PIPE Investment.

“PIPE Subscription Agreement” means, that certain subscription agreement entered into on December 10, 2020, between the Company and BP Technology Ventures, Inc., pursuant to which the PIPE Investor has agreed to purchase an aggregate of 2,500,000 shares of Common Stock in the PIPE Investment, and substantially in the form attached hereto as Annex F.

“private placement shares” mean the shares of our Common Stock included in the private placement units issued to our Initial Stockholders in a private placement that closed prior to the IPO.

“private placement units” mean the units, consisting of one share of Company Common Stock and three-fourths of one warrant to purchase one share of Company Common Stock, issued to our Initial Stockholders in a private placement that closed in connection with the IPO.

“private placement warrants” means the warrants included in the private placement units issued to our Initial Stockholders in a private placement that closed in connection with the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“public shares” means shares of Common Stock included in the public units issued in our IPO.

“public stockholders” means holders of public shares, including our Initial Stockholders to the extent our Initial Stockholders hold public shares, provided, that our Initial Stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public units” means one unit, consisting of one public share of Company Common Stock and three-fourths of one warrant to purchase one share of Company Common Stock, issued in our IPO.

“public warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Registration Rights and Lock-up Agreement” means that certain Registration Rights and Lock-up Agreement to be entered into by and between the Company and certain stockholders of Lightning Systems at the Closing.

“Requisite Approval” means the affirmative vote of the holders of at least a (i) majority of the outstanding shares of the Lightning Systems Capital Stock, voting together as a single class on an as-converted to Lightning Systems Common Stock basis and (ii) seventy percent (70%) of the outstanding shares of Lightning Systems Series B Preferred Stock and Lightning Systems Series C Preferred Stock, voting together as a single class on an as-converted to Lightning Systems Common Stock basis.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the proposed Second Amended and Restated Certificate of Incorporation of the Company, a form of which is attached hereto as Annex B, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Amendment Proposals, assuming the consummation of the Business Combination.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus.

“Sponsor” means GigAcquisitions3, LLC, a Delaware limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO and a portion of the proceeds from the sale of the private placement warrants.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Underwriters” means Nomura Securities International, Inc., Oppenheimer & Co. Inc. and Odeon Capital Group LLC.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the Company at such time.

“warrants” means the private placement warrants, the public warrants and the Convertible Note Warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on            , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company.

Q: Why am I receiving this proxy statement/prospectus?

A: You are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination and transactions contemplated thereby, among other proposals. We have entered into the Business Combination Agreement, pursuant to which the Company’s wholly owned subsidiary, Merger Sub, will merge with and into Lightning Systems, with Lightning Systems surviving the Merger. Subject to the terms of the Business Combination Agreement and customary adjustments, at the Effective Time of the Business Combination, each share of Lightning Systems Capital Stock issued and outstanding immediately prior to the Effective Time of the Business Combination (other than shares owned by Lightning Systems as treasury stock or dissenting shares) will convert into a number of shares of Company Common Stock as set forth in the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

In addition to the Business Combination, there are related matters that we are asking you to approve. This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on            , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the Special Meeting by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Q: How can I attend and vote at the Special Meeting?

A: Any stockholder wishing to attend the virtual meeting should register for the meeting by              , 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Special Meeting, go to https://[•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?

A: You are being asked to approve the following proposals:

1. Proposal No. 1 - The Business Combination Proposal - To approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Merger of Merger Sub with and into Lightning Systems, with Lightning Systems surviving the Merger, and the issuance of Common Stock to Lightning Systems equity holders as Merger Consideration and Stockholder Earnout Shares to the Stockholder Earnout Group;

2. Proposal No. 2 - The NYSE Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of Common Stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants;

3. Proposal No. 3 - Classification of the Board of Directors Proposal - To adopt the classification of the New Lightning eMotors Board into three classes of directors with staggered terms of office and to make certain related changes;

4. Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal (Governance Proposal) - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of New Lightning eMotors;

Proposal No. 4B - Authorization of Exclusive Forum Provision (Forum Proposal) - To authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

5. Proposal No. 5 - Incentive Plan Proposal - To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

6. Proposal No. 6 - Election of Directors Proposal - To elect the directors comprising the New Lightning eMotors Board; and

7. Proposal No. 7 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

Q: Are the proposals conditioned on one another?

A: Yes. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal. Therefore, approval of the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are conditioned upon stockholders’ approval of the Business Combination Proposal. Moreover, the transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting.

It is important for you to note that in the event that the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Our current deadline to consummate the Business Combination is November 18, 2021.

Q: Why are we providing stockholders with the opportunity to vote on the Business Combination?

A: Under our current amended and restated certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote, rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Business Combination Agreement is required under Delaware law and the approval of the Business Combination is required under our current amended and restated certificate of incorporation. In addition, such approval is also a condition to the Closing under the Business Combination Agreement.

Q: What revenues and profits/losses has Lightning Systems generated in the last two years?

A: For the years ended December 31, 2018 and 2019, Lightning Systems had revenue of $1.0 million and $3.2 million, respectively, and net loss of $6.6 million and $9.7 million, respectively. For the nine months ended September 30, 2020, Lightning Systems had revenue of $5.4 million and net loss of $24.3 million. For additional information, please see the sections entitled “Selected Consolidated Historical Financial and Other Information of Lightning Systems” and “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q: How will Lightning Systems be acquired in the Business Combination?

A: Pursuant to the Business Combination Agreement, Lightning Systems will become a wholly owned subsidiary of the Company as a result of the Company’s wholly owned subsidiary, Merger Sub, Merger with and into Lightning Systems, with Lightning Systems surviving the Merger.

Q: Following the Business Combination, will our securities continue to trade on a stock exchange?

A: Yes. We intend to apply to continue the listing of our Common Stock and warrants on the NYSE under the symbols “ZEV” and “ZEV.WS”, respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q: What has been the trading price of our Common Stock following the announcement of the Business Combination?

A: On December 9, 2020, the trading date immediately prior to the public announcement of the Business Combination, our Common Stock, public warrants and public units closed at $12.55, $2.68 and $14.60, respectively. On            , 2021, the trading date immediately prior to the date of this proxy statement/prospectus, our Common Stock, public warrants and public units closed at $                , $                and $    , respectively.

Q: How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A: After the Business Combination and the consummation of the transactions contemplated thereby, including the PIPE Investment and the Convertible Note Investment, the amount of Common Stock outstanding will increase by approximately 318% to approximately 82.3 million shares of Common Stock (assuming that no shares of Common Stock are redeemed and all Lightning Systems Options are exercised and converted into Common Stock). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of shares of Common Stock upon exercise or settlement of the public warrants, private placement warrants, Convertible Note Warrants, conversion of the Convertible Notes and issuance of the Stockholder Earnout Shares, as well as future exercise of options issued in the future. The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well.

Q: Is the Business Combination the first step in a “going private” transaction?

A: No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Lightning Systems to access the U.S. public markets.

Q: Did the Company’s Board of Directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. The Company’s Board of Directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of the Company’s Board of Directors in valuing Lightning Systems and assuming the risk that the Company’s Board of Directors may not have properly valued the business. However, the Company’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, the Company’s Board of Directors conducted significant due diligence on Lightning Systems and also engaged in lengthy negotiations with PIPE Investor and the Convertible Note

Investors regarding those investments and the valuation of Lightning Systems. Based on the foregoing, the Company’s Board of Directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of the Company’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Lightning Systems’ fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that the Company’s Board of Directors was correct in its assessment of the Business Combination.

Q: Will the management and board of directors of Lightning Systems change in the Business Combination?

A: We anticipate that all of the executive officers of Lightning Systems will remain with New Lightning eMotors. Upon completion of the Business Combination, Robert Fenwick-Smith and Dr. Avi Katz will become the co-Chairman of the New Lightning eMotors Board; our current directors will resign from our Board (other than Neil Miotto and Drs. Avi Katz and Raluca Dinu) and Timothy Reeser, Thaddeus Senko, Meghan Sharp and two other individuals to be nominated in writing unanimously by the foregoing, who are qualified as independent directors under NYSE rules, will comprise the New Lightning eMotors Board.

Q: What equity stake will current stockholders of the Company, PIPE Investor and the Lightning Systems equity holders hold in New Lightning eMotors after the Closing?

A: It is anticipated that, upon completion of the Business Combination, assuming no redemptions: (i) the Company’s public stockholders (other than the PIPE Investor and the Convertible Note Investors) will retain an ownership interest of approximately 24.3% in New Lightning eMotors; (ii) the PIPE Investor will own approximately 3% of New Lightning eMotors (such that public stockholders, including PIPE Investor, will own approximately 27.3% of New Lightning eMotors); (iii) our Initial Stockholders (including our Sponsor) will own approximately 7.2% of New Lightning eMotors; and (iv) the former Lightning Systems equity holders will own approximately 65.5% of New Lightning eMotors, not including any Stockholder Earnout Shares or the shares of Common Stock that will be issuable upon conversion of the Convertible Notes or the exercise of any warrants, including the Convertible Note Warrants.

The ownership percentage with respect to New Lightning eMotors following the Business Combination does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of Stockholder Earnout Shares to the Stockholder Earnout Group should the earnout conditions in the Business Combination Agreement be satisfied, (iii) conversion of any of the Convertible Notes or (iv) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New Lightning eMotors will be different. For more information, please see the sections entitled “Summary of the Proxy Statement - Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 5 - Approval of the Incentive Plan”.

Q: Will we obtain new financing in connection with the Business Combination?

A: Yes. The PIPE Investor has agreed to purchase 2,500,000 shares of Common Stock in the aggregate, for $25,000,000 of gross proceeds, pursuant to the PIPE Subscription Agreement. The PIPE Subscription Agreement is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the Closing. See “Proposal No. 1 - Approval of the Business Combination - Related Agreements - PIPE Subscription Agreement.”

Additionally, the Convertible Note Investors have agreed to purchase an aggregate of $100,000,000 of gross proceeds, pursuant to the Convertible Note Subscription Agreements. The Convertible Note Subscription Agreements are contingent upon, among other things, stockholder approval of the Business Combination Proposal and the Closing. See “Proposal No. 1 - Approval of the Business Combination - Related Agreements - Convertible Note Subscription Agreements.”

Q: What conditions must be satisfied to complete the Business Combination?

A: There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of the Company of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement.”

Q: Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account and from the PIPE Investment and the Convertible Note Investment, to fund the aggregate purchase price?

A: Unless waived by Lightning Systems, the Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement, will be no less than an aggregate amount of $150,000,000. The PIPE Investor has agreed to purchase approximately 2,500,000 shares of Common Stock at $10.00 per share for gross proceeds to the Company of approximately $25,000,000 pursuant to PIPE Subscription Agreement entered into at the signing of the Business Combination Agreement. Additionally, the Convertible Note Investors have agreed to purchase an aggregate amount of gross proceeds of $100,000,000 pursuant to the Convertible Note Subscription Agreements entered into at the signing of the Business Combination Agreement. Each of the PIPE Investment and the Convertible Note Investment is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the Closing. In addition, the Convertible Note Investment is also contingent upon there being, in addition to the aggregate amount of $150,000,000 in total funding available from any source, at least $50,000,000 of such funding being from funds remaining in the Trust Account on the Closing after taking into account redemptions by the Company’s public stockholders (if any).

The Company will use the proceeds of the PIPE Investment and the Convertible Note Investment, together with the funds in the Trust Account, to: (i) pay Company stockholders who properly exercise their redemption rights; and (ii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreement in connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, and pursuant to the terms of the Business Combination Agreement.

Q: Why is the Company proposing the NYSE Stock Issuance Proposal?

A: We are proposing the NYSE Stock Issuance Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Business Combination, we expect to issue (i) up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, including the Stockholder Earnout Shares, (ii) 2,500,000 shares of Common Stock to the PIPE Investor, (iii) 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and (iv) 8,695,652 shares of our Common Stock upon exercise of the Convertible Note

Warrants. Because we may issue 20% or more of our outstanding Common Stock when considering together the Common Stock Consideration, the PIPE Investment and the Convertible Note Investment, we are required to obtain stockholder approval of such issuance pursuant to NYSE Listing Rule 312.03(c). For more information, please see the section entitled “Proposal No. 2 - The NYSE Stock Issuance Proposal.”

Q: Why is the Company proposing the Charter Amendment Proposals?

A: The proposed Second Amended and Restated Certificate of Incorporation that we are asking our stockholders to approve in connection with the Business Combination provides for: (i) the classification of the New Lightning eMotors Board into three separate classes; and (ii) certain additional changes, including changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of New Lightning eMotors. Pursuant to Delaware law and the Business Combination Agreement, we are required to submit the Charter Amendment Proposals to the Company’s stockholders for approval. For additional information please see the sections entitled “Proposal No. 3 - Classification of the Board of Directors Proposal,” “Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal” and “Proposal No. 4B - Authorization of Exclusive Forum Provision.”

Q: Why is the Company proposing the Incentive Plan Proposal?

A: The purpose of the Incentive Plan Proposal is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 5 - Approval of the Incentive Plan” for additional information.

Q: Why is the Company proposing the Election of Directors Proposal?

A: The purpose of the Election of Directors proposal is to elect the directors comprising the board of directors of New Lightning eMotors after the Closing Date of the Business Combination. For more information, please see the section entitled “Proposal No. 6 - The Election of Directors Proposal”.

Q: Why is the Company proposing the Adjournment Proposal?

A: We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal, but no other proposal if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved. Please see the section entitled “Proposal No. 7 - The Adjournment Proposal” for additional information.

Q: What happens if you sell your shares of Common Stock before the Special Meeting?

A: The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Common Stock because you will no longer be able to deliver them two business days prior to the Special Meeting. If you transfer your shares of Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q: What constitutes a quorum at the Special Meeting?

A: A majority of the voting power of all outstanding shares of the capital stock of the Company entitled to vote must be present in person or by proxy (which would include presence at the virtual Special Meeting) to constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own approximately 22.8% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 12,946,741 shares of our Common Stock would be required to achieve a quorum.

Q: What vote is required to approve the proposals presented at the Special Meeting?

A:

Proposal No. 1 - The Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the Business Combination Proposal.

Proposal No. 2 - The NYSE Stock Issuance Proposal: The approval of the NYSE Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE Stock Issuance Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 3 - Classification of the Board of Directors Proposal: The approval of the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 3. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal (Governance Proposal): The approval of the additional changes to the Charter requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 4A.

Proposal No. 4B - Authorization of Exclusive Forum Provision (Forum Proposal) - To authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 4B.

Proposal No. 5 - The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote by proxy, as well as an abstention and broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 6 – The Election of Directors Proposal: The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote by proxy, as well as an abstention and broker non-vote, will have no effect on the Election of Directors Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 7 - The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q: What happens if the Business Combination Proposal is not approved?

A: If the Business Combination Proposal is not approved and we do not consummate a business combination by November 18, 2021, we will be required to dissolve and liquidate our Trust Account, unless we amend our current amended and restated certificate of incorporation to extend the time we have to consummate a business combination. Our current deadline to consummate the Business Combination is November 18, 2021.

Q: May the Company, Initial Stockholders or the Company’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A: In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such selling stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q: How many votes do you have at the Special Meeting?

A: Each stockholder is entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record by such stockholder as of February 2, 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 25,893,479 outstanding shares of our Common Stock.

Q: How will our Initial Stockholders, directors and officers vote?

A: Prior to our IPO, we entered into agreements with our Initial Stockholders and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Initial Stockholders, directors or officers has purchased any shares of our Common Stock during or after our IPO and, as of the date of this proxy statement/prospectus, neither we nor our Initial Stockholders, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own approximately 22.8% of our issued and outstanding shares of Common Stock, including all of the Initial Stockholder Shares, and will be able to vote all such shares at the Special Meeting.

Q: How do I vote?

A: If you were a stockholder of record on             , 2021, you may vote by granting a proxy. Specifically, you may vote:

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By Mail - You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Votes submitted by mail must be received by 5:00 p.m. Eastern time on             , 2021.

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You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

○	We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting.

○	If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

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Voting at the Special Meeting - We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://[•], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting.

If you hold your shares in street name, you must submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Q: What will happen if I abstain from voting or fail to vote at the Special Meeting?

A: At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q: If I am not going to attend the Special Meeting, should I return my proxy card instead?

A: Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully. If you are a stockholder of record of our Common Stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner of our Common Stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q: What is the difference between a stockholder of record and a “street name” holder?

A: If your shares are registered directly in your name with the Company’s Transfer Agent, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: How will a broker non-vote impact the results of each proposal?

A: Broker non-votes will count as a vote “AGAINST” the Charter Amendment Proposals but will not have any effect on the outcome of any other proposals.

Q: May I change my vote after I have returned my signed proxy card or voting instruction form?

A: Yes. If you are a holder of record of our Common Stock as of the close of business on the record date, whether you vote by mail, you can change or revoke your proxy before it is voted at the Special Meeting by:

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delivering a signed written notice of revocation to our Secretary at GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending and voting at the Special Meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our Common Stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: What interests do our Initial Stockholders and our current officers and directors have in the Business Combination?

A: Our Initial Stockholders and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include but are not limited to:

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the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by November 18, 2021;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold (other than any public shares, in the case of Cowen Investments) if we fail to complete an initial business combination by November 18, 2021;

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if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

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the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will join as members of the New Lightning eMotors Board and each shall be entitled to receive compensation for serving on such board of directors; and

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the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the

5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination. See the sections entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination” and “Information about the Company Prior to the Business Combination—Conflicts of Interest” for a complete description of such interests.

Q: What happens if you vote against the Business Combination Proposal?

A: If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the NYSE Stock Issuance Proposal and the Charter Amendment Proposals and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until the applicable deadline. If we fail to complete an initial business combination by the applicable deadline, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q: Do you have Redemption Rights?

A: Pursuant to our current amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Common Stock for cash equal to the pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds of our IPO (including interest not previously released to the Company to pay franchise and income taxes), subject to certain limitations. For illustrative purposes, based on the balance of the Trust Account of $202.0 million as of December 10, 2020, the estimated per share redemption price would have been approximately $10.10. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE Investment and Convertible Note Investment equal or exceed $150.0 million.

Our Initial Stockholders have agreed to waive their redemption rights with respect to such shares, which will be excluded from the pro rata calculation used to determine the per-share redemption price. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Common Stock.

Q: If you are a Company public warrant holder, can you exercise Redemption Rights with respect to your public warrants?

A: No. The holders of our public warrants have no Redemption Rights with respect to such public warrants.

Q: Can the Initial Stockholders redeem their Initial Stockholder Shares or Insider Shares in connection with consummation of the Business Combination?

A: No. Our Initial Stockholders, officers and directors have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of our Business Combination. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

Q: Is there a limit on the number of shares you may redeem?

A: We have no specified maximum redemption threshold under our current amended and restated certificate of incorporation. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).

Q: Is there a limit on the total number of shares that may be redeemed?

A: Yes. Our current amended and restated certificate of incorporation provides that we may not redeem our public shares in an amount that would result in the Company’s failure to have net tangible assets in excess of

$5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. Other than this limitation, our current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that the obligation of Lightning Systems to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the PIPE Investment and Convertible Note Investment equaling or exceeding $150.0 million. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement and the Convertible Note Subscription Agreements exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Based on the amount of approximately $202.0 million in our Trust Account as of December 10, 2020, and taking into account the anticipated gross proceeds of approximately $25.0 million from the PIPE Investment and approximately $100.0 million from the Convertible Note Investment, approximately 15.0 million shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement and the Convertible Note Subscription Agreements. We refer to this as the maximum redemption scenario.

Q: Will how you vote affect your ability to exercise Redemption Rights?

A: No. You may exercise your redemption rights whether you vote your shares of Common Stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NYSE.

Q: How do you exercise your Redemption Rights?

A: In order to exercise your redemption rights, you must (i)(a) hold public shares or (b) hold public shares through units and elect to separate your unites into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to 5:00 p.m. Eastern time on            , 2021 (two business days before the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company

1 State Street - 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT’ acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or “group” (as defined in Section 13d-3 of the Exchange Act) will not be redeemed for cash.

Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name”, are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise Redemption Rights to tender their shares, as the need to deliver shares is a requirement to exercising Redemption Rights, regardless of the timing of when such delivery must be effectuated.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

Q: What are the U.S. federal income tax consequences of exercising your Redemption Rights?

A: The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section entitled “Proposal No. 1 - Approval of the Business Combination - Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q: Do you have appraisal rights if you object to the Business Combination?

A: No. Appraisal rights are not available to holders of our Common Stock in connection with the Business Combination.

Q: What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A: The funds held in the Trust Account (together with the proceeds from the PIPE Investment and the Convertible Note Investment) will be used to: (i) pay Company stockholders who properly exercise their redemption rights; and (ii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreement in connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, and pursuant to the terms of the Business Combination Agreement.

Q: What happens if the Business Combination is not consummated?

A: There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until the applicable deadline. If we fail to complete an initial business combination by the applicable deadline, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors - Risks Related to the Company and the Business Combination.”

Holders of our Initial Stockholder Shares have waived any right to any liquidation distribution with respect to such shares and the underwriters of our IPO agreed to waive their rights to the business combination marketing fee held in the Trust Account in the event we do not complete our initial business combination within the required period. In addition, if we fail to complete a business combination by the applicable deadline, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q: When is the Business Combination expected to be completed?

A: The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination.” The closing is expected to occur in the first half of 2021. The Business Combination Agreement may be terminated by the Company or Lightning Systems if the Closing has not occurred by November 18, 2021.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination.”

Q: What do you need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: Who can vote at the special meeting?

A: Only holders of record of the Company’s Common Stock, including those shares held as a constituent part of our units, at the close of business on February 2, 2021 are entitled to have their vote counted at the special meeting and any adjournments or postponements thereof. On this record date, 25,893,479 shares of Common Stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares or units were registered directly in your name with the Company’s Transfer Agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares or units were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/ prospectus are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A: We will pay the cost of soliciting proxies for the Special Meeting. We have engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay MacKenzie a fee of $9,000, plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

c/o GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Secretary

Telephone: (650) 276-7040

You may also contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street-30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company and Lightning Systems, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 317 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by the Company’s public stockholders; (ii) no inclusion of any shares of Common Stock issuable upon the exercise of the Company’s warrants or any shares to be issued pursuant to the Incentive Plan at or following the Closing; (iii) an equity raise of approximately $25,000,000 of gross proceeds from the PIPE Investment of 2,500,000 shares of Common Stock at $10.00 per share; (iv) no conversion of the Convertible Notes issued pursuant to the convertible debt raise of approximately $100,000,000 of gross proceeds from the Convertible Investment and (v) no issuance of the Stockholder Earnout Shares to Lightning Systems equity holders upon satisfaction of the Earnout Conditions.

Parties to the Business Combination

The Company

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated on February 3, 2020, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The public units began trading on the NYSE under the symbol “GIK.U” on May 14, 2020. On June 29, 2020, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units as of July 2, 2020. On July 2, 2020, the Company’s shares of Common Stock and warrants began trading on the NYSE under the symbols “GIK” and “GIK.WS,” respectively. We intend to apply to continue the listing of our publicly traded Common Stock and warrants on NYSE under the symbols “ZEV” and “ZEV.WS” respectively, upon the Closing.

The mailing address of the Company’s principal executive office is c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303.

Merger Sub

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of the Company, formed by the Company in December 2020 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into Lightning Systems, with Lightning Systems continuing as the surviving corporation (the “Surviving Corporation”).

The mailing address of Merger Sub’s principal executive office is 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303.

Lightning Systems

Lightning Systems, which also does business as Lightning eMotors, is a leading electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, and Class 7 city buses, which we believe represents a significant total addressable market of approximately $67 billion. Lightning Systems is committed to eradicating commercial fleet emissions, the main cause of urban air pollution, by providing zero emission Class 3 to 7 BEVs and FCEVs and infrastructure solutions to commercial fleet customers. As of the date of this proxy statement/prospectus, Lightning Systems is the market leader in the Class 3 to Class 6 EV segment, with 71 units sold in 2020 representing approximately 36% of the total market in 2020. Lightning Systems delivered 30 Class 3 vehicles in 2020, constituting approximately 75% market share among Class 3 EVs. We believe that Lightning Systems is the only company in the United States that has delivered fully functional Class 3 to 7 EVs to the end customer that are in use today, with 97 units delivered by us since 2019.

For more information about Lightning Systems, please see the sections entitled “Information About Lightning Systems,” “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

Emerging Growth Company

The Company is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. GigCapital3 has elected to take advantage of such extended transition period.

The Company will remain an emerging growth company until the earlier of (1) December 31, 2025 (the last day of the fiscal year following the fifth anniversary of the consummation of the Company’s initial public offering), (2) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which the Company has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The Business Combination Proposal

On December 10, 2020, the Company and Merger Sub entered into the Business Combination Agreement with Lightning Systems. If the Business Combination Agreement is adopted by Lightning Systems stockholders and the Business Combination Agreement is approved by Company stockholders at the Special Meeting, Merger Sub will merge with and into Lightning Systems, with Lightning Systems surviving the Merger. For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “Proposal No. 1 - Approval of the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Business Combination Consideration to the Lightning Systems Stockholders

Subject to and in accordance with the terms of the Business Combination Agreement and customary adjustments, at the Effective Time of the Business Combination, each share of Lightning Systems Capital Stock issued and outstanding immediately prior to the Effective Time of the Business Combination (other than shares owned by Lightning Systems as treasury stock and Dissenting Shares (as defined in the Business Combination Agreement)) will (i) convert into that number of shares of Company Common Stock that constitutes the Merger Consideration, which aggregate amount, including any shares issuable in respect of vested equity awards of

Lightning Systems that are exercised prior to the Closing or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards, plus (2) up to an additional 16,463,096 shares of Company Common Stock as Stockholder Earnout Shares to equity holders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration shares of Company Common Stock earned due to the satisfaction of the Earnout Conditions pursuant to the terms of the Business Combination Agreement. At the Effective Time, each outstanding Lightning Systems Option (as defined below), whether vested or unvested, will be assumed by the Company and converted into an option to purchase a number of shares of the Company’s Common Stock in accordance with the terms of the Business Combination Agreement.

Related Agreements

This section describes the material provisions of the Related Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The PIPE Subscription Agreement is attached hereto as Annex F. The Convertible Note Subscription Agreement is attached hereto as Annex G. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Stockholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement on December 10, 2020, the Company and certain stockholders of Lightning Systems entered into a stockholder support agreement (the “Stockholder Support Agreement”) pursuant to which such Lightning Systems stockholders agreed to vote all of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock in favor of the approval and adoption of the Business Combination and the Business Combination Agreement. Additionally, such Lightning Systems stockholders agreed not to (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock (or enter into any arrangement with respect thereto), subject to certain exceptions, or (b) deposit any of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock into a voting trust or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement on December 10, 2020, the Company, Lightning Systems and the Sponsor entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Special Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Company Common Stock (A) in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) in favor of each of the proposals and any other matters necessary or reasonably requested by the Company for consummation of the Business Combination, including the Merger.

Stockholders Agreement

On October 23, 2020, Lightning Systems and certain of its stockholders entered into a Stockholders Agreement (the “Stockholders Agreement”) providing that immediately prior to the Closing (i) the Lightning Systems preferred stock shall automatically convert into the number of shares of Lightning Systems Common Stock issuable thereunder in accordance with the terms of the Stockholders Agreement and (ii) such stockholders shall exercise all outstanding Lightning Systems warrants prior to the Closing or such Lightning Systems warrants shall be deemed expired as of the Effective Time.

Registration Rights and Lock-up Agreement

In connection with the Business Combination, the Company and certain stockholders of Lightning Systems (the “Holders”) will enter into the Registration Rights and Lock-up Agreement at the Closing. Pursuant to the terms of the Registration Rights and Lock-up Agreement, the Company will be obligated to file a registration statement to register the resale of certain shares of Common Stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-up Agreement and subject to certain requirements and customary conditions, including with the Company regarding the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such Holders. The Registration Rights and Lock-up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-up Agreement further provides that, subject to certain exceptions, each of the Holders will not Transfer any shares of Common Stock beneficially owned or owned of record by such the Holders until the earlier of (i) 180 days after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, such lock-up period may end earlier than as provided therein upon written notice to the Holders.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Proposal No. 1 - Approval of the Business Combination - Related Agreements - Registration Rights and Lock-Up Agreement.”

PIPE Subscription Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investor, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Company Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000. The obligations of the parties to consummate the PIPE Investment are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Convertible Note Subscription Agreements having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreement occurring concurrently with the closing of the transactions contemplated by the Convertible Note Subscription Agreements. The PIPE Investment will be consummated concurrently with the Closing.

For more information about the PIPE Subscription Agreement, see the section entitled “Proposal No. 1 - Approval of the Business Combination - Related Agreements – PIPE Subscription Agreement.”

Convertible Note Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into the Convertible Note Subscription Agreements with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, (a) the Convertible Notes for an aggregate purchase price of $100,000,000 and (b) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 (“Convertible Note Warrants”). The Convertible Notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50. The obligations to consummate the Convertible Note Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The Convertible Note Investment will be consummated substantially concurrently with the Closing.

For more information about the Convertible Note Subscription Agreements, see the section entitled “Proposal No. 1 - Approval of the Business Combination - Related Agreements – Convertible Note Subscription Agreements, Indenture, Amended and Restated Warrant Agreement.”

GigCapital3, Inc. 2021 Equity Incentive Plan

Our Board approved the Incentive Plan on December 30, 2020, subject to stockholder approval of the Incentive Plan at the Special Meeting. The purpose of the Incentive Plan is to promote the long-term success of the Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of service providers with exceptional qualifications and linking service providers directly to stockholder interests through increased stock ownership. These incentives are provided through the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. For more information about the Incentive Plan, please see the section entitled “Proposal No. 5 - Approval of the Incentive Plan - Summary of the Incentive Plan.”

Board of New Lightning eMotors following the Business Combination

Upon the Closing Date, we anticipate that the New Lightning eMotors Board will consist of nine members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 - The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of our existing directors of the Company have informed us that they will resign from our board of directors upon the Closing Date, unless they are elected to the New Lightning eMotors Board.

Our Board has nominated the following individuals for election at the Special Meeting pursuant to Proposal No. 6 - The Election of Directors Proposal:

•	Class I Directors: Thaddeus Senko, Neil Miotto and ;

•	Class II Directors: Timothy Reeser, Dr. Raluca Dinu and ; and

•	Class III Directors: Robert Fenwick-Smith, Dr. Avi Katz and Meghan Sharp.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 6 - The Election of Directors Proposal” and “Management After the Business Combination.”

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, by (ii) the total number of then-outstanding public shares; provided that the Company will not redeem any shares of Common Stock issued in the IPO to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001. As of September 30, 2020, the estimated per share redemption price would have been approximately $10.10.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of New Lightning eMotors. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of Company Stockholders - Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. Any request for redemption may be withdrawn until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (other than the PIPE Investor and the Convertible Note Investors) will retain an ownership interest of approximately 24.3% in New Lightning eMotors; (ii) the PIPE Investor will own approximately 3% of New Lightning eMotors (such that public stockholders, including PIPE Investor, will own approximately 27.3% of New Lightning eMotors); (iii) our Initial Stockholders (including our Sponsor) will own approximately 7.2% of New Lightning eMotors; and (iv) the former Lightning Systems equity holders will own approximately 65.5% of New Lightning eMotors, not including any Stockholder Earnout Shares or the shares of Common Stock that will be issuable upon conversion of the Convertible Notes or the exercise of any warrants, including the Convertible Note Warrants. The PIPE Investor has agreed to purchase 2,500,000 shares of Common Stock in the aggregate, for $25,000,000 of gross proceeds. The Convertible Note Investors have agreed to purchase an aggregate principal amount of $100,000,000 of Convertible Notes. The ownership percentage with respect to New Lightning eMotors following the Business Combination does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of Stockholder Earnout Shares to the Stockholder Earnout Group should the earnout conditions in the Business Combination Agreement be satisfied, (iii) conversion of any of the Convertible Notes or (iv) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New Lightning eMotors will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus - Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Proposal No. 5 - Approval of the Incentive Plan”.

The following table illustrates varying ownership levels in the Company, assuming no redemptions by the Company’s public stockholders and the maximum redemptions by the Company’s stockholders:

	No Redemptions	15,050,454 shares of Common Stock redeemed
The Company’s public stockholders	24.3%	7.36%
PIPE Investor	3.0%	3.72%
Initial Stockholders	7.2%	8.76%
The former Lightning Systems equity holders	65.5%	80.16%

	100.0%	100.00%

Please see “Unaudited Pro Forma Condensed Combined Financial Information - Description of the Business Combination” on page 106.

The Charter Amendment Proposals

Upon the Closing, our amended and restated certificate of incorporation will be amended promptly to reflect the Charter Amendment Proposals to:

•	provide for the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 3);

•

provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 4A); and

•	provide for the adoption of Delaware as the exclusive forum for certain stockholder litigation.

Please see the sections entitled “Proposal No. 3 - Classification of the Board of Directors Proposal,” “Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal” and “Proposal 4B - Authorization of Exclusive Form Provision” for more information.

Other Proposals

In addition, the stockholders of the Company will be asked to vote on:

•

a proposal to approve, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock pursuant to the Business Combination, the PIPE Investment and the Convertible Note Investment (Proposal No. 2);

•

a proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 5);

•	a proposal to elect the directors comprising the board of directors of New Lightning eMotors following the closing of the Business Combination (Proposal No. 6); and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals or the Incentive Plan Proposal (Proposal No.7).

Please see the sections entitled “Proposal No. 2 - The NYSE Stock Issuance Proposal,” “Proposal No. 5 - Approval of the Incentive Plan,” “Proposal No. 6 – The Election of Directors Proposal” and “Proposal No. 7 - The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held on                , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting https://[•] and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by                , 2021 at https://[•]. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://[•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power and Record Date

Only Company stockholders of record at the close of business on February 2, 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 25,893,479 shares of Common Stock outstanding and entitled to vote, of which 20,000,000 are public shares and 5,893,479 are Initial Stockholder Shares and Insider Shares held by our Initial Stockholders.

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Business Combination, please see the information set forth in the section entitled “Proposal No. 1 – Approval of the Business Combination—Certain U.S. Federal Income Tax Considerations”.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Lightning Systems issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock or Lightning Systems Common Stock in connection with the Business Combination.

Pursuant to Section 262 of the DGCL, Lightning Systems stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Lightning Systems Capital Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such shares of Lightning Systems Capital Stock as determine by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Lightning Systems stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Lightning Systems by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Lightning Systems or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Lightning Systems stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of Lightning Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Lightning Systems Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares”.

Please see the sections entitled “Special Meeting of Company Stockholders - Appraisal Rights,” “Proposal No. 1 – Approval of the Business Combination—Appraisal Rights” and “Appraisal Rights”.

Proxy Solicitation

Proxies may be solicited by mail. The Company has engaged MacKenzie to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Company Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Initial Stockholder Shares in connection with a stockholder vote to approve the Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will continue as members of the New Lightning eMotors Board, and each shall be entitled to receive compensation for serving on such board; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the 5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

Reasons for the Approval of the Business Combination

In approving the Business Combination Agreement and the Business Combination and recommending that the Company’s stockholders approve the Business Combination Agreement and the Business Combination, the Board considered the following positive factors which are based upon our due diligence, although not weighted or in any order of significance:

•

Consideration of the following general criteria and guidelines that we stated in the prospectus for our IPO that we believe would believe would be important in evaluating prospective target businesses, although we indicated that we may enter into a business combination with a target business that does not meet these criteria and guidelines:

•	Companies that embrace today’s digital transformation and experience.
•	Companies that will benefit from a public listing.
•	Companies that will benefit from our industry expertise and relationships.
•	Companies that are market-leading participants.
•	Companies that are small and mid-size businesses.
•	Companies with strong management.

•	The following additional factors:

•	Lightning Systems’ Capital Light and Cost Effective Business Model.
•	Lightning Systems’ Competitive Advantages In Cost of Ownership and Fueling Infrastructure.
•	Lightning Systems’ Competitive Advantages in Vehicle Performance.
•	Strong Customer Demand.
•	Available Infrastructure.
•	Terms of the Business Combination Agreement.

The criteria and situations described above were not intended to be exhaustive and we indicated our evaluation of any particular initial business combination might reflect other considerations, factors and criteria deemed relevant by our management in effecting the relevant transaction, consistent with our business objective and strategy.

For more information about our decision-making process, please see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Company and Lightning Systems to complete the Business Combination are subject to the satisfaction of the following conditions:

•

the applicable waiting period(s) under the HSR Act and, if required, any other applicable antitrust law in respect of the transactions contemplated by the Business Combination Agreement must have expired or been terminated;

•	there must not be in effect any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

•	the redemption offer in relation to the public shares must have been completed in accordance with the terms of the Business Combination Agreement and this proxy statement/prospectus;

•

the approval by the Company stockholders of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal shall have been obtained;

•

the Company Common Stock to be issued in connection with the Business Combination (including the Common Stock to be issued pursuant to payment of the Stockholder Earnout Shares) must have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•

the approval of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement by the requisite vote of the Lightning Systems stockholders, as more fully described in “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination Agreement” on page 139.

Conditions to the Company’s Obligations

The obligation of the Company to complete the Business Combination is also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the accuracy of the representations and warranties of Lightning Systems as of the date of the Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination Agreement” on page 139;

•	each of the covenants of Lightning Systems to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•	no material adverse effect must have occurred since the date of the Business Combination Agreement that is continuing;

•	Lightning Systems must have delivered a certificate signed by an officer of Lightning Systems certifying that the three preceding conditions have been satisfied;

•	the transactions contemplated by the PIPE Subscription Agreement must be consummated concurrently with the Closing;

•	the transactions contemplated by the Convertible Note Subscription Agreements must be consummated concurrently with the Closing;

•

certain specified individuals must have entered into employment agreements with the Company or Lightning Systems on terms and conditions reasonably satisfactory to the Company (but no less favorable to such employees than their current employment arrangements);

•	certain specified contracts must have been terminated;

•

Lightning Systems must have provided evidence reasonably satisfactory to the Company that a valid exemption from the registration requirement under the Securities Act is available for the delivery of the shares of Company Common Stock to the Lightning Systems equity holders pursuant to the Business Combination Agreement; and

•

Lightning Systems must have provided evidence reasonably satisfactory to the Company that each holder of Lightning Systems Capital Stock that is a party to the IRA (as defined in the Business Combination Agreement) is bound by a customary “lockup” restricting the transfer, sale and conveyance of the shares of Company Common Stock to be issued in connection with the Business Combination Agreement for a period of six months following the Closing, all in a form reasonably acceptable to the Company.

Conditions to Lightning Systems’ Obligations

The obligation of Lightning Systems to complete the merger is also subject to the satisfaction, or waiver by Lightning Systems, of the following conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination Agreement” on page 139;

•	each of the covenants of the Company to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•

the Company must have delivered a certificate signed by an officer of the Company, dated as of the Closing, certifying that, to the knowledge and belief of such officer, the two preceding conditions have been fulfilled;

•	the existing certificate of incorporation of the Company must be amended and restated to reflect the form attached to this proxy as Annex B; and

•

The Company must have delivered to Lightning Systems evidence that, immediately after the Closing (and for the avoidance of doubt, without deducting or taking into account any liabilities, expenses or other deductions, including the Company Redemption Amount (as defined in the Business Combination Agreement), any transaction expenses of Lightning Systems or the Company or any other payable or deductions that is expected to occur at or after the Closing), the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, will be no less than an aggregate amount of $150.0 million.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “Second Request”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Lightning Systems each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On                , 2021, the Company and Lightning Systems filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern time on                , 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Business Combination, notwithstanding any termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Lightning Systems is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Company’s Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Amendment Proposals require the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting.

A failure to vote or an abstention will have no effect on the Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal and the NYSE Stock Issuance Proposal.

It is important for you to note that in the event that the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholders.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Governance Proposal, the Forum Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. Please see the section entitled “Special Meeting of Company Stockholders - Recommendation to Company Stockholders.”

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 54 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Lightning Systems to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of Lightning Systems prior to the consummation of the Business Combination and New Lightning eMotors following consummation of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data for the Company for the period from February 3, 2020 (date of inception) through September 30, 2020. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company Prior to the Business Combination” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

In $thousands

As of September 30, 2020
($ in thousand)
Balance Sheet Data:
Working capital	$1,659
Cash and cash equivalents	$1,587
Cash and marketable securities held in Trust Account	$202,037
Total assets	$203,947
Total liabilities	$8,177
Common stock subject to possible redemption	$190,770
Stockholders’ equity	$5,000

Period from February 3, 2020 (Date of Inception) through September 30, 2020
($ in thousands, except share and per share amounts)
Statement of Operations Data:
Revenue	$—
Loss from operations	$(484)
Interest income	$39
Net loss	$(457)
Basic and diluted net loss per share	$(0.08)
Weighted average shares outstanding excluding shares subject to possible redemption—basic and diluted	5,920,089

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION OF LIGHTNING SYSTEMS

The following tables show selected historical financial information of Lightning Systems for the periods and as of the dates indicated. This information was derived from the unaudited interim financial statements of Lightning Systems for the nine months ended September 30, 2020 and September 30, 2019, and the audited financial statements of Lightning Systems for the years ended December 31, 2019 and December 31, 2018. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lightning Systems” as well as Lightning Systems’ historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
($ in thousands, except share and per share amounts)
Statements of Operations Data:
Revenue	$5,368	$1,414	$3,164	$970
Cost of revenue	6,213	2,274	4,233	2,240

Gross loss	(845)	(860)	(1,069)	(1,270)

Operating expenses
Research and development	742	652	975	433
Selling, general, and administrative	6,973	4,617	7,121	4,701

Total operating expenses	7,715	5,269	8,096	5,134

Loss from operations	(8,560)	(6,129)	(9,165)	(6,404)
Other expenses
Inducement expenses	—	—	309	—
Interest expenses	1,242	420	575	140
Loss (gain) from change in fair value of warrant liabilities	14,363	(119)	(119)	—
Other expense, net	107	1	(240)	25

Total other expenses	15,712	302	525	165

Net loss	$(24,272)	$(6,431)	$(9,690)	$(6,569)

Net loss per share	$(7.81)	$(2.55)	$(3.78)	$(2.62)
Weighted average shares outstanding —basic and diluted	3,424,632	3,254,478	3,254,478	3,254,478

	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
($ in thousands)
Balance Sheet Data:
Working capital	$(16,087)	$2,696	$5,547
Cash and cash equivalents	$4,901	$1,297	$8,812
Total assets	$21,395	$9,778	$11,667
Total liabilities	$35,942	$9,408	$8,693
Redeemable convertible preferred stock	$42,191	$37,982	$31,137
Shareholders’ deficit	$(56,738)	$(37,612)	$(28,163)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination as described in the section entitled “Proposal No. 1—Approval of the Business Combination” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Operations prior to the Business Combination will be presented in future financial reports as those of Lightning Systems. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Lightning Systems will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Lightning Systems (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Lightning Systems). Accordingly, the consolidated assets, liabilities and results of operations of Lightning Systems will become the historical financial statements of New Lightning eMotors, and the Company’s assets, liabilities and results of operations will be consolidated with Lightning Systems beginning on the acquisition date. The net assets of the Company will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Lightning Systems has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•

Lightning Systems’ business will comprise the ongoing operations of the post-combination company immediately following the consummation of the Business Combination, which we refer to herein as “New Lightning eMotors”;

•	Lightning Systems’ senior management will serve as senior management of New Lightning eMotors;

•

Lightning Systems’ existing stockholders will have the greatest voting interest in New Lightning eMotors and a majority interest under both the no redemption and maximum redemption scenarios (holding approximately 65.5% and 80.2% of the total shares outstanding of New Lightning eMotors under the no redemption and maximum redemption scenarios, respectively);

•

Lightning Systems’ existing directors and individuals designated by, or representing, Lightning Systems’ existing stockholders will constitute at least three of the nine members of the initial New Lightning eMotors Board following the consummation of the Business Combination;

•	Lightning Systems’ existing stockholders will have the ability to control decisions regarding election and removal of directors from the New Lightning eMotors Board; and

•	New Lightning eMotors will continue to operate under the Lightning Systems tradename and the headquarters of New Lightning eMotors will be Lightning Systems’ existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Lightning Systems is the accounting acquirer in the Business Combination.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on New Lightning eMotors. The unaudited pro forma condensed combined balance sheet combines Lightning Systems’ unaudited historical condensed consolidated balance sheet as of September 30, 2020 and the audited balance sheet of the Company as of September 30, 2020 and has been prepared to reflect the Business Combination as if it occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical condensed consolidated results of operations of Lightning Systems for the nine months ended September 30, 2020 and the audited historical results of operations of the Company for the period from February 3, 2020 (date of inception) through September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated results of operations of Lightning Systems, but not any audited historical results of operations for the Company for the year ended December 31, 2019 as the Company was not incepted until February 3, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period. Lightning Systems and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Lightning Systems’ unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2020 and the Company’s audited historical statement of operations for the period from February 3, 2020 (date of inception) through September 30, 2020, each of which is included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Lightning Systems and the Company, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Lightning Systems’ audited consolidated statement of operations for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus, but not any audited historical results of operations for the Company for the year ended December 31, 2019 as the Company was not incepted until February 3, 2020. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. New Lightning eMotors will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the GigCapital3, Inc. 2021 Equity Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statements of operations has been made for these items as the amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Lightning Systems and the Company, each of which is included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Common Stock:

•	Assuming No Redemption: This scenario assumes that no shares of Common Stock are redeemed; and

•

Assuming Maximum Redemption: This scenario assumes that 15,050,454 shares of Common Stock are redeemed for an aggregate payment of approximately $152.0 million (based on the estimated per share redemption price of approximately $10.10 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $202.0 million) from the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. This scenario therefore gives effect to $50.0 million being retained in the Trust Account. This results in public share redemptions of 15,050,454 shares for aggregate redemption payments of $152.0 million.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands except share and per share amounts)

	Historical		Lightning Systems, Inc. Equivalent Pro Forma Per Share Data		Combined Pro Forma
	GigCapital3, Inc.	Lightning Systems, Inc.	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months ended September 30, 2020 and Period from February 3, 2020 (Date of Inception) through September 30, 2020
Book value per Share (4)	$0.71	$(13.49)	$34.51	$13.27	$2.69	$1.03
Net loss available to common stockholders	$(457)	$(26,747)	—	—	$(24,856)	$(24,856)
Net loss per share available to common stockholders – basic and diluted (4)	$(0.08)	$(7.81)	$(3.92)	$(4.81)	$(0.31)	$(0.38)
Cash dividends per share (3)	$—	$—	$—	$—	NA	NA
Weighted average shares outstanding – basic and diluted	5,920,089	3,424,632	—	—	81,245,224	66,194,770

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – 12-month period ended December 31, 2019 (2)
Book value per share (4)	$—	$(11.56)	N/A (1)	N/A (1)	N/A (1)	N/A (1)
Net loss available to common stockholders	$—	$(12,310)	—	—	$(29,649)	$(29,649)
Net loss per share available to common stockholders – basic and diluted (4)	$—	$(3.78)	$(6.74)	$(6.74)	$(0.53)	$(0.53)
Cash dividends per share (3)	$—	$—	$—	$—	NA	NA
Weighted average shares outstanding – basic and diluted	—	3,254,478	—	—	56,422,000	56,422,000

(1)	Pro forma balance sheet as of December 31, 2019 is not required and as such, no such calculation included in this table.
(2)	For the Company, there is no 12-month period as it was incepted February 3, 2020 (Date of Inception) and for Lightning Systems the 12 months is the 12-month period ended December 31, 2019.
(3)	No dividends have been paid by the Company or Lightning Systems.
(4)

The equivalent pro forma basic per share data for Lightning Systems are derived by multiplying the expected exchange ratio (12.82) in the Business Combination by the unaudited pro forma combined per share data.

Calculation of Exchange Ratio	Scenario 1	Scenario 2
Lightning Systems Inc. Shares outstanding	4,206,953	4,206,953
GigCapital3, Inc. Shares to receive	53,922,000	53,922,000

Per Share Exchange Ratio	12.82	12.82

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about the:

•	benefits from the Business Combination;

•	ability to complete an initial business combination, including the Business Combination;

•	future financial performance following the Business Combination;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

•

officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	public securities’ potential liquidity and trading;

•	use of proceeds not held in the Trust Account or available to the Company from interest income on the Trust Account balance; and

•	impact from the outcome of any known and unknown litigation.

Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about Lightning Systems or New Lightning eMotors:

•	the financial and business performance of New Lightning eMotors, including financial projections and business metrics and any underlying assumptions thereunder;

•	changes in New Lightning eMotors’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	New Lightning eMotors’ product development timeline and expected start of production;

•	the implementation, market acceptance and success of New Lightning eMotors’ business model;

•	New Lightning eMotors’ ability to scale in a cost-effective manner;

•	developments and projections relating to New Lightning eMotors’ competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on Lightning Systems’ business and the actions New Lightning eMotors may take in response thereto;

•	New Lightning eMotors’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	New Lightning eMotors’ future capital requirements and sources and uses of cash;

•	New Lightning eMotors’ ability to obtain funding for its operations;

•	New Lightning eMotors’ business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company or Lightning Systems “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either the Company or Lightning Systems has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•

the outcome of any legal proceedings that may be instituted against the Company, Lightning Systems or others following announcement of the Business Combination and the transactions contemplated in the Business Combination Agreement;

•

the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of the Company or Lightning Systems or other conditions to closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of New Lightning eMotors Common Stock on the NYSE following the Business Combination;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on New Lightning eMotors’ business;

•

the ability of New Lightning eMotors to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•	New Lightning eMotors’ ability to raise capital;

•	the possibility that the Company or Lightning Systems may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” in this proxy statement/prospectus, and other filings that have been made or will be made with the SEC by the Company.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. The following risk factors that apply to the business and operations of New Lightning eMotors will also apply to the business and operations of New Lightning eMotors following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of New Lightning eMotors. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of New Lightning eMotors and New Lightning eMotors. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” New Lightning eMotors may face additional risks and uncertainties that are not presently known to it, or that Lightning Systems currently deems immaterial, which may also impair New Lightning eMotors’ business or financial condition. The following discussion should be read in conjunction with the consolidated financial statements and notes to the financial statements included herein. Additional risks, beyond those summarized below may apply to our activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Consistent with the foregoing, we are exposed to a variety of risks, including risks associated with:

•	Our company as an early stage company with a history of losses, which expects to incur significant expenses and continuing losses for the foreseeable future;

•	Our dependency upon commercial fleets’ adoption of vehicles with electric powertrains;

•	Increases in costs, disruption of supply or shortage of raw materials, which could harm our business;

•	Substantial regulation and the potential for unfavorable changes to, or failure by us to comply with, these regulations, which could substantially harm our business and operating results;

•	Developments and projections relating to our competitors and industry;

•	The impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	The unavailability, reduction or elimination of government and economic incentives, which could have a material adverse effect on our business, prospects, financial condition and operating results;

•	The possibility of our need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs;

•	Concentration of ownership among our existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

•	The lack of assurance that the combined company’s common stock will be approved for listing on NYSE or that the combined company will be able to comply with the continued listing standards of NYSE;

•

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the potential for the market price of the Company’s securities or, following the Closing, the combined company’s securities, may decline;

•	The risk that the proposed Business Combination disrupts current plans and operations of our business as a result of the announcement and consummation of the transactions described herein; and

•

Following the consummation of the Business Combination, the combined company’s significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Risks Related to Lightning Systems’ Business and Industry

Unless the content otherwise requires, all references in this section to “we,” “us,” or “our” refer to Lightning Systems, Inc. (“Lightning Systems”) and its subsidiaries prior to the consummation of the Business Combination.

We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of $9.7 million for the year ended December 31, 2019 and have incurred net losses of approximately $43.2 million since our inception through December 31, 2019. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our zero emission vehicles, or ZEVs, and electric powertrains, which is expected to occur over the next five years, but which may occur later. Even if we are able to successfully develop and sell our ZEVs and electric powertrains, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of fleets of electric medium-duty vehicles, which may not occur.

We expect the rate at which we will incur losses to be significantly high in future periods as we:

•	design, develop and manufacture our ZEVs and electric powertrains;

•	build up inventories of parts and components for our ZEVs and electric powertrains;

•	manufacture an available inventory of our ZEVs and electric powertrains;

•	expand our design, development, maintenance and repair capabilities;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•	the pace at which we continue to design, develop and produce new products and increase production capacity;

•	the number of customer orders in a given period;

•	changes in manufacturing costs;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	developments involving our competitors;

•	changes in governmental regulations or applicable law;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Common Stock could fall substantially, either suddenly or over time.

Our operating and financial results forecast relies in large part upon assumptions and analyses developed by our management. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance and incorporates certain financial and operational assumptions, including the level of demand for our ZEVs, the performance of our ZEVs, the utilization of the ZEV fleet, the useable vehicle life, vehicle downtime and related maintenance and repair costs. These assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecasts depends on a number of factors, many of which are outside of our control, including, but not limited to:

•	whether we can obtain sufficient capital to sustain and grow our business;

•	our ability to manage our growth;

•	whether we can manage relationships with key suppliers and partners;

•	the ability to obtain necessary regulatory approvals;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of domestic and international economies;

•	regulatory, legislative and political changes; and

•	consumer preferences and spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and manufacturing our ZEVs and electric powertrains and building Lightning Systems’ brand. We expect to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, lease costs, sales and distribution expenses as we build Lightning Systems’ brand and market our ZEVs and electric powertrains, and general and administrative expenses as we scale our operations. In addition, we may incur significant costs in connection with our services. Our ability to become profitable in the future will not only depend on our ability to successfully market our ZEVs and electric powertrains and other products and services, but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell, distribute and service our electric powertrains and services, our margins, profitability and prospects would be materially and adversely affected.

If any of our suppliers become economically distressed or go bankrupt, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions, remain available.

We expect to purchase various types of equipment, raw materials and manufactured component parts from our suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or take other measures to ensure components and materials remain available. Any disruption could affects our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

The World Health Organization has declared the COVID-19 outbreak a pandemic, and the virus continues to spread in areas where we operate and sell our products and services. The COVID-19 pandemic and similar issues in the future could have a material adverse effect on our ability to operate, results of operations, financial condition, liquidity, and capital investments. Numerous government regulations and public advisories, as well as shifting social behaviors, have temporarily limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Reduced operations and production line shutdowns at commercial vehicle OEMs due to the COVID-19 pandemic, limitations on travel by our personnel and personnel of our customers and increased demand for medium-duty commercial trucks within our customers’ fleets caused some customers to delay the planned installation of our powertrain system on their trucks, and future delays or shutdowns of medium-duty commercial vehicle OEMs or our suppliers could impact our ability to meet customer orders. We also instituted certain temporary cost reduction measures such as reducing or deferring discretionary spending. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for ZEVs. Under difficult economic conditions, potential customers may seek to reduce spending by foregoing ZEVs for other traditional options. Decreased demand for ZEVs, particularly in the United States, could negatively affect our business.

The specific timing and pace of our resumption of normal operations will depend on the status of various government regulations and the readiness of our suppliers, vendors and workforce. Although we are working to resume meetings with potential customers, it ultimately remains uncertain how we may be impacted should the COVID-19 pandemic concerns increase in the future.

Our operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, which could impact demand in the worldwide transportation industries. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow us to accurately project demand and infrastructure requirements globally and deploy our workforce and other resources accordingly. If current global market conditions continue or worsen, or if we cannot or do not resume reduced operations at a rate commensurate with such conditions or resumes full operational capacity and we are later required to or choose to reduce such operations again, our business, prospects, financial condition and operating results could be materially harmed.

Additionally, there are no comparable recent events which may provide guidance as to the effect of the spread of the COVID-19 pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. Therefore, there is nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenues from the sale of ZEVs and electric powertrains, which are still in the early stages of development. There are no assurances that we will be able to secure future business with the major trucking companies or bus companies, including city transit companies.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus/information statement has prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgement and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

Our business plans require a significant amount of capital. We expect to need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

The design, manufacture, sale and servicing of our ZEVs and electric powertrains is capital-intensive. In the near term following the Closing, Lightning Systems’ capital will be deployed for the projected operating expenses to execute on Lightning Systems’ business plan, to provide necessary working capital for accounts receivable and inventory, to finance Lightning Systems’ anticipated capital expenditures to expand the manufacturing capacity to meet revenue forecasts and to fund Lightning Systems’ EV-as-a-Service and Energy-as-a-Service initiatives. Beyond 12 to 18 months, Lightning Systems will need to raise additional capital to scale its manufacturing. In addition, Lightning Systems may raise capital earlier on an opportunistic basis. These additional funds may be raised through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. Additional capital will be necessary in the future to fund ongoing operations, continue research, development and design efforts and improve infrastructure. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders.

If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.

Lightning Systems relies on its Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) for a large portion of its revenues, and the failure to effectively execute the HVIP could have a material adverse impact on its business, financial condition and results of operations.

Many customers of EVs utilize state and Federal incentive programs to offset the higher initial costs of electric vehicles. Lightning Systems’ customers have historically leveraged the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) as well as Volkswagen Emissions Mitigation Trust Fund (“VW EMTF”) funding that is allocated to each state to purchase Lightning Systems’ vehicles and charging systems. The HVIP program represents the most commonly utilized of the subsidy programs to Lightning customers due to its ease of access and amount of funding per vehicle (approximately 35% of the cost of a Lightning electric vehicle). For the fiscal years ended December 31, 2019 and 2020, Lightning Systems derived approximately 29% and 30%, respectively, of its revenue from HVIP funding. Of the order backlog as of November 30, 2020, approximately 70% of the orders have contingencies for 2021 HVIP funding that have not yet been secured, representing approximately 45% of the 2021 revenue. In December 2020, California announced that it planned to allocate approximately $150M to the 2021 HVIP program. As of November 30, 2020, there were seven other active companies that, like Lightning, have certified vehicles that can be funded under the program. Although Lightning has successfully participated in the program for the last five years, and expects to have HVIP funding secured for its 2021 orders in Q1 2021, any material problem with the HVIP program for 2021 could have a material adverse impact on Lightning’s business, financial condition and results of operations.

Increased interest and potential competition in our market from traditional OEMs may reduce our market share and could negatively impact our business and prospects.

Historically, large legacy OEMs have not been attracted to our market because it is comprised of multiple, specialized sub-TAMs, each of which does not have sufficient volume to support their high-capital manufacturing models. The return on investment in the medium-duty EV markets has not been sufficient for large legacy OEMs to justify the research and development and capital expenditures necessary to innovate and compete in our market. Additionally, traditional vocational OEMs have not entered the powertrain market, and we believe they do not currently have the engineering or manufacturing resources to enter such markets. However, given the anticipated increase in market demand for clean energy solutions and general decrease in the cost of manufacturing such solutions over time, we anticipate both large legacy OEMs and traditional vocational OEMs may transition into our market and become our direct competitors. If and when this occurs, the resulting increase in competition is likely to reduce our market share and could negatively impact our business and prospects.

Our EVs make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our EVs, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our EVs use lithium-ion cells, which have been used for years in laptop computers and cell phones. On occasion, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results.

There can be no assurance that we will be able to comply with the terms of our credit facilities.

Our credit facilities require us to maintain compliance with certain financial and other covenants. Our ability to comply with these covenants is uncertain and will be affected by our results of operations and financial condition, and events or circumstances beyond our control. Absent a waiver or amendment, a breach of any of these covenants contained in our credit facilities could result in an event of default under these facilities. In October 2019, Lightning Systems entered into a term note and working capital facility (the “Facility”) with a company represented on our Board. Under the Facility, Lightning Systems may borrow up to $24 million. Borrowings under the Facility, which were $6 million as of September 30, 2020, are secured by substantially all of Lightning Systems’ assets, are subject to borrowing base limitations, and require Lightning Systems to meet certain covenants. Due to a change in accounting policies in connection with our annual financial statements for the year ended December 31, 2019, there is uncertainty as to our ability to remain in compliance with certain of the financial covenants and ratios under the Facility. If we violate these financial covenants and ratios, or any other covenant in our credit facilities, our indebtedness may become immediately due and payable, the interest rates under our credit facilities may increase and the lenders’ commitment, if any, to make further loans to us may terminate. In the event that some or all of the amounts outstanding under our credit facilities are accelerated and become immediately due and payable, we may not have the funds to repay, or the ability to refinance, such outstanding amounts and our lenders could foreclose upon critical assets. Any of these outcomes would have an adverse effect on our business and financial condition.

In addition, the Facility contains reporting covenants that require delivery of audited consolidated financial statements and related reports and certificates on or before certain deadlines provided for in our credit facilities. Failure to comply with these covenants would constitute a default under our credit facilities. On December 22, 2020, we entered into a waiver with each of our lenders to waive any potential default arising from the failure to deliver audited consolidated financial statements and related reports and certificates by the applicable deadlines, and with respect to compliance with financial ratios for the fiscal quarters beginning on or after October 1, 2019 and the years ended December 31, 2019 and December 31, 2020. These waivers were effective immediately, subject to the conditions set forth in the waivers. Although we have entered into these waivers, there is no guarantee that our lenders will agree to waive events of default or potential events of default in the future. Failure to obtain such waivers in the future would have an adverse effect on our business and financial condition.

Lightning Systems and its independent registered public accounting firm have identified material weaknesses in its internal control over financial reporting. If Lightning Systems is unable to remedy these material weaknesses, or if Lightning Systems fails to establish and maintain effective internal controls, Lightning Systems may be unable to produce timely and accurate financial statements, and Lightning Systems may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and New Lightning eMotors’ stock price.

In connection with the audit of its consolidated financial statements for the year ended December 31, 2019, Lightning Systems and its independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. Specifically, Lightning Systems found that it did not have in place an effective control environment with formal processes and procedures to allow for a detailed review of accounting transactions that would identify errors in a timely manner. In addition, due to its small size, Lightning Systems did not have proper segregation of duties in certain areas of the financial reporting process, including but not limited to cash receipts and disbursements, journal entry processing and IT general controls, and did not maintain sufficient personnel with an appropriate level of technical accounting knowledge, experience, and training in the application of U.S. GAAP commensurate with Lightning Systems’ complexity and financial accounting and reporting requirements.

Lightning Systems has begun implementing and is continuing to implement measures designed to improve its internal control over financial reporting to remediate these material weaknesses, including retaining an outside accounting contractor in 2020 and conducting an extensive search and hiring a new Chief Financial Officer in early 2021.

If Lightning Systems is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Lightning Systems identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Lightning Systems may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable NYSE listing requirements, investors may lose confidence in its financial reporting, and New Lightning eMotors’ stock price may decline as a result. Lightning Systems also could become subject to investigations by the NYSE, the SEC or other regulatory authorities.

Lightning Systems has a history of operating losses and has received a going concern opinion from its auditors.

Lightning Systems has incurred substantial net losses since its inception and may continue to incur losses for the foreseeable future, as it continues its product development activities. Through December 31, 2019, Lightning Systems has accumulated a total deficit of $43.2 million. Additionally, Lightning Systems has received a “going concern” opinion from its independent registered public accounting firm. The Company expects that it will continue to incur operating and net losses until at least the time we begin significant deliveries of ZEVs and electric powertrains, which is expected to offer over the next five years, but which may occur later. As a result of these and other factors, Lightning Systems management has determined there is substantial doubt about Lightning Systems’ ability to continue as a going concern. Lightning Systems’ ability to continue as a going concern is dependent upon its ability to implement its business plan and raise additional capital, including in connection with the Business Combination, the PIPE Investment and the Convertible Notes Investment. If Lightning Systems is unable to achieve or sustain profitability or to secure additional financing on acceptable terms, it may not be able to meet its obligations as they come due, raising substantial doubts as to its ability to continue as a going concern. Any such inability to continue as a going concern may result in New Lightning eMotors common stockholders losing their entire investment. There is no guarantee that New Lightning eMotors will become profitable or secure additional financing on acceptable terms. Lightning Systems consolidated financial statements contemplate that it will continue as a going concern and do not contain any adjustments that might result if it were unable to continue as a going concern. Changes in Lightning Systems’ operating plans, its existing and anticipated working capital needs, the acceleration or modification of its expansion plans, increased expenses, potential acquisitions or other events will all affect Lightning Systems’ and New Lightning eMotors’ ability to continue as a going concern.

The performance characteristics of our electrified powertrain solutions, including fuel economy and emissions levels, may vary, including due to factors outside of our control.

The performance characteristics of our electrified powertrain solutions, including fuel economy and emissions levels, may vary, including due to factors outside of our control. Our electrified powertrain solutions are still being designed and developed, and there are no assurances that they will be able to meet their projected performance characteristics, including fuel economy and emissions levels. External factors may also impact the performance characteristics of our electrified powertrain solutions. For instance, the estimated fuel savings and fuel economy of vehicles installed with our electrified powertrain solutions may vary depending on factors including, but not limited to, driver behavior, speed, terrain, hardware efficiency, payload, vehicle and weather conditions. Additionally, greenhouse gas, GHG, emissions of vehicles installed with our electrified powertrain solutions may vary due to external factors, including the type of fuel, driver behavior, the efficiency and certification of the engine, where the engine is being operated and the characteristics of the vehicle itself, including but not limited to the vehicle’s software controls, drivetrain efficiency, aerodynamics and rolling resistance. These external factors as well as any operation of our electrified powertrain solutions other than as intended, may result in emissions levels that are greater than we expect. Additionally, the amount of GHG emissions of both the ZEVs and electric powertrains will vary due to, but not limited to, the factors mentioned above. Due to these factors, there can be no guarantee that the operators of vehicles using our electrified powertrain solutions will realize the expected fuel savings and fuel economy and GHG emission reductions.

If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our electrified powertrain solutions successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

•	expanding the management team;

•	hiring and training new personnel;

•	leveraging consultants to assist with company growth and development;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, production, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	expanding into international markets.

We intend to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for our electrified powertrain solutions. Because our electrified powertrain solutions are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing electrified vehicles and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, particularly with respect to software engineers in the Austin, Texas area. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

We, our outsourcing partners and our suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, our outsourcing partners and our suppliers may rely on complex machinery, for the production, assembly and installation of our electrified powertrain solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our production facilities and the facilities of our outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver the necessary components of our vehicles at prices and volumes, and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results.

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our electrified powertrain solutions, such as natural gas generators. While we plan to obtain components from multiple sources whenever possible, some of the components used in our vehicles will be purchased by us from a single source. Our third-party suppliers may not be able to meet their product specifications and performance characteristics or our desired specifications, performance and pricing, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our electrified powertrain solutions from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected.

Our future growth and success is dependent upon consumers’ willingness to adopt electric and zero-emission vehicles and specifically our vehicles. We operate in the automotive industry, which is generally susceptible to cyclicality and volatility.

Our growth is highly dependent upon the worldwide adoption by consumers of alternative fuel vehicles in general and ZEVs and electric vehicles in particular. Although we have successfully grown demand for our vehicles thus far, there is no guarantee of such future demand, or that our vehicles will not compete with one another in the market. Moreover, the target demographics for our vehicles, in particular the mass market demographic for medium-duty trucks, are highly competitive. If the market for electric vehicles in general and Lightning Systems’ ZEVs in particular, does not develop as we expect, develops more slowly than we expect, or if demand for our vehicles decreases in our markets, our business, prospects, financial condition and operating results could be harmed.

We are still at an earlier stage and have limited resources relative to our competitors. Moreover, the market for alternative fuel vehicles is rapidly evolving. As a result, the market for our vehicles could be affected by numerous factors, such as:

•

perceptions about alternative fuel, hybrid and electric vehicle quality, safety, design, performance, reliability and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel, hybrid or electric vehicles;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, alternative fuel and regenerative braking systems;

•	the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

•	changes or improvements in the fuel economy of internal combustion engines, the vehicle and the vehicle controls or competitors’ electrified systems;

•	the availability of service and associated costs for alternative fuel, hybrid or electric vehicles;

•	perceptions about the limited range over which ZEV and electric vehicles may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles, plug-in ZEV and electric vehicles and high fuel-economy internal combustion engine vehicles;

•	volatility in the cost of energy, oil, gasoline, natural gas, hydrogen and renewable fuels could affect buying decisions, which could affect the carbon profile of our solutions;

•	the availability of refueling stations, particularly compressed natural gas, or CNG, stations;

•

government regulations and economic incentives promoting fuel efficiency and alternate forms of energy or mandating reductions in tailpipe emissions, including new regulations mandating zero tailpipe emissions compared to overall carbon reduction;

•	the availability of tax and other governmental incentives to purchase and operate alternative fuel, hybrid and electric vehicles or future regulation requiring increased use of nonpolluting trucks;

•	the availability of rebates provided by natural gas fueling stations and natural gas providers to offset the costs of natural gas and natural gas vehicles;

•

the ability of Lightning System, fleets, utilities and others to purchase and take credit for renewable fuel and energy, such as fast electric charging infrastructure, through low carbon fuel standards, or LCFS, programs or similar programs that establish carbon intensity benchmarks for transportation fuels in approved states;

•	the availability of tax and other governmental incentives to sell natural gas or deploy electric vehicle charging infrastructure;

•	perceptions about and the actual cost of alternative fuel itself, as well as hybrid and electric vehicles;

•	macroeconomic factors; and

•	concerns about our future viability.

For example, the market price of oil has dropped since March 2020, and it is unknown to what extent any corresponding decreases in the cost of diesel fuel may impact the market for electric vehicles. Moreover, travel restrictions and social distancing efforts in response to the COVID-19 pandemic may negatively impact the commercial trucking industry, such as reduced consumer demand for products carried by the commercial trucking industry, for an unknown, but potentially lengthy, period of time. Additionally, we may become subject to regulations that may require us to alter the design of our electrified powertrain solutions, which could negatively impact customer interest in our products.

In addition, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain as to how such macroeconomic factors will impact us as a company that has been experiencing growth and increasing market share in an industry that has globally been experiencing a recent decline in sales.

We may fail to attract new customers in sufficient numbers or at sufficient rates or at all or to retain existing customers.

We must continually add new customers both to replace departing customers and to expand our current customer base. We may not be able to attract new customers in sufficient numbers to do so. Even if we are able to attract new customers to replace departing customers, these new customers may not maintain the same level of commitment. In addition, we may incur marketing or other expenses, including referral fees, to attract new customers, which may further offset revenues from customers. For these and other reasons, we could experience a decline in revenue growth, which could adversely affect our results of operations.

If consumers do not perceive our product offerings to be of value or our ZEV offerings are not favorably received by them, we may not be able to attract and retain customers. If our efforts to satisfy and retain our existing customers are not successful, we may not be able to attract customers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Customer retention will also be largely dependent on the quality and effectiveness of our customer service and operations, which may be handled internally by our personnel and also by third-party service providers. If we are unable to successfully compete with current and new competitors in both retaining existing customers and attracting new customers, our business will be adversely affected.

In addition, our results of operations could be adversely affected by declines in demand for our product offerings. Demand for our product offerings may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in our reputation and saturation in the markets where we operate.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts within our industry or we become subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase our commercial ZEVs if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our ZEVs, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our ZEVs, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric and ZEVs, including our ZEVs and our production and sales performance compared with market expectations.

If we fail to manage our future growth effectively, we may not be able to market and sell our ZEVs and electric powertrains successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:

•	training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, and sales; and

•	implementing and enhancing administrative infrastructure, systems and processes.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel. Because our electric powertrains are based on a different technology platform than traditional powertrains, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing and manufacturing electric powertrains is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain and strengthen the Lightning Systems brand, and our brand and reputation could be harmed by negative publicity regarding Lightning Systems or its ZEVs.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Lightning Systems brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality ZEVs and engage with our customers as intended, and we have limited experience in these areas. In addition, our ability to develop, maintain and strengthen our brand will depend heavily on the success of our customer development and branding efforts. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our customer development and branding practices, which could result in substantially increased expenses. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles.

In addition, from time to time, our ZEVs may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to our competitors could adversely affect consumer perception about our ZEVs.

We may experience significant delays in the design, manufacture, launch and financing of our ZEVs and electric powertrains, which could harm our business and prospects.

Any delay in the financing, design, manufacture and launch of our ZEVs or electric powertrains, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent we delay or interrupt the launch of our ZEVs or electric powertrains, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our products. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines, or be forced to seek alternative suppliers.

We will rely on complex machinery for our operations and our production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant consists of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Amounts included in backlog may not result in actual revenue and are an uncertain indicator of our future earnings.

We define backlog as the accumulation of all orders for which revenue has not been recognized and we consider valid. The determination of backlog includes, among other factors, our subjective judgment about the likelihood of an order becoming revenue. Our judgments in this area have been, and in the future, may be, incorrect and we cannot assure you that we will recognize revenue with respect to each order included in backlog. In addition, orders can be delayed for a number of reasons, many of which are beyond our control, including supplier delays, which may cause delays in our manufacturing process, and delays associated with the ongoing coronavirus pandemic. We may not be aware of these delays affecting our suppliers and as a result may not consider them when evaluating the contemporaneous effect on backlog. Moreover, orders generally do not have firm dates by when a customer must take delivery or accept our products, and certain customers may not provide a deposit or letter of credit with the contract, either of which could allow a customer greater flexibility to delay the order without cancelling the contract. Further, our backlog could be reduced due to cancellation of orders by customers. Should a cancellation occur, our backlog and anticipated revenue would be reduced unless we were able to replace the cancelled order. Reductions in our backlog could negatively impact our future results of operations or the price of our Common Stock.

We evaluate our backlog at least quarterly to determine if the orders continue to meet our criteria for inclusion in backlog. We may adjust our reported backlog to account for any changes in: customer or distributor plans or financial conditions; the customer’s or distributor’s continued intent and ability to fulfill the order contract; regulatory requirements; or due to changes in our ability, or the methodology used, to determine whether an order contract is likely to be completed. Because revenue will not be recognized until we have fulfilled our obligations to a customer, there may be a significant amount of time from signing a contract with a customer or shipping a system and revenue recognition. We cannot assure you that our backlog will result in revenue on a timely basis or at all, or that any cancelled contracts will be replaced.

If our ZEV medium-duty trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.

Our ZEV trucks and our electric powertrains may contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have limited frame of reference by which to evaluate the performance of our electric powertrains upon which our business prospects depend. For example, our powertrains will use a substantial amount of software to operate which will require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced. There can be no assurance that we will be able to detect and fix any defects in the powertrains’ hardware or software prior to commencing customer sales. We may experience recalls in the future, which could adversely affect Lightning Systems’ brand in our target markets and could adversely affect our business, prospects and results of operations. Our electric powertrains may not perform consistent with customers’ expectations or consistent with other powertrains which may become available. Any product defects or any other failure of our electric powertrains to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects. Additionally, problems and defects experienced by other alternative fuel truck companies or electric consumer vehicles could by association have a negative impact on perception and customer demand for our electrified powertrain solutions.

Although we hope to be the first company to bring electric powertrains for medium- duty vehicles to market, competitors have already displayed prototypes similar to ours and may enter the market before our powertrains.

We face intense competition in trying to be the first company to bring our electric powertrains for medium-duty vehicles platform to market, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitor’s electric powertrains are brought to market before our electric powertrains, we may experience a reduction in potential market share.

Additionally, our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. We cannot provide assurances that our electrified systems will be the first to market. Even if our electrified systems are first to market, there are no assurances that customers will choose vehicles with our electrified systems over those of our competitors, or over diesel powered trucks.

Tesla, Inc., or, and Nikola Corporation, or Nikola, have announced their plans to bring Class 8 long haul battery electric vehicles, or BEVs, and fuel cell electric vehicles, or FCEVs, to the market over the coming years. Tesla announced its BEV and Nikola announced its plug-in BEVs. Cummins Inc., or Cummins, Daimler AG, or Daimler, parent of Freightliner Trucks, Dana, Navistar International Corporation, or Navistar, PACCAR Inc., or PACCAR, parent of Kenworth Trucks, Inc. and Peterbilt Motors Company, Volvo Group, or Volvo, XOS Trucks, or XOS, and other commercial vehicle manufacturers have announced their plans to bring Class 8 BEVs or FCEVs to the market. Furthermore, we will also face competition from manufacturers of internal combustion engines powered by diesel fuel. We expect additional competitors to enter the industry as well.

We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles.

Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for our products.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to our electric powertrains for medium-duty trucks platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric powertrains, which could result in the loss of competitiveness of our powertrains, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in electric powertrain technology. As technologies change, we plan to upgrade or adapt our electric powertrains and introduce new models in order to continue to provide vehicles with the latest technology. However, our electrified powertrain solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our electrified powertrain solutions.

We have limited experience servicing our vehicles. If we are unable to address the service requirements of our customers, our business will be materially and adversely affected.

Because we have only recently begun production of our ZEV medium-duty trucks, we have limited experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our electrified powertrain solutions. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as ours. As we continue to grow, additional pressure may be placed on our customer support team, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.

In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in their state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, prospects, financial condition and operating results.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

Any product recall in the future may result in adverse publicity, damage our brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to re-deploy recalled vehicles for a significant period of time. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

Once our powertrains are in production, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our electric powertrains, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

We face significant barriers to manufacture our ZEVs, and if we cannot successfully overcome those barriers our business will be negatively impacted.

The ZEV industry has traditionally been characterized by significant barriers to entry, including the ability to meet performance requirements or industry specifications, acceptance by end users, large capital requirements, investment costs of design and production, long lead times to bring ZEVs to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales capabilities. If we are not able to overcome these barriers, our business, prospects, financial condition and operating results will be negatively impacted and our ability to grow our business will be harmed.

Our ZEVs are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with international, federal and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified by the manufacturer under the federal regulations. Rigorous design, testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have our ZEVs or other altered vehicles satisfy all applicable motor vehicle standards would have a material adverse effect on our business and operating results.

If we are unable to attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel.

Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition and results of operations.

In particular, we are highly dependent on the services of Tim Reeser, Chief Executive Officer, and largest stockholder. Mr. T. Reeser is the source of many, if not most, of the ideas and execution driving Lightning System. If Mr. T. Reeser were to discontinue his service to us due to death, disability or any other reason, we would be significantly disadvantaged.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

Once we begin commercial production of electric powertrains, we may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results.

Any disruption in the supply of necessary components could temporarily disrupt production of our ZEV medium-duty trucks or our electric powertrains until a different supplier is fully qualified. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased ZEV truck prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing truck prices.

We are or may be subject to risks associated with strategic alliances or acquisitions, and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our ZEVs and electric powertrains at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

While we plan to obtain components from multiple sources whenever possible, many of the components used in our ZEVs and electric powertrains will be purchased by us from a single source. We refer to these component suppliers as our single source suppliers. Our third-party suppliers may not be able to meet their product specifications and performance characteristics or our desired specifications, performance and pricing, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our electrified powertrain solutions from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us.

Any unauthorized control or manipulation of our electric powertrains’ systems could result in loss of confidence in us, ZEVs and our powertrains and harm our business.

Our electric powertrains contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our electric powertrains and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, powertrains and systems to gain control of or to change our powertrains’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the powertrain. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our powertrains or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our powertrains, systems or data, as well as other factors that may result in the perception that our powertrains, systems or data are capable of being “hacked,” could negatively affect Lightning Systems’ brand and harm our business, prospects, financial condition and operating results.

We, our outsourcing partners and our suppliers are or may be subject to substantial regulation and unfavorable changes to, or failure by us, our outsourcing partners or our suppliers to comply with, these regulations could substantially harm our business and operating results.

Our ZEVs, our electric powertrains, and the sale of electric motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service our electrified powertrain solutions in the jurisdictions in which we plan to operate and intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service their electrified powertrain solutions in any of these jurisdictions. For instance, our electrified powertrain solutions are novel technology that may not be readily classified into categories by governmental agencies. If we, our outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which we currently operate, or those jurisdictions in which we plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. For example, if the battery packs installed in our electrified powertrain solutions are deemed to be transported, we will need to comply with the mandatory regulations governing the transport of “dangerous goods,” and any deficiency in compliance may result in us being prohibited from selling our electrified powertrain solutions until compliant batteries are installed. We expect to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:

•

increased subsidies for corn and ethanol or soy and biodiesel production, which could reduce the operating cost of vehicles that use ethanol or biodiesel, or a combination of renewable and petroleum fuels;

•	increased support for other alternative fuel systems, which could have an impact on the acceptance of our electric powertrain system; and

•

increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent that laws or regulations change, our electric powertrains may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected. Further, delays, reduction, or elimination of applicable international, federal, or state laws or regulations requiring or incentivizing reductions in emissions of greenhouse gases or other pollutants from internal combustion engines or requiring or incentivizing manufacturers to offer for sale increasing numbers of ZEVs may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

Our operations are and will continue to be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to water use; air emissions; use of recycled materials; energy sources; the protection of human health and the environment, natural resources and endangered species; and the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. We have been required to obtain and comply with the terms and conditions of multiple environmental permits, certificates, or registrations, many of which are difficult and costly to obtain and could be subject to legal challenges. Violations of these laws, regulations, and permits, certificates and registrations can give rise to liability for administrative oversight and correction costs, cleanup costs, property damage, bodily injury and fines and penalties. In some cases, violations may result in suspension or revocation of permits, certificates or registrations. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations, and reputational harm.

Contamination at properties we currently own or operate, will own or operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for vapor intrusion and other exposure pathways or impacts to human health or the environment and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our planned production facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition and operating results.

We intend to retain certain personal information about our customers, employees or others and may be subject to various privacy laws.

We plan to collect, store, transmit and otherwise process data from customers, employees and others as part of our business and operations, which may include personal data or confidential or proprietary information. We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our ZEVs. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. If a compromise of data were to occur, we may become liable under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Our systems, networks and physical facilities could be breached or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our employees or our customers to disclose information or user names and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by our service providers and vendors.

We also intend to use our trucks’ electronic systems to log information about each vehicle’s use in order to aid us in vehicle diagnostics, repair and maintenance. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Possession and use of our customers’ information in conducting our business may subject us to legislative and regulatory burdens in the United States and the European Union that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. The regulatory framework for data privacy and security is rapidly evolving, and we may not be able to monitor and react to all developments in a timely manner. As legislation continues to develop, we will likely be required to expend significant additional resources to continue to modify or enhance our protective measures and internal processes to comply with such legislation. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand.

We may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security regulations, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business.

We are subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act, or CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed. As federal, state, or local legislation related to alternative fuel and electric vehicles or data protection continues to develop, we will likely be required to expend significant additional resources to continue to modify or enhance our products, protective measures and internal processes to comply with such legislation.

In particular, we are influenced by federal, state and local tax credits, rebates, grants and other government programs. These include various government programs such as LCFS programs, which encourage low carbon “compliant” transportation fuels (including CNG) in the California or Oregon marketplaces by allowing producers of these fuels to generate LCFS Credits that can be sold to noncompliant regulated parties. Additionally, we are influenced by laws, rules and regulations requiring or incentivizing reductions in emissions of greenhouse gases or other pollutants from internal combustion engines or requiring or incentivizing manufacturers to offer for sale increasing numbers of ZEVs. Lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other groups may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote electric vehicles. Many of these parties have substantially greater resources and influence than we do. Further, changes in federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over electric vehicles, would reduce the market for electrified powertrains or ZEVs and harm our operating results, liquidity and financial condition. For instance, California lawmakers and regulators have implemented various measures designed to increase the use of electric, hydrogen and other zero-emission vehicles, including establishing firm goals for the number of these vehicles offered for sale or operated within the state by specified dates and enacting various laws and other programs in support of these goals. Although the influence and applicability of these or similar measures on our business and electrified powertrain and ZEV adoption in general remains uncertain, a reduction in focus by these groups on, or loss of legal authority to incentivize or require the sale of, ZEVs or vehicles with an overall net carbon negative emissions profile, could adversely affect the market for our electrified powertrain solutions. The state of California’s legal authority to develop and implement greenhouse gas emission standards is currently the subject of legal challenges, and the authority of California to implement and enforce GHG emission standards for vehicles and engines in the future is uncertain. If these economic incentives or regulatory programs are reduced or eliminated, there could be a reduction in demand for our electrified powertrain solutions, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our electric powertrains, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to electric powertrains may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales, or use of electric powertrains that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects or systems of our powertrains.

A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

We also plan to license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications we submit may not result in the issuance of patents (and patents have not yet been issued to us based on our pending applications);

•	the scope of our issued patents may not be broad enough to protect our proprietary rights;

•	our issued patents may be challenged and/or invalidated by our competitors;

•	our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•	third-parties may independently develop technologies that are the same or similar to our;

•	current and future competitors may circumvent our patents; and

•	our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Also, while we have registered trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may own or license in the future, nor can we be sure that any of our existing patents or any patents we may own or license in the future will be useful in protecting our technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to the management and growth of New Lightning eMotors. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

We face intense competition in bringing our ZEVs to market. Both the automobile industry generally, and the ZEV segment in particular, are highly competitive, and we will be competing for sales with both ZEV manufacturers and traditional automotive companies. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their ZEVs. Additionally, our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our ZEVs. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. There are no assurances that customers will choose our ZEVs over those of our competitors, or over internal combustion engines vehicles. We expect additional competitors to enter the industry as well.

We expect competition in our industry to intensify from our existing and future competitors in the future in light of increased demand and regulatory push for alternative fuel and ZEVs.

If the market for ZEVs does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be adversely affected.

Our growth is highly dependent upon the adoption by consumers of ZEVs. The target demographics for our ZEVs are highly competitive. If the market for ZEVs does not develop at the rate or in the manner or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuels, hybrid and ZEVs is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and incentives, industry standards and uncertain customer demands and behaviors.

The market for alternative fuel vehicles is rapidly evolving and as a result, the market for our ZEVs could be affected by numerous factors, such as:

•	perceptions about ZEV features, quality, safety, performance and cost;

•	perceptions about the limited range over which ZEVs may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid ZEVs and high fuel-economy internal combustion engine vehicles;

•	fuel prices, including volatility in the cost of fossil fuels;

•	the timing of adoption and implementation of fully autonomous vehicles;

•	government regulations and economic incentives;

•	access to charging facilities and related infrastructure costs and standardization of ZEV charging systems;

•	electric grid capacity and reliability; and

•	macroeconomic factors.

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve our ZEVs, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event our ZEVs do not perform or are claimed to not have performed as expected. As is true for other ZEV suppliers, we expect in the future that our ZEVs will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors or suppliers may cause indirect adverse publicity for us and our ZEVs.

A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our ZEVs and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results. We may self-insure against the risk of product liability claims for vehicle exposure, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as our manufacturing partners, parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Risks Related to Ownership of New Lightning eMotors Common Stock

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination,              will beneficially own approximately             % of New Lightning eMotors Common Stock and our executive officers, directors and their affiliates as a group will beneficially own approximately             % of New Lightning eMotors Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of the Second Amended and Restated Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, we do not anticipate declaring any cash dividends to holders of New Lightning eMotors Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to the Company and the Business Combination

The Company has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If the Company is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait until after November 18, 2021 before receiving distributions from the Trust Account.

The Company is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. The Company has until November 18, 2021 to complete a business combination. The Company has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current amended and restated certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to the Company. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if the Company is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public shares or warrants, potentially at a loss. In addition, if the Company fails to complete an initial business combination by November 18, 2021, there will be no Redemption Rights or liquidating distributions with respect to the warrants, which will expire worthless, unless the Company amends its certificate of incorporation to extend its life and certain other agreements it has entered into.

We have no operating or financial history and our results of operations and those of New Lightning eMotors may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for New Lightning eMotors. The unaudited pro forma condensed combined statement of operations of New Lightning eMotors combines the historical audited results of operations of the Company for the year ended December 31, 2019 and the unaudited results of the Company for the three and nine months ended September 30, 2020, with the historical audited results of operations of Lightning Systems for the year ended December 31, 2019 and the unaudited results of Lightning Systems for the three and nine months ended September 30, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of New Lightning eMotors combines the historical balance sheets of the Company as of September 30, 2020 and of Lightning Systems as of September 30, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Lightning Systems been consummated on the dates indicated above, or the future consolidated results of operations or financial position of New Lightning eMotors. Accordingly, New Lightning eMotors’ business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by the applicable deadline, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in New Lightning eMotors and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of New Lightning eMotors. We and certain investors, the Lightning Systems equity holders, and directors and officers of Lightning Systems and its affiliates will become stockholders of New Lightning eMotors at that time. We will depend on New Lightning eMotors for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of New Lightning eMotors may limit our ability to obtain cash from New Lightning eMotors. The earnings from, or other available assets of, New Lightning eMotors may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The ability of New Lightning eMotors to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which New Lightning eMotors is party from time to time, including the existing loan and security agreement described in “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to us from New Lightning eMotors will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to us from New Lightning eMotors will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

Because we have no current plans to pay cash dividends on shares of common stock for the foreseeable future, you may not receive any return on investment unless you sell shares of Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Company’s Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

There can be no assurance that New Lightning eMotors Common Stock will be approved for listing on the NYSE or that New Lightning eMotors will be able to comply with the continued listing standards of NYSE.

In connection with the closing of the Business Combination, we intend to list New Lightning eMotors’ common stock and warrants on the NYSE under the symbols “ZEV” and “ZEV.WS,” respectively. New Lightning eMotors’ continued eligibility for listing may depend on the number of the Company’s shares that are redeemed. If, after the Business Combination, the NYSE delists New Lightning eMotors’ shares from trading on its exchange for failure to meet the listing standards, New Lightning eMotors and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for New Lightning eMotors’ securities;

•

a determination that New Lightning eMotors Common Stock is a “penny stock” which will require brokers trading in New Lightning eMotors Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Lightning eMotors Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2020, the Company had working capital of $1.7 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination Agreement. The Company cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination Agreement, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Subsequent to the consummation of the Business Combination, New Lightning eMotors may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although the Company has conducted due diligence on Lightning Systems, the Company cannot assure you that this diligence revealed all material issues that may be present in Lightning Systems’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s and Lightning Systems’ control will not later arise. As a result, New Lightning eMotors may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Lightning eMotors’ liquidity, the fact that New Lightning eMotors reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause New Lightning eMotors to be unable to obtain future financing on favorable terms or at all.

Following the consummation of the Business Combination, New Lightning eMotors will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Lightning eMotors will face increased legal, accounting, administrative and other costs and expenses as a public company that New Lightning eMotors does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Lightning eMotors to carry out activities Lightning Systems has not done previously. For example, New Lightning eMotors will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Lightning eMotors could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Lightning eMotors’ reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Lightning eMotors’ status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Lightning eMotors Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Lightning eMotors to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Initial Stockholders have agreed to vote in favor of such initial Business Combination, regardless of how the Company’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their initial stockholder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Initial Stockholders have agreed (i) to vote their shares in favor of any proposed business combination, including the Business Combination, (ii) not to convert their shares in connection with a stockholder vote to approve a proposed initial business combination, and (iii) not to sell any such shares to the Company in a tender offer in connection with any proposed business combination. Our Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 7,053,262, or approximately 35.3%, of the 20,000,000 public shares, to be voted in favor of the Business Combination Agreement in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholders agreed to vote their Initial Stockholder Shares, private placement shares and Insider Shares in accordance with the majority of the votes cast by the Company’s public stockholders.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented solely for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against the Company, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00 per share.

The Company’s placing of funds in trust may not protect those funds from third party claims against the Company. Although the Company has sought to have all vendors and service providers the Company engages and prospective target businesses the Company negotiated with execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Company’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with the Company, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of the Company’s public stockholders. If the Company is unable to complete a business combination and distribute the proceeds held in trust to the Company’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the Company may not be able to return to the Company’s public stockholders at least $10.00. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Company’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per public share.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

The Company’s certificate of incorporation provides that it will continue in existence only until November 18, 2021. If the Company has not completed a business combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by the Company to pay its franchise and income taxes payable and up to $100,000 for dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because GigCapital3 intends to distribute the proceeds held in the public shares to the Company’s public stockholders promptly after expiration of the time the Company has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Company’s public stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

Neither the Company nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by Lightning Systems in the Business Combination ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Lightning Systems and the Company to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, the Company and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Lightning Systems in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, the Company would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

GigCapital3 may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

GigCapital3 has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, GigCapital3’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by GigCapital3 only if (i) GigCapital3 has sufficient funds outside of the Trust Account or (ii) GigCapital3 consummates an initial business combination. GigCapital3’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against GigCapital3’s officers and directors, even though such an action, if successful, might otherwise benefit GigCapital3 and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GigCapital3 pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants is available. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so. If the Company is unable to do so, the potential “upside” of the holder’s investment in the Company may be reduced or the warrants may expire worthless.

Even if the Company consummates the Business Combination, there is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the Company’s warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other change. Accordingly, the Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a warrant.

The exercise price for our public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the public warrants are more likely to expire worthless.

The exercise price of our public warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our public warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the public warrants are less likely to ever be in the money and more likely to expire worthless.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our public warrants issued as part of our IPO are exercisable for 15,000,000 shares of Common Stock at $11.50 per share. We are also issuing the Convertible Note Warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50. The additional shares of Common Stock issued upon exercise of our warrants will result in dilution to the then existing holders of Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

Stockholders may not know immediately after the special meeting whether we have satisfied the closing condition that the Trust Account and the proceeds from the PIPE Investment and Convertible Note Investment equal or exceed $150,000,000.

If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing Date, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the trust account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE Investment and Convertible Note Investment equal or exceed $150,000,000, or that the amount remaining in the Trust Account is at least $50,000,000. This process could take a number of days, and there may be a period of time after the special meeting and before the Closing when stockholders do not know whether we have satisfied this closing condition.

The Company has no obligation to net cash settle the warrants.

In no event will the Company have any obligation to net cash settle the warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

The Company’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Lightning Systems’ key personnel, all of whom are expected to join the Company following the Business Combination. While the Company intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.

The Company’s ability to successfully effect the Business Combination is dependent upon the efforts of key personnel of Lightning Systems and of the Company, including Dr. Avi Katz, the Company’s Chief Executive Officer and Executive Chairman, and Timothy Reeser, Lightning Systems’ Chief Executive Officer. Although the Company expects all of Lightning Systems’ key personnel to remain with New Lightning eMotors following the Business Combination, it is possible that New Lightning eMotors will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Lightning eMotors. While New Lightning eMotors intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause New Lightning eMotors to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

The Company and Lightning Systems will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on the Company and Lightning Systems. These uncertainties may impair our or Lightning Systems’ ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or Lightning Systems’ business could be harmed.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current amended and restated certificate of incorporation and bylaws and applicable laws. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “Proposal No. 1 - Approval of the Business Combination - The Business Combination Agreement - Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require the Company to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Lightning Systems’ business, a request by Lightning Systems to undertake actions that would otherwise be prohibited by the terms of the Business Agreement or the occurrence of other events that would have a material adverse effect on Lightning Systems’ business and would entitle the Company to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of the Company, acting through the Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the

Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

We and Lightning Systems will incur significant transaction and transition costs in connection with the Business Combination.

We and Lightning Systems have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Lightning Systems may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Company following the Closing.

The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $40.0 million. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the transaction expenses.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that the directors and officers of the Company have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Initial Stockholder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor will retain 5,635,000 Initial Stockholder Shares upon the Closing;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will continue as board members of New Lightning eMotors, and each shall be entitled to receive compensation for serving on the New Lightning eMotors Board; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the 5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

Our Initial Stockholders, including our Sponsor and our independent directors, hold a significant number of shares of our Common Stock. They will lose their entire investment in us if a business combination is not completed.

Our Initial Stockholders hold in the aggregate 5,893,749 Initial Stockholder Shares, representing 22.8% of the total shares outstanding as of the date of this proxy statement/prospectus. The Initial Stockholder Shares will be worthless if we do not complete a business combination by the applicable deadline.

The Initial Stockholder Shares are identical to the shares of Common Stock included in the public units, except that: (i) the Initial Stockholder Shares are subject to certain transfer restrictions; (ii) our Initial Stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed: (a) to waive their redemption rights with respect to their shares of Common Stock in connection with the completion of our Business Combination; (b) waive their redemption rights with respect to their shares of Common Stock in connection with a stockholder vote to approve an amendment to our current amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the IPO or to provide for redemption in connection with a business combination; and (c) to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete our initial business combination by the applicable deadline (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by the applicable deadline.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Lightning Systems, completing a business combination with Lightning Systems and may influence their operation of New Lightning eMotors following the Business Combination. This risk may become more acute as the deadline of the applicable deadline for completing an initial business combination nears.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Common Stock.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Business Combination Agreement regarding required amounts in the Trust Account and the proceeds from the PIPE Investment and the Convertible Note Investment equaling or exceeding certain thresholds where it appears that such requirements would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. This may result in the completion of our Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for our Common Stock.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of New Lightning eMotors’ securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Company’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Lightning eMotors’ securities after the Business Combination can vary due to general economic conditions and forecasts, New Lightning eMotors’ general business condition and the release of New Lightning eMotors’ financial reports. Additionally, if New Lightning eMotors’ securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or New Lightning eMotors’ securities are not listed on the NYSE and are quoted on the OTC Bulletin Board, the liquidity and price of New Lightning eMotors’ securities may be more limited than if New Lightning eMotors’ securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The ability to execute New Lightning eMotors’ strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

Depending upon the aggregate amount of cash consideration the Company would be required to pay for all shares of Common Stock that are validly submitted for redemption, New Lightning eMotors may be required to increase the financial leverage New Lightning eMotors’ business would have to support. This may negatively impact its ability to execute on its own future strategic plan and its financial viability.

If New Lightning eMotors fails to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if its products or services are not adopted as expected, the combined company will not be able to compete effectively.

New Lightning eMotors will operate in a highly competitive, quickly changing environment, and the combined company’s future success depends on its ability to develop or acquire, and introduce new products and services that achieve broad market acceptance. New Lightning eMotors’ ability to successfully introduce and market new products is unproven. Because New Lightning eMotors will have a limited operating history and the market for its products, including newly acquired or developed products, is rapidly evolving, it is difficult to predict the combined company’s operating results, particularly with respect to any new products that it may introduce. New Lightning eMotors’ future success will depend in large part upon its ability to identify demand trends in the market in which it will operate and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner.

In order to differentiate New Lightning eMotors’ products and services from competitors’ products, New Lightning eMotors will need to increase focus and capital investment in research and development, including software development. If any products currently sold by, and services offered by, Lightning Systems do not continue, or if New Lightning eMotors’ new products or services fail to achieve widespread market acceptance, or if we are unsuccessful in capitalizing on opportunities in the market in which New Lightning eMotors will operate, New Lightning eMotors’ future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Successfully predicting demand trends is difficult, and it is very difficult to predict the effect that introducing a new product or service will have on existing product or service sales. It is possible that New Lightning eMotors may not be successful with its new products and services, and as a result New Lightning eMotors’ future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Also, New Lightning eMotors’ may not be able to respond effectively to new product or service announcements by competitors by quickly introducing competitive products and services.

In addition, New Lightning eMotors may acquire companies and technologies in the future. In these circumstances, the combined company may not be able to successfully manage integration of the new product and service lines with the combined company’s existing suite of products and services. If New Lightning eMotors is unable to effectively and successfully further develop these new product and service lines, New Lightning eMotors may not be able to increase or maintain sales (as compared to sales of Lightning Systems on a standalone basis), and New Lightning eMotors’ gross margin (as compared to sales of Lightning Systems on a standalone basis) may be adversely affected.

Furthermore, the success of New Lightning eMotors’ new products will depend on several factors, including, but not limited to, market demand costs, timely completion and introduction of these products, prompt resolution of any defects or bugs in these products, New Lightning eMotors’ ability to support these products, differentiation of new products from those of New Lightning eMotors’ competitors, market acceptance of these products, delays and quality issues in releasing new products and services. The occurrence of one or more of the foregoing factors may result in lower quarterly revenue than expected, and New Lightning eMotors may in the future experience product or service introductions that fall short of its projected rates of market adoption.

If New Lightning eMotors’ products fail to achieve and sustain sufficient market acceptance, the combined company’s revenue will be adversely affected.

New Lightning eMotors’ success will depend on its ability to develop and market products that are recognized and accepted as reliable, enabling and cost-effective. Some potential customers of the combined company may already use products similar to what Lightning Systems currently offers and similar to what New Lightning eMotors may offer in the future and may be reluctant to replace those products with what Lightning Systems currently offers or which the combined company may offer in the future. Market acceptance of New Lightning eMotors’ products and technology will depend on many factors, including New Lightning eMotors’ ability to convince potential customers that New Lightning eMotors’ products and technology are an attractive alternative to existing products and technology. Prior to adopting New Lightning eMotors’ products and technology, some potential customers may need to devote time and effort to testing and validating New Lightning eMotors’ systems. Any failure of New Lightning eMotors’ systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than the combined company’s.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination was executed, the date of this proxy statement/prospectus, or the date on which the Company’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Lightning Systems’ stock and trading in the shares of Company Common Stock has not been active. Accordingly, the valuation ascribed to Lightning Systems and Company Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in New Lightning eMotors’ quarterly financial results or the quarterly financial results of companies perceived to be similar to New Lightning eMotors;

•	changes in the market’s expectations about New Lightning eMotors’ operating results;

•	success of competitors;

•	New Lightning eMotors’ operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Lightning eMotors or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to New Lightning eMotors’;

•	New Lightning eMotors’ ability to market new and enhanced services and products on a timely basis;

•	changes in laws and regulations affecting New Lightning eMotors’ business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in New Lightning eMotors’ capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Lightning eMotors’ securities available for public sale;

•	any major change in the board or management;

•	sales of substantial amounts of Common Stock by New Lightning eMotors’ directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of the Company’s business, prospects, financial condition or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for New Lightning eMotors’ securities will be influenced by the research and reports that industry or securities analysts may publish about New Lightning eMotors, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on New Lightning eMotors. If no securities or industry analysts commence coverage of New Lightning eMotors, New Lightning eMotors’ stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Lightning eMotors, change their recommendation regarding New Lightning eMotors’ stock adversely, or provide more favorable relative recommendations about New Lightning eMotors’ competitors, the price of New Lightning eMotors’ securities would likely decline. If any analyst who may cover New Lightning eMotors were to cease coverage of New Lightning eMotors or fail to regularly publish reports on it, New Lightning eMotors could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders may adversely affect the market price of the Company’s Common Stock.

Sales of a substantial number of shares of the Company’s Common Stock in the public market could occur at any time. If the Company’s stockholders sell, or the market perceives that the Company’s stockholders intend to sell, substantial amounts of the Company’s Common Stock in the public market, the market price of the Company’s Common Stock could decline.

Our public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination, the PIPE Investment and the Convertible Note Investment. Having a minority share position may reduce the influence that our current stockholders have on the management of New Lightning eMotors.

The issuance of the Common Stock in the Business Combination and in the PIPE Investment, as well as the conversion of the Convertible Notes, will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our public shares and/or public warrants.

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders (other than the PIPE Investor and the Convertible Note Investors) will retain an ownership interest of approximately 24.3% in New Lightning eMotors; (ii) the PIPE Investor will own approximately 3% of New Lightning eMotors (such that public stockholders, including PIPE Investor, will own approximately 27.3% of New Lightning eMotors); (iii) our Initial Stockholders (including our Sponsor) will own approximately 7.2% of New Lightning eMotors; and (iv) the former Lightning Systems equity holders will own approximately 65.5% of New Lightning eMotors, not including any Stockholder Earnout Shares or the shares of Common Stock that will be issuable upon conversion of the Convertible Notes or the exercise of any warrants, including the Convertible Note Warrants. The PIPE Investor has agreed to purchase 2,500,000 shares of Common Stock in the aggregate, for $25,000,000 of gross proceeds. The Convertible Note Investors have agreed to purchase an aggregate principal amount of $100,000,000 of Convertible Notes. The ownership percentage with respect to New Lightning eMotors following the Business Combination does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of Stockholder Earnout Shares to the Stockholder Earnout Group should the earnout conditions in the Business Combination Agreement be satisfied, (iii) conversion of any of the Convertible Notes or (iv) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New Lightning eMotors will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus - Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 5 - Approval of the Incentive Plan.”

The NYSE may not list our securities on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In connection with the Business Combination, in order to obtain the listing of New Lightning eMotors’ securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements. We will seek to have New Lightning eMotors’ securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New Lightning eMotors’ securities are listed on the NYSE, we may be unable to maintain the listing of its securities in the future.

If we fail to meet the initial listing requirements and the NYSE does not list New Lightning eMotors’ securities on its exchange, Lightning Systems would not be required to consummate the Business Combination. In the event that Lightning Systems elected to waive this condition, and the Business Combination was consummated without New Lightning eMotors’ securities being listed on the NYSE or on another national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Lightning eMotors’ securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Resales of the shares of Common Stock included in the Merger Consideration could depress the market price of our Common Stock.

We will have approximately 82.3 million shares of Common Stock outstanding immediately following the Business Combination, and there may be a large number of shares of Common Stock sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by the Company’s public stockholders are freely tradable, and the shares of Common Stock held by the PIPE Investor will be freely tradable following effectiveness of the registration statement that we have agreed to file in connection with the Business Combination covering the resales of such shares. In addition, the Company will be obligated to register the resale of shares of some of the shares of Common Stock issued as Merger Consideration, which shares will become available for resale following the expiration of any applicable lockup period, as well as the shares of Common Stock into which the Convertible Notes will convert and are issuable upon exercise of the Convertible Note Warrants. We also expect that Rule 144 will become available for the resale of shares of our Common Stock that are not registered for resale once one year has elapsed from the date that we file the Current Report on Form 8-K following the Closing that includes the required Form 10 information that reflects we are no longer a shell company. Such sales of shares of Common Stock or the perception of such sales may depress the market price of our Common Stock.

New Lightning eMotors may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

New Lightning eMotors has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Lightning eMotors sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by New Lightning eMotors, New Lightning eMotors may exercise its redemption right even if New Lightning eMotors is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants and warrants underlying the units issuable upon conversion of working capital loan will be redeemable by New Lightning eMotors so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in the proposed Second Amended and Restated Certificate of Incorporation as well as provisions of Delaware law, could impair a takeover attempt.

The proposed Second Amended and Restated Certificate of Incorporation will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. New Lightning eMotors is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Lightning eMotors’ securities. These provisions will include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•

the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Lightning eMotors or changes in the New Lightning eMotors Board and New Lightning eMotors’ management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of New Lightning eMotors Common Stock. Any provision of the Second Amended and Restated Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following October 18, 2023, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in

Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, New Lightning eMotors will be required to provide management’s assessment on internal controls commencing with the annual report for fiscal year ended December 31, 2021, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of Lightning Systems as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of New Lightning eMotors are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of New Lightning eMotors or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Activities taken by the Company’s affiliates to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the Company’s securities.

The Company’s Initial Stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of the Company’s Initial Stockholders, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of the Company’s Initial Stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Company’s Initial Stockholders, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of the Company’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of the Company’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, the Company is required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

We have not registered the shares of Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise public warrants, thus precluding such investor from being able to exercise its public warrants except on a cashless basis and potentially causing such public warrants to expire worthless.

We have not registered the shares of Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the public warrants are not registered under the Securities Act, we will be required to permit holders to exercise their public warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any public warrant, or issue securities or other compensation in exchange for the public warrants in the event that we are unable to register or qualify the shares underlying the public warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the public warrants is not so registered or qualified or exempt from registration or qualification, the holder of such public warrant shall not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of Common Stock included in the public units. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. However, there may be instances in which holders of our public warrants may be unable to exercise such public warrants but holders of our private warrants may be able to exercise such private warrants.

Our Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Our Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our Board and management conducted due diligence on Lightning Systems and researched the industry in which it operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, investors will be relying solely on the judgment of our Board in valuing Lightning Systems’ business, and our Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact the ability to consummate the Business Combination or the operations of New Lightning eMotors.

The Company may be a “controlled company” within the meaning of the applicable rules of the NYSE and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of Common Stock redeemed by the Company’s public stockholders, the Sellers may control a majority of the voting power of New Lightning eMotors’ outstanding Common Stock, and the Company may then be a “controlled company” within the meaning of applicable rules of the NYSE upon the Closing of the Business Combination. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•

that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

If available, New Lightning eMotors may use these exemptions now or in the future. As a result, New Lightning eMotors’ stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

The Company’s proposed Second Amended and Restated Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or employees.

Our Second Amended and Restated Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Second Amended and Restated Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our Second Amended and Restated Certificate of Incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Second Amended and Restated Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of Common Stock held by the Initial Stockholders, shares of Common Stock received by certain significant Lightning Systems stockholders as part of the Business Combination, the PIPE Shares and the Convertible Notes Shares, if applicable. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of Lightning Systems Common Stock into which they may be exercised following the consummation of the Business Combination) within 15 business days after of the Closing Date and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of our Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of our Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend or a sale taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any shares of our Common Stock following the redemption, and if so, the total number of shares of our Common Stock held by the holder both before and after the redemption relative to all shares of our Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be treated as receiving a dividend or recognizing capital gain. See the section entitled “Proposal No. 1 – Approval of the Business Combination – Certain U.S. Federal Income Tax Considerations.”

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

Our current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). However, the Business Combination Agreement provides that our obligation to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the PIPE Investment and the Convertible Note Investment equaling or exceeding $150.0 million, and the obligation of Lightning Systems to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the PIPE Investment and the Convertible Note Investment equaling or exceeding $150.0 million. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. This scenario therefore gives effect to $50.0 million being retained in the Trust Account. As a result, we may be able to complete our Business Combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. Based on the amount of approximately $202.0 million in our Trust Account as of September 30, 2020, and taking into account the anticipated gross proceeds of $25,000,000 from the PIPE Investment and $100,000,000 from the Convertible Note Investment, approximately 15,050,454 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of Company Common Stock issued in the Company’s IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares issued in the Company’s IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock included in the units sold in the Company’s IPO. The Company refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Company’s IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise Redemption Rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over the Company’s ability to consummate the Business Combination and you could suffer a material loss on your investment in the Company if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if the Company consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

The Company can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the Company’s share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If the Company’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Company Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of public shares are not required to affirmatively vote either for or against the Business Combination Proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their Redemption Rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to the Company’s transfer agent at least two

(2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your Redemption Rights.

The Company’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline.

The Company’s public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Company Stockholders—Redemption Rights,” tender their certificates to the Company’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Company’s transfer agent will need to act to facilitate this request. It is the Company’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because GigCapital3 does not have any control over this process or over the brokers, which the Company refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with our Business Combination describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to complete with these procedures, its shares may not be redeemed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Company is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination with one or more businesses. The Company was incorporated in Delaware on February 3, 2020, as GigCapital3, Inc. On May 18, 2020, the Company consummated its IPO. Upon the closing of the IPO, $202.0 million from the net proceeds thereof was placed in a Trust Account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The underwriters of the IPO were granted a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments. On June 27, 2020, the underwriters’ over-allotment option expired. As of September 30, 2020, there was $202.0 million held in the Trust Account.

Lightning Systems, which also does business as Lightning eMotors, is a leading electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, and Class 7 city buses. Lightning Systems is committed to eradicating commercial fleet emissions, the main cause of urban air pollution, by providing zero emission Class 3 to 7 BEVs and FCEVs and infrastructure solutions to commercial fleet customers. As of the date of this proxy statement/prospectus, Lightning Systems is the dominant market leader in the urban commercial ZEV industry, with over 36% market share in Class 3 to 6 EVs in 2020 and the distinction of being the only company in the United States that has delivered fully functional Class 3 to 7 EVs to the end customer that are in use today.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the period ended September 30, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Lightning eMotors’ financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Lightning eMotors. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the audited financial statements of the Company for the period from inception (February 3, 2020) through September 30, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Lightning Systems was derived from the unaudited and audited consolidated financial statements of Lightning Systems as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus. This information should be read together with the Company’s and Lightning Systems’ unaudited and audited financial statements and related notes, the sections titled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On December 10, 2020, the Company and its wholly owned subsidiary, Project Power Merger Sub, Inc., entered into a Business Combination Agreement with Lightning Systems. If the Business Combination Agreement is adopted by Lightning Systems stockholders, and the Business Combination Agreement is approved by Company stockholders at the Special Meeting, Project Power Merger Sub, Inc. will merge with and into Lightning Systems, with Lightning Systems surviving the merger. Upon the consummation of the Business Combination, the Company will change its name to Lightning Systems, Inc.

Subject to and in accordance with the terms of the Business Combination Agreement and customary adjustments, at the Effective Time of the Business Combination, each share of Lightning Systems Capital Stock issued and outstanding immediately prior to the Effective Time of the Business Combination (other than shares owned by Lightning Systems as treasury stock or Dissenting Shares) will (i) convert into that number of shares of Company Common Stock that constitutes the Merger Consideration, which aggregate amount, including any shares issuable in respect of vested equity awards of Lightning Systems that are exercised prior to the Closing or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards, plus (2) up to an additional 16,463,096 shares of Common Stock as Stockholder Earnout Shares to equity holders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration shares of Company Common Stock earned due to the satisfaction of the Earnout Conditions pursuant to the terms of the Business Combination Agreement. The following summarizes the consideration.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of common stock:

•	Assuming No Redemption: This scenario assumes that no shares of Common Stock are redeemed; and

•

Assuming Maximum Redemption: This scenario assumes that 15,050,454 shares of Common Stock are redeemed for an aggregate payment of approximately $152.0 million (based on the estimated per share redemption price of approximately $10.10 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $202.0 million) from the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. This scenario therefore gives effect to $50.0 million being retained in the Trust Account. This results in public share redemptions of 15,050,454 shares for aggregate redemption payments of $152.0 million.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2020

(in thousands except share and per share amounts)

(unaudited)

			(C) Scenario 1 (Assuming No Redemptions into Cash)			(C) Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) GigCapital3, Inc.	(B) Lightning Systems, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$1,587	$4,901	$202,037	(1)		$202,037	(1)
			2	(1)		2	(1)
			25,000	(2)		25,000	(2)
			100,000	(3)		100,000	(3)
						(152,039)	(5)
			(40,000)	(7)		(40,000)	(7)
			(4,500)	(8)		(4,500)	(8)
					289,027			136,988
Accounts receivable, net	—	4,045			4,045			4,045
Inventories	—	4,940			4,940			4,940
Prepaid Expenses and other current	248	2,573			2,821			2,821

Total current assets	1,835	16,459	282,539		300,833	130,500		148,794
Property and equipment, net	—	2,003			2,003			2,003
Operating lease right-of-use asset	—	2,889			2,889			2,889
Other non-current assets	73	44			117			117
Cash and marketable securities held in Trust Account	202,037	—	(202,037)	(1)	—	(202,037)	(1)	—
Interest receivable on cash held in trust account	2	—	(2)	(1)	—	(2)	(1)	—

Total Assets	$203,947	$21,395	$80,500		$305,842	$(71,539)		$153,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120	$1,390			$1,510			$1,510
Accrued expenses and other current liabilities	48	969			1,017			1,017
Accrued expenses due to related parties	9	128			137			137
Warrant liabilities	—	15,264	(15,264)	(4)	—	(15,264)	(5)	—
Current portion of long-term debt	—	7,654	(6,154)	(4)		(6,154)	(5)
			(1,500)	(8)	—	(1,500)	(8)	—
Current portion of long-term debt-related party	—	6,225	(3,225)	(4)		(3,225)	(5)
			(3,000)	(8)	—	(3,000)	(8)	—
Current portion of operating lease obligation	—	825			825			825
Current portion of finance lease obligation	—	91			91			91

Total current liabilities	177	32,546	(29,143)		3,580	(29,143)		3,580
Long-term debt net of current portion and debt discount related party	—	427	2,573	(9)	3,000	2,573	(9)	3,000
Derivative liability	—	—	22,648	(3)	22,648	22,648	(3)	22,648
Long-term convertible debt	—	—	100,000	(3)		100,000	(3)
			(22,648)	(3)		(22,648)	(3)
			(25,364)	(3)	51,988	(25,364)	(3)	51,988
Operating lease liability, net of current portion	—	2,969			2,969			2,969
Deferred underwriting fee payable	8,000	—	(8,000)	(7)	—	(8,000)	(7)	—

Total liabilities	8,177	35,942	40,066		84,185	40,066		84,185

			(C) Scenario 1 (Assuming No Redemptions into Cash)			(C) Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) GigCapital3, Inc.	(B) Lightning Systems, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Commitments and contingencies
GigCapital
Common stock subject to possible redemption, 18,888,135 shares as of September 30, 2020 at a redemption value of $10.10 per share	190,770	—	(190,770)	(4)	—	(190,770)	(5)	—
Redeemable, convertible preferred stock
Series A redeemable, convertible preferred stock, 12,293,014 shares authorized, 12,293,013 shares issued and outstanding as of September 30, 2020 (liquidation value of $22,246 as of September 30, 2020)	—	18,036	(18,036)	(4)	—	(18,036)	(5)	—
Series B redeemable, convertible preferred stock, 3,825,694 shares authorized, 3,825,694 shares issued and outstanding as of September 30, 2020 (liquidation value of $6,133 as of September 30, 2020)	—	4,101	(4,101)	(4)	—	(4,101)	(5)	—
Series C redeemable, convertible preferred stock, 30,000,000 shares authorized, 13,700,143 shares issued and outstanding as of September 30, 2020 (liquidation value of $29,960 as of September 30, 2020)	—	20,054	(20,054)	(4)	—	(20,054)	(5)	—

Total redeemable, convertible preferred stock	—	42,191	(42,191)		—	(42,191)		—
Stockholders’ equity
Common stock	1	—	2	(4)		1	(5)
			5	(4)	8	5	(5)	7
Preferred stock	—	—	—		—			—
Additional paid-in capital	5,456	10,676	25,000	(2)		25,000	(2)
			25,364	(3)		25,364	(3)
			190,768	(4)		38,730	(5)
			(5)	(4)		(5)	(5)
			42,191	(4)		42,191	(5)
			9,379	(4)		9,379	(5)
			15,264	(8)		15,264	(8)
			(457)	(6)		(457)	(6)
			—	(7)		—	(7)
			(2,573)	(9)		(2,573)	(9)
					321,063			169,025
Accumulated deficit	(457)	(67,414)	457	(6)		457	(6)
			(32,000)	(7)		(32,000)	(7)
					(99,414)			(99,414)

Total stockholders’ equity	5,000	(56,738)	273,395		221,657	121,356		69,618

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$203,947	$21,395	$80,500		$305,842	$(71,539)		$153,803

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A) Derived from the audited balance sheet of the Company as of September 30, 2020.

(B) Derived from the unaudited balance sheet of Lightning Systems as of September 30, 2020.

(C) The total consideration under each of the two scenarios, no redemption of shares to cash and maximum number of shares (75%) redeemed for cash, as of September 30, 2020 is as follows:

(In thousands except share amounts)	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Closing Share Consideration (in shares of the Company’s Common Stock)(1)	53,922,000	53,922,000

Share Consideration Dollars (2)	$536,524	$536,524

Total Aggregate Closing Consideration	536,524	536,524
Contingent Consideration (Value of Stockholder Earnout Shares)(3)	—	—

Total Aggregate and Contingent Consideration	$536,524	$536,524

(1)	The final adjustment may differ as a result of the net debt or cash balance as of the close of the Business Combination.

(2)	Calculated at the closing price of the stock at September 30, 2020 of $9.95.

(3)	Stockholder Earnout Shares are earned based on the market price of the stock. The closing price of the stock at September 30, 2020 of $9.95 was below any earn out threshold.

The total consideration of $536,524,000, is greater than 80% of the original $202,037,000 held in the Trust Account ($161,629,600), therefore the total consideration would satisfy the 80% test in the NYSE rules. The entries related to each component of the consideration are described further in Note 4 and Note 5 below.

(1) To reflect the release of $202,037,000 of investments and $2,000 of interest receivable held in the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by New Lightning eMotors.

(2) To reflect the sale under a subscription agreement with the PIPE Investor of 2,500,000 shares at $10.00 per share for a total of $25.0 million.

(3) To reflect the issuance of Convertible Notes due in 2024 to the Convertible Note Investors totaling $100 million, the derivative liability for the conversion feature, mandatory redemption and the interest make-whole provision ($22.6 million) and to reflect the debt discount resulting from the issuance of 8,695,652 warrants with the associated debt discount ($25.4 million). The Convertible Notes are convertible into Common Stock at a rate of 86.9565 shares per $1,000 of principal amount.

(4) Scenario 1 assumes no stockholders of the Company exercise their redemption rights. To reflect the surrender of shares of Lightning Systems Capital Stock (including shares resulting from the conversion of notes, warrants and preferred stock), transfer of the remaining 18,888,135 shares of the Common Stock to permanent equity ($190,768,000), and the issuance of 53,922,000 shares of Common Stock ($0.0001 par value).

(5) Scenario 2 assumes the maximum number of shares are redeemed into cash by the stockholders of the Company. To reflect the surrender of shares of Lightning Systems Capital Stock (including shares resulting from the conversion of notes, warrants and preferred stock), redemption of 15,050,454 shares of the Common Stock subject to redemption and the issuance of 53,922,000 shares of Common Stock ($0.0001 par value).

(6) To reflect the elimination of the historical accumulated deficit of the Company, the accounting acquiree.

(7) To reflect the payment of estimated transaction and other costs of approximately $40.0 million, including deferred underwriters fees already accrued of $8.0 million, in conjunction with the Business Combination.

(8) To reflect the payoff of unsecured facility agreement and all but $3 million of the term notes as part of the closing of the Business Combination.

(9) To reflect the writeoff by Lightning Systems of the unamortized debt discount.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30, 2020

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)	Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	GigCapital3, Inc.	Lightning Systems, Inc.
	Period from February 3, 2020 (Date of Inception) through September 30, 2020	Nine months ended September 30, 2020	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$5,368	$—		5,368	$		5,368
Cost of revenue	—	6,213	—		6,213	—		6,213

Gross profit	—	(845)	—		(845)	—		(845)

Operating expenses:
Research and development	—	742	—		742	—		742
Sales, general, and administrative	484	6,973	(29)	(4)	7,428	(29)	(4)	7,428

Total operating expenses	484	7,715	(29)		8,170	(29)		8,170

Loss from operations	(484)	(8,560)	29		(9,015)	29		(9,015)

Interest Expense	—	1,242	(370)	(5)		(370)	(5)
			14,862	(3)	15,734	14,862	(3)	15,734
Loss (gain) from change in fair value of warrant liabilities	—	14,363	(14,363)	(2)	—	(14,363)	(2)	—
Other expense, net	—	107	—		107	—		107
Interest (income) on marketable securities held in Trust Account	(39)	—	39	(1)	—	39	(1)	—

Loss before income taxes	(445)	(24,272)	(139)		(24,856)	(139)		(24,856)

Income tax expense	12	—	(12)	(1)	—	(12)	(1)	—

Net loss	$(457)	$(24,272)	$(127)		$(24,856)	$(127)		$(24,856)

Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(7.81)			$(0.31)			$(0.38)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted(7)	5,920,089	3,424,632	75,325,135	(6)	81,245,224	60,274,681	(6)	66,194,770

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

(A) Derived from the audited statement of operations of the Company for the period from inception (February 3, 2020) through September 30, 2020.

(B) Derived from the unaudited statement of operations of Lightning Systems for the nine months ended September 30, 2020.

(1) Represents an adjustment to eliminate both the interest income on marketable securities held in the Trust Account as of the beginning of the period and the corresponding income tax expense.

(2) To reflect the reversal of the loss from change in fair value of warrant liabilities incurred by Lightning Systems as the Business Combination is reflected as if it had occurred at the beginning of the nine-month period.

(3) To reflect the amortization of the regular interest plus the debt discount of $48.0 million on the notes financing ($22.6 million from the derivative liability and $25.4 million resulting from the warrants issued) over three years (the term of the loan) at a constant interest rate as if the loan had occurred at the beginning of the nine-month period.

(4) To reflect the reversal of the Business Combination related expenses included in the statements of operations incurred by Lightning Systems.

(5) To reflect the reversal of interest on the unsecured facility agreement and other notes that would be either converted to common stock or paid off at the start of the nine-month period as the Business Combination is reflected as if it had occurred at the beginning of the nine-month period.

(6) As the Business Combination is being reflected as if it had occurred at the beginning of the nine-month period ended September 30, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable to the Lightning Systems equity holders in the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such redeemed shares for the entire period.

(7) The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of September 30, 2020 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Prior to the business combination, basic and diluted weighted-average common shares outstanding exclude 18,888,135 common shares potentially redeemable shares. For Scenario 1, no additional shares are considered redeemed and all 18,888,135 shares were included in the calculation of the basic and diluted weighted-average shares for the period ended September 30, 2020. For Scenario 2, a total of 15,050,454 shares were considered redeemed and were excluded from the calculation of basic and diluted weighted-average common shares outstanding. The Company has not considered the effect of the incremental number of shares of common stock to settle 15,670,104 outstanding warrants sold in the Offering and Private Placement as the shares would be anti-dilutive for the period ended September 30, 2020.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)
	GigCapital3, Inc.	Lightning Systems, Inc.	Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	No 2019 activity as February 3, 2020 is the Date of Inception	Twelve months ended December 31, 2019	Pro Forma Adjustments		Statement of Pro Forma Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$3,164	$—		$3,164	$—		$3,164
Cost of revenue	—	4,233	—		4,233	—		4,233

Gross profit	—	(1,069)	—		(1,069)	—		(1,069)

Operating expenses:								—
Research and development	—	975	—		975	—		975
Sales, general, and administrative	—	7,121	—		7,121	—		7,121

Total operating expenses	—	8,096	—		8,096	—		8,096

Loss from operations	—	(9,165)	—		(9,165)	—		(9,165)

Interest expense, net		575	(18)	(2)		(18)	(2)
			20,167	(3)	20,724	20,167	(3)	20,724
Inducement expense	—	309	(309)	(1)	—	(309)	(1)	—
Loss (gain) from change in fair value of warrant liability	—	(119)	119	(1)	—	119	(1)	—
Other income, net	—	(240)	—		(240)	—		(240)
Interest (income) on marketable securities held in Trust Account	—	—	—		—	—		—

Loss before income taxes	—	(9,690)	(19,959)		(29,649)	(19,959)		(29,649)

Income tax expense	—	—	—		—	—		—

Net loss	$—	$(9,690)	$(19,959)		$(29,649)	$(19,959)		$(29,649)

Net income loss per share attributable to common stockholders, basic and diluted	$—	$(3.78)			$(0.53)			$(0.53)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	—	3,254,478	56,422,000	(4)	56,422,000	56,422,000	(4)	56,422,000

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

(A) The inception date of the Company was February 3, 2020, therefore, there are no financial statements for the Company for the twelve months ended December 31, 2019.

(B) Derived from the audited consolidated statement of operations of Lightning Systems for the twelve months ended December 31, 2019.

(1) To reflect the reversal of the gain from change in fair value of warrant liabilities and the inducement expenses incurred by Lightning Systems as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

(2) To reflect the reversal of interest on the unsecured facility agreement and other notes that would be either converted to Common Stock or paid off at the start of the twelve-month period as the Business Combination is reflected as if it had occurred at the beginning of the twelve-month period.

(3) To reflect the amortization of the regular interest plus the debt discount of $48.0 million on the notes financing ($22.6 million from the derivative liability and $25.4 million resulting from the warrants issued) over three years (the term of the loan) at a constant interest rate as if the loan had occurred at the beginning of the twelve-month period.

(4) As the Business Combination is being reflected as if it had occurred at the beginning of the twelve-month period ended December 31, 2019, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable to the Lightning Systems equity holders in the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such redeemed shares for the entire period. No shares were outstanding for the Company for the year ended December 31, 2019 as the date of inception was February 3, 2020. Therefore, there are no shares subject to redemption during the year ended December 31, 2019.

PRO FORMA CHANGE IN EQUITY ACCOUNTS

(in thousands except share and per share amounts)

(unaudited)

	GigCapital3, Inc.			Lightning Systems, Inc.		Lightning Systems, Inc.			Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Shares	Common Stock	APIC	Shares	Convertible Preferred Stock	Shares	Common Stock	APIC	Shares	Common Stock	APIC	Shares	Common Stock	APIC
Beginning Balance	7,005,344	$1	$5,456	29,818,850	$42,191	4,206,953	$—	$10,676	11,212,297	$1	$16,132	11,212,297	$1	$16,132
Sale of GigCapital3, Inc. shares under subscription agreement	—	—	—	—	—	—	—	—	2,500,000	—	25,000	2,500,000	—	25,000
Surrender of Lightning Systems, Inc. common stock	—	—	—	—	—	(4,206,953)	—	$(10,676)	(4,206,953)	—	—	(4,206,953)	—	—
Surrender of Lightning Systems, Inc. preferred stock	—	—	—	(29,818,850)	(42,191)	—	—	—	—	—	42,191	—	—	42,191
Surrender of Lightning Systems, Inc. preferred stock converted from notes	—	—	—	—	—	—	—	—	—	—	9,379	—	—	9,379
Write off of debt discount on notes converted	—	—	—	—	—	—	—	—	—	—	(2,573)	—	—	(2,573)
Surrender of Lightning Systems, Inc. warrants	—	—	—	—	—	—	—	—	—	—	15,264	—	—	15,264
GigCapital3, Inc. shares in exchange	—	—	—	—	—	—	—	—	53,922,000	5	— (5)	53,922,000	5	(5)
Shares subject to redemption transferred to equity	—	—	—	—	—	—	—	—	18,888,135	2	190,768	—	—	—
Additional redemption of shares	—	—	—	—	—	—	—	—	—	—	—	3,837,681	1	38,730
Recording of debt discount for warrants associated with the issuance of convertible notes	—	—	—	—	—	—	—	—	—	—	25,364	—	—	25,364
Eliminate historical accumulated deficit of GigCapital3, Inc.	—	—	—	—	—	—	—	—	—	—	(457)	—	—	(457)

Ending balance	7,005,344	$1	$5,456	—	$—	—	$—	$—	82,315,479	$8	$321,063	67,265,025	$7	$169,025

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of the Company for the period from February 3, 2020 (inception) through September 30, 2020; and

•

unaudited pro forma per share information of the post-combination company for the twelve months ended December 31, 2019 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Scenario 1—Assuming no additional redemptions of public shares for cash: This scenario assumes that none of the Company’s stockholders exercise redemption rights upon Closing of the Business Combination; and

•

Scenario 2—Assuming maximum redemptions of public shares for cash: This scenario assumes that 15,050,454 shares of Common Stock are redeemed for an aggregate payment of approximately $152.0 million (based on the estimated per share redemption price of approximately $10.10 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $202.0 million) from the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. This scenario therefore gives effect to $50.0 million being retained in the Trust Account. This results in public share redemptions of 15,050,454 shares for aggregate redemption payments of $152.0 million.

The pro forma net loss per share information reflects the Business Combination contemplated by the Business Combination Agreement as if it had occurred at the beginning of the respective periods. This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of the Company and Lightning Systems, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact New Lightning eMotors’ financial condition include risks that affect its operations and outlook such as increases in costs, disruption of supply or shortage of raw materials, including as a result of the COVID-19 pandemic. For more information on the risks that could impact New Lightning eMotors’ financial condition and results of operations, please see the section entitled “Risk Factors.”

You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical		Lightning Systems, Inc. Equivalent Pro Forma Per Share Data		Combined Pro Forma
	GigCapital3, Inc	Lightning Systems, Inc.	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Nine Months ended September 30, 2020 and Period from February 3, 2020 (Date of Inception) through September 30, 2020
Book value per share (4)	$0.71	$(13.49)	$34.51	$13.27	$2.69	$1.03
Net loss available to common stockholders	$(457)	$(26,747)			$(24,856)	$(24,856)
Net loss per share available to common stockholders – basic and diluted (4)	$(0.08)	$(7.81)	$(3.92)	$(4.81)	$(0.31)	$(0.38)
Cash dividends per share (3)	$—	$—	$—	$—	NA	NA
Weighted average shares outstanding – basic and diluted	5,920,089	3,424,632	N/A	N/A	81,245,224	66,194,770

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – 12-month period ended December 31, 2019 (2)
Book value per share (4)	$—	$(11.56)	N/A (1)	N/A (1)	N/A (1)	N/A (1)
Net loss available to common stockholders	$—	$(12,310)			$(29,649)	$(29,649)
Net loss per share available to common stockholders – basic and diluted (4)	$—	$(3.78)	$(6.74)	$(6.74)	$(0.53)	$(0.53)
Cash dividends per share (3)	$—	$—	$—	$—	NA	NA
Weighted average shares outstanding – basic and diluted	—	3,254,478	N/A	N/A	56,422,000	56,422,000

(1)	Pro forma balance sheet as of December 31, 2019 is not required and as such, no such calculation included in this table.
(2)	For the Company, there is no 12 months period as it was incepted February 3, 2020 (Date of Inception) and for Lightning Systems the 12 months is the 12-month period ended December 31, 2019.
(3)	No dividends have been paid by the Company or Lightning Systems.

(4)

The equivalent pro forma basic per share data for Lightning Systems are derived by multiplying the expected exchange ratio (12.82) in the Business Combination by the unaudited pro forma combined per share data.

Calculation of Exchange Ratio	Scenario 1	Scenario 2
Lightning Systems Inc. Shares outstanding	4,206,953	4,206,953
GigCapital3, Inc. Shares to receive	53,922,000	53,922,000

Per Share Exchange Ratio	12.82	12.82

	Scenario 1 Combined (Assuming No Additional Redemptions into Cash)		Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
	9 Months Ended September 30, 2020 and Period from February 3, 2020 (Date of Inception) through September 30, 2020	12 Months Ended December 31, 2019	9 Months Ended September 30, 2020 and Period from February 3, 2020 (Date of Inception) through September 30, 2020	12 Months Ended December 31, 2019
Weighted-average common shares outstanding, basic and diluted:
GigCapital3, Inc. weighted average shares outstanding (1)	5,920,089	—	5,920,089	—
GigCapital3, Inc. shares of common stock no longer subject to forfeiture	15,000	—	15,000	—
Sale of additional GigCapital3, Inc. shares in conjunction with the Business Combination	2,500,000	2,500,000	2,500,000	2,500,000
GigCapital3, Inc. shares subject to redemption reclassified to equity	18,888,135	—	3,837,681	—
Stockholder Earnout Shares (2)	—	—	—	—
Shares issued to Lightning Systems, Inc. in business combination	53,922,000	53,922,000	53,922,000	53,922,000

Weighted-average common shares outstanding, basic and diluted	81,245,224	56,422,000	66,194,770	56,422,000

Percent of shares owned by GigCapital3, Inc.	34%	4%	19%	4%
Percent of shares owned by Lightning System, Inc.	66%	96%	81%	96%

(1)	No shares are outstanding for the Company in the 12 months ended December 31, 2019 as the date of inception was February 3, 2020.

(2)

No contingently issuable Stockholder Earnout Shares associated with the Business Combination are included in the calculation of weighted-average Common Stock outstanding as they would be anti-dilutive.

	Scenario 1 Combined (Assuming No Additional Redemptions into Cash)		Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
	9 Months Ended September 30, 2019 and Period from February 3, 2029 (Date of Inception) through September 30, 2020	12 Months Ended December 31, 2019	9 Months Ended September 30, 2019 and Period from February 3, 2029 (Date of Inception) through September 30, 2020	12 Months Ended December 31, 2019
Weighted-average common shares outstanding, basic and diluted:
GigCapital3, Inc. holders	27,323,224	2,500,000	12,272,770	2,500,000
Lightning Systems, Inc.	53,922,000	53,922,000	53,922,000	53,922,000

Weighted-average common shares basic, basic and diluted	81,245,224	56,422,000	66,194,770	56,422,000

SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                , 2021 to all stockholders of record of the Company as of February 2, 2021, the record date for the Special Meeting. Stockholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 25,893,479 shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held on                , 2021 at [10:00] [a][p].m., local time, via live webcast at https://[•]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting https://[•] and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by                , 2021 at https://[•]. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://[•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on

February 2, 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 25,893,479 shares of Common Stock outstanding and entitled to vote, of which 20,000,000 are public shares and 5,893,479 are Initial Stockholder Shares and Insider Shares held by our Initial Stockholders.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

•

Proposal No. 1 - The Business Combination Proposal - To approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Lightning Systems, with Lightning Systems surviving the merger, and the issuance of Common Stock to Lightning Systems equity holders as Merger Consideration and Stockholder Earnout Shares to the Stockholder Earnout Group;

•

Proposal No. 2 - The NYSE Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of common stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants;

•

Proposal No. 3 - Classification of the Board of Directors Proposal - To adopt the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes;

•

Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal (Governance Proposal) - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital3, Inc.” to “Lightning eMotors, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

•	Proposal No. 4B - Authorization of Exclusive Forum Provision (Forum Proposal) - To authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation;

•	Proposal No. 5 - Incentive Plan Proposal - To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

•	Proposal No. 6 – The Election of Directors Proposal - To elect the directors comprising the board of directors of New Lightning eMotors following the Closing Date; and

•

Proposal No. 7- Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Vote of the Initial Stockholders, Directors and Officers

Prior to our IPO, we entered into agreements with our Initial Stockholders, other current directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of an initial business combination. These agreements apply to our Initial Stockholders, including our Sponsor, as it relates to the Initial Stockholder Shares and the requirement to vote all of the Initial Stockholder Shares in favor of the Business Combination Proposal and for all other proposals to be presented to our stockholders at the Special Meeting and described in this proxy statement/prospectus.

Our Initial Stockholders, other current directors and officers have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with Business Combination. The Initial Stockholder Shares held by our Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by the applicable deadline. However, our Initial Stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. In order to establish the quorum for purposes of the Business Combination Proposal, holders of at least a majority of the outstanding shares of Common Stock must be present at the Special Meeting in person or by proxy. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock represented in person or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote thereon at the Special Meeting.

Under these voting standards, a failure to vote or an abstention will have no effect on the Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal.

It is important for you to note that in the event that the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholder.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Initial Stockholder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor will retain 5,635,000 Initial Stockholder Shares upon the Closing;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will continue as members of New Lightning eMotors Board, and each shall be entitled to receive compensation for serving on such board; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the 5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or in person at the Special Meeting. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the NYSE Stock Issuance Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Governance Proposal, “FOR” the Forum Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Election of Directors Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Eastern time on                , 2021.

Voting at the Meeting - We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://[•], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “- Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify the Company’s Secretary in writing to c/o 1731 Embarcadero Rd., Suite 200, Palo Alto, CA, Attn: Secretary, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may contact MacKenzie, our proxy solicitor, at (212) 929-5500 (call collect), (800) 322-2885 (call toll-free), or by sending an e-mail to proxy@mackenziepartners.com.

Redemption Rights

Pursuant to our certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $202.0 million as of December 10, 2020, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE Investment and the Convertible Note Investment equal or exceed $150.0 million, of which at least $50.0 million is from funds that are retained in the Trust Account.

In order to exercise your Redemption Rights, you must:

•	if you hold public units, separate the underlying public shares and public warrants;

•

prior to 5:00 p.m. Eastern time, on                 , 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock; and

•

deliver your public shares either physically or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to our Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your Redemption Rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to our Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and completed far enough in advance to permit your nominee to exercise your Redemption Rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Each redemption of shares of common stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of common stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our common stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of common stock.

Prior to exercising Redemption Rights, stockholders should verify the market price of our Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of our Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by November 18, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock or Lightning Systems Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay MacKenzie a fee of $9,000, plus disbursements, reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Business Combination Agreement and the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection below entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of our Common Stock entitled to vote and actually cast thereon online at the Special Meeting, voting as a single class.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, referred to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On December 10, 2020, the Company, Merger Sub and Lightning Systems entered into the Business Combination Agreement, pursuant to which the Company and Lightning Systems will enter into the Business Combination whereby Merger Sub will merge with and into Lightning Systems in the Merger, with Lightning Systems surviving the Merger as a wholly owned subsidiary of the Company. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated by the Business Combination Agreement. The Business Combination Agreement is summarized below.

The Merger will be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in the Certificate of Merger (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties to the Business Combination Agreement and specified in such Certificate of Merger) being the “Effective Time”). The Certificate of Merger will be filed as promptly as practicable, but in no event later than three (3) business days, after the satisfaction or, if permissible, waiver of the closing conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The parties will hold the Closing immediately prior to the filing of the Certificate of Merger. The date on which the Closing shall occur is referred to as the Closing Date.

Subject to and in accordance with the terms of the Business Combination Agreement and customary adjustments, at the Effective Time of the Business Combination, each share of Lightning Systems Capital Stock issued and outstanding immediately prior to the Effective Time of the Business Combination (other than shares owned by Lightning Systems as treasury stock and Dissenting Shares (as defined in the Business Combination Agreement)) will (i) convert into that number of shares of Company Common Stock that constitutes the Merger Consideration, which aggregate amount, including any shares issuable in respect of vested equity awards of Lightning Systems that are exercised prior to the Closing or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards, plus (2) up to an additional 16,463,096 shares of Common Stock as Stockholder Earnout Shares to equity holders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration shares of Company Common Stock earned due to the satisfaction of the Earnout Conditions pursuant to the terms of the Business Combination Agreement.

Conversion of Securities

Immediately prior to the Effective Time, Lightning Systems will cause the outstanding principal amount, together with all accrued and unpaid interest, of the Lightning Systems convertible notes to be automatically converted into a number of shares of Lightning Systems Series C preferred stock at the per share conversion price set forth in the applicable Lightning Systems convertible note. Upon conversion, all of the Lightning Systems convertible notes will no longer be outstanding and will cease to exist, any liens securing obligations under the Lightning Systems convertible notes will be released and each holder of Lightning Systems convertible notes will thereafter cease to have any rights with respect to such convertible notes.

Immediately prior to the Effective Time, Lightning Systems will cause each share of Lightning Systems preferred stock that is issued and outstanding to be converted into a number of shares of Lightning Systems Common Stock at the then-effective conversion rate, as calculated pursuant to Section 4.1.1 of Lightning Systems’ certificate of incorporation, and upon conversion such shares of Lightning Systems preferred stock will no longer be outstanding and will cease to exist, and each holder of Lightning Systems preferred stock will thereafter cease to have any rights with respect to such preferred stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Lightning Systems or the holders of any of Lightning Systems’ securities:

•

each share of Lightning Systems Capital Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (a) the number of shares of the Company Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (b) the contingent right to receive a portion of the Stockholder Earnout Shares (as defined below), calculated on a Pro Rata Basis together with all other shares of Lightning Systems Capital Stock held by the holder of such share as of immediately prior to the Effective Time (as discussed further below);

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each share of Lightning Systems Common Stock and Lightning Systems preferred stock held in the treasury of Lightning Systems will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

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each Lightning Systems Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by the Company and converted into an option to purchase a number of shares of the Company’s Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Lightning Systems Common Stock subject to such Lightning Systems Option immediately prior to the Effective Time and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Lightning Systems Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Lightning Systems Option immediately prior to the Effective Time; and

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the portion of the Aggregate Closing Merger Consideration issuable to any holder shall be calculated on an aggregate basis with respect to all shares of Lightning Systems Capital Stock held of record by such holder immediately prior to the Effective Time and, after such aggregation, any fractional share of the Company’s Common Stock to which holders of Lightning Systems Common Stock would otherwise be entitled, fractional shares shall be rounded up to the nearest whole share of the Company’s Common Stock.

Following the consummation of the Business Combination, the proposed Second Amended and Restated Certificate of Incorporation of the Company will be filed with the Office of the Secretary of State of the State of Delaware. See the section entitled “- Proposed Second Amended and Restated Certificate of Incorporation”.

Stockholder Earnout

After the Closing, subject to the terms and conditions set forth in the Business Combination Agreement, the Stockholder Earnout Group shall have the contingent right to receive additional shares of Common Stock as the Stockholder Earnout Shares based on the stock price performance of New Lightning eMotors if certain requirements are achieved. At the Closing and immediately prior to the Effective Time, the Company shall deliver to the Exchange Fund the Stockholder Earnout Shares, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination. The Stockholder Earnout Shares shall be allocated on a Pro Rata Basis among the members of the Stockholder Earnout Group. “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the aggregate Per Share Merger Consideration issued or issuable to such holder by (y) the sum of the aggregate Per Share Merger Consideration issued or issuable to the Stockholder Earnout Group, in each case, as of immediately following the Closing as determined in accordance with the Business Combination Agreement.

The Stockholder Earnout Shares shall be released and delivered upon satisfaction of the Earnout Conditions as follows:

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one-third of the Stockholder Earnout Shares will be released from the Exchange Fund and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th) anniversary of the Closing Date, the VWAP of shares of Common Stock equals or exceeds $12.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “First Share Price Trigger”);

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one-third of the Stockholder Earnout Shares will be released from the Exchange Fund and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th) anniversary of the Closing Date the VWAP of shares of Common Stock equals or exceeds $14.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “Second Share Price Trigger”);

•

one-third of the Stockholder Earnout Shares will be released from the Exchange Fund and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th)

anniversary of the Closing Date the VWAP of shares of Common Stock equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “Third Share Price Trigger” and, collectively with the First Share Price Trigger and the Second Share Price Trigger, the “Share Price Triggers”);

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if the Earnout Conditions set forth above have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Stockholder Earnout Shares remaining in the Exchange Fund shall be automatically released to New Lightning eMotors for cancellation and the members of the Stockholder Earnout Group shall not have any right to receive such Stockholder Earnout Shares or any benefit therefrom; and

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the portion of the Aggregate Closing Merger Consideration issuable to any holder shall be calculated on an aggregate basis with respect to all shares of Lightning Systems Capital Stock held of record by such holder immediately prior to the Effective Time and, after such aggregation, any fractional share of the Company’s Common Stock to which holders of Lightning Systems Common Stock would otherwise be entitled, fractional shares shall be rounded up to the nearest whole share of the Company’s Common Stock.

Closing

The Closing will occur as promptly as practicable, but in no event later than three (3) business days following the satisfaction or waiver of all of the closing conditions.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of the Company, Merger Sub and Lightning Systems relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing. These representations and warranties have been made solely for the benefit of the parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Lightning Systems to the Company and Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business;

•	subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements;

•	required filings and consents in connection with the Business Combination Agreement;

•	permits and compliance;

•	financial statements;

•	absence of changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	international trade laws;

•	insurance;

•	approval of the board and the stockholders;

•	certain business practices;

•	interested party transactions;

•	Exchange Act;

•	brokers; and

•	exclusivity of the representations and warranties made by Lightning Systems.

The Business Combination Agreement contains representations and warranties made by the Company and Merger Sub to Lightning Systems relating to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements;

•	required filings and consents in connection with the Business Combination Agreement;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	no prior operations of Merger Sub;

•	brokers;

•	the Trust Account;

•	employees;

•	taxes;

•	the listing of Common Stock, warrants and units; and

•	investigation and reliance.

Conduct of Business Pending the Merger

Lightning Systems has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, subject to certain exceptions, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. Lightning Systems has also agreed to use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, key employees and consultants and to preserve the current relationships of Lightning Systems with customers, suppliers and other persons with which Lightning Systems has significant business relations.

In addition to the general covenants above, Lightning Systems has agreed that prior to the Effective Time or termination of the Business Combination Agreement, subject to certain exceptions, it will not, without the prior written consent of the Company (which may not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of Lightning Systems Capital Stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Lightning Systems Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of Lightning Systems, provided that (i) the exercise or settlement of any Lightning Systems Options in effect on the date of the Business Combination Agreement or grants of Lightning Systems Options in the ordinary course of business consistent with past practice, (ii) the issuance of shares of Lightning Systems Common Stock under the Stockholders Agreement, (iii) the conversion of Lightning Systems convertible notes into Lightning Systems Series C preferred stock contemplated under the Lightning Systems convertible notes and (iv) the issuance of up to 400,000 warrants to certain of Lightning Systems’ vendors, exercisable for shares of Lightning Systems Common Stock, as authorized by the Lightning Systems board of directors on September 30, 2020 (the “Vendor Warrants”) shall not require the consent of the Company, provided that such Vendor Warrants will terminate or convert into shares of Company Common Stock prior to the Effective Time; or (b) any material assets of Lightning Systems except in the ordinary course of business and consistent with past practice;

•

except as contemplated or permitted under the Stockholders Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

(a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $2,000,000; or (b) incur any indebtedness for borrowed money in excess of $10,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•

(a) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Lightning Systems as of the date of the Business Combination Agreement, other than (i) increases in the ordinary course of business and increases required by the terms of a Lightning Systems plan or applicable law and (ii) increases that do not result in compensation, incentives or benefits for the current directors, officers, employees or consultants of Lightning Systems that are materially more favorable to such directors, officers, employees or consultants than those provided by peer group of companies agreed to by the parties (the “Peer Group”) to their respective directors, officers, employees or consultants, as applicable, or (b) enter into any new, or materially amend any existing severance or termination agreement (or the severance or termination provisions of existing employment agreements) with any current or former director, officer or employee whose compensation would exceed, on an annualized basis, $300,000 other than any new severance or termination agreement or material amendment to existing severance or termination agreements (or to the severance or termination provisions of any existing employment agreements) with any current director, officer or employee of Lightning Systems that do not result in any such director, officer or employee receiving severance or termination benefits that are more favorable to such director, officer, or employee that those provided by the Peer Group to their respective directors, officers or employees, as applicable; provided, that any increase to the compensation, incentives or benefits of any current officer of the Company, or any decision to hire any new officer of Lightning Systems (and the terms of any sure hire), will be made by Lightning Systems only in consultation with the Company;

•	materially amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by U.S. GAAP;

•	make, change or revoke any material tax election, amend a material tax return or settle or compromise any material U. S. federal, state, local or non-U. S. income tax liability;

•

materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract, in each case, in a manner that is materially adverse to Lightning Systems, taken as a whole, except in the ordinary course of business;

•

intentionally permit any material item of intellectual property owned by Lightning Systems to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Lightning Systems shall not be required to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law. Additionally, the foregoing does not give to the Company, directly or indirectly, the right to control or direct the operations of Lightning Systems prior to the Closing Date.

Except as expressly contemplated by the Business Combination Agreement or any Ancillary Agreement (including (x) entering into the PIPE Subscription Agreement and consummating the PIPE Investment and (y) entering into the Convertible Note Subscription Agreements, the Indenture and the Amended and Restated Warrant Agreement and consummating the Convertible Note Investment) and as required by applicable law, the Company has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it will conduct its business, and cause Merger Sub to conduct its business, in the ordinary course of business and in a manner consistent with past practice. In addition, the Company has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause Merger Sub not to, without the prior written consent of Lightning Systems (which may not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise change its organizational documents or the organizational documents of Merger Sub, or form any subsidiary of the Company other than Merger Sub;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Company organizational documents;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any the Company Common Stock or the Company warrants except for redemptions from the Trust Account that are required pursuant to the Company organizational documents;

•

other than pursuant to the PIPE Subscription Agreement, the Convertible Note Subscription Agreement, the Indenture and the Amended and Restated Warrant Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Company or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or Merger Sub;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by the Business Combination Agreement);

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from its Sponsor or an affiliate thereof or certain of the Company’s officers and directors to finance the Company’s transaction costs in connection with the Business Combination;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•	make any material tax election or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or Merger Sub;

•	amend the trust agreement or any other agreement related to the Trust Account;

•

(i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

The Company shall not be required to obtain consent from Lightning Systems to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law.

Additional Agreements

Proxy Statement/Prospectus

The Company and Lightning Systems agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of the Company relating to the special meeting to consider the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal (collectively, the “Proposals”) as promptly as practicable after the execution of the Business Combination Agreement and the Company’s receipt of Lightning Systems’ audited financial statements for the years ended December 31, 2018 and 2019 and the audited or reviewed financial statements for the nine-month period ended September 30, 2020, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the Public Company Accounting Oversight Board (collectively, the “PCAOB Financial Statements”) .

The Company’s Special Stockholders’ Meetings; Lightning Systems Stockholders’ Written Consent

The Company has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC. The Company has agreed, through the Company’s Board, to recommend to its stockholders that they approve the Proposals and to include the recommendation of the Company Board in this proxy statement/prospectus.

Lightning Systems has agreed to seek the irrevocable written consent of the holders of the Requisite Approval in favor of the approval and adoption of the Business Combination Agreement and the Business Combination and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) as soon as reasonably practicable after this proxy statement/prospectus becomes effective (and in any event within forty-eight hours).

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Lightning Systems will not, and will cause its representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) any sale of assets of Lightning Systems equal to 5% or more of Lightning Systems’ assets or to which 5% or more of Lightning Systems’ revenues or earnings are attributable, (B) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Lightning Systems Common Stock basis) or other voting securities representing 5% or more of the combined voting power of Lightning Systems or (C) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of Lightning Systems, other than with the Company and its representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Business Combination Agreement and related documents and the consummation of the transactions contemplated thereby shall not be deemed a violation of this provision. Lightning Systems will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Lightning Systems also agrees that it will promptly request each person (other than the parties hereto and their respective representatives) that has prior to the date thereof executed a confidentiality agreement in connection with its consideration of acquiring Lightning Systems to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date thereof. If Lightning Systems or any of its representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Lightning Systems will promptly (and in no event later than twenty-four (24) hours after Lightning Systems becomes aware of such inquiry or proposal) notify such person in writing that Lightning Systems is subject to an exclusivity agreement with respect to the sale of Lightning Systems that prohibits it from considering such inquiry or proposal.

From and after the date hereof until the effective time of the Business Combination or, if earlier, the termination of the Business Combination Agreement, the Company will not take, nor will it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Lightning Systems, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with Lightning Systems, its stockholders and their respective affiliates and representatives. The Company will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with Lightning Systems, its stockholders and their respective affiliates and representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Stock Exchange Listing

The Company will use its reasonable best efforts to cause the shares of Common Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE at the Closing. Until the Closing, the Company shall use its reasonable best efforts to keep the Company units, Common Stock and public warrants listed for trading on the NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Lightning Systems and the Company providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	certain employee benefit matters including the establishment of the Incentive Plan to be effective after the Closing;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	Lightning Systems and the Company using reasonable best efforts to consummate the Business Combination and the transactions contemplated by the Business Combination Agreement;

•	public announcement of the Business Combination;

•	the intended tax treatment of the Business Combination;

•	cooperation regarding any filings required under the HSR Act;

•	the Trust Account;

•	Lightning Systems using reasonable best efforts to deliver audited financial statements for the years ended December 31,

•	2018 and 2019 and audited or reviewed financial statements for the nine (9) month period ended September 30, 2020; and

•	Section 16(a) of the Exchange Act.

See “Proposal No. 5 - Approval of the Incentive Plan” for a discussion of the Incentive Plan being established in accordance with the terms of the Business Combination Agreement.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of the Company, Merger Sub and Lightning Systems to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•	the Written Consent shall have been delivered to the Company;

•

the Proposals shall have been approved and adopted by the requisite affirmative vote of the Company stockholders in accordance with this proxy statement/prospectus, the DGCL, the Company organizational documents and the rules and regulations of the NYSE;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

•

all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

•	certain specified consents, approvals and authorizations shall have been obtained from and made with certain governmental authorities;

•

this proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of this proxy statement/prospectus shall be in effect, and no proceedings for purposes of suspending the effectiveness of this proxy statement/prospectus shall have been initiated or be threatened by the SEC;

•	upon the Closing, and after giving effect to the redemption rights, the Company shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation);

•

the Company shall have cash and cash equivalents in the Trust Account and from the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements of an aggregate amount not less than $150,000,000; and

•	the shares of the New Lightning eMotors Common Stock shall be listed on the NYSE as of the Closing Date.

The Company and Merger Sub Conditions

The obligations of the Company and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of Lightning Systems contained in the sections of the Business Combination Agreement entitled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Lightning Systems Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Lightning Systems contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Lightning Systems Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Lightning Systems Material Adverse Effect;

•

Lightning Systems shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Effective Time;

•	Lightning Systems shall have delivered to the Company a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no Lightning Systems Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

•

other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Lightning Systems Board of Directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;

•	all parties to the Stockholder Support Agreement shall have delivered, or caused to be delivered, to the Company copies of the Stockholder Support Agreement duly executed by all such parties;

•	the PIPE Subscription Agreement shall be in full force and effect and nothing shall exist that would impair the private placement pursuant to such agreement occurring in connection with the Closing;

•

the Convertible Note Subscription Agreements, the Indenture and the Amended and Restated Warrant Agreement shall be in full force and effect and nothing shall exist that would impair the Convertible Note Investment occurring in connection with the Closing;

•

all parties to the Registration Rights and Lock-up Agreement (other than the Company) shall have delivered, or caused to be delivered, to the Company copies of the Registration Rights and Lock-up Agreement duly executed by all such parties;

•

on or prior to the Closing, Lightning Systems shall deliver to the Company a properly executed certification that shares of Lightning Systems Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•	Lightning Systems shall have delivered to the Company the PCAOB Financial Statements;

•	the Lightning Systems convertible notes shall have converted into shares of Lightning Systems Series C preferred stock in accordance with the terms thereof; and

•

the Lightning Systems warrants shall have terminated or converted into shares of Lightning Systems Common Stock or Lightning Systems Series C preferred stock (including, for the avoidance of doubt, that the Vendor Warrants shall have terminated or converted into shares of Company Common Stock) in accordance with their terms.

Some of the conditions to the Company’s obligations are qualified by the concept of a “Lightning Systems Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Lightning Systems Material Adverse Effect” means event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of Lightning Systems or (b) prevents, materially delays or materially impedes the performance by Lightning Systems of its obligations under the Business Combination Agreement or the consummation of the Merger or any of the other transactions provided for in the Business Combination Agreement; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Lightning Systems Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law (including any COVID-19 Measures) or GAAP after the date of the Business Combination Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which Lightning Systems operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Lightning Systems as required by the Business Combination Agreement or any Related Agreement or agreement to be entered into pursuant to one of such agreements, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions provided for in the Business Combination Agreement (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Lightning Systems Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement or (x) any statements or items set forth in the Schedules to the Business Combination Agreement of Lightning Systems, except in the cases of clauses (i) through (iii), to the extent that Lightning Systems and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which Lightning Systems operates.

Lightning Systems Conditions

The obligations of Lightning Systems to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of the Company and Merger Sub contained in the sections of the Business Combination Agreement entitled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

•

the Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Effective Time;

•

the Company shall have delivered to Lightning Systems a customary officer’s certificate (signed by the President of the Company), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

•	a supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration; and

•	the Company shall have delivered a copy of the Registration Rights and Lock-up Agreement duly executed by the Company and the Company’s stockholders party thereto.

Some of the conditions to Lightning Systems’ obligations are qualified by the concept of a “Company Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Merger or any of the other transactions provided for in the Business Combination Agreement; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law (including any COVID-19 Measures) or GAAP after the date of the Business Combination Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required by the Business Combination Agreement or any Related Agreement or agreement to be entered into pursuant to one of such agreements, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions provided for in the Business Combination Agreement, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

Termination

The Business Combination Agreement may be terminated and the Business Combination, including the Merger, may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Lightning Systems or the Company, as follows:

•	by mutual written consent of the Company and Lightning Systems;

•

by either the Company or Lightning Systems, if (a) the Effective Time has not occurred prior to June 30, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated under this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of the conditions to the Merger on or prior to the Outside Date, (b) any governmental authority in the U.S. has enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination, (c) any of the Proposals fail to receive the requisite vote for approval at the special meeting or (d) if cash and cash equivalents in the Trust Account is less than $150,000,000;

•

by Lightning Systems if there is a breach of any representation, warranty, covenant or agreement on the part of the Company and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of the Company and Merger Sub becomes untrue, in either case such that the first two conditions described above in “- Conditions to Closing of the Business Combination Agreement—Lightning Systems Conditions” would not be satisfied (a “Terminating Company Breach”); provided that Lightning Systems has not waived such Terminating Company Breach and Lightning Systems is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company and Merger Sub, Lightning Systems may not terminate the Business Combination Agreement under this provision for so long as the Company and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Lightning Systems to the Company; or

•

by the Company if (a) Lightning Systems has failed to deliver the Written Consent to the Company within forty-eight hours after this proxy statement/prospectus becomes effective; provided, however, that the Company’s right to terminate the Business Combination Agreement pursuant to this provision shall expire at the end of the fifth business day following the date on which the Written Consent is delivered to the Company; (b) there is a breach of any representation, warranty, covenant or agreement on the part of Lightning Systems set forth in the Business Combination Agreement, or if any representation or warranty of Lightning Systems becomes untrue, in either case such that the first two conditions described above in “- Conditions to Closing of the Business Combination Agreement—the Company and Merger Sub Conditions” would not be satisfied (a “Terminating Lightning Systems Breach”); provided that the Company has not waived such Terminating Lightning Systems Breach and the Company and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Lightning Systems Breach is curable by Lightning Systems, the Company may not terminate the Business Combination Agreement under this provision for so long as Lightning Systems continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Lightning Systems; or (c) Lightning Systems has not delivered its PCAOB Financial Statements to the Company on or before December 31, 2020.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Appraisal Rights

Pursuant to Section 262 of the DGCL, Lightning Systems stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Lightning Systems Capital Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such Dissenting Shares of Lightning Systems Capital Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Lightning Systems stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Lightning Systems by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Lightning Systems or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Lightning Systems stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Proposed Second Amended and Restated Certificate of Incorporation

Pursuant to the terms of the Business Combination Agreement, upon the Closing, we will amend and restate our current amended and restated certificate of incorporation to, among other things, provide for certain provisions described below relating to the capital structure of New Lightning eMotors following the consummation of the Business Combination.

Authorized Share Amendment. The proposed Second Amended and Restated Certificate of Incorporation will increase the number of authorized shares of our Common Stock from 100,000,000 shares to 250,000,000 shares.

Director Classification Amendment. The proposed Second Amended and Restated Certificate of Incorporation will reclassify the New Lightning eMotors Board.

Additional Amendments. The proposed Second Amended and Restated Certificate of Incorporation will also eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “Lightning eMotors, Inc.” and make certain other changes that the Board deems appropriate for a public operating company.

For more information about the amendments to our Charter, see the sections entitled “Proposal No. 3 - Classification of the Board of Directors Proposal,” “Proposal No. 4A - Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal,” “Proposal 4B - Authorization of Exclusive Forum Provision,” and “Proposal No. 6 - Election of Directors Proposal.”

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Stockholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Company and certain stockholders of Lightning Systems (the “Key Company Stockholders”) entered into the Stockholder Support Agreement pursuant to which the Key Company Stockholders agreed to vote all of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock in favor of the approval and adoption of the Business Combination and the Business Combination Agreement. Additionally, such Key Company Stockholders agreed not to (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock (or enter into any arrangement with respect thereto), subject to certain exceptions, or (b) deposit any of their shares of Lightning Systems Common Stock and Lightning Systems preferred stock into a voting trust or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Stockholders Agreement

On October 23, 2020, Lightning Systems and the Key Company Stockholders entered into the Stockholders Agreement providing that immediately prior to the Closing (i) the Lightning Systems preferred stock shall automatically convert into the number of shares of Lightning Systems Common Stock issuable thereunder in accordance with the terms of the Stockholders Agreement and (ii) the Key Company Stockholders shall exercise all outstanding Lightning Systems warrants prior to the Closing or such Lightning Systems warrants shall be deemed expired as of the Effective Time.

Sponsor Support Agreement

The Company, Lightning Systems and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement, pursuant to which the

Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Special Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Company Common Stock (A) in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) in favor of each of the proposals and any other matters necessary or reasonably requested by the Company for consummation of the Business Combination, including the Merger.

Registration Rights and Lock-Up Agreement

In connection with the Closing, the Company and the Holders will enter into a Registration Rights and Lock-Up Agreement, pursuant to which the Holders, subject to certain conditions, will be entitled to registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, we will agree that we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of the Registrable Securities, and we will use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Certain of the Holders will be granted demand underwritten offering registration rights and all of the Holders will be granted piggyback registration rights. The Registration Rights and Lock-Up Agreement further provides that, subject to certain exceptions, each of the Holders will not Transfer any shares of New Lightning eMotors Common Stock beneficially owned or owned of record by such of the Holders until the earlier of (i) 180 days after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the last sale price of the New Lightning eMotors Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which New Lightning eMotors completes a liquidation, merger, stock exchange or other similar transaction that results in all of the New Lightning eMotors’ stockholders having the right to exchange their shares of New Lightning eMotors Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the New Lightning eMotors Board, the such lock-up period may end earlier than as provided therein upon written notice to the Holders.

“Registrable Securities” under the Registration Rights and Lock-up Agreement means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) all of the Earnout Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a registration statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 promulgated pursuant to the Securities Act (“Rule 144”) without volume limitations.

PIPE Subscription Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into the PIPE Subscription Agreement, dated as of December 10, 2020, with the PIPE Investor, pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Company Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000, to the PIPE Investor. The purpose of the PIPE Investment is to raise additional capital for use by the post-combination company following the Closing. The obligations to consummate the subscription are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Convertible Note Subscription Agreements having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreement occurring concurrently with the closing of the transactions contemplated by the Convertible Note Subscription Agreements.

Under the terms of the PIPE Subscription Agreement, the Company agreed to file a registration statement (the “PIPE Resale Registration Statement”) registering for resale under the Securities Act all of the PIPE Shares acquired by the Subscribers within 45 days after the consummation of the Business Combination (the “PIPE Resale Registration Filing Deadline”), and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the PIPE Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the PIPE Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the Closing.

Notwithstanding anything to the contrary in the PIPE Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the PIPE Resale Registration Statement, and from time to time to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New Lightning eMotors Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the PIPE Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Resale Registration Statement would be expected, in the reasonable determination of the New Lightning eMotors Board, upon the advice of legal counsel, to cause the PIPE Resale Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that the Company may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period.

Convertible Note Subscription Agreements, Indenture, Amended and Restated Warrant Agreement

In connection with the execution of the Business Combination Agreement, the Company has also entered into the Convertible Note Subscription Agreements, each dated December 10, 2020, with the Convertible Note Investors, pursuant to which the Convertible Note Investors, upon the terms and subject to the conditions set forth in their respective Convertible Note Subscription Agreements, shall purchase from the Company, and the Company shall issue to the Convertible Note Investors, (i) subject to the terms and conditions of the Indenture, $100,000,000 of unsecured Convertible Notes which shall bear interest at a rate of 7.5% per annum, payable semi-annually, and be convertible into shares of Common Stock at a conversion price of $11.50 in accordance with the terms thereof, and shall mature three (3) years after their issuance, and (b) subject to the terms and conditions of the Amended and Restated Warrant Agreement, the Convertible Note Warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50, in each case such issuances to be consummated immediately prior to the consummation of the Merger and other transactions contemplated by the Business Combination Agreement.

The Company may force conversion of the Convertible Notes after the first anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the trading price of the Common Stock exceeds 120% of the conversion price 20 out of the preceding 30 trading days and 30-day average daily trading volume ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $3,000,000. Upon such conversion, the Company will be obligated to pay all regularly scheduled interest payments, if any, due on the converted Convertible Notes on each interest payment date occurring after the conversion date for such conversion to, but excluding, the maturity date. In the event that a holder of the Convertible Notes elects to convert the Convertible Notes prior to the maturity date, the Company will be obligated to pay an amount equal to twelve months of interest if prior to the second anniversary of the issuance of the Convertible Notes, or if on or after such second anniversary, any remaining amounts that would be owed to, but excluding, the maturity date in respect of such Convertible Notes. In addition, pursuant to a debt incurrence covenant in the Indenture, if the Company or any of its subsidiaries following the issuance of the Convertible Notes incurs, assumes, permits to exist, or otherwise becomes or remains directly or indirectly liable with respect to, any indebtedness (subject to certain specified exceptions), it will (a) offer to redeem, in full, all outstanding principal of, and accrued and unpaid interest on, the Convertible Notes, (b) make a prepayment premium equal to twelve months of interest on the principal amount of the Convertible Notes being repaid, from the date of such debt incurrence, if prior to the second anniversary of the issuance of the Convertible Notes, or if on or after such second anniversary, make a prepayment premium equal to the amount of interest which would otherwise have accrued on the Convertible Notes so repaid to, but excluding, the maturity date, and (c) issue to each holder of the Convertible Notes a warrant to purchase a number of shares of Common Stock equal to the quotient of (i) the amount of outstanding principal of the Convertible Notes then held by such holder, divided by (ii) $11.50, which warrant shall be (A) exercisable only during the period from the date of repayment of such Convertible Notes through and including the maturity date for an exercise price of $11.50 per share. Excluded from the debt incurrence covenant is (i) indebtedness in respect of capital lease obligations incurred by New Lightning eMotors in an aggregate amount not to exceed $30,000,000, (ii) indebtedness under Lightning Systems’ existing accounts receivable facility, and (iii) any other indebtedness, in an amount for such permitted indebtedness under clauses (ii) and (iii) above not to exceed $15,000,000 in the aggregate; provided that, such permitted indebtedness under clauses (ii) and (iii) above shall be reduced to an amount not to exceed $5,000,000 within thirty business days of the issue date of the Convertible Notes.

The Amended and Restated Warrant Agreement will amend the existing Warrant Agreement dated May 18, 2020, by and between the Company and the Warrant Agent to cover the Convertible Note Warrants being issued pursuant to the Convertible Note Subscription Agreements under the terms of such Amended and Restated Warrant Agreement. Such Convertible Note Warrants will be issued on substantially the same terms as the existing public warrants except that such Convertible Note Warrants will not be redeemable so long as they are held, either directly or indirectly through one or more participants, by the subscribers and/or their permitted transferees.

The Company shall be obligated to register the shares issuable upon conversion of the Convertible Notes and the exercise of the Convertible Note Warrants, as well as the resale of the Convertible Note Warrants. The Company agreed that, within 45 days after the consummation of the Business Combination (the “Convertible Note Resale Registration Filing Deadline”), the Company will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the (I) shares of Common Stock issuable upon (x) conversion of the Convertible Notes and (y) exercise of the Convertible Note Warrants and (II) the Convertible Note Warrants (together, the “Convertible Note Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the Closing.

Notwithstanding anything to the contrary in this Convertible Note Subscription Agreements, the Company shall be entitled to delay or postpone the effectiveness of the Convertible Note Resale Registration Statement, and from time to time to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New Lightning eMotors Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Convertible Note Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of the New Lightning eMotors Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

In addition, pursuant to the terms of the Amended and Restated Warrant Agreement to be entered into by the Company, and consistent with what is provided for in the Warrant Agreement with regard to the public warrants, the Company will agree that as soon as practicable, but in no event later than fifteen business days after the Closing, it shall use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants (the “Warrant Shares Registration Statement”). The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such Warrant Shares Registration Statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. If any such Warrant Shares Registration Statement has not been declared effective by the 90th day following the Closing of the Business Combination, holders of the warrants shall have the right, during the period beginning on the 91st day after the Closing of the Business Combination and ending upon such Warrant Shares Registration Statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price and the Fair Market Value (as defined below) by (y) the Fair Market Value. “Fair Market Value” shall mean the VWAP of the Common Stock as reported during the five trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a public warrant or a Convertible Note Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the warrants on a cashless basis is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.

The obligations of the Convertible Note Investors to consummate the subscriptions provided for in the Convertible Note Subscription Agreements are conditioned upon, among other things, the Company having cash and cash equivalents in the Trust Account and from the transactions contemplated in the Convertible Note Subscription Agreements and the PIPE Subscription Agreement of an aggregate amount not less than $150,000,000 pursuant to the terms and conditions of the Business Combination Agreement, of which at least $50,000,000 is from the Trust Account and no more than $75,000,000 is from the transactions contemplated in the Convertible Note Subscription Agreements, and all conditions precedent to the closing of the transactions contemplated by the PIPE Subscription Agreement having been satisfied or waived, and the closing under the Convertible Note Subscription Agreements occurring concurrently with the investment by the PIPE Investor.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations among the representatives of the Company and Lightning Systems. The following is a brief description of the background of these negotiations and the resulting Business Combination.

The Company is a blank check company incorporated in Delaware on February 3, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with a business with high growth potential in the United States or internationally.

On May 18, 2020, we completed our IPO of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consists of one share of our Common Stock and three-fourths of a public warrant. The public warrants will become exercisable at the later to occur of May 18, 2021 or 30 days after the Closing, and each whole public warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment to such price in certain circumstances.

On May 18, 2020, the Initial Stockholders purchased from us an aggregate of 893,479 private placement units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of our IPO. The Sponsor purchased 650,000 private placement units and the Underwriters purchased 243,479 private placement units in the aggregate.

Upon the closing of the IPO and the private placement, a total of $202.0 million ($10.10 per Unit) of the net proceeds of the sale of the units in the IPO and the private placement was placed in the Trust Account maintained by the Trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the Closing of the Business Combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a Business Combination within 18 months from the closing of the IPO or to provide for redemption in connection with the Business Combination and (iii) the redemption of our public shares if we are unable to complete a Business Combination within the required time period, subject to applicable law.

Our amended and restated certificate of incorporation provides that we have 18 months from the closing of the Company’s IPO, or until November 18, 2021, to complete an initial business combination. As of September 30, 2020, we had $202.0 million remaining in the Trust Account.

Prior to the consummation of our IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with the Company.

After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of the Company were contacted by, and representatives of the Company contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates actively searched for and brought business combination targets to our attention. During this search process, the Company reviewed more than 10 acquisition opportunities and entered into discussions with more than 10 potential target businesses or their representatives pursuant to signed nondisclosure agreements. In addition to Lightning Systems, we delivered draft term sheets or preliminary proposals, some at a high level early in discussions, to 3 other prospective targets, but executed term sheets with none of them.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute or (ii) our decision to pursue a Business Combination with Lightning Systems.

On August 17, 2020, two Managing Directors of BofA Securities, Inc. (“BofA Securities”), which has acted as a financial advisor to Lightning Systems, contacted Dr. Avi Katz, the Company’s Chief Executive Officer and Executive Chairman, and Dr. Raluca Dinu, a member of the Company’s Board, to discuss the possibility of BofA Securities sharing with the Company information regarding a potential acquisition target for the Company.

On August 22, Dr. Katz delivered a signed non-disclosure agreement to representatives of BofA Securities for the purpose of facilitating the proposed discussions between representatives of the Company and BofA Securities in connection with this potential acquisition target for the Company.

On August 23, 2020, Drs. Katz and Dinu, and representatives of BofA Securities conducted further preliminary discussions regarding this potential business combination involving the Company and an acquisition target that the representatives from BofA Securities identified was in the automotive technology sector.

On August 25, 2020, representatives of BofA Securities e-mailed to Drs. Katz and Dinu (i) an investment presentation which identified the potential acquisition target as Lightning Systems, then doing business as “Lightning eMotors,” and (ii) a form of mutual non-disclosure agreement to be entered into directly between the Company and Lightning Systems in connection with a potential business combination.

On August 31, 2020, the Company and Lightning Systems entered into such mutual non-disclosure agreement. Thereafter, on August 31, 2020, the respective management teams for the Company and Lightning Systems attended a virtual meeting to discuss a potential business combination involving the Company and Lightning Systems, during which the parties made investment and marketing presentations to each other concerning their respective businesses.

On August 31, 2020, following the management meeting described above, a representative of BofA Securities e-mailed to Drs. Katz and Dinu a process overview and question and answer document to facilitate the Company making a proposal to enter into a business combination with Lightning Systems. On the same date, in response Dr. Katz requested via e-mail that representatives of BofA Securities provide a copy of the Lightning Systems confidential investment slide presentation that was presented at the management meeting of that same date. Representatives of BofA Securities thereafter provided such slides to Drs. Katz and Dinu, and they then provided the slides to the Company’s Board for review.

On September 1, 2020, Dr. Dinu, in anticipation of the Company engaging Oppenheimer and Nomura to act as the Company’s joint financial advisors in connection with a proposed business combination involving Lightning Systems, as well as joint placement agents in connection with a possible related PIPE financing, shared copies of the investment and marketing materials provided by representatives of Lightning Systems with representatives of both Oppenheimer and Nomura.

On September 3, 2020, representatives of the Company, Lightning Systems, Oppenheimer, Nomura and BofA Securities participated in a joint working group session concerning the high-level terms of both a potential business combination between the Company and Lightning Systems and a related PIPE financing, including (i) a possible pre-money valuation of Lightning Systems, (ii) that Lightning Systems stockholders would solely receive in a business combination shares of Common Stock at the Closing, as well as the potential for additional shares of Common Stock to be issued as a contingent earnout over a period of five years, and (iii) that the proposed business combination would be supported by a related PIPE financing.

On September 8, 2020, Dr. Dinu requested that representatives of BofA Securities arrange access for the Company’s management, Board and team of analysts affiliated with its Sponsor to a virtual data room established by BofA Securities in connection with a potential business combination involving Lightning Systems. On September 8 a representative of BofA Securities confirmed that he had arranged such access.

On September 8, 2020, representatives of Oppenheimer provided our Board with financial valuations for a set of public companies comparable to Lightning Systems, including electric vehicle developers, component part suppliers and other recent high-growth auto technology companies that had entered into business combinations with special purpose acquisition companies to be considered by the Board in assessing a valuation for Lightning Systems. Members of our Board reviewed this information and referenced back to it in later discussions in September and October regarding valuation.

On September 8, 2020, Dr. Dinu e-mailed representatives of BofA Securities a comprehensive due diligence request list relating to Lightning Systems. Later that day, a representative of BofA Securities confirmed that he had arranged access for the designated representatives of the Company to a more detailed virtual data room than the one to which those individuals had previously been granted access. Later that day, Jeffrey Selman of DLA, legal counsel to the Company, requested that BofA Securities arrange access to the more detailed virtual data room for a list of designated DLA team members. On September 8, 2020, confirmation was provided by a representative of BofA Securities to Mr. Selman that such access for the DLA team had been provided.

On September 13, 2020, Dr. Dinu e-mailed the Company’s process letter response and transaction framework for the proposed business combination to a representative of BofA Securities, setting forth, among other things, (i) an approximate $1 billion pre-money valuation for Lightning Systems based on the methodology detailed therein, (ii) a transaction structure in which the Company would acquire all of the outstanding shares of Lightning Systems, (iii) a nine member board of directors for the post-combination company, and (iv) a proposed marketing and target investor list for a related PIPE financing of the business combination.

On September 15, 2020, a representative of BofA Securities e-mailed representatives of Oppenheimer with comments to the Company’s process letter response for the proposed business combination, which Oppenheimer and Nomura then e-mailed to the Company’s management.

On September 17, 2020, the Company delivered a response letter to representatives of BofA Securities based on the comments provided by BofA Securities on September 17, providing for, among other things, (i) a potential forfeiture of shares of Common Stock held by the Sponsor in the event PIPE investors seek to renegotiate the proposed pre-money valuation of Lightning Systems that could then be earned back if the stock price of shares of the post-combination company’s Common Stock increased, (ii) a minimum cash condition, (iii) a minimum PIPE financing amount condition, (iv) a proposed earnout structure for the Lightning Systems stockholders, (v) certain conditions regarding the composition of the post-combination company’s board and (vi) the structure of the post-Closing lock-up applicable to certain stockholders following the Closing of the proposed business combination.

On September 18, 2020, a representative of BofA Securities informed Dr. Dinu via e-mail that after review of the September 17, 2020 process response letter, Lightning Systems would like to move forward with the Company as its business combination partner and move to finalize the terms set forth in that process response letter into a letter of intent between the parties by September 20, 2020, and then begin to solicit potential fundamental investors in a PIPE as early as September 21, 2020. The Company then worked with its counsel at DLA to prepare a draft letter of intent that it could provide to Lightning Systems.

On September 20, 2020, Dr. Dinu e-mailed to representatives of BofA Securities a draft letter of intent setting forth the Company’s proposed terms for the proposed business combination and the related PIPE financing based on the Company’s previously submitted process response letter and transaction framework. This draft letter of intent proposed a target post-combination enterprise value of approximately $1 billion, which equates to approximately $1.3 billion of equity value pro forma for the transaction including proceeds in the Trust Account and the proposed PIPE financing, which for these purposes was estimated at $135 million. This implied a pre-money equity value to existing Lightning Systems equity holders of approximately $900 million. This draft letter of intent also proposed the potential for additional shares of Common Stock to be issued as a contingent earnout over a period of five years based upon appreciation of the stock price of shares of the post-combination company’s Common Stock, with such amount that could be earned set at up to 6%, as well as a potential forfeiture of shares of Common Stock held by the Sponsor in the event PIPE investors seek to renegotiate the proposed pre-money valuation of Lightning Systems that could also then be earned back if the stock price of shares of the post-combination company’s Common Stock increased.

On September 21, 2020, a representative of BofA Securities e-mailed to Dr. Dinu a revised letter of intent, providing clarifications to various of the terms based on comments from the Company, BofA Securities and King & Spalding (counsel to Lightning Systems), and adding that the contingent earnout for the Lightning Systems equity holders could be increased in the event PIPE investors seek to renegotiate the proposed pre-money valuation of Lightning Systems. Later that day Dr. Dinu returned a slightly revised letter of intent that made a non-substantive revision and was signed by Dr. Katz on behalf of the Company.

On September 23, 2020, Mr. Fenwick-Smith e-mailed the letter of intent fully executed by Lightning Systems and the Company to Drs. Katz and Dinu.

On September 24, 2020, representatives of the Company, Oppenheimer, Nomura and the BofA Securities participated in a conference call to discuss the process for pursuing the PIPE financing and the Company’s due diligence investigation of Lightning Systems, as well as concrete next steps to advance both processes. The parties agreed to review the virtual data room that weekend to identify the need, if any, for additional documents, and to schedule a meeting with Lightning Systems management to discuss next steps after reviewing the data room material. While the Company’s diligence team had already begun conducting preliminary due diligence on Lightning Systems a few weeks earlier as discussed above, they, together with and counsel at DLA, accelerated their review of diligence material provided in the virtual data room and sustained a committed diligence process (including meetings with Lightning Systems management) for several weeks thereafter.

On September 25, 2020, a representative of Nomura e-mailed to the DLA team a draft of a wall cross script for Nomura to contact prospective investors in connection with the proposed PIPE financing. H. Thomas Felix, III of DLA responded with comments later that day.

On September 28, 2020, Dr. Dinu e-mailed to representatives of BofA Securities an updated comprehensive due diligence request list, and asked them to send the request list to Lightning Systems management. Dr. Dinu also stated that the Company would like to schedule business diligence meetings to discuss products & technology, and sales & marketing, toward the end of the next week.

On September 29, 2020, a representative of BofA Securities provided Mr. Felix with a draft of a wall cross script for BofA Securities to reach out to prospective investors in connection with the proposed PIPE financing. Mr. Felix and the representative of BofA Securities traded drafts that and the next day, with the result that the wall cross script was revised to also contemplate that Oppenheimer would use such script in connection with crossing accounts for the proposed PIPE financing.

On October 1, 2020, the Company entered into a letter agreement with Oppenheimer and Nomura, pursuant to which, among other things, (1) the Company engaged Oppenheimer and Nomura to act as (1) joint placement agents (which they would do together with BofA Securities) in connection with the proposed PIPE financing, and (2) exclusive joint financial advisors to the Company in connection with the proposed Business Combination.

On October 2, 2020, the Company also entered into two separate letter agreements with BofA Securities pursuant to which, among other things, (1) the Company engaged BofA Securities to act as co-placement agent with Oppenheimer and Nomura on behalf of the Company in connection with the proposed PIPE financing and (2) acknowledged that BofA Securities would be permitted to provide such services as co-placement agent to the Company and concurrently provide transaction advisory services to Lightning Systems in connection with the proposed Business Combination.

On October 2, 2020, Oppenheimer, Nomura and BofA Securities began reaching out to prospective investors to schedule preliminary discussions regarding the proposed PIPE financing.

On October 4, 2020, Dr. Dinu introduced Mr. Selman to both Mr. Fenwick-Smith and Timothy Reeser, the Chief Executive Officer of Lightning Systems, over e-mail, and asked that Messrs. Fenwick-Smith and T. Reeser introduce Mr. Selman to Lightning Systems’ legal counsel to begin discussions regarding the definitive Business Combination Agreement and a proxy statement. Dr. Dinu also requested that DLA review a draft of a confidential information memorandum that the Company and Lightning Systems intended to begin using the following day in meetings with prospective investors in the PIPE financing.

On October 4, 2020, Mr. Fenwick-Smith introduced Mr. Selman by e-mail to Keith Townsend of King & Spalding, outside legal counsel to Lightning Systems, and Jeff Reeser, who is acting as general counsel to Lightning Systems. Mr. Selman replied introducing his partner John Maselli of DLA, who Mr. Selman indicated would assist with preparing the definitive transaction documentation, and indicating that the lawyers should arrange a kick-off call to discuss documentation. Mr. Selman that same day e-mailed the same group with a proposed form of PIPE Subscription Agreement to be entered into by the Company and prospective investors in the PIPE financing, and requested that Messrs. J. Reeser and Townsend provide comments. Mr. J. Reeser replied indicating that he and Mr. Townsend would review the form of PIPE Subscription Agreement and let Mr. Selman know if they have any comments.

On October 5, 2020, and continuing for several weeks thereafter, the respective teams for Oppenheimer, Nomura, BofA Securities, the Company and Lightning Systems arranged and hosted virtual meetings with prospective investors in the PIPE financing, during which those teams made presentations to and answered questions from prospective PIPE financing investors regarding Lightning Systems’ business, with the goal of raising at least $100 and up to $150 million in the PIPE financing based on a proposed pre-money valuation of Lightning Systems equity of $899 million. Between October 5, 2020 and November 16, 2020 the parties met approximately 46 potential investors in the PIPE financing in 58 meetings.

On October 5, 2020, Mr. Selman spoke by telephone with representatives of King & Spalding to provide an update on the investor meetings for the proposed PIPE financing that had occurred that day. During that call, the counsel discussed the preparation of the form of PIPE Subscription Agreement for the proposed PIPE financing, the definitive Business Combination Agreement for the proposed Business Combination, this proxy statement/prospectus and Lightning Systems’ financial statements to be filed with the SEC in connection with the proposed Business Combination. They also discussed legal due diligence, which commenced after this conversation and continued until the Business Combination Agreement was finalized and signed on December 10, 2020.

On October 5th, Dr. Dinu, Mr. Miotto, and Dr. Katz spoke with Mr. T. Reeser for 90 minutes about the current status of Lightning Systems sales, orders, and the sales pipeline, with specific questions around timing, risks, and cancellation clauses.

On October 7, 2020, Mr. Selman e-mailed the proposed form of PIPE Subscription Agreement for the proposed PIPE financing to a representative of Mayer Brown LLP (“Mayer Brown”), outside legal counsel to the joint placement agents, and asked that Mayer Brown provide comments to the form of PIPE Subscription Agreement. Later that day, Mr. Selman spoke by telephone with this same representative of Mayer Brown regarding the form of PIPE Subscription Agreement.

On October 9, 2020, representatives of King & Spalding and Mayer Brown separately e-mailed proposed edits to the form of PIPE Subscription Agreement to Mr. Selman.

On October 12, 2020, Mr. Maselli e-mailed an initial draft of the definitive Business Combination Agreement to representatives of King & Spalding for their review.

On October 13, 2020, Mr. Selman replied to the representatives of Mayer Brown via e-mail with a revised form of PIPE Subscription Agreement incorporating certain of their proposed edits as well as King & Spalding’s proposed edits to this agreement.

On October 16, 2020, Mr. Maselli e-mailed an updated draft of the definitive Business Combination Agreement to representatives of King & Spalding incorporating incremental legal subject matter specialist comments based upon legal diligence that DLA had conducted upon Lightning Systems.

On October 18, 2020, a representative of King & Spalding e-mailed to representatives of DLA a revised draft of the Business Combination Agreement reflecting edits that Lightning Systems sought to make to this agreement. These proposed revisions primarily clarified issues around the payment of merger consideration, as well as reflected proposed changes to the representations and warranties by the parties and their interim operating covenants.

Between October 18 and November 3, Mr. T. Reeser provided potential PIPE investors with Lightning Systems customer reference contacts to facilitate individual due diligence calls by the PIPE investors. In addition, on October 19 and 20, 2020 the Company facilitated a group due diligence call with two of Lightning System’s customers.

On October 21, 2020, Tulin Gurer of DLA e-mailed a revised draft of the definitive Business Combination Agreement to representatives of King & Spalding. The proposed revisions contained in this draft further revised the representations and warranties by the parties and the interim operating covenants of Lightning Systems, as well as director and officer indemnification following the Closing of the Business Combination for pre-Closing acts of the Company’s Board and management.

On October 24, 2020, a representative of King & Spalding e-mailed to representatives of DLA a revised draft of the Business Combination Agreement that made additional proposed revisions to the representations and warranties of Lightning Systems, and requested a telephone call the following day with representatives of DLA to discuss any outstanding legal diligence matters. Mr. Selman replied to confirm a telephone call for the next day, which did take place to discuss the small number of open items on the Business Combination Agreement and legal diligence.

On October 26, 2020, a representative of King & Spalding e-mailed to representatives of DLA a further revised draft of the definitive Business Combination Agreement making minor revisions to the representations and warranties of Lightning Systems, and an initial draft of the Lightning Systems Schedules.

On October 27 and October 28, 2020, Mr. Maselli and Ms. Gurer e-mailed to representatives of King & Spalding drafts of the Registration Rights and Lock-up Agreement, the Second Amended and Restated Certificate of Incorporation and the Stockholder Support Agreement.

On October 29, 2020, representatives of the Company, Lightning Systems, Oppenheimer, Nomura, BofA Securities and DLA held a virtual meeting to discuss the prospects of the proposed PIPE financing based on feedback received as of that time from prospective investors. In light of prospective investor feedback that the proposed pre-money valuation of the Lightning Systems equity be lowered to $539 million to support a PIPE financing of at least $75 million, the parties discussed this possibility and agreed to continue to explore it in an effort to proceed with the proposed Business Combination.

On October 30, 2020, representatives of the Company, Lightning Systems, Oppenheimer, Nomura, BofA Securities and DLA held another virtual meeting to consider again whether to propose to prospective PIPE investors modifications to the terms of the proposed PIPE financing and the pre-money valuation of the Lightning Systems equity. During that meeting, Messrs. Fenwick-Smith and T. Reeser and Drs. Dinu and Katz indicated their desire to modify the proposed terms of the PIPE financing to lower the pre-money valuation of Lightning Systems equity to $539 million to support a PIPE financing of at least $75 million.

On November 2, 2020, a representative of King & Spalding e-mailed to Ms. Gurer a revised draft of the Lightning Systems Schedules.

On November 2, 2020, Mr. Maselli e-mailed to representatives of King & Spalding an initial draft of the Sponsor Earnout Agreement that was contemplated to be used in accordance with the terms of the letter of intent as a result of the reduction in the pre-money valuation of Lightning Systems equity.

On November 4, 2020, Oppenheimer, Nomura and BofA Securities began communicating with prospective investors in the PIPE financing regarding the lower valuation for the Lightning Systems pre-money valuation and reduced size of the Proposed PIPE financing. These communications continued through November 13, 2020, although none occurred on the U.S. national election day on November 3, 2020. During the course of that period, the market experienced volatility related both to the election and events involving other special purpose acquisition companies.

On November 5, 2020, Ms. Gurer e-mailed a representative of King & Spalding a revised draft of the Lightning Systems Schedules.

On November 6, 2020, a representative of King & Spalding e-mailed to Mr. Maselli a revised draft of the Registration Rights and Lock-up Agreement that made some proposed revisions regarding the timing and manner for registering securities for resale.

On November 6, 2020, representatives of DLA and King & Spalding held a conference call to discuss finalizing the drafts of the definitive Business Combination Agreement and related ancillary agreements.

On November 7, 2020, a representative of King & Spalding e-mailed representatives of DLA a revised draft of the Sponsor Support Agreement, which K&S had modified to include sponsor support provisions and was renamed as the “Sponsor Earnout and Support Agreement.” On that same date, Mr. Maselli e-mailed a further revised draft of the Sponsor Earnout and Support Agreement to a representative of King & Spalding.

On November 7, 2020, Mr. Maselli e-mailed a representative of King & Spalding a revised draft of the Registration Rights and Lock-up Agreement to make clarifying changes to the timing and manner for registering securities for resale.

On November 7, 2020, Ms. Gurer e-mailed to representatives of King & Spalding a revised draft of the definitive Business Combination Agreement to reflect certain of the changes needed in light of the revised pre-money valuation of the Lightning Systems equity to $539 million.

On November 8, 2020, Dr. Dinu and Messrs. Fenwick-Smith and T. Reeser exchanged e-mails regarding a possible new earnout structure that Oppenheimer and Nomura could present to prospective PIPE Investors involving both shares for the Lightning Systems equity holders and the Company’s Sponsor, with vesting for such an earnout to occur based on increases in the share price of the post-combination company’s Common Stock.

On November 8, 2020, a representative of King & Spalding e-mailed to representatives of DLA a revised draft of the Stockholder Support Agreement reflecting further comments from a principal stockholder of Lightning Systems.

On November 8, 2020, a representative of King & Spalding e-mailed a revised draft of the Second Amended and Restated Certificate of Incorporation to representatives of DLA.

On November 8, 2020, Ms. Gurer e-mailed to a representative of King & Spalding a draft of the Lightning Systems amended and restated certificate of incorporation.

On November 8, 2020, a representative of King & Spalding e-mailed to Mr. Maselli a revised draft of the Registration Rights and Lock-up Agreement.

On November 10, 2020, a representative of King & Spalding e-mailed an updated draft of the Stockholder Support Agreement reflecting comments from a principal stockholder of Lightning Systems. That same date Mr. Selman responded to this representative of King & Spalding with additional comments to the Stockholder Support Agreement. On November 11, 2020, this representative of King & Spalding confirmed to Mr. Selman via e-mail that the Lightning Systems’ principal stockholder had signed-off on DLA’s most recent comments to the form of Stockholder Support Agreement.

On November 13, 2020, representatives of Oppenheimer, Nomura and BofA Securities informed the Company and Lightning Systems management that given market conditions they did not believe that the PIPE financing involving the sale and issuance of Common Stock was going to be a viable method for bringing in additional financing to support the proposed Business Combination, and as a result, the joint placement agents discussed with the Company and Lightning Systems considering alternatives for seeking additional financing.

Also on November 13, 2020, a representative of King & Spalding e-mailed a revised draft of the Lightning Systems Schedules to representatives of DLA. Later that same day, this representative of King & Spalding e-mailed a revised draft of the Business Combination Agreement to Ms. Gurer that made minor non-substantive revisions to this agreement.

On November 16, 2020, a representative of Oppenheimer provided to the Company a proposed draft Indicative Convertible Terms & Precedent Transaction Analysis for a proposed 3-year unsecured convertible note financing of the Company as a means for providing financing to support the proposed Business Combination. The Indicative Convertible Terms, among other things, provided for (1) a $75-100 million convertible note offering, (2) closing of this offering concurrently with the announcement of the proposed Business Combination (with the proceeds of the convertible note financing being escrowed until the closing of the proposed Business Combination, or returned in connection with the convertible notes being redeemed at 102% of principal if the proposed Business Combination failed to close), (3) an interest rate of 7.5%, (4) a conversion premium of 15%, (5) underlying shares of Common Stock of 6.52 to 8.7 million, and (6) mandatory conversion after one year if the Common Stock price exceeds 175% of the conversion price. The Company, Oppenheimer and Nomura held discussions that day to discuss the proposed terms of this convertible note financing.

On November 17, 2020, the Company, Oppenheimer and Nomura continued their discussions regarding a proposed convertible note financing of the Company. Later that day, Dr. Dinu e-mailed Oppenheimer and Nomura revised indicative terms for the convertible note financing that the Company was willing to consider, which mirrored the terms provided the prior day by the representative of Oppenheimer except for contemplating that (1) the total enterprise value of Lightning Systems for purposes of the convertible note financing would be $631 million with no earnout structure involving shares of the Company’s Sponsor, and (2) the closing of the convertible note financing would occur concurrently with the Closing of the Business Combination. On November 17, 2020, representatives for Oppenheimer and Nomura began marketing the proposed convertible note financing to prospective Convertible Note Investors based on these terms communicated by Dr. Dinu.

During the period between November 13, 2020 and November 17, 2020 that the Company was working with Oppenheimer and Nomura on a potential convertible note financing, Lightning Systems informed the

Company that it was in the process of revising some of the financial projections previously provided to the Company for fiscal year 2020. On November 18, 2020, Ms. Dinu informed Mr. T. Reeser via e-mail that, as a result of these intended revisions to previous projections, and to further enhance internal controls for the post-combination company, the Company would require that Neil Miotto join the New Lightning eMotors Board as the co-chairman of the audit committee and that both companies should evaluate additional corporate governance measures that should be taken following the Closing of the Business Combination.

On November 24, 2020, representatives of Oppenheimer informed the Company of a proposal from a potential anchor Convertible Note Investor that the Company offer a senior secured note for the proposed convertible note financing of the Company. Representatives of the Company, Oppenheimer, Nomura and DLA discussed this proposal, and the Company informed Oppenheimer and Nomura that it was rejecting this proposal, but that Oppenheimer should continue to discuss other alternatives with this potential anchor Convertible Note Investor. Oppenheimer on November 25, 2020 told the Company that it would pick up such further discussions with this potential anchor Convertible Note Investor following the Thanksgiving holiday weekend.

On November 29, 2020, and following discussions between Drs. Dinu and Katz and representatives of Lightning Systems between November 18, 2020 and November 28, 2020 regarding Lightning Systems’ financial projections, a representative of BofA Securities delivered to representatives of the Company the updated financial projections of Lightning Systems that had been discussed were being undertaken a couple of weeks earlier and which Lightning Systems finalized following the discussions with Drs. Dinu and Katz. These updated financial projections lowered the amount of projected revenues, gross profit and EBITDA for the periods of 2020 through 2025 from what had been initially provided to the Company.

On November 30, 2020, representatives of the Company, Oppenheimer, Nomura and DLA discussed possible terms for a convertible note financing. Further discussions occurred between representatives of the Company, Oppenheimer, Nomura and DLA on December 1, 2020 regarding possible terms for a convertible note financing. On December 1, 2020, it was agreed that Oppenheimer would look to move forward with the potential anchor Convertible Note Investor on a $75-100 million convertible note financing for which the anchor investor would purchase $10-15 million of the Convertible Notes, that the Convertible Notes would have a three year term, a conversion price of $11.50 and a 7.5% interest rate, and that New Lightning eMotors could force conversion of the Convertible Notes if the price of New Lightning eMotors Common Stock was at least $13.80 and provided that average daily market value of such Common Stock traded for the preceding 30 trading day period exceeded $3.0 million. In an effort to provide an alternative to the prior proposal for a senior secured note, while providing some protection to Convertible Note Investors from debt more senior to the Convertible Notes, the Company also proposed that the terms include covenants restricting the amount of additional debt that New Lightning eMotors could maintain would be limited to a $5.0 million accounts receivable facility and that if New Lightning eMotors sought to incur additional debt, that it would need to both redeem the Convertible Notes and issue warrants to the holders of the Convertible Notes with an exercise price of $11.50 and in an amount equal to the number of shares into which the Convertible Notes could convert and for a term equal to the remainder of the term of the Convertible Notes.

On December 2, 2020, the potential anchor Convertible Note Investor tentatively indicated to a representative of Oppenheimer that it would anchor the proposed convertible note financing on the terms discussed the prior day and presented to it by Oppenheimer, and indicated that it would likely purchase $10 million of the Convertible Notes, to which Oppenheimer began to push to increase that amount to $15 million. During the course of that day, representatives of Oppenheimer and Nomura engaged with various potential Convertible Note Investors on these terms, and received feedback.

On December 3, 2020, Dr. Katz spoke with a potential Convertible Note Investor to discuss the terms for the convertible note financing, and that potential investor stated that he believed that a strategic investor needed to participate in the previously contemplated PIPE financing in order to facilitate the convertible note financing. Dr. Katz informed Oppenheimer and Nomura, as well as representatives of Lightning Systems of this information, and it was agreed to engage the PIPE Investor in such a possible PIPE Investment. In addition, during the course of that day, representatives of Oppenheimer and Nomura engaged with various potential Convertible Note Investors on these terms, and received feedback and initial indications of interest in the Convertible Note Investment.

During this week of November 30 through December 4, 2020, Dr. Katz and Mr. Fenwick Smith continued to discuss the governance structure of New Lightning eMotors as a follow-up to the issues raised by Dr. Dinu on November 18, 2020. In addition, the parties discussed the pre-money valuation of Lightning Systems equity in light of the proposed convertible note financing, as well as the earnout for Lightning Systems equity holders that the Company was willing to consider.

On December 4, 2020, the representatives of Oppenheimer and Nomura continued their discussions with various potential Convertible Note Investors, including with one potential investor that proposed a different set of terms that the Company decided not to consider as it was less favorable than the terms already under discussion. However, feedback from the potential anchor Convertible Note Investor as it had continued to assess the valuation of New Lightning eMotors following a Closing of the Business Combination was that this potential anchor Convertible Investor wanted inclusion of 100% warrant coverage on the Convertible Notes before it would proceed with the Convertible Note Investment. Representatives of the Company, Lightning Systems, Oppenheimer, Nomura, BofA Securities and DLA discussed this feedback, and it was agreed that 100% warrant coverage for a 5 year warrant with terms similar to the public warrants, including an exercise price of $11.50, would be added to the convertible note financing terms under discussion with the potential anchor Convertible Note Investor. This was communicated by Oppenheimer to this potential anchor Convertible Note Investor and accepted by it.

Over the weekend of December 5 and 6, 2020, DLA proceeded to draft the form of Convertible Note Subscription Agreement, the Indenture and the Amended and Restated Warrant Agreement. Representatives of the Company, Oppenheimer, Nomura, DLA, King & Spalding, the Indenture Trustee and the Warrant Agent reviewed these documents on December 7, 2020. During this same period of December 5 through 7, representatives of Oppenheimer and Nomura continued to engage potential Convertible Note Investors and solicit indications of interest (with a total outreach to 26 potential investors between November 16, 2020 and December 7, 2020, of which 20 of such investors had previously met with the Company to discuss the potential PIPE financing), while representatives of Nomura and Lightning Systems engaged with the PIPE Investor about it making the PIPE Investment.

On December 8, 2020, representatives of Oppenheimer and Nomura delivered drafts of the Convertible Note Subscription Agreement, the Indenture and the Amended and Restated Warrant Agreement to those potential Convertible Note Investors who had provided indications of interest in participating in the Convertible Note Investment, including the potential anchor Convertible Note Investor. Those potential Convertible Note Investors reviewed and requested revisions to the documents on December 8 and 9, 2020, including revisions to the exclusions to the debt incurrence covenant that representatives of DLA negotiated with the potential anchor Convertible Note Investor.

In addition, between December 5 and 9, 2020, representatives of DLA and King & Spalding worked to finalize the Business Combination Agreement, revising it to reflect the Convertible Note Investment and the PIPE Investment, as well as the other Related Agreements and the Lightning Systems Schedules.

On December 9, 2020, the Company’s Board convened a remote special meeting by videoconference. Representatives of DLA attended the meeting to review the terms of the Business Combination, PIPE Investment and Convertible Note Investment. Drs. Katz and Dinu reported on matters relating to the proposed Business Combination, PIPE Investment and Convertible Note Investment, and discussion ensued regarding the proposed pre-money valuation of the Lightning Systems equity, including a consideration of updated information provided to the Board by BofA Securities and Oppenheimer on an updated set of public companies selected in discussions with the Company on December 6, 2020 as comparable to Lightning Systems, including electric vehicle developers, component part suppliers and other recent high-growth auto technology companies that had entered into business combinations with special purpose acquisition companies that added some companies in the latter category that had been announced since September when Oppenheimer initially provided comparable company information, the terms of the Convertible Note Investment and the likely acceptance of and benefit to the Company’s stockholders of the proposed transactions. Following this discussion, the Company’s Board unanimously approved the Business Combination, the PIPE Investment and the Convertible Note Investment.

Also on December 9, 2020, the Lightning Systems board of directors approved the Business Combination Agreement.

On December 10, 2020, (1) the parties executed the Business Combination Agreement and the Related Agreements, (2) the Convertible Note Investors subscribing to purchase the Convertible Notes and the Convertible Note Warrants in connection with the Convertible Note Investment executed the Convertible Note Subscription Agreements, and (3) the PIPE Investor executed the PIPE Subscription Agreement. A total of 30 Convertible Note Investors, representing 13 institutional fund families signed the Convertible Note Subscription Agreements.

After the market closed on December 10, 2020, the Company announced the Business Combination with Lightning Systems together with the execution of the Business Combination Agreement, the PIPE Subscription Agreement and the Convertible Note Subscription Agreements.

The Company Board’s Reasons for the Approval of the Business Combination

The Company’s Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Company’s Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Company’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Company’s Board may have given different weight to different factors. This explanation of the reasons for the Company’s Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Company’s Board reviewed the results of the due diligence conducted by the Company’s management and advisors. The Company’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the Company’s Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of the Company’s executive officers and directors is included in the section entitled “Information About the Company Prior to the Business Combination - Management”. The due diligence which was conducted included:

•	meetings and calls with the management teams, advisors and Lightning Systems regarding operations and forecasts;

•	meetings and calls with Lightning Systems’ customers, suppliers and industry partners;

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research on comparable public companies, including using information provided by BofA Securities and Oppenheimer, including electric vehicle developers, component part suppliers and other recent high-growth auto technology companies that had entered into business combinations with special purpose acquisition companies;

•	review of material contracts;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Lightning Systems and the Business Combination; and

•	the financial statements of Lightning Systems.

The Company’s Board also considered the extensive feedback obtained by the Company as part of the PIPE financing process as well as in engaging with potential Convertible Note Investors and in entering into the Convertible Note Subscription Agreements and the PIPE Subscription Agreement with the strategic PIPE Investor.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. Generally, we stated that we are seeking Mentor-Investor candidates to partner with over a 3 to 5 year horizon with a goal of reaching an enterprise value of over $1 billion. The Company’s Board considered each of the factors identified in the IPO prospectus in its evaluation of Lightning Systems. Furthermore, in light of the due diligence conducted of Lightning Systems and the evaluation of the following factors with regard to Lightning Systems, the Company’s Board’s decision to pursue a Business Combination with Lightning Systems resulted in the Company’s Board deciding not to forego this Business Combination and instead continue to look for an alternative acquisition target.

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Companies that embrace today’s digital transformation and experience. We stated in the IPO prospectus that we will seek TMT and other companies anywhere in the world that are embracing today’s digital transformation and experience as a competitive advantage. We believe that an embrace of today’s digital transformation and experience enables both organic and inorganic growth, creating new strategic, operational and business opportunities fueled by the emerging cloud, analytics, big data and cognitive technologies. Being conscientious corporate citizens, we stated that we will focus on sustainable technology companies that can shape a better society and healthier environment.

Based upon our due diligence, we believe that Lightning Systems delivers on our stated goal to focus on sustainable technology companies that are utilizing data analytics in furtherance of their business objectives. As an electric vehicle manufacturer, Lightning Systems has turned every vehicle that it produces into a data generator for it to provide real-time actionable intelligence to its customers. Its solution leverages big data and analytics to provide intelligence around driver behavior optimization, preventative diagnostics and fleet management. This drives greater efficiency compared to its competitors while also further strengthening its technology leadership in the market and providing additional sources of revenues and driving customer retention.

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Companies that will benefit from a public listing. We stated in the IPO prospectus that we will primarily seek companies that we believe will benefit from being publicly traded, and that will be able to effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

Lightning Systems has represented to us that the proceeds raised in the proposed transactions, as well as the ability to have access to capital as a publicly traded company, will fund Lightning Systems to positive cash flow and can fund its strategic growth initiatives, including executing on its customer relationships to fulfill orders, expand its vehicle portfolio and enable selective acquisitions. A business combination with a special purpose acquisition company is Lightning Systems’ preferred course of action, as opposed to a traditional initial public offering, because Lightning Systems can provide forward-looking guidance and talk more directly about projections for future years that are backed by existing customer contracts. As a result, its ability to become a publicly traded company is accelerated through the Business Combination. Given the inflection point of the electric vehicle industry in general and Lightning Systems’ market position, the Company and Lightning Systems believe being public with a fully-funded business plan will be a significant catalyst to Lightning Systems’ business in terms of branding, visibility and financial strength.

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Companies that will benefit from our industry expertise and relationships. We stated in the IPO prospectus that we will seek companies that will be best positioned to leverage our industry expertise, insights and relationships to create opportunities for value creation, whether acquisitions, capital investments in organic growth opportunities, generating greater operating efficiencies or significantly improving financial performance. We believe our strategy leverages our management team’s distinctive background and vast network of industry leaders in the TMT industry. We stated that we will seek to identify such opportunities for value creation in evaluating potential business combinations.

As evidenced by the number of electric vehicle manufacturers and other auto technology companies that have entered into business combinations with special purpose acquisition companies in 2020 (see “—Comparable Company Analysis”), this is a highly diversified and growing market. We believe that through our Mentor-Investment approach, we will be able to work with Lightning Systems to look for and successfully exploit opportunities for value creation. In particular, Lightning System’s intent stated to us in diligence to pursue acquisitions as a means to accelerate its growth plans or augment its internal product and service development if such acquisitions represent a strategic fit, drive value and are consistent with its overall strategy is well suited to the assistance that we can provide, and makes Lightning Systems a very suitable target for our business combination.

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Companies that are market-leading participants. We stated in the IPO prospectus that we will seek a target that has an established business and market position. While we stated that we will focus on TMT businesses, we will not seek a target that is pre-revenue or in early stages of development with unproven technologies.

Based upon our due diligence, we believe that Lightning Systems is the dominant market leader in the urban commercial Zero Emission Vehicle (“ZEV”) industry, with over 36% market share in Class 3 through 6 electric vehicles (“EVs”) in 2020 and has the distinction of being the only company in the United States that has delivered fully functional Class 3 to 7 EVs to the end customer that are in use today. The know-how gathered by Lightning Systems over the course of its 12-year operating history, combined with data that it has aggregated from every vehicle it has had on the road for the last two years, has enabled it to customize its offering to maximize reliability and minimize total cost of ownership, driving repeat purchase behavior across our customer base. Lightning Systems’ efforts in the commercial ZEV space have led to significant progress in customer validation with 120 vehicles on the road (including demonstration and test vehicles) and 1,500 vehicles on order. As of September 30, 2020, we had $125 million of backlog (in addition to $30 million in additional orders that were under negotiation as of September 30, 2020 and were contracted shortly after quarter end), as compared to a backlog of $15 million as of September 30, 2019, and a pipeline of $800 million of sales. We have already received purchase orders to completely cover our estimated 2021 and over 25% of 2022 revenue. As we continue to scale our manufacturing capabilities to meet increased demand – from both new and existing customers – we anticipate that our pipeline will continue to scale.

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Companies that are small and mid-sized businesses (“SMB”). We believe targeting companies in the SMB market will provide the greatest number of opportunities for investment and will maximize the benefits of the collective network of our management team and its affiliates.

Notwithstanding the significant progress that Lightning Systems has made in developing itself as a market leader, with over $120 million of contracted purchase order backlog (in addition to $30 million in additional orders that were under negotiation as of September 30, 2020 and were contracted shortly after quarter end), as compared to a backlog of $15 million as of September 30, 2019, and a pipeline of $800 million of sales, it is still a relatively small company, with 90 employees and 38 contractors as of November 30, 2020, with substantial growth opportunity in front of it that we believe can benefit from our Mentor-Investment approach.

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Companies with strong management. We stated in the IPO prospectus that we will prioritize entities with well-established, proven and talented management teams that wish to continue to drive their companies to growth and are eager to succeed with support from an interactive and hands-on board of directors. To the extent we believe it will enhance stockholder value, we would seek to selectively supplement the existing leadership of the business with proven leaders from our network, whether at the senior management level or at the board level.

Lightning Systems satisfies this criteria. Its existing senior management, which has informed us that it will continue following the Business Combination, has built Lightning Systems into a market leader in the urban commercial ZEV industry and is committed to staying with the company to drive it forward as it executes on its strategic growth plans.

In approving the Business Combination, the Company’s Board determined not to obtain a fairness opinion. The officers and directors of the Company have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Nomura and Oppenheimer, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the Company’s Board include, but are not limited to, those set forth above as well as the following which are based upon our due diligence:

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Lightning Systems’ Capital Light and Cost Effective Business Model. Lightning Systems’ relationships with its suppliers are instrumental to the performance and reliability of its vehicles and have enabled it to scale in a relatively asset light and cost-effective manner.

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Lightning Systems’ Competitive Advantages in Cost of Ownership and Fueling Infrastructure. The commercial ZEV space is at an inflection point with strong secular trends of regulation, corporate mandates and grants to accelerate the transition to zero emission vehicles globally, and as a result provide a lower Total Cost of Ownership (“TCO”) than Internal Combustion Engine (“ICE”) vehicles. It is expected that by the first half of 2022, the TCO of New Lightning eMotors’ vehicles will be lower than ICE without relying on grants and credits, as the company continues to reduce vehicle costs through economies of scale and contract-based cost reductions across the supply chain.

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Lightning Systems’ Competitive Advantages in Vehicle Performance. Lightning Systems has manufactured and sold vehicles on the road for over two years, providing an important first-mover advantage in the commercial ZEV space across Class 3 to 7 vehicles. While other companies are still in the prototyping phase, it has a broad range of customers who have validated its vehicles. Lightning Systems has been actively gathering telematics data off each vehicle every day and utilizing its analytics capabilities to optimize vehicle performance, which enhances customer attachment, which is expected to result in low churn. As a result, the company has been able to quantifiably demonstrate reliability and TCO validation for its customers, while continuing to improve its manufacturing and design practices. This has led to continued growth in market share.

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Strong Customer Demand. The sales cycle can take up to two years, as many customers wish to test and purchase vehicles in small numbers before scaling. Because Lightning Systems has already completed this process with many customers, it is seeing strong repeat purchase behavior from many of its early purchasers. In the third quarter of 2020, it received $120 million in repeat purchase orders. As of September 30, 2020, we had $125 million of backlog (in addition to $30 million in additional orders that were under negotiation as of September 30, 2020 and were contracted shortly after quarter end), as compared to a backlog of $15 million as of September 30, 2019, and a pipeline of $800 million of sales. We have already received purchase orders to completely cover our estimated 2021 and over 25% of 2022 revenue. As we continue to scale our manufacturing capabilities to meet increased demand – from both new and existing customers – we anticipate that our pipeline will continue to scale.

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Available Infrastructure. At Lightning Systems’ 124,000 square foot headquarters, it is capable of designing, manufacturing, assembling and testing its ZEVs, powertrains and charging solutions. It manufactures its powertrains at its headquarters but also trains its original equipment manufacturer partners’ technicians to install them at their own manufacturing facilities. Lightning Systems facility’s current production capacity is 500 vehicles per shift per year. Lightning Systems is currently expanding its production facility by roughly 107,000 square feet to prepare for capacity expansion to 3,000 vehicles per shift per year needed to meet the unit forecast for 2022.

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Terms of the Business Combination Agreement. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Company and Lightning Systems.

In the course of its deliberations, the Company’s Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following which are based upon our diligence:

•	Early-Stage Company Risk. Lightning Systems is an early-stage company with fast-growing revenues, and the risk that it may not be able to execute on its business plan.

•	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Lightning Systems’ revenues.

•	Future Growth Risk. Future growth of Lightning Systems is dependent upon the worldwide adoption by consumers of alternative fuel vehicles in general and ZEVs and electric vehicles in particular.

•	Cost Assumption Risk. The risk that Lightning Systems may not be able to achieve current cost assumptions.

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Supply Risk. The risk that Lightning Systems’ suppliers may not be able to deliver the necessary components for Lightning Systems’ electrified solutions at prices or volumes acceptable to Lightning Systems.

•	Competitive Risk. Lightning Systems operates in a highly competitive and rapidly evolving industry.

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OEM Integration Risk. The risk that OEMs may choose to develop their own solutions to compete with Lightning Systems’ or may price the integration of Lightning Systems’ solutions at levels lower than the price projected by Lightning Systems.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Redemption Risk. The risk that a significant number of the Company’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Company’s existing amended and restated certificate of incorporation, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the combined company to accelerate its business plan following the Closing.

•	Stockholder Vote Risk. The risk that the Company’s stockholders may fail to provide the votes necessary to effect the Business Combination.

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Litigation Risk. The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•	No Third-Party Valuation Risk. The risk that the Company did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•	The Company Stockholders Receiving a Minority Positions Risk. The Company’s stockholders will hold a minority position in the combined company.

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Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

•	Other Risks Factors. Various other risk factors associated with Lightning Systems’ business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Company’s Board also considered that some officers and directors of the Company may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the Company’s stockholders. The Company’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Company’s Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “—Interests of Certain Persons in the Business Combination.”

The Company’s Board concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Company’s Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination, Merger, the other transactions contemplated by the Business Combination Agreement, the PIPE Subscription Agreement and PIPE Investment, and the Convertible Note Subscription Agreements, Convertible Note Investment and the other agreements contemplated by the Convertible Note Subscription Agreements are just and equitable and fair as to the Company and its stockholders, and that it is advisable and in the best interests of the Company and its stockholders of the Company to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Business Combination Agreement, the PIPE Subscription Agreement, the Convertible Note Subscription Agreements and the agreements and transactions contemplated thereby and (c) recommended that the stockholders of the Company approve each of the Proposals.

The above discussion of the material factors considered by the Company’s Board is not intended to be exhaustive but does set forth the principal factors considered by the Company’s Board.

Unaudited Prospective Financial Information

Lightning Systems provided the Company with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2025. The Company’s management reviewed and, as a result of its due diligence investigation, worked with Lightning Systems to have Lightning Systems revise the forecasts for presentation to the Company’s Board as part of the Company’s Board’s review and subsequent approval of the Business Combination. Lightning Systems and the Company do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of the Company used the financial projections set forth below to present key elements of the forecasts provided to the Company. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that the Company, Lightning Systems, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Lightning Systems’ business, all of which are difficult to predict and many of which are beyond Lightning Systems’ and the Company’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lightning Systems’ and the Company’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lightning Systems” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Lightning Systems’ independent registered accounting firm, the Company’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to the Company and the Company’s Board in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR LIGHTNING SYSTEMS, GIGCAPITAL3 UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS CHANGE OR ARE SHOWN TO BE IN ERROR.

The projections were prepared by, and are the responsibility of, Lightning Systems and the Company management. Grant Thornton LLP, Lightning Systems’ independent registered public accounting firm, and BPM LLP, the Company’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance with respect to the prospective financial information. The audit reports for Lightning Systems included in this proxy statement/prospectus relate to historical financial information of Lightning Systems. It does not extend to the projections and should not be read as if it does.

The key elements of the projections for Lightning Systems provided to the Company on November 29, 2020 in connection with the evaluation of the Business Combination by the Company’s Board are summarized below:

Lightning Systems Key Financials

($ in million, unless otherwise noted)	2020	2021	2022	2023	2024	2025
Revenue	$9	$63	$354	$640	$1,165	$2,012
Gross Growth	NM	NM	462%	81%	82%	73%
Gross Profit	$0	$9	$68	$140	$296	$528
Gross Margin	3%	14%	19%	22%	25%	26%
Adjusted EBITDA	($11)	($17)	$15	$50	$155	$315
Adjusted EBITDA Margin	(122%)	(27%)	4%	8%	13%	16%

Souce: Lightning Systems’ Management Projections

Comparable Company Analysis

The Company’s management primarily relied upon a public company comparables analysis to assess the value that the public markets would likely ascribe to New Lightning eMotors following the Business Combination with the Company and this analysis was presented to the Board. The relative valuation analysis was based on publicly-traded companies in the electric vehicle and auto technology sectors, and included companies in these sectors which had recently agreed to combine with other special purpose acquisition companies, as these were determined to be most comparable. The comparable public companies the Board reviewed within these sectors are set forth in the table below. These companies were selected by the Company based upon discussions with Oppenheimer and also input from BofA Securities using the information provided by Oppenheimer in September 2020 and updated on December 6, 2020 to add recent high-growth auto technology companies that subsequent to September had entered into business combinations with special purpose acquisition companies as the publicly-traded companies having businesses most similar to New Lightning eMotors’ business. However, the Company’s Board realized that no company was identical in nature to Lightning Systems.

Our Board reviewed, among other things, information for benchmarking of similar companies and information for comparable companies regarding estimated enterprise value multiples, projected revenue growth for 2021 over 2020 or 2024 over 2023, gross margins and EBITDA margins for 2021 or 2024 and revenue and EBITDA margins for the five-year period 2020 through 2024.

The key elements for benchmarking of similar companies, based on an analysis as of December 9, 2020, are summarized in the table below:

Revenue ($ in million)	2020	2021	2022	2023	2024
Lightning eMotors	$9	$63	$354	$640	$1,165
Arrival	NA	NA	$1,009	$5,099	$14,135
Fisker	NA	NA	~$ 600	$3,314	$10,604
Lordstown	$0	$118	$1,690	$3,476	$5,776
Lion Electric	$29	$204	$668	$1,672	$3,625
Nikola	$0	$60	$247	$1,077	$2,380
Hyliion	$1	$8	$344	$1,019	$2,091
Canoo	NA	$120	$329	$840	$1,430
XL Fleet	$21	$75	$281	$648	$1,377

Revenue Growth	2020	2021	2022	2023	2024
Lightning eMotors	NM	NM	462%	81%	82%
Arrival	NM	NM	NM	405%	177%
Fisker	NM	NM	NM	452%	220%
Lordstown	NM	NM	NM	106%	66%
Lion Electric	NM	NM	227%	150%	117%
Nikola	NM	NM	309%	336%	121%
Hyliion	NM	NM	NM	196%	105%
Canoo	NM	NM	174%	155%	70%
XL Fleet	NM	259%	273%	130%	113%

EBITDA Margin	2020	2021	2022	2023	2024
Lightning eMotors	(122%)	(27%)	4%	8%	13%
Arrival	NA	NA	6%	22%	23%
Fisker	NA	NA	4%	13%	19%
Lordstown	NM	(131%)	1%	9%	10%
Lion Electric	(14%)	14%	18%	18%	20%
Nikola	NM	(257%)	(134%)	(29%)	(8%)
Hyliion	NM	(193%)	2%	21%	29%
Canoo	NA	(291%)	(74%)	(8%)	13%
XL Fleet	(47%)	(20%)	11%	18%	22%

Souce: FactSet, CapIQ and SPAC Merger Announcement Decks

The multiples for the selected comparable companies, based on analysis as of December 9, 2020, are summarized in the table below:

Electric Vehicle and AutoTech Comparable Companies

	Company Name	Revenue Growth		Gross Margin		EBITDA Margin		EV / Revenue		EV / Rev / Growth		EV / EBITDA
Ticker		CY'21E		CY'21E		CY'21E		CY'21E		CY'21E		CY'21E
WKHS	Workhorse	>500%		(0%)		(36%)		19.29x		0.00x		NM
XPEV	Xpeng	163%		12%		(15%)		13.70x		0.08x		NM
NIO	NIO	103%		18%		(5%)		12.46x		0.12x		NM
TSLA	Tesla	47%		23%		20%		15.32x		0.33x		78.0x
PLUG	Plug Power	37%		16%		13%		39.01x		1.04x		NM
BLDP-CA	Ballard Power	22%		24%		(17%)		30.03x		1.34x		NM
NVDA	NVIDIA	21%		66%		46%		16.42x		0.78x		35.5x
XLNX	Xilinx	8%		69%		33%		10.08x		1.32x		30.3x

Selected Recent AutoTech SPAC Mergers

	Company Name	Revenue Growth		Gross Margin		EBITDA Margin		EV / Revenue		EV / Rev / Growth		EV / EBITDA
Ticker		CY'24E		CY'24E		CY'24E		CY'24E		CY'24E		CY'24E
FSR	Fisker	220%		NA		19%		0.35x		0.00x		1.9x
CIIC	Arrival	177%		26%		23%		1.32x		0.01x		5.8x
NKLA	Nikola	121%		11%		(8%)		2.86x		0.02x		NM
NGA	Lion Electric	117%		NA		20%		0.70x		0.01x		3.6x
PIC	XL Fleet	113%		25%		22%		1.54x		0.01x		6.9x
HYLN	Hyliion	105%		35%		29%		1.12x		0.01x		3.9x
HCAC	Canoo	70%		30%		13%		3.00x		0.04x		22.8x
RIDE	Lordstown	66%		19%		10%		0.43x		0.01x		4.2x
SBE	ChargePoint	63%		41%		9%		12.67x		0.20x		NM
RMG	Romeo Power	51%		29%		17%		1.89x		0.04x		11.1x

		Revenue Growth		Gross Margin		EBITDA Margin		EV / Revenue		EV / Rev / Growth		EV / EBITDA
		CY'24E	CY'25E	CY'24E	CY'25E	CY'24E	CY'25E	CY'24E	CY'25E	CY'24E	CY'25E	CY'24E	CY'25E
Lightning Systems		82%	73%	25%	26%	13%	16%	0.56x	0.32x	0.01x	0.00x	4.2x	2.1x

Souce: FactSet, CapIQ and SPAC Merger Announcement Decks

The implied total enterprise value as a multiple of estimated 2024 revenues of the electric vehicle and automotive technology companies in the first table above based upon a median estimated calendar year 2021 multiple of 15.87x establishes a range for these companies of 6.00x-8.00x to estimated 2024 revenues. New Lightning eMotors’ estimated 2024 revenue multiple of total enterprise value of 0.56x discounted 92% to this comparable set of publicly traded companies. Similarly, comparing Lightning Systems to the recent automotive technology companies that have combined with special purpose acquisition companies also results in the implied total enterprise valuation of Lightning Systems being discounted as compared to these peers, with those publicly traded companies having a range of 1.00x-2.00x to their estimated 2024 revenues.

Based on the review of these selected comparable publicly traded companies, our Board concluded that New Lightning eMotors’ pro forma implied total enterprise value as a multiple of its estimated 2024 revenue was below the total enterprise value as a multiple of the estimated 2024 revenues of similar benchmarks of such companies. This analysis supported our Board’s determination, based on a number of factors, that the terms of the Business Combination were fair to and in the best interests of the Company and its stockholders.

Satisfaction of 80% Test

It is a requirement under our Charter and the NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. On December 10, 2020, there was approximately $202.0 million in the Trust Account, and 80% of that amount was therefore approximately $161.6 million. The fair market value of the target or targets had to be determined by our Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although the Company was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, the Company determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act. Furthermore, and for the reasons discussed above, the Company has determined that the fair market value of Lightning Systems exceeds $161.6 million, and therefore, that the requirement that the business or assets in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account has been satisfied.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Company’s Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that the Initial Stockholders hold 670,108 private placement warrants that would expire worthless if a Business Combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or Business Combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that Neil Miotto and Drs. Avi Katz and Raluca Dinu will continue as members of the New Lightning eMotors Board, and each shall be entitled to receive compensation for serving on such board; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital3’s initial public offering, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.0044 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the Lightning Systems equity holders in the Business Combination or at which the PIPE Investors have agreed to purchase Common Stock). However, 750,000 shares of Common Stock issued to the Sponsor were forfeited due to the over-allotment option not being exercised by the Underwriters. Additionally, the Sponsor purchased 650,000 private placement units simultaneously with the consummation of GigCapital3’s initial public offering for an aggregate purchase price of $6.5 million. Certain of GigCapital3’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky, Peter Wang, Andrea Betti-Berutto and Brad Weightman, also have a direct or indirect economic interest in such private placement units and in the 5,635,000 Initial Stockholder Shares owned by the Sponsor. The 5,635,000 Initial Stockholder Shares owned by the Sponsor would have had an aggregate market value of $88.5 million based upon the closing price of $15.71 per public share on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 650,000 private placement units held by the Sponsor would have had an aggregate market value of $12.2 million based upon the closing price of $18.75 per public unit on the NYSE on February 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our public shares or public warrants may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, the ownership of New Lightning eMotors will be as follows:

•	the former Lightning Systems equity holders will own 53,922,000 shares of our Common Stock, representing a 65.5% interest;

•	the public stockholders (not including any Initial Stockholders that own public shares) will own 20,000,000 shares of our Common Stock, representing a 24.3% interest;

•	the PIPE Investors will own 2,500,000 shares of our Common Stock, representing a 3.0% interest; and

•	the Initial Stockholders will own 5,893,479 shares of our Common Stock, representing a 7.2% interest.

The ownership percentage with respect to New Lightning eMotors following the Business Combination assume that (a) no public stockholders elect to have their public shares redeem, and (b) all pre-merger Lightning Systems Options have vested and been exercised prior to the merger (however, for a discussion of the actual adjustment provisions applicable to the Lightning Systems Options, see “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Conversion of Securities”); and does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combination, (ii) the issuance of Stockholder Earnout Shares to the Stockholder Earnout Group should the earnout conditions in the Business Combination Agreement be satisfied, (iii) conversion of any of the Convertible Notes or (iv) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex H. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New Lightning eMotors will be different. As a result of the Business Combination, the economic and voting interests of our public stockholders will decrease.

The public warrants and private placement warrants will become exercisable thirty (30) days after the completion of an initial business combination and will expire five (5) years after the completion of an initial business combination or earlier upon their redemption or liquidation.

Please read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New Lightning eMotors Following the Business Combination

Assuming the Election of Directors Proposal is approved by our stockholders at the special meeting, we expect the New Lightning eMotors Board to be comprised of the individuals set forth below following the completion of the Business Combination.

Name	Age	Position
Timothy Reeser	49	Chief Executive Officer and Class II Director
Dr. Avi Katz	62	Co-Chairman of the Board and Class III Director
Robert Fenwick-Smith	58	Co-Chairman of the Board and Class III Director
Dr. Raluca Dinu	47	Class II Director
Neil Miotto	74	Class I Director
Thaddeus Senko	64	Class I Director
Meghan Sharp	49	Class III Director
Independent Director		Director
Independent Director		Director

Upon the Closing Date, we anticipate that the New Lightning eMotors Board will consist of nine members, reclassified into three separate classes, with each class serving a three-year term. Except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently).

Our board of directors has nominated the following individuals for election at our special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal:

•	Class I Directors: Neil Miotto, Thaddeus Senko and ;

•	Class II Directors: Dr. Raluca Dinu, Timothy Reeser and ; and

•	Class III Directors: Dr. Avi Katz, Robert Fenwick-Smith and Meghan Sharp.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 6 — The Election of Directors Proposal” and “Management After the Business Combination.”

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate of incorporation. As of December 10, 2020, the estimated per share redemption price would have been approximately $10.10. If a holder exercises its redemption rights, then such holder will be exchanging shares of the Company’s Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein.

Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Lightning Systems’ obligation to consummate the Business Combination is conditioned on the funds in the Trust Account, together with the funding of any amounts payable under the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, being no less than an aggregate amount of $150.0 million. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by either of us or Lightning Systems. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then either we or Lightning Systems may elect not to consummate the Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50.0 million of the $150.0 million is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Common Stock. Please see the section entitled “Special Meeting of Company Stockholders - Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of New Lightning eMotors issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Name; Headquarters

The name of the post-combination company after the Business Combination will be Lightning eMotors, Inc. and the headquarters will be located at 815 14th Street SW, Suite A100, Loveland, Colorado 80537.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax consequences to holders of our Common Stock that elect to have their Common Stock redeemed for cash if the Business Combination is completed. This discussion is limited to holders that hold our Common Stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from redemptions of our Common Stock, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section is addressed to “U.S. holders” of our Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Common Stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Our Common Stock

In the event that a U.S. holder’s Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of the Company’s Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of our Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of our Common Stock, the U.S. holder will be treated as described under U.S. Holders—Redemption of Our Common Stock—Redemption Treated as a Sale of Our Common Stock” below. If the redemption does not qualify as a sale of our Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “- U.S. Holders—Redemption of Our Common Stock—Redemption Treated as a Distribution”.

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares of stock outstanding both before and after the redemption. The redemption of a U.S. holder’s Common Stock generally will be treated as a sale of such Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock owned directly by the U.S. holder, but also shares of our stock that are treated as constructively owned by the U.S. holder. In addition to stock actually owned by a U.S. holder, such U.S. holder may also be treated as constructively owning stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. Finally, the redemption of a U.S. holder’s Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of electing to have our Common Stock redeemed for cash.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “- Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Redemption Treated as a Sale of Our Common Stock. If the redemption qualifies as a sale of Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received in such redemption and (b) the U.S. holder’s adjusted tax basis in its Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. holder held the Common Stock redeemed for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Redemption Treated as a Distribution. If the redemption does not qualify as a sale of our Common Stock, the U.S. holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “- Redemption Treated as a Sale of Our Common Stock” above.

Dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of our Common Stock or as a distribution with respect to such Common Stock is made on a holder-by-holder basis. U.S. holders of our Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Common Stock will be treated as a sale or as a distribution under the Code.

Information Reporting and Backup Withholding

Payments received by a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of our Common Stock. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Our Common Stock

The characterization of the redemption of a Non-U.S. holder’s Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of the Company’s Stockholders – Redemption Rights” as a sale or distribution for U.S. federal income tax purposes generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Common Stock, as described under “U.S. Holders – Redemption of Our Common Stock” above.

Redemption Treated as a Sale of Our Common Stock. If the redemption qualifies as a sale of our Common Stock with respect to a Non-U.S. holder, subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Foreign Account Tax Compliance Act,” such Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its Common Stock unless:

•

the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes.

Redemption Treated as a Distribution. If the redemption does not qualify as a sale of common stock, a Non-U.S. holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under Non-U.S. Holders – Redemption of Common Stock – Redemption Treated as a Sale of Common Stock” above.

Subject to the withholding requirements under FATCA (as defined below) and provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, each of which is discussed below, any portion of such distribution treated as a dividend made to a Non-U.S. holder on our Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. holder must provide the applicable withholding agent with an applicable IRS Form W-8, together with all attachments (or a successor form) certifying qualification for the reduced rate. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dividends paid to a Non-U.S. holder that are effectively connected with a trade or business conducted by the Non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of our Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. holders of our Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Common Stock will be treated as a sale or as a distribution under the Code.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Common Stock treated as such) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder (including constructive dividends received pursuant to a redemption of our Common Stock) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

Regulatory Matters

Neither the Company nor Lightning Systems is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Approval Proposals, the Incentive Plan Proposal and the Election of Directors Proposal at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Business Combination Proposal.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast at the Special Meeting vote “FOR” the Business Combination Proposal. A stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the approval of the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the Business Combination Proposal. As of the record date, our Initial Stockholders, directors and officers own approximately 22.8% of our issued and outstanding shares of Common Stock.

Recommendation of the Company’s Board

OUR BOARD OF DIRECTORS RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Interests of Certain Persons in the Transactions” for further information.

PROPOSAL NO. 2—THE NYSE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, we are asking our stockholders to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, including the issuances described below.

Issuance of common stock to Lightning Systems equity holders under Business Combination Agreement

Subject to the terms and conditions of the Business Combination Agreement, the Company has agreed to pay Lightning Systems equity holders aggregate consideration consisting of up to 53,922,000 shares of Common Stock, including any shares issuable in respect of vested equity awards of Lightning Systems that are exercised prior to the Closing or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards. In addition, the Company may issue pursuant to the Business Combination Agreement up to an additional 16,463,096 shares of Common Stock to stockholders of Lightning Systems who have received, or are entitled to receive, any Per Share Merger Consideration. Such additional Stockholder Earnout Shares shall be issued by the Company in three equal tranches if, during the period from the date of the Closing through and including the fifth anniversary of the date of the Closing, the dollar volume-weighted average price of Common Stock (as determined in accordance with the Business Combination Agreement) equals or exceeds $12.00, $14.00 and $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable for each of such three tranches, respectively.

Issuance of common stock to PIPE Investor

In connection with the execution of the Business Combination Agreement, the Company entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of common stock at $10.00 per share to the PIPE Investor for an aggregate purchase price of $25,000,000.

Issuance of common stock to Convertible Note Investors

Also in connection with the execution of the Business Combination Agreement, the Company entered into the Convertible Note Subscription Agreements with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, (a) the Convertible Notes for an aggregate purchase price of $100,000,000 and (b) the Convertible Note Warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50. The Convertible Notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50.

The issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combination, the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, including up to 70,385,096 shares of Common Stock to the Lightning Systems equity holders, 2,500,000 shares of common stock to the PIPE Investor, 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants .

Why the Company Needs Stockholder Approval

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock, or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock.

As described above, upon the consummation of the Business Combination and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, we expect to issue (1) up to 70,385,096 shares of our Common Stock to the Lightning Systems equity holders in accordance with the terms and subject to the conditions of the Business Combination Agreement, (2) 2,500,000 shares of our Common Stock to the PIPE Investor, in accordance with the terms and subject to the conditions of the PIPE Subscription Agreement and (3) 8,695,652 shares of our Common Stock upon conversion of the Convertible Notes and 8,695,652 shares of our Common Stock upon exercise of the Convertible Note Warrants, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements, the Indenture and the Amended and Restated Warrant Agreement. Accordingly, the aggregate number of shares of our common stock that we will issue in connection with the Business Combination and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements will exceed 20% of both the voting power and the number of shares of Common Stock outstanding before such issuance, and for this reason, we are seeking the approval of our stockholders for the issuance of shares of our Common Stock pursuant to the Business Combination Agreement, the PIPE Investment and the Convertible Note Investment.

Moreover, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. The issuances of shares of Common Stock described above could result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

In the event that this proposal is not approved by Company stockholders, the Business Combination and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements cannot be consummated. In the event that this proposal is approved by Company stockholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of our Common Stock pursuant to the Business Combination Agreement, the PIPE Investment or the Convertible Note Investment, such shares of Common Stock will not be issued.

Vote Required for Approval

The approval of the NYSE Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE Stock Issuance Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

The Sponsor and each of our officer and directors have agreed to, among other things, vote in favor of this NYSE Stock Issuance Proposal. As of the date of this proxy statement/prospectus, the Initial Stockholders own approximately 22.8% of the outstanding shares of our Common Stock.

This Proposal No. 2 is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NYSE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Proposal No. 1 - Approval of the Business Combination - Interests of Certain Persons in the Transactions” for a further discussion.

PROPOSAL NO. 3—CLASSIFICATION OF THE BOARD OF DIRECTORS PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the classification of the Board. Our amended and restated current amended and restated certificate of incorporation does not currently contemplate classification of directors.

In connection with the Business Combination, our Board will be reconstituted and initially comprised of seven directors who will be voted upon by the stockholders at the special meeting, with vacancies for an eighth and ninth director which our Board will act with regard to filling following the Business Combination when candidates are identified. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms; provided that the term of the initial Class I Directors shall expire at the annual meeting of the stockholders of the Company held in 2021, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of the Company held in 2022 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of the Company held in 2023.

Furthermore, any vacancies which occur during the year may be filled by the Board to serve for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendments

The classification of directors is intended to encourage experience and leadership stability on the Board of the post-combination company. The Board believes that providing for a classified board of directors will ensure desirable continuity in leadership and policy following the Business Combination.

Comparison of Current Amended and Restated Certificate of Incorporation to Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the change proposed to be made between our current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the proposed Second Amended and Restated Certificate of Incorporation in its entirety for a more complete description of its terms. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation, as applicable.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
ARTICLE V	There is no applicable language in the current amended and restated certificate of incorporation.	Section 5.2(b) shall be revised and restated in its entirety as follows:
Section 5.2(b). Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or

Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

The current amended and restated certificate of incorporation provides as follows:	Section 5.2(c) shall be revised and restated in its entirety as follows:

Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 currently states that any director may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of GigCapital3 entitled to vote generally in the election of directors, voting together as a single class.	Section 5.4 shall be amended to allow for removal of a director only for cause.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 3. Abstentions or the failure to vote on Proposal No. 3 will have the same effect as a vote “AGAINST” Proposal No. 3.

This Proposal No. 3 is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4A— APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE BUSINESS COMBINATION PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve certain amendments to our current amended and restated certificate of incorporation, which are, in the judgment of our Board, necessary to adequately address the needs of the post-combination company.

The additional amendments effect the following:

•	change the post-combination company’s name to Lightning eMotors, Inc.;

•

delete the second sentence in Article II and delete the prior provisions under, and references to, Article IX (Business Combination Requirements; Existence) of the current amended and restated certificate of incorporation;

•	Amend certain terms in Article X (Corporate Opportunities) with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities; and

•

Amend the exclusive forum provision in our current amended and restated certificate of incorporation to conform to recent SEC guidance regarding the exclusion of certain potential claims from exclusive forum charter provisions.

Reasons for the Amendments

These additional amendments to the Second Amended and Restated Certificate of Incorporation of New Lightning eMotors and the reasons for each of them are:

•

Amending Article I to change the post-combination company’s name to “Lightning eMotors, Inc.” Currently, the Company’s name is GigCapital3, Inc. The Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Lightning Systems and therefore has proposed the name change.

•	Amending Article II to delete the provision regarding the Company’s powers to consummate a business combination.

•	Amending Articles IV and XI to delete references to Article IX, which will be deleted in its entirety, as more fully described below.

•

Deleting Article IX to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following the consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain provisions in Article IX of our Charter require that proceeds from the Company’s IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions would restrict our ability to pursue the Business Combination with Lightning Systems, among other things.

•

Revising Article X regarding corporate opportunities to add certain terms with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities, as certain of our non-employee directors may serve as directors of multiple companies in the same or similar lines of business as the combined company.

•

Amending Article XI regarding the exclusive forum provision for certain lawsuits to clarify that for any action arising under the Securities Act, the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction, and that the exclusive forum provision will not apply to any suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Comparison of Current Amended and Restated Certificate of Incorporation to Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the changes proposed to be made between our current amended and restated certificate of incorporation and our proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement as Annex B. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation, as applicable.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
ARTICLE I	The current amended and restated certificate of incorporation provides as follows:	Article I shall be revised and restated in its entirety as follows:
	ARTICLE I NAME	ARTICLE I NAME
	The name of the corporation is GigCapital3, Inc. (the “Corporation”).	The name of the corporation is Lightning eMotors, Inc. (the “Corporation”)

ARTICLE II	The current amended and restated certificate of incorporation provides as follows:	Article II shall be revised and restated in its entirety as follows:

	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV	The current amended and restated certificate of incorporation provides as follows:	Section 4.2 shall be revised and restated in its entirety as follows:

	Section 4.2—Preferred Stock—Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the	Section 4.2— The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued

Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions	shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions

The current amended and restated certificate of incorporation provides as follows:	Sections 4.3(b) and (c) shall be revised and restated in its entirety as follows:

Section 4.3—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE IX	The current amended and restated certificate of incorporation provides as follows:	The proposed Second Amended and Restated Certificate of Incorporation will not include provisions similar to Article IX (Business Combination Requirements; Existence) of the current amended and restated certificate of incorporation.

ARTICLE IX BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1— General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on February 25, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the payment of deferred underwriting commissions and the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering, and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and

Restated Certificate relating to the Corporation’s pre-initial Business Combination activity and related stockholders’ rights (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Founders (as such term is defined in the Registration Statement), officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2— Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrants issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3— Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their

Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4—Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5— Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with any of the Founders, any director or officer of the Corporation or any of their respective affiliates, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6— No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7— Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Article IX, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

ARTICLE X	The current amended and restated certificate of incorporation provides as follows:	Article IX shall be revised and restated in its entirety as follows:

	ARTICLE X CORPORATE OPPORTUNITY	ARTICLE IX CORPORATE OPPORTUNITY

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 9.1— Corporate Opportunities and Non-Employee Directors

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly

(1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE XI	The current amended and restated certificate of incorporation provides as follows:	ARTICLE X shall be revised and restated in its entirety as follows:

	ARTICLE XI AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	ARTICLE X AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X .

Restated Certificate may be amended only as provided therein.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 4A. Abstentions or the failure to vote on Proposal No. 4A will have the same effect as a vote “AGAINST” Proposal No. 4A.

This Proposal No. 4A is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal No. 4A will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4A.

PROPOSAL NO. 4B— AUTHORIZATION OF EXCLUSIVE FORUM PROVISION PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to authorize the adoption of Delaware as the exclusive forum for certain stockholder litigation.

The proposed Second Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the current amended and restated certificate of incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the current amended and restated certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the current amended and restated certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Reasons for the Amendments

These additional amendments to the Second Amended and Restated Certificate of Incorporation of New Lightning eMotors and the reasons for each of them are:

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Amending Article XI regarding the exclusive forum provision for certain lawsuits to clarify that for any action arising under the Securities Act, the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction, and that the exclusive forum provision will not apply to any suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Comparison of Current Amended and Restated Certificate of Incorporation to Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the changes proposed to be made between our current amended and restated certificate of incorporation and our proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement as Annex B. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation, as applicable.

ARTICLE XII	The current amended and restated certificate of incorporation at Article XII, Section 12.1 provides as follows:	The proposed certificate revises Article XI, Section 11.1 as follows:

Section 12.1— Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 11.1— Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 4B. Abstentions or the failure to vote on Proposal No. 4B will have the same effect as a vote “AGAINST” Proposal No. 4B.

This Proposal No. 4B is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal No. 4B will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4B.

PROPOSAL NO. 5—APPROVAL OF THE GIGCAPITAL3, INC. 2021 EQUITY INCENTIVE PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE UNDER THE EQUITY INCENTIVE PLAN

Overview

In connection with the Business Combination, our Board recommends that the stockholders approve the Equity Incentive Plan. The following is a summary of certain terms and conditions of the Incentive Plan. This summary is qualified in its entirety by reference to the GigCapital3, Inc. 2021 Equity Incentive Plan, which is attached as Annex H to this prospectus/proxy statement. You are encouraged to read the entirety of the Incentive Plan.

Summary of the Equity Incentive Plan

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries following the closing of the Business Combination.

Approval of the Incentive Plan by the Company’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to employees under the Incentive Plan.

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will become effective immediately as of the closing of the Business Combination. In the event that the Company’s stockholders do not approve this Proposal, the Incentive Plan will not become effective. Approval of the Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combination. The Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives in order to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the Business Combination.

The post-combination company’s employee equity compensation program, as implemented under the Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Incentive Plan

The Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

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Awards granted under the Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

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No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Incentive Plan must have an exercise price not less than the fair market value of a share of Common Stock on the effective date the stock option or stock appreciation right is granted.

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Certain material amendments to the Incentive Plan require stockholder approval. The Incentive Plan requires stockholder approval of the following material revisions to the Incentive Plan: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) any other amendment that requires the approval of the post-combination company’s stockholders under any applicable law, regulation, or rule, including any applicable stock exchange listing standards.

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Limit on non-employee director awards and other awards. The annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1 million in total value, or $2 million for the calendar year in which a non-employee director is first elected to the Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Information Regarding the Post-Combination Company’s Equity Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Incentive Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by its the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combination in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the post-combination company.

If the Company’s proposal to approve the Incentive Plan is approved by the Company’s stockholders, the post-combination company will reserve 10% of its fully-diluted capitalization following the Closing of the Business Combination available for grant under the Incentive Plan as of the effective time of the Closing of the Business Combination. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Incentive Plan. Furthermore, if the Incentive Plan is approved by the Company’s stockholders, the number of shares available for grant (other than incentive stock options) pursuant to the Incentive Plan will be subject to annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.

Description of the Incentive Plan

The material features of the Incentive Plan are described below. The following description of the Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Incentive Plan. Stockholders are urged to read the actual text of the Incentive Plan in its entirety.

Purpose

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries.

Types of Awards

The terms of the Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Shares Available for Awards

Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan will be equal to (1) 10% of the fully-diluted capitalization of the post-combination company following the Closing of the Business Combination, plus (2) except with respect to awards of incentive stock options, annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s Board or the Board’s compensation committee may authorize the issuance or assumption of benefits under the Incentive Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Common Stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Incentive Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Incentive Plan.

Shares issued under the Incentive Plan will consist of authorized but unissued or reacquired shares of Common Stock. No fractional shares of Common Stock will be delivered under the Incentive Plan.

The following shares of Common Stock will become available again for issuance under the Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Compensation Limit

Under the Incentive Plan, the annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1 million in total value, or $2 million for the calendar year in which a non-employee director is first elected to the Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Administration

The Incentive Plan will be concurrently administered by the Board or the Board’s compensation committee. The Board and the Board’s compensation committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal. Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Incentive Plan.

Amendment and Termination

The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of certain material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Incentive Plan following the ten year anniversary of the earlier of the date that the board of directors or the stockholders approve the Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility

All of the post-combination company’s (including its affiliates) employees, non-employee directors, officers, and consultants will be eligible to participate in the Incentive Plan following the Closing of the Business Combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the post-combination company’s employees (including officers) and employees of its parent and subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Common Stock subject to awards.

Awards Requiring Exercise

Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

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All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.

Effect of a Change in Control

In the event of a “Change in Control” as described in the Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The Incentive Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Common Stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of Common Stock of the post-combination company in the Change in Control transaction over the exercise price per share, if any, under the award.

The Incentive Plan defines a “Change in Control” to include (a) a “person” (other than certain persons specified by the Incentive Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the post-combination company’s voting stock, (ii) a merger or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or in the ownership of a substantial portion of the assets of the post-combination company within the meaning of Section 409A.

Changes in and Distributions with Respect to Company Common Stock

In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the post-combination company’s Common Stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any acceleration of vesting pursuant to an award granted under the Incentive Plan and any other payment or benefit received or to be received by a participant in the Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy

The Plan Administrator may specify in any award agreement that an award granted under the Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the Incentive Plan will be subject to such provisions.

If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

New Incentive Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the compensation committee of the post-combination company. Any grants under the Incentive Plan are not yet determinable, however, it is expected that grants will be made, including to individuals who will be directors and executive officers of the post-combination company. Any such grants would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combination—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combination”, including the recommendations of management relating thereto. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Effective Date; Term

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will be effective immediately upon the closing of the Business Combination. No award will be granted under the Incentive Plan on or after the tenth anniversary of the earlier of the Incentive Plan being approved by the board of directors or the stockholders. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Proposal No. 1 - Approval of the Business Combination - Interests of Certain Persons in the Transactions” for a further discussion.

PROPOSAL NO. 6 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Company’s current amended and restated certificate of incorporation, the GigCapital3 Board is currently divided into three classes, Class I, Class II and Class III with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The proposed Second Amended and Restated Certificate of Incorporation provides that the authorized number of directors will be fixed in the manner as provided in the bylaws of GigCapital3, which bylaws are to provide for a classified board with three terms pursuant to the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the Closing Date, our board of directors will consist of Robert Fenwick-Smith, Dr. Avi Katz, Timothy Reeser, Dr. Raluca Dinu, Thaddeus Senko, Neil Miotto, Meghan Sharp and two other individuals to be nominated in writing unanimously by the above-named individuals. Thaddeus Senko, Neil Miotto and              are being nominated to serve as Class I directors; Timothy Reeser, Dr. Raluca Dinu and              are being nominated to serve as Class II directors and Robert Fenwick-Smith, Dr. Avi Katz and Meghan Sharp are being nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the NYSE Stock Issuance Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the nine nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal, but no other proposal if the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Proposal No. 1 - Approval of the Business Combination - Interests of Certain Persons in the Transactions” for a further discussion.

INFORMATION ABOUT THE COMPANY PRIOR TO THE BUSINESS COMBINATION

Overview

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated as a Delaware corporation on February 3, 2020 and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets.

“Private-to-Public Equity (PPE)” is a trademark of an affiliate of the Company, GigFounders, LLC, used pursuant to agreement.

Significant Activities Since Inception

The registration statement for the Company’s IPO was declared effective on May 13, 2020. On May 18, 2020, the Company consummated its IPO of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Each unit consists of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock upon the completion of an initial Business Combination, which would be triggered by the Business Combination. Each public warrant is exercisable for one share of Common Stock at a price of $11.50 per full share.

Prior to the sale of the public units in the IPO, the Company consummated a private placement of 893,479 private placement units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of our IPO. Each private placement unit consists of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock upon the completion of an initial Business Combination. Warrants will be exercisable for $11.50 per full share, and the exercise price of the warrants may be adjusted in certain circumstances as described our financial statements. Unlike the warrants included in the units sold in our IPO, if held by the original holder or its permitted transferees, the warrants included in the private placement units are not redeemable by us and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the initial business combination. If the warrants included in the private placement units are held by holders other than the initial holders or their permitted transferees, the warrants included in the private placement units will be redeemable by us and exercisable by holders on the same basis as the warrants included in our IPO.

In connection with the Company’s IPO, the underwriters were granted an option to purchase up to an additional 3,000,000 additional public units (“Over-Allotment Units”) solely to cover over-allotments, if any, at an offering price of $10.00 per Over-Allotment Unit. On June 27, 2020, the underwriters’ over-allotment option expired.

On December 10, 2020, the Company entered into the Business Combination Agreement, by and among the Company, Merger Sub and Lightning Systems. Pursuant to the Business Combination Agreement, Lightning Systems will become a wholly-owned subsidiary of the Company as a result of the Company’s wholly owned subsidiary, Merger Sub merger with and into Lightning Systems, with Lightning Systems surviving the merger, please see the section entitled “Proposal No. 1—Approval of the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The Company’s public units began trading on the NYSE under the symbol “GIK.U” on May 14, 2020. On June 29, 2020, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units as of July 2, 2020. On July 2, 2020, the Company’s shares of Common Stock and public warrants began trading on the NYSE under the symbols “GIX” and “GIX.WS,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade. Each warrant entitles the holder to purchase one common share at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or May 18, 2020. The Company’s warrants expire five years after the completion of the Business Combination or earlier upon redemption or liquidation the Company’s prospectus.

Initial Business Combination

Under NYSE rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the Company’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets must be determined by the Company’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, the Company’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although the Company was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, the Company determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

As of September 30, 2020, the amount in the Trust Account is approximately $10.10 per public share. The Initial Stockholders have agreed to waive their Redemption Rights with respect to any Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination. The Initial Stockholder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section titled “Special Meeting of Company Stockholders—Redemption Rights.”

Limitations on Redemption Rights

Notwithstanding the foregoing the Company’s current amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares.

Submission of Our Initial Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of common stock owned by them in favor of the Business Combination.

Employees

The Company has two executive officers. These individuals are not obligated to devote any specific number of hours to the Company’s matters but they intend to devote as much of their time as they deem necessary to the Company’s affairs until the Company has completed its initial business combination. The amount of time the Company’s officers devote in any time period varies based on the stage the Company is in with respect to the business combination. The Company does not intend to have any full time employees prior to the consummation of an initial business combination, which would be the Business Combination is completed.

Managements

Directors and Officers

The directors and officers of the Company are as follow as of September 30, 2020:

Name	Age	Position
Dr. Avi S. Katz	62	Executive Chairman of the Board of Directors, Secretary, President and Chief Executive Officer
Brad Weightman	66	Chief Financial Officer
Neil Miotto	74	Director
John Mikulsky	75	Director
Dr. Raluca Dinu	47	Director
Andrea Betti-Berutto	56	Director
Peter Wang	64	Director

Dr. Avi S. Katz has served as our Executive Chairman of our Board of Directors, Chief Executive Officer, President and Secretary since February 2020. Dr. Katz has spent approximately 33 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GIG1, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the technology industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth of one share of GIG1 common stock, generating aggregate proceeds of $143,750,000, and, at that time, was listed on the NYSE under the symbol “GIG.” On February 22, 2019, after intensive screening of more than 400 companies worldwide, GIG1 entered into a stock purchase agreement to acquire Kaleyra at a transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. Kaleyra is a global company specialized in providing mobile messaging services for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” at that time. Dr. Katz has served as the Executive Chairman and Secretary of Kaleyra, Inc. since the consummation of the transaction in November 2019. Prior to that time, in addition to being the Executive Chairman and Secretary, he was also the Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GIG2. GIG2 completed its initial public offering in Junes 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth of one share of GIG2 common stock, generating aggregate proceeds of $172,500,000. GIG2 is listed on the NYSE under the symbol “GIX.” GIG2 is engaged in intensive efforts of searching and screening companies worldwide, and has not yet completed its initial business combination. Dr. Katz serves as the Executive Chairman and Secretary of GIG2. Dr. Katz is also the sole managing member of GigFounders, LLC and a managing member of GigManagement, LLC. He is also the co-founder of Cognizer, a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GIG1 and GIG2, Dr. Katz dedicated 10 years to bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigPeak. From its

inception in 2007, which occurred through the acquisition of assets valued at less than $1 million, until its sale in April 2017 to IDT for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110 million in 2005. Dr. Katz has held several leadership positions over the span of his career within the technology industry since serving as Member of Technical Staff at AT&T Bell Laboratories in the 1980s, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, one of our directors.

Brad Weightman has served as our Chief Financial Officer since February 2020. Mr. Weightman has more than 30 years of global finance and accounting experience with a combination of large, mid-sized, and small public and private companies in the semiconductor, internet of things, hardware and software industries. Mr. Weightman has been the Chief Financial Officer of GIG2 since August 2019, and was also the Chief Financial Officer of GIG1 from that time until the closing of its business combination with Kaleyra, Inc. on November 25, 2019. Before then, beginning in April 2017, Mr. Weightman was Senior Business Controller at IDT, providing strategic and financial support for the General Manager and the division, prior to IDTI being acquired by Renesas Electronics Corp (TSE 6723:JP) in April 2019. Prior to GigPeak being acquired by IDT in April 2017, Mr. Weightman was Corporate Controller at GigPeak from September 2015 to April 2017. Before joining GigPeak, Mr. Weightman was self-employed as a financial consultant in 2015. Additionally, Mr. Weightman has held various finance and accounting positions at Echelon Corporation, an early developer of the internet of things market, supporting company growth from early stages to a mid-sized public company, as well as large corporations such as Advanced Micro Devices, Inc. and Xerox Holdings Corporation. Mr. Weightman received a Bachelor of Science degree in Accounting from San Jose State University, and is a Certified Public Accountant in California (inactive).

Neil Miotto joined the Board of Directors in February 2020. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP (“KPMG”), where he was a partner for 27 years until his retirement in September 2006. Since his retirement from KPMG, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and has served on public company boards. He is deemed to be a “audit committee financial expert” under SEC rules. While at KPMG, Mr. Miotto focused on serving large public companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG. Mr. Miotto became a member of the board of directors of GIG1 in October 2017 and has continued in that role after that company became Kaleyra, Inc. Mr. Miotto has also served on the board of directors of GIG2 since March 2019. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. He also previously served on the board of directors of Cognizer from March 2019 to August 2020. He is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Business Administration degree from Baruch College of The City University of New York.

John J. Mikulsky joined our Board of Directors in February 2020. Mr. Mikulsky became a member of the board of directors of GIG1 since December 2017 and has continued in that role after the company became Kaleyra, Inc. He joined the board of directors of GIG2 and the board of directors of Cognizer, in March 2019, serving on that company’s board until August 2020. Mr. Mikulsky served as the Chief Executive Officer of Traycer Diagnostic Systems, Inc. from August 2016 to December 2017, and as a director, from October 2014 to December 2017. He previously served as President and Chief Executive Officer of Endwave Corporation (Nasdaq: ENWV) from

December 2009 until June 2011, when Endwave Corporation was acquired by GigPeak; subsequent to such acquisition, he served on the board of directors of GigPeak from June 2011 until its sale IDT in April 2017. From May 1996 until November 2009, Mr. Mikulsky served Endwave Corporation in a multitude of capacities including Vice President of Product Development, Vice President of Marketing and Business Development and Chief Operating Officer. Prior to Endwave Corporation, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries, from 1993 until 1996. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology.

Dr. Raluca Dinu joined our Board of Directors in February 2020. She has served as the Chief Executive Officer of GIG2 since August 2019 and as a member of its board of directors since March 2019. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera Corporation (“Lumera”) (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. Dr. Dinu is married to Dr. Katz, our Executive Chairman of our Board of Directors, Chief Executive Officer, President and Secretary.

Andrea Betti-Berutto joined the Board of Directors as a director in February 2020. Mr. Betti-Berutto is a senior technologist and entrepreneur with more than 25 years of experience in Radio-Frequency and Optical Interconnect Systems and Components and Radio-Frequency Integrated Circuit Semiconductor technologies. He has served as the Hardware Chief Technical Officer of GIG2 since August 2019 and as the Hardware Chief Technical Officer of the Company since February 2020. Mr. Betti-Berutto is not an officer or employee of GIG2 or the Company, and in each instance the title of Hardware Chief Technical Officer reflects Mr. Betti-Berutto’s core competency and expertise and is primarily for marketing purposes as he assists GIG2 and the Company, respectively, to identify suitable business combination candidates. From April 2017 through June 2019, Mr. Betti-Berutto was the Fellow of Optical Interconnect Business Units at IDT, which was acquired by Renesas Electronics Corp (TSE 6723:JP) in 2019. Mr. Betti-Berutto joined IDT through the acquisition of GigPeak in April 2017, and he led the integration of the of GigPeak technical team into IDT. At GigPeak, he served as the Chief Technology Officer since April 2007 through the April 2017 acquisition by IDT. Previously, Mr. Betti-Berutto was Co-Founder of iTerra Communication, a pioneer in semiconductors for new generation 40G optical networks, where he served as VP of Engineering for RF and Optical Communication Product Development and as a member of the board of directors. After a reorganization of iTerra, he co-founded GigOptix (which was renamed GigPeak in April 2016) and, as Chief Technology Officer (CTO), led the growth of the company’s technologies and product lines into the 100/200G optical market, mmWave transceivers for future 5G network deployment and transceivers for sensing application. Together with Dr. Katz and the rest of the GigPeak executive leadership team, Mr. Betti-Berutto drove the acquisition and integration of 10 companies and technologies. Before starting iTerra Communication, he worked for various companies in microwave system and devices for Basestation and Space Communication such as Fujitsu (USA), European Space Agency (Netherlands) and Space Engineering SpA (Italy). Mr. Betti-Berutto is a very hands-on executive with large experience in product/technology and business roadmap definition, strategic initiatives, company re-organization, product development and NPI processes. He has published multiple papers in IEEE journals and conferences and owns U.S. patents in the area of high-speed RF and Optical Integrated circuits. Mr. Betti-Berutto holds the degree of

Electronic Engineer (MS) from University of Rome “La Sapienza” (Italy) with specialization in Electromagnetism.

Peter Wang joined the Board of Directors as a director in February 2020. Mr. Wang served as a member of the board of directors of GIG1 from December 2017 until its business combination with Kaleyra, Inc. in November 2019. He has served as the Software Chief Technical Officer of GIG2 since August 2019 and as the Software Chief Technical Officer of the Company since February 2020. Mr. Wang is not an officer or employee of GIG2 or the Company, and in each instance the title of Software Chief Technical Officer reflects Mr. Wang’s core competency and expertise and is primarily for marketing purposes as he assists GIG2 and the Company, respectively, to identify suitable business combination candidates. He is a managing partner of Tekhill Catalyst LLC, a cross-border business strategy and technology transfer advisory service, since January 2018. He was a Managing Partner of Optino Network LLC from September 2016 through December 2017. He also serves on the Technology Advisory Council for Benhamou Global Ventures since April 2014. Mr. Wang previously served as the founding President of CoolCloudz, an Infrastructure-as-a-Service company, and the Sr. Vice President and General Manager of the Cloud Storage Products Business Unit of UIT, in China between 2010 and 2012. Mr. Wang co-founded Retrevo Inc., a venture funded Web 2.0 vertical search company employing machine learning technology, and served as the Vice President of Engineering and Operations and Board director between late 2005 and 2009. Mr. Wang led the founding of Intransa Inc. and served as the founding President and Chairman of the Board in late 2000. Intransa Inc. was a pioneer IP SAN company in the storage industry, backed by prominent Silicon Valley venture capital firms. Through his tenure at Intransa Inc. through mid-2005, Mr. Wang not only served as the CTO and a Board director, but also as Vice President of Engineering and Marketing, driving global strategic partnerships, at different stages. Prior to Intransa Inc., Mr. Wang led the corporate Technology Development Center at 3Com Corp. and served in various leadership positions from 1995-2000. While at 3Com, Mr. Wang spear-headed wide ranging technology investigations, prototyping, cross-division technology strategies, and strategic and university research partnership efforts, on VoIP, high-speed networks, broadband and wireless access, intelligent infrastructure, and network appliances. Prior to 1995, Mr. Wang led advanced development of distributed computing technologies at TRW Space & Defense and received TRW Chairman’s Award for Innovation. Mr. Wang was instrumental in a number of IEEE 802, IETF and ANSI standards. He has been awarded over 20 U.S. patents and has published a number of IEEE conferences and other journal papers. He holds MS in Management Sciences from Stanford University, M.S. in EECS from U.C. Berkeley, and B.S. in Electrical Engineering from the University of Michigan.

Board Composition

Following the Closing of the Business Combination, New Lightning eMotors’ business and affairs will be organized under the direction of the New Lightning eMotors Board. We anticipate that the New Lightning eMotors Board will consist of nine members upon the consummation of the Business Combination. Robert Fenwick-Smith and Dr. Avi Katz will serve as Co-Chairman of the New Lightning eMotors Board. The primary responsibilities of the New Lightning eMotors Board will be to provide oversight, strategic guidance, counseling and direction to New Lightning eMotors’ management. The New Lightning eMotors Board will meet on a regular basis and additionally as required.

In accordance with the terms of the proposed Second Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the New Lightning eMotors Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The New Lightning eMotors Board will be divided into the following classes:

•

Class I, which Lightning Systems and GigCapital3 anticipates will consist of Thaddeus Senko, Neil Miotto and                  , whose terms will expire at New Lightning eMotors’ first annual meeting of stockholders to be held after the completion of this offering;

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Class II, which New Lightning eMotors and GigCapital3 anticipates will consist of Timothy Reeser, Dr. Raluca Dinu and                  , whose terms will expire at New Lightning eMotors’ second annual meeting of stockholders to be held after the completion of this offering; and

•

Class III, which New Lightning eMotors and GigCapital3 anticipates will consist of Robert Fenwick-Smith, Dr. Avi Katz and Meghan Sharp, whose terms will expire at New Lightning eMotors’ third annual meeting of stockholders to be held after the completion of this offering.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Lightning eMotors Board may have the effect of delaying or preventing changes in New Lightning eMotors’ control or management. New Lightning eMotors’ directors may be removed for cause by the affirmative vote of the holders of at least a majority of New Lightning eMotors’ voting stock.

Stockholder Communications

The Company’s Board has established a process for stockholders to send communications to the Company Board. Stockholders may communicate with the Company’s Board generally or a specific director at any time by writing to the Company’s Secretary, c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The Company will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Company’s Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Company’s Board generally, to the Executive Chairman of the Company’s Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, communications that do not relate to matters of stockholder interest are not forwarded to the Company’s Board.

Director Independence

NYSE requires that a majority of the Company’s Board must be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship, which, in the opinion of the Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Miotto, Mikulsky, Wang and Betti-Berutto are the Company’s independent directors. The Company’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to the Company than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of the Company’s independent and disinterested directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company. In making leadership structure determinations, the Company’s Board considers many factors, including the specific needs of the Company and what is in the best interests of the Company’s stockholders. While the Board does not currently have a formal policy on whether the role of the

Chief Executive Officer and Executive Chairman of the Board should be separate, since our formation in 2020, Dr. Katz has served as the Company’s Chief Executive Officer, President, Executive Chairman of the Board and Secretary. The Company believes this structure is appropriate for the Company at this time, as the combined roles help provide strong and consistent leadership for the Company’s management team and Board. When the Board convenes for a meeting, the non-management directors meet in executive session if the circumstances warrant. Given the composition of the Board with a majority of independent directors, the Board does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of the Company’s financial statements and the independent audit thereof. Management furnishes information regarding risk to the Board from time to time as requested.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves and in the past year has not served as a member of the compensation committee of any entity that has one or more executive officers serving on the Company’s Board.

Number and Terms of Office of Officers and Directors

The members of the Board were elected to the Board in connection with the IPO. The members will stand for re-election at the Company’s annual meeting of stockholders, which will only be held if the Business Combination is not consummated prior to the date of the annual meeting of stockholders. In the event the Business Combination is consummated prior to the date of the annual meeting, at the special meeting of stockholders that will be held to seek approval of the Business Combination stockholders will be asked to vote on the directors who will comprise the Board after the closing of the Business Combination.

The Company’s executive officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Company’s Board is authorized to appoint persons to the offices set forth in the Company’s Bylaws as it deems appropriate. The Company’s Bylaws provide that the Company’s executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the Board.

Committees of the Company’s Board

The Company’s Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporation governance committee. Each of the Company’s audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a certificate of incorporation that is approved by the Company’s Board and has the composition and responsibilities described below.

Audit Committee

Messrs. Miotto, Mikulsky and Wang currently serve as members of the Company’s audit committee. Mr. Miotto serves as chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, the Company is required to have three members of the audit committee all of whom must be independent. Messrs. Miotto, Mikulsky and Wang are independent.

Each member of the audit committee is financially literate and the Company’s Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Company has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

A copy of the Company’s audit committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Compensation Committee

The Company has established a compensation committee of the Board consisting of Messrs. Mikulsky, Miotto and Betti-Berutto. Mr. Mikulsky serves as chairman of the compensation committee. The Company has adopted a compensation committee charter that details the purpose and responsibility of the compensation committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

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reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

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reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

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undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

A copy of the Company’s compensation committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Nominating and Corporate Governance Committee

The Company has established a nominating and corporate governance committee of the Board. The members of the Company’s nominating and corporate governance committee are Messrs. Mikulsky, Miotto and Wang. Mr. Mikulsky serves as chair of the nominating and corporate governance committee. The Company has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The Company has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of the Company’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the Company’s stockholders. Prior to the Business Combination, holders of the Company’s public shares will not have the right to recommend director candidates for nomination to the Board.

A copy of the Company’s nominating and corporate governance committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Meetings and Attendance

During the fiscal year ending December 31, 2020:

•	the Company’s Board held five meetings;

•	the Company’s audit committee held three meetings; and

•	the Company’s nominating and corporate governance committee held one meeting.

Each of the Company’s incumbent directors attended or participated in at least 75% of the meetings of the Company’s Board and the respective committees of which she or he is a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2020.

The Company encourages all of its directors to attend the Company’s annual meetings of stockholders. This special meeting will be in lieu of the Company’s first annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met on a timely basis during the fiscal year ended December 31, 2020.

Code of Ethics

The Company has adopted a Code of Ethics applicable to the Company’s management team and employees in accordance with applicable federal securities laws. You can review the Code of Ethics, as well as the Company’s other publicly filed documents, by accessing the Company’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from the Company, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors. The Company intends to disclose any amendments to or waivers of certain provisions of the Company’s Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

The Founder and certain members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include but are not limited to:

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the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by November 18, 2021;

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the fact that our Founder paid an aggregate of $6,525,000 for its portion of the Initial Stockholder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $56,350,000 (based upon a $10.00 per share price for our Common Stock);

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold if we fail to complete an initial business combination by November 18, 2021;

•

the fact that our Founder paid an aggregate of $6,500,000 for their 650,000 private placement units, including the warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by November 18, 2021;

•

the continued right of our Founder to hold our Common Stock and the shares of Common Stock to be issued to our Founder upon exercise of its private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Founder has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of certain members of our Board as directors of the post-combination company; and

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination.

After the completion of the Business Combination, Neil Miotto and Drs. Avi Katz and Raluca Dinu, will serve on the Board of the post-combination company.

In general, executive officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, the Company’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the Company’s Board evaluates a particular business opportunity with respect to the above-listed criteria. The Company cannot assure you that any of the above-mentioned conflicts will be resolved in the Company’s favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of the Company’s officers and directors has contractually agreed, pursuant to a written agreement with the Company, until the earliest of December 10, 2020 (the date of the execution of a definitive agreement for the

Business Combination), the Company’s liquidation or such time as he or she ceases to be an officer or director, to present to the Company for the Company’s consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to the Company, subject to any fiduciary or contractual obligations he or she might have. Accordingly, the Company’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of the Company’s executive officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

Below is a table summarizing the entities to which the Company’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Dr. Avi S. Katz	Kaleyra, Inc. GigNext, LLC GigFounders, LLC GigManagement, LLC GigAcquisitions, LLC GigAcquisitions2, LLC GigCapital2, Inc. GigAcquisitions3, LLC	Mobile Messaging Services Consulting and Investment Consulting and Investment Management Company PPE (SPAC) sponsorship PPE (SPAC) sponsorship PPE (SPAC) PPE (SPAC) sponsorship	Executive Chairman Founder and managing member Founder and managing member Founder and managing member Founder and manager Founder and manager Founder and Executive Chairman Founder and manager

Brad Weightman	GigCapital2, Inc.	PPE (SPAC)	Chief Financial Officer

Neil Miotto	Kaleyra, Inc. GigFounders, LLC GigManagement, LLC GigCapital2, Inc.	Mobile Messaging Services Consulting and Investment Management Company PPE (SPAC) AI Technology	Director Minority member Minority member Director Director

John Mikulsky	Kaleyra, Inc. GigCapital2, Inc.	Mobile Messaging Services PPE (SPAC) AI Technology	Director Director Director

Dr. Raluca Dinu	GigCapital2, Inc. Kaleyra, Inc. GigManagement, LLC	PPE (SPAC) Mobile Messaging Services Management Company	Chief Executive Officer and Director Strategic Advisory Board, Chair Founder and managing member

Peter Wang	GigCapital2, Inc. Kaleyra, Inc.	PPE (SPAC) Mobile Messaging Services	Software Chief Technical Officer (title held for marketing purposes only) Strategic Advisory Board, Member

Andrea Betti-Berutto	GigCapital2, Inc.	PPE (SPAC)	Hardware Chief Technical Officer (title held for marketing purposes only)

When the Company submits the Business Combination to its public stockholders for a vote, the Initial Stockholders have agreed to vote any shares held by them in favor of the Business Combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their Initial Stockholder Shares. If they purchased shares of Common Stock as part of the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert or sell such shares to the Company in connection with the consummation of the Business Combination.

All ongoing and future transactions between the Company and any of its Initial Stockholders or their respective affiliates will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of the Company’s uninterested “independent” directors or the members of the Company’s Board of who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless the Company’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

Limitation on Liability and Indemnification of Officers and Directors

The current amended and restated certificate of incorporation provides that the Company’s directors and officers will be indemnified by the Company to the fullest extent authorized by the DGCL as it now exists or may in the future be amended, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. In addition, the current amended and restated certificate of incorporation provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Company’s Bylaws also permit the Company to secure and maintain insurance, at the Company’s expense, on behalf of any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Principal Accounting Fees and Services

The firm of BPM LLP (“BPM”) acts as our independent registered public accounting firm. The following is a summary of fees paid to BPM for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the review of our quarterly financial statements and services that are normally provided by BPM in connection with regulatory filings. The aggregate fees of BPM for professional services rendered for the review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from February 3, 2020 (date of inception) to November 30, 2020 totaled $27,820. The aggregate fees of BPM related to audit services in connection with our IPO totaled $138,393. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings. Audit fees billed totaled $166,213.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “ - Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards and due diligence related to mergers and acquisitions. During the period from February 3, 2020 (date of inception) to November 30, 2020, the aggregate fees of BPM related to due diligence in connection with mergers and acquisitions totaled $17,367.

Tax Fees. We did not pay BPM any fees for tax return services, planning and tax advice for the period from February 3, 2020 (date of inception) to November 30, 2020.

All Other Fees. We did not pay BPM for any other services for the period from February 3, 2020 (date of inception) to November 30, 2020.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters.

Litigation Related to the Business Combination

On January 7, 2021, a purported stockholder of the Company. filed a putative class action complaint in the Supreme Court of the State of New York, captioned Shingote v. GigCapital3, Inc., et al. (Case No. 650109-2021) on behalf of a purported class of stockholders. The lawsuit names the Company and each of its current directors, Dr. Avi Katz, Neil Miotto, John Mikulsky, Dr. Raluca Dinu, Andrea Betti-Berutto, and Peter Wang, as defendants. The lawsuit alleges that the individual defendants breached their fiduciary duties by, among other things, failing to take appropriate steps to maximize the value of the Company and failing to disclose all material information necessary for the stockholders to make an informed decision on whether to vote their shares in favor of the Business Combination. The lawsuit also alleges that the Company aided and abetted the individual defendants’ breaches of fiduciary duty. The lawsuit seeks, among other relief, injunctive relief enjoining the Business Combination or recission of the Business Combination and an order directing the defendants to amend this Registration Statement on Form S-4. The lawsuit also purports to seek a declaration that the defendants violated their fiduciary duties, damages, and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage.

On January 12, 2021, another purported stockholder of the Company filed a separate complaint in the Supreme Court of the State of New York, captioned Ezel v. GigCapital3, Inc., et al. (Case No. 650245-2021).

The lawsuit also names Dr. Katz, Dr. Dinu, and Messrs. Miotto, Mikulsky, Betti-Berutto and Wang, and the Company, its wholly-owned subsidiary, Project Power Merger Sub, Inc., and Lightning Systems as defendants. The lawsuit alleges that the individual defendants breached their fiduciary duties by causing this Registration Statement on Form S-4, which purportedly contains materially misleading and incomplete information, to be disseminated to stockholders. The lawsuit also alleges that the Company, Project Power Merger Sub, Inc. and Lightning Systems aided and abetted the individual defendants’ breaches of fiduciary duty. The lawsuit seeks, among other relief, injunctive relief enjoining the Business Combination or recission of the Business Combination and an order directing the defendants to amend this Registration Statement on Form S-4. The lawsuit also purports to seek a declaration that defendants violated their fiduciary duties and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage.

On January 18, 2021, another purported stockholder of the Company filed a complaint in the Supreme Court of the State of New York, captioned Michael v. GigCapital3, Inc., et al. (Case No. 650349-2021). The lawsuit names the Company and each of Dr. Katz, Dr. Dinu, and Messrs. Miotto, Mikulsky, Betti-Berutto and Wang, as defendants. The lawsuit alleges that the individual defendants breached their fiduciary duties by causing the Registration Statement, which purportedly contained materially misleading and incomplete information, to be disseminated to stockholders. The lawsuit also alleges that the Company aided and abetted the individual defendants’ breaches of fiduciary duty. The lawsuit seeks, among other relief, injunctive relief enjoining the Business Combination or recission of the Business Combination and an order directing the defendants to amend this Registration Statement on Form S-4. The lawsuit also purports to seek a declaration that defendants violated their fiduciary duties and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage.

On January 22, 2021 another purported stockholder of the Company filed a complaint in the United States District Court for the Southern District of New York, captioned Nassee v. GigCapital3, Inc., et al. (Case No. 1:21-cv-00587). The lawsuit names the Company and Dr. Katz, Dr. Dinu, and Messrs. Miotto, Mikulsky, Betti-Berutto and Wang, as defendants. The lawsuit alleges that the defendants violated Section 14(a) of the Exchange Act by approving the dissemination of this Registration Statement on Form S-4 relating to the Business Combination, which the complaint contends, among other things, failed to provide critical information regarding the financial projections of the Company. The lawsuit also alleges that the individual defendants violated Section 20(a) of the Exchange Act by influencing and controlling the decisions giving rise to the Exchange Act violations alleged in the complaint and by negotiating, reviewing, and approving the Business Combination Agreement. The lawsuit seeks, among other relief, injunctive relief enjoining the Business Combination and directing the defendants to amend this Registration Statement on Form S-4. The lawsuit also purports to seek damages and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage.

Finally, on January 25, 2021, another purported stockholder of the Company filed a complaint in the United States District Court for the Southern District of New York, captioned Jensen v. GigCapital3, Inc., et al. (Case No. 1:21-cv-00649). The lawsuit names the Company and Dr. Katz, Dr. Dinu, and Messrs. Betti-Berutto, Mikulsky, Miotto and Wang, as defendants. The lawsuit alleges that the defendants violated Section 14(a) of the Exchange Act by approving the dissemination of the proxy statement contained in this Registration Statement on Form S-4 relating to the Business Combination, which the complaint contends failed to provide critical information regarding (i) the background of the Business Combination; (ii) purported conflicts involving the financial advisors; and (iii) Lightning Systems’ financial projections and valuation. The lawsuit also alleges that the defendants violated Section 20(a) of the Exchange Act by influencing and controlling the decision making of the Company, including the content and dissemination of the material statements that the complaint contends are incomplete and misleading. The lawsuit also alleges that the individual defendants violated their fiduciary duties of candor and disclosure by approving or causing the purportedly materially deficient proxy statement to be disseminated. The lawsuit seeks, among other relief, injunctive relief enjoining the special meeting of the Company’s stockholders to vote on the Business Combination until the Company discloses the material information that the complaint alleges was omitted from the proxy statement. The lawsuit also purports to seek damages and recovery of the costs of the action, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage.

The Company and each of the individual defendants intend to vigorously defend against each of the above lawsuits.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to the Company and its consolidated subsidiaries before the Business Combination.”

Overview

We are a Private-to-Public Equity (PPE) company, also known as a blank check company or special purpose acquisition vehicle, incorporated in the State of Delaware and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We intend to effectuate the Business Combination using cash from the proceeds from the sale of units in our IPO, the sale of the private placement units to our Sponsor and Underwriters, the sale of Common Stock to our Sponsor, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The units sold in the IPO each consisted of one share of Common Stock, and three-quarters of one redeemable public warrant to purchase our common stock (no fractional shares will be issued upon exercise of the warrants). The private placement units were substantially similar to the units sold in the IPO, but for certain differences in the warrants included in each of them. For clarity, the warrants included in the units sold in the IPO are referred to herein as the “public warrants”, and the warrants included in the private placement units are referred to herein as the “private warrants”.

The issuance of additional shares of Common Stock or the creation of one or more classes of preferred stock during the Business Combination:

•	may significantly dilute the equity interest of investors in the IPO who would not have pre-emption rights in respect of any such issue;

•

may subordinate the rights of holders of Common Stock if the rights, preferences, designations and limitations attaching to the preferred shares are senior to those afforded our shares of Common Stock;

•

could cause a change in control if a substantial number of shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our shares of Common Stock.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after our initial Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if any document governing such debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our shares of Common Stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Common Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete the Business Combination will be successful.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. For the period from February 3, 2020 (date of inception) through September 30, 2020, our only activities have been organizational activities, those necessary to prepare for the Offering and to identify a target business for the Business Combination. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account at Oppenheimer & Co. Inc. in New York, New York with Continental Stock Transfer & Trust Company acting as the Trustee, which was funded after the IPO to hold an amount of cash and marketable securities equal to that raised in the IPO. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited balance sheet of May 18, 2020 as filed with the SEC on May 26, 2020. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from February 3, 2020 (date of inception) through September 30, 2020, we had a net loss of $456,716, which consisted of operating expenses of $483,910 and a provision for income taxes of $11,566 that were partially offset by interest income on marketable securities held in the Trust Account of $38,760.

Liquidity and Capital Resources

On May 18, 2020, we consummated the closing of the IPO with the delivery of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the IPO, we consummated the closing of the private placement with the sale of 650,000 private placement units at a price of $10.00 per unit to the Sponsor and sale of 243,479 private placement units at a price of $10.00 per unit to the Underwriters, generating aggregated gross proceeds of $8,934,790.

Following the closing of the IPO and the private placement, a total of $202,000,000 was placed in the Trust Account. We incurred $12,785,179 in offering related costs, including $4,000,000 of underwriting fees, $8,000,000 of deferred underwriting fees, and $785,179 of other costs. Subsequently to the closing of the IPO, offering costs of $785,179 accrued for at the closing of the IPO were reduced to $732,907, of which $85,000 was included in accounts payable in our condensed balance sheet as of September 30, 2020. Therefore, total transaction costs amounted to $12,732,907.

As of September 30, 2020, we held cash and marketable securities in the amount of $202,037,099 (including $37,099 of interest earned) in the Trust Account. In addition, there was interest receivable to the Trust Account of $1,661. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the period from February 3, 2020 (date of inception) through September 30, 2020, we did not withdraw any funds from the interest earned on the Trust Account.

For the period February 3, 2020 (date of inception) through September 30, 2020, cash used in operating activities was $724,790, consisting of a net loss of $456,716, interest earned on marketable securities held in the Trust Account of $38,760, including interest receivable of $1,661, and increase in net operating assets of $320,844, including increase in prepaid operating expenses of $248,274, other non-current assets of $72,459, and receivable from related party of $111, that were partially offset by increase in net operating liabilities of $91,530, including accrued liabilities of $36,126, accounts payable of $34,462, other current liabilities of $11,566 for our year-to-date income taxes, and payable to related parties of $9,376.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us), to acquire a target business or businesses to complete our initial Business Combination and to pay our expenses relating thereto. We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations to be approximately $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that our capital stock is used in whole or in part as consideration to affect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of September 30, 2020, we had cash of $1,587,093 held outside the Trust Account. We believe that the proceeds not held in the Trust Account will be sufficient to allow us to operate for at least 18 months from the closing date of the IPO, assuming that a Business Combination is not consummated during that time. Over this time period, we intend to use these funds primarily for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In order to finance operating and/or transaction costs in connection with a Business Combination, the Sponsor, executive officers, directors, or their affiliates may, but are not obligated to, loan us funds. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. No such loans for working capital have occurred.

Following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

As of September 30, 2020, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of September 30, 2020, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $20,000 for office space, administrative services and secretarial support. We began incurring these fees on May 14, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or the liquidation of the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Net loss per share of Common Stock is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding for the period. We apply the two-class method in calculating the net loss per share of Common Stock. Shares of Common Stock subject to possible redemption as of September 30, 2020 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating our diluted net loss per share, we have not considered the effect of (i) the incremental number of shares of Common Stock to settle warrants sold in the IPO and private placement, as calculated using the treasury stock method; (ii) the Insider Shares issued to the Insiders representing 15,000 shares of Common Stock underlying restricted stock awards for the periods they were outstanding; and (iii) the 750,000 shares of Common Stock issued to the Sponsor that were forfeited due to the over-allotment option not being exercised by the Underwriters. Since we were in net loss position during the period after deducting net income attributable to Common Stock subject to redemption, diluted net loss per share of Common Stock is the same as basic net loss per share of Common Stock for the periods presented as the inclusion of all potential shares of Common Stock outstanding would have been anti-dilutive.

In accordance with the two-class method, our net loss is adjusted for net income that is attributable to Common Stock subject to redemption, as these shares only participate in the income of the Trust Account and not our losses. Accordingly, net loss per share of Common Stock, basic and diluted, is calculated as follows:

Period from February 3, 2020 (Inception) through September 30, 2020
Net loss	$(456,716)
Less: net income attributable to Common Stock subject to redemption	(19,837)

Net loss attributable to common stockholders	$(476,553)

Weighted-average shares of Common Stock outstanding, basic and diluted	5,920,089

Net loss per share of Common Stock, basic and diluted	$(0.08)

Common Stock subject to possible redemption

Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2020, Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk.

As of September 30, 2020, we were not subject to any market or interest rate risk. The funds held in the Trust Account are only to be invested in United States government treasury bills, bonds or notes having a maturity of 185 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act and that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

As of September 30, 2020, $202,037,099 was held in the Trust Account for the purposes of consummating an initial business combination.

EXECUTIVE COMPENSATION

The Company

The following disclosure concerns the compensation of the Company’s officers and directors for the period from February 3, 2020 (the date of the Company’s inception) through September 30, 2020.

Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the Company’s initial business combination or our liquidation, the Company has and will continue to pay GigFounders, LLC, an affiliate of the Sponsor, a total of $20,000 per month, which funds are used to pay for office space and general and administrative services. This arrangement was agreed to by an affiliate of the Company’s Executive Chairman and Chief Executive Officer for the Company’s benefit and is not intended to provide such affiliate of the Company’s Executive Chairman and Chief Executive Officer compensation in lieu of a salary. The Company believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services.

In addition, Mr. Weightman, the Company’s Chief Financial Officer is party to a Strategic Services Agreement pursuant to which Mr. Weightman is paid $5,000 per month for his services, and such amount could increase to up to $15,000 per month dependent upon the scope of services provided. Prior to the consummation of the IPO, the Company also issued an aggregate of 5,000 Insider Shares to Mr. Weightman in consideration of future services to the Company. Furthermore, prior to the consummation of the IPO, the Company issued an aggregate of 5,000 Insider Shares to each of Messrs. Betti-Berutto and Wang in consideration for future services to the Company as the Hardware Chief Technical Officer and Software Chief Technical Officer, respectively. Messrs. Wang and Betti-Berutto are not officers or employees of our company; their respective titles of Software Chief Technical Officer and Hardware Chief Technical Officer reflect their core competencies and expertise and are primarily for marketing purposes as they have assisted the Company to identify suitable business combination candidates. As a result, Messrs. Betti-Berutto and Wang each received 5,000 shares of Common Stock.

In accordance with what was provided for in the IPO prospectus, on May 21, 2020, the Board approved the payment by the Company of advisory fees to directors in connection with certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations as well as pertaining to Board committee service and administrative and analytical services. These advisory fees will be paid quarterly, and include payments to Dr. Avi Katz, the Chief Executive Officer and Executive Chairman of the Board. The quarterly amounts approved are as follows, of which 3.5 quarterly payments have been made:

Dr. Avi Katz	$30,000
Dr. Raluca Dinu	$30,000
Neil Miotto	$15,000
John Mikulsky	$6,000
Andrea Betti-Berutto	$15,000
Peter Wang	$6,000

Except as set forth above, no compensation will be paid to the Company’s Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination, which would be the Business Combination, if completed. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s independent directors review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or their affiliates. The Company is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

After the completion of the Business Combination, Neil Miotto and Drs. Avi Katz and Raluca Dinu, will serve on the New Lightning eMotors Board . The amount of any director compensation that may be paid is not known at this time, as it will be up to the directors of New Lightning eMotors following completion of the Business Combination to determine executive and director compensation, as further discussed below.

Lightning Systems

This section provides an overview of Lightning Systems’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding Lightning Systems’ named executive officers, or NEOs, in the summary compensation table below. For 2019, Lightning Systems’ NEOs were:

Name	Position
Tim Reeser	Founder and Chief Executive Officer
Robert Mulcair	Former Chief Financial Officer
Bill Kelley	Chief Technology Officer and Chief Operating Officer

To achieve Lightning Systems’ goals of eradicating commercial fleet emissions and maintaining its position as the market leader in the urban commercial zero emissions vehicle industry, Lightning Systems has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

Lightning Systems believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Lightning Systems’ current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Lightning Systems’ needs evolve, Lightning Systems intends to continue to evaluate its philosophy and compensation programs as circumstances require. Lightning Systems’ board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Lightning Systems’ NEOs.

Compensation of Lightning Systems’ NEOs is comprised of three key components: base salary, short-term cash incentive and long-term equity incentive.

	Core Component	Objective/Features
Salary	Base Salary	Base salaries are intended to provide compensation consistent with each NEO’s responsibilities, experience and performance in relation to the marketplace.

Long-Term Equity Incentive	Stock Options and Conversion from Profits Interests	Stock options are used to provide a strong incentive for creation of long-term stockholder value, as stock options may be exercised to provide value to executives to the extent Lightning Systems’ stock price appreciates after the grant date to enhance retention and long-term thinking. Stock options granted as part of Lightning Systems’ long-term incentive plan generally vest in equal installments on each of the quarterly anniversaries of the grant date over a period of four years, which may include a one-year cliff vesting date, to enhance retention and long-term thinking. Certain stock options granted under the long-term incentive plan will accelerate as to vesting upon Lightning Systems undergoing a merger, acquisition, or initial public offering.
Historically, Lightning Systems had offered profits interests to its executives. On December 31, 2019, in connection with Lightning Systems’ conversion from a limited liability company into a C-corporation, Lightning Systems converted all of its then-outstanding profits interests into stock options, on a one-to-one basis with each stock option bearing the right to purchase one share of common stock at an exercise price of $0.05. As of December 31, 2019, Lightning Systems had granted 4,760,456 stock options to employees, of which 2,347,787 were vested.

Perquisites	Health and Welfare Benefits	Lightning Systems provides benefits to its named executive officers on the same basis as provided to all of its employees, including group health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan, including a safe harbor matching contribution by Lightning Systems of 100% on the first 3% of eligible compensation contributed and 50% of the following 2% eligible compensation contributed annually. Lightning Systems does not maintain any ongoing executive-specific benefit or perquisite programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Lightning Systems’ named executive officers for the year ended December 31, 2019.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Options ($)(1)	Non-equity Incentive Plan compensation ($)	All other compensation ($) (2)	Total ($)
Tim Reeser	2019	$199,160	—	$40,000	—	$7,966	$247,126
Founder and Chief Executive Officer	2018	161,341	—	—	—	6,454	167,795
Robert Mulcair	2019	125,544	—	—	—	5,022	130,566
Former Chief Financial Officer	2018	115,754	—	—	—	4,564	120,318
Bill Kelley	2019	195,854	—	22,500	—	7,709	226,063
Chief Technology Officer and Chief Operating Officer	2018	174,854	—	—	—	6,994	181,848

(1)

The amounts in this column represent the aggregate grant-date fair value of stock options granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 12- Stock Options and Stock Based Compensation to Lightning Systems’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by Lightning Systems in determining the grant-date fair value of Lightning Systems’ stock options. On December 31, 2019, in connection with Lightning Systems’ conversion from a limited liability company into a C-corporation, Lightning Systems converted all of its outstanding profits interest into stock options, on a one-to-one basis with each stock option bearing the right to purchase one share of common stock at an exercise price of $0.05.

(2)	Amounts in this column for 2019 consist of matching contributions under Lightning Systems’ 401(k) plan.

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation program for Lightning Systems’ named executive officers consisted of base salary and incentive compensation delivered in the form of profits interests and stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

No Annual Bonus

Lightning Systems does not have any formal arrangements specific to its named executive officers providing for annual cash bonus awards. Lightning Systems executive officers may participate in the MBO Bonus Program according the terms of their offer letters or employment agreements, which provides for bonus compensation payments based on the achievement of overall Lightning Systems performance targets. Lightning Systems did not achieve the performance targets and did not award any payments under the MBO Bonus Program in 2019, nor did Lightning Systems pay any other discretionary bonus compensation in 2019.

Lightning Systems 2019 Equity Incentive Plan and Stock Option Awards

In connection with its conversion to a C-corporation, on December 31, 2019, Lightning Systems’ board of directors adopted, and Lightning Systems’ stockholders approved, the Lightning Systems, Inc. 2019 Equity

Incentive Plan, or the 2019 Plan. The 2019 Plan permits the grant of incentive stock options, nonqualified stock options, restricted stock awards and other stock-based awards. Incentive stock options may be granted only to employees of Lightning Systems and its parent and subsidiary corporations. All other awards may be granted to Lightning Systems’ directors and employees and consultants of Lightning Systems and Lightning Systems’ affiliates with respect to services provided to Lightning Systems.

A total of 6,500,000 shares are reserved for grant under the 2019 Plan. As of September 30, 2020, stock options to purchase 4,854,812 shares of Lightning Systems’ common stock with a weighted-average exercise price of $0.20 per share were outstanding. There are no outstanding awards other than stock options pursuant to the 2019 Plan as of September 30, 2020.

Administration. Lightning Systems’ board of directors or a committee delegated by the board of directors administers the 2019 Plan. Subject to the terms of the 2019 Plan, the administrator has the power to, among other things, select participants from among eligible employees, consultants and non-employee directors, determine the awards to be made pursuant to the 2019 plan, fix the option price, option period and manner in which an option becomes exercisable, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the 2019 Plan, and correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or in any agreement under the 2019 Plan.

Options. Lightning Systems’ employees and service providers have historically received ISOs pursuant to the 2019 Plan. The exercise price per share of incentive stock options granted under the 2019 Plan must be at least 100% of the fair market value per share of Lightning Systems’ common stock on the grant date; provided that the exercise price for an incentive stock option granted to a 10% or more holder of Lightning Systems’ common stock will be no less than 110% of the fair market value per share of Lightning Systems’ common stock on the grant date. Nonqualified stock options may be granted with a per share exercise price that is less than 100% of the per share fair market value of Lightning Systems’ common stock. The aggregate fair market value of the shares with respect to which incentive stock options may be exercisable for the first time by an option holder in any calendar year, under the 2019 Plan or otherwise, may not exceed $100,000 (or such higher amount as permitted under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code). Subject to the provisions of the 2019 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date (which may be no more than 10 years from the date of grant, or 5 years for an incentive stock option granted to a 10% or more holder of Lightning Systems’ common stock), and the period following termination of service during which options may remain exercisable.

Capital Adjustments. In the event that Lightning Systems at any time increases or decreases the number of its outstanding shares or changes in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the common stock, then in relation to the common stock that is affected by one or more of the above events, the numbers, exercise price, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares as to which awards may be granted under the 2019 Plan, (ii) the shares then included in each outstanding award granted under the 2019 Plan, and (iii) the maximum number of shares available for grant pursuant to incentive stock options.

In the event that (i) Lightning Systems at any time distributes with respect to the common stock, assets or securities of persons other than Lightning Systems (excluding cash or any distribution referred to in the foregoing paragraph), or (ii) if Lightning Systems at any time grants to the holders of its common stock rights to subscribe pro rata for additional shares thereof or for any other securities of Lightning Systems, or (iii) if there shall be any other change (excluding as described in the foregoing paragraph) in the number or kind of outstanding common shares or of any stock or other securities into which the common stock shall be changed or for which it shall have been exchanged, then the administrator may, in its discretion, determine that such event equitably requires an adjustment in the number or kind of shares subject to an option or other award, an adjustment in the option price or the taking of any other action by the administrator, including without limitation, the setting aside of any property for delivery to the participant upon the exercise of an option or the full vesting of an award. If the administrator makes such a determination, then such adjustments shall be made, or other action shall be taken, by the administrator and shall be effective for all purposes of the 2019 Plan and on each outstanding option or award that involves the particular type of stock for which a change was effected.

Effect of Combination with the Company. Each Lightning Systems Option that is outstanding immediately prior to the Effective Time of the Business Combination, whether vested or unvested, shall be assumed by the Company and converted into an Exchanged Option to purchase a number of shares of New Lightning eMotors Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lightning Systems Common Stock subject to such Lightning Systems Option immediately prior to the Effective Time of the Business Combination and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Lightning Systems Option immediately prior to the Effective Time of the Business Combination divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of New Lightning eMotors Common Stock purchasable pursuant to the Exchanged Options will be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of incentive stock options, Section 422 of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Lightning Systems Option, following the Effective Time of the Business Combination, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Lightning Systems Option immediately prior to the Effective Time of the Business Combination.

Plan Amendment or Termination. Lightning Systems’ board of directors may amend, modify, or terminate the 2019 Plan at any time. No amendment, modification or termination of the 2019 Plan or an award agreement shall in any manner adversely affect any options, restricted stock awards, or other award theretofore granted under the 2019 Plan, without the consent of the participant holding such options, restricted stock awards, or other awards; provided that Lightning Systems’ board of directors may amend or modify the terms of the 2019 Plan or an award agreement, retroactively or prospectively, as permitted under the 2019 Plan to comply with changes in accounting or tax rules or to comply with Section 409A with or without the consent of the participant.

Benefits, Perquisites and Retirement Benefits

Lightning Systems provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance. Lightning Systems does not maintain any ongoing executive-specific benefit or perquisite programs.

Lightning Systems provides a tax-qualified Section 401(k) plan for all employees, including its named executive officers. Lightning Systems provides a safe harbor match of 100% on the first 3% of eligible compensation contributed and 50% of the following 2% eligible compensation contributed of participants’ elective contributions annually to the 401(k) plan. Lightning Systems does not provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Agreements with Lightning Systems’ Named Executive Officers and Potential Payments Upon Termination or Change of Control

Lightning Systems evidences initial employment terms in offer letters to new employees providing for employment at will. None of Lightning Systems’ named executive officers are party to an employment agreement with Lightning Systems.

Outstanding Equity Awards at Fiscal 2019 Year End

The following table provides information about the outstanding equity awards held by Lightning Systems’ named executive officers as of December 31, 2019.

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Tim Reeser	12/31/2019	800,000	800,000	(2)	$0.05	12/31/2029
Robert Mulcair	12/31/2019	301,200	—		$0.05	12/31/2029
Bill Kelley	12/31/2019	250,000	450,000	(3)(4)	$0.05	12/31/2029

(1)

On December 31, 2019, in connection with Lightning’s conversion from a limited liability company into a C-corporation, Lightning converted its all of its outstanding profits interest into stock options, on a one-to-one basis with each stock option bearing the right to purchase one share of common stock at an exercise price of $0.05. As of December 31, 2019, the Company had granted 4,760,456 stock options to employees, of which 2,374,787 were vested.

(2)	The award will vest in four ratable installments on October 1, 2020, 2021, 2022, and 2023
(3)	The award of 300,000 options will vest in three ratable installments on January 7, 2020, 2021, and 2022.
(4)	The award of 150,000 options will vest in four ratable installments on October 1, 2020, 2021, 2022, and 2023.

Director Compensation

In 2019, no director received cash, equity or other non-equity compensation for service on Lightning Systems’ board of directors. In August 2020, Lightning Systems awarded each director stock options to purchase 50,000 shares of Lightning Systems common stock, plus options to purchase an additional 5,000 shares of Lightning Systems common stock for each year of service per director. All such stock options have an exercise price equal to the fair market value on the date of grant of $0.55 per share and vest over 4 years or upon a change in control, which would include the consummation of the Business Combination. Lightning Systems currently has no other formal arrangements under which directors receive compensation for their service on Lightning Systems’ board of directors or its committees. Lightning Systems’ policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

Lightning Systems’ board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Lightning Systems is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Lightning eMotors intends to develop a board of directors’ compensation program that is designed to align compensation with New Lightning eMotors’ business objectives and the creation of stockholder value, while enabling New Lightning eMotors to attract, retain, incentivize and reward directors who contribute to the long-term success of New Lightning eMotors .

New Lightning eMotors Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, Lightning Systems intends to develop an executive compensation program that is designed to align compensation with New Lightning eMotors’ business objectives and the creation of stockholder value, while enabling New Lightning eMotors to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Lightning eMotors . Decisions on the executive compensation program will be made by the Company’s Board or a committee appointed by the Board.

Executive Compensation

The policies of New Lightning eMotors with respect to the compensation of its executive officers following the Business Combination will be administered by the New Lightning eMotors Board in consultation with its compensation committee. The compensation policies followed by New Lightning will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Lightning Systems and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, New Lightning eMotors may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or the engagement of independent compensation consultants. At this time New Lightning eMotors is currently negotiating the terms of new employment agreements with the individuals that are expected to become the senior executive officers of New Lightning eMotors upon completion of the Business Combination.

As a part of the Business Combination, Lightning Systems expects to enter into new executive employee agreements that will be effective upon the completion of the Business Combination.

Equity Compensation

It is anticipated that equity-based compensation will be an important foundation in executive compensation packages as New Lightning eMotors believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. New Lightning eMotors believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the Incentive Plan described in Proposal No. 5 will be an important element of the New Lightning eMotors compensation arrangements for both executive officers and directors.

Director Compensation

It is anticipated that the compensation committee of the New Lightning eMotors Board will determine the compensation to be paid to the members of the New Lightning eMotors Board upon completion of the Business Combination.

INFORMATION ABOUT LIGHTNING SYSTEMS

References in this section to “Lightning Systems” refers to Lightning Systems, Inc. and its consolidated subsidiaries.

Company Overview

Lightning Systems, doing business as “Lightning eMotors”, is an electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, Class 7 city buses, which we believe represents a significant total addressable market of approximately $67 billion, and Class 8 motor coaches. Lightning eMotors is committed to eradicating commercial fleet emissions, a primary cause of urban air pollution, by providing zero emission Class 3 to 7 Battery Electric Vehicles and Fuel Cell Electric Vehicles and charging infrastructure solutions to commercial fleet customers. As of the date of this proxy statement/prospectus, Lightning eMotors is the market leader in the Class 3 to Class 6 EV segment, with 71 units sold in 2020 representing approximately 36% of the total market in 2020. Lightning Systems delivered 30 Class 3 vehicles in 2020, constituting approximately 75% market share among Class 3 EVs. We believe that Lightning Systems is the only company in the United States that has delivered fully functional Class 3 to 7 EVs to the end customer that are in use today, with 97 units delivered by us since 2019.

We started in 2008 as a manufacturer of hybrid systems for commercial vehicles, but have since realized that hybrid solutions did not adequately address the growing issue of urban air pollution from commercial vehicle fleets. We understood the importance of zero emission and the attractive market opportunity to offer full-range ZEVs, and in 2017 we redirected our efforts to focus exclusively on ZEVs, leveraging nearly 10 years of unparalleled knowledge developing and selling hybrid commercial vehicles to successfully adapt to zero emission. As of the date of this proxy statement/prospectus, all of Lightning eMotors’ platforms have been fully certified by the California Air Resource Board (“CARB”), the clean air agency that defines vehicle emissions standards. We currently maintain 6 Executive Orders, which is a requirement to sell ZEV vehicles in California as well as various other states.

We are the only full-range manufacturer of Class 3 to 7 BEV and FCEV in the United States and provide end-to-end electrification solutions including advanced analytics software, charging solutions (which we refer to as “Energy-as-a-Service”) and financing (which we refer to as “EV-as-a-Service”). We combine an optimized modular software with a customized hardware design that allows us to address the diversified opportunities in the markets in which we operate in a cost-effective manner with a significant time-to-market advantage. We have also built an extensive ecosystem of supply-chain partners and specialty vehicle partners which are instrumental to our growth.

We believe the commercial ZEV space is at an inflection point with strong secular trends of regulation, corporate mandates and grants to accelerate the transition to zero emission vehicles globally. In addition, ZEVs already provide a lower TCO than ICE vehicles with state and federal grants made available to offset the higher upfront cost of commercial ZEVs. We believe that the TCO of ZEVs will continue to decrease as we drive down costs through our R&D efforts, supply chain maturity and scale. We believe that the TCO of Lightning eMotors’ solutions will be lower than that of ICE vehicles, even without state and federal grants starting in the first half of 2022.

Our Customers

We sell primarily to big businesses, making our sales process Business-to-Big Business focused and our products bespoke to our customers’ needs. Because we sell directly to customers, we are able to assess and meet their needs in a cost-effective manner. Our customers choose to partner with us because we are the only one-stop shop for ZEVs, across classes 3 to 7 in the United States. We aim to take the complexity out of the EV purchasing process by helping customers to specify the vehicles that suit their individual needs based on our in-depth telematics\analytics while also providing them with complete charging solutions for their fleets and access to custom financing solutions.

Our two-year, industry-leading head start in the commercial ZEV space led to significant progress in customer validation with 120 vehicles on the road (including demonstration and test vehicles) and 1,500 vehicles on order. Our vehicles currently on the road benefit from extensive validation with customers and end-users, ranging between 3 and 24 months, and are deployed in real working conditions, gathering real-world data.

Our customers represent some of the largest global fleet operators and logistics providers in the world, as well as a variety of other large enterprises and governments across a variety of commercial vehicle categories. We expect to generate significant repeat orders from these customers. In the third quarter of 2020, we secured $120 million of purchase orders from both new and existing customers, demonstrating a significant inflection point in ZEV adoption. As of September 30, 2020, we had over $120 million of contracted purchase order backlog (in addition to $30 million in additional orders that were under negotiation as of September 30, 2020 and were contracted shortly after quarter end), as compared to a backlog of $15 million as of September 30, 2019, and a pipeline of $800 million of sales. We have already received purchase orders to completely cover our estimated 2021 and over 25% of 2022 revenue. As we continue to scale our manufacturing capabilities to meet increased demand – from both new and existing customers – we anticipate that our pipeline will continue to scale.

Our Partners

We optimize our supply chain for quality, reliability, and cost. We believe our long-term relationships with supply chain partners will be a key driver in our ability to scale without unduly sacrificing quality or delivery times and serve as a foundation for our growth. Because we have relationships with multiple suppliers for each core component of our vehicles, we are able to build and maintain a high degree of resilience in our supply chain, which will assist us with mitigating delays. We also partner with battery cell manufacturers allowing us to keep the latest battery technology in our vehicles at the time of manufacturing. To this end, we have recently entered into a three-year contract with our primary battery supplier, Romeo Power Technology, that will secure battery inventory without significant fluctuations in cost. We believe, that through careful supply chain management and the cultivation of long-term relationships with our suppliers, we can reduce our cost-of-goods-sold by up to 50% over the next 18 months. Continuous communication and partnerships with all of our suppliers has enabled us to maintain cutting-edge technology in our vehicles at the lowest possible cost.

Industry Background

According to Bloomberg New Energy Finance (“Bloomberg NEF”), global commercial EV sales are expected to increase from 96,000 vehicles in 2020 to 473,000 vehicles in 2040, representing a nearly 500% increase over the next 20 years. Even with this strong expected growth through 2040, such sales would represent only an estimated 7.7% of the commercial EV market providing Lightning eMotors a large, compelling market and opportunities for growth.

The TCO for commercial ZEVs has become highly competitive to ICE commercial vehicles. Today, grants and credits are driving TCO parity for ZEV versus their ICE counterparts. We expect that by the first half of 2022, the TCO of our vehicles will be lower than ICE without relying on grants and credits, as Lightning eMotors continues to reduce vehicle costs through economies of scale and contract-based cost reductions across the supply chain.

In addition to the TCO progress, strong global secular trends are accelerating the pace of commercial ZEV adoption. These trends can be broadly categorized as follows:

•	Regulatory Tailwinds

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Zero-Emission Zones: Led by London, England and Santa Monica, California, over 30 cities worldwide have enacted legislation creating zero-emission zones. These zones are intended to improve air quality and reduce noise. The cities are driving the conversion to ZEV through taxes from ICE vehicles. In London, non-compliant vans pay fees in excess of $130 per day, while coaches are charged double that rate.

○	Mandated Transition Timelines: California, which is currently our largest market, has enacted legislation setting a timeline for transition to ZEV across classes.

•	By 2023: 100% zero emissions for new airport shuttle buses (Zero Emission Airport Shuttle Regulation)

•	By 2029 (staged): 100% zero emission for public transit authorities buses (ICT Regulation)

•	By 2045: Advanced Clean Truck Law – 100% (ACT Regulation)

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•	Corporate Mandates

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Zero-Emission Goals: Major corporations, across many industries, have elected to proactively transition their vehicles towards being 100% ZEV. A selection of these companies and their self-imposed goals:

•	Amazon: 100% Renewable Energy by 2025 and Net Zero Carbon by 2040

•	UPS: 25% of vehicle purchases in 2020 run on alternative fuels

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DHL: Targeting to operate 70% of first- and last-mile delivery services with clean transport modes by 2025 as part of its longer-term corporate commitment to reduce its logistics-related emissions to zero by 2050.

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•	Grants

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State and Federal Grants: In the United States, federal and state governments allocate grants totaling approximatively $1 billion per year to those operating ZEVs. Tax incentives and grants have accelerated the pace of adoption for ZEV by providing additional cost-based motivations for operators of medium-duty vehicles to accelerate the transition in the near-term.

Our Market Opportunity

Our large and growing Total Addressable Market (“TAM”) is comprised of Class 3 to 7 medium-duty commercial vehicles, including shuttle buses, ambulances, delivery vans & trucks, bucket trucks, food trucks and coaches, among others. Regulatory tailwinds and a rapidly improving cost structure have accelerated the pace of adoption for electric vehicles, allowing operators to transition fleets to zero-emission standards in accelerated timelines. Our modular software and hardware solution enables us to serve a variety of attractive niche markets in a cost-effective and efficient manner. While other manufacturers and OEMs have focused on one or two classes of vehicles, we are currently the only company in the United States that is focused on delivering reliable, zero-emission vehicles – in both battery electric and fuel-cell electric designs – across Classes 3 to 7. By leveraging, and in some cases modifying, existing components, we have built a complete modular software and hardware solution that can be installed in medium-duty vehicles across classes and types, thus broadening and strengthening our TAM.

We estimate our TAM across Class 3 to 7 vehicles is roughly $67 billion annually worldwide based on 2018 data from the U.S. Department of Energy. The US market is approximately $22 billion, while the global offshore market is approximately $45 billion, resulting in a total addressable market of approximately $67 billion. In the United States, we estimate that a total of 539,000 vehicles are sold annually in the U.S. across these 5 classes, with Class 3 accounting for the greatest portion of the total, at 301,000 vehicles. Globally, we estimate that an additional 993,000 vehicles across these classes are sold annually.

Because the medium-duty commercial vehicle category is very low volume in comparison to light-duty and heavy-duty commercial vehicles, established OEMs are reluctant to invest in production of medium-duty vehicles (Class 3 to 7 vehicles). While OEMs sell chassis and other parts that are utilized in our vehicles, the cost of creating a complete vehicle would be higher than their anticipated return on investment given the niche markets we serve.

Similarly, new entrants that build ZEVs from the ground up are limited by the lack of modularity in their solutions. A total vehicle that is designed and built to suit the requirements of one class is difficult and costly to modify. EV companies, including Rivian, Lordstown, Tesla, Nikola, Hyliion, Arrival and Proterra, have focused on higher-volume light-duty, Classes 1 to 2, and heavy-duty, Class 8, categories, but thus far, the narrow scope of their products and designs has left our TAM of Class 3 to 7 vehicles largely unchallenged. The large historic OEMs like Ford, GM, Mercedes, Volvo and Toyota are also predominantly focusing on light-duty and heavy-duty where the volumes are much higher than in the medium-duty.

We have manufactured and sold vehicles on the road for over two years, providing an important first-mover advantage in the commercial ZEV space across Class 3 to 7 vehicles. While other companies are still in the prototyping phase, we have a broad range of customers who have validated our vehicles and have been actively gathering telematics data off each vehicle every day and utilizing our analytics capabilities to optimize vehicle performance, which enhances customer attachment and we expect will result in low churn. As a result, we have been able to quantifiably demonstrate reliability and TCO validation for our customers, while continuing to improve our manufacturing and design practices. This has led to continued growth in market share: we currently have the highest or second-highest market share in each ZEV market in which we operate. In 2020, we had over

36% market share across Classes 3 to 6 medium-duty vehicles. Having over 10 years’ worth of research and development (R&D) and more than 120 vehicles on the road (including demonstration and test vehicles) today has allowed us to build out a solution that remains ahead of the competition in terms of technology, reliability, and versatility.

The sales cycle can take up to two years, as many customers wish to test and purchase vehicles in small numbers before scaling. Because we have already completed this process with many customers, we are seeing strong repeat purchase behavior from many of our early purchasers. In the third quarter of 2020, we received $120 million in repeat purchase orders. As of September 30, 2020, we had over $120 million of contracted purchase order backlog (in addition to $30 million in additional orders that were under negotiation as of September 30, 2020 and were contracted shortly after quarter end), as compared to a backlog of $15 million as of September 30, 2019, and a pipeline of $800 million of sales. We have already received purchase orders to completely cover our estimated 2021 and over 25% of 2022 revenue. As we continue to scale our manufacturing capabilities to meet increased demand – from both new and existing customers – we anticipate that our pipeline will continue to scale.

In addition to our direct selling efforts, we leverage specialty vehicle and OEM partnerships with companies including Winnebago, Rev Group, Brown Industries, Shyft Group and ABC Companies, to deepen our TAM penetration. These partners purchase our powertrains and license our technology for use in their facilities, which allows us to electrify additional vehicles outside of our manufacturing facility. Our relationship with Plug Power allows us to offer fuel cell electric vehicles in addition to our battery powered models, which allows our customers to drive longer distances with larger payloads.

Incremental to this vehicle-based $67 billion TAM, we are currently pursuing additional market opportunities in Energy-as-a-Service and the sale of electric powertrains to our OEM partners. We also offer EV-as-a-Service, which allows customers to lease vehicles with maintenance, insurance, and support included in the lease price, and Energy-as-a-Service, an all-in-one charging installation, maintenance, and support solution that we expect to provide a recurring revenue stream with 10-year contracts, to our customers. These solutions make it possible for our customers to fulfill all of their ZEV needs with Lightning eMotors, minimizing the friction that might otherwise arise from a transition from ICE vehicles to ZEV.

Our Competitive Advantages

We believe the following strengths will allow us to maintain and extend our leadership position.

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Ability to offer cost effective solutions to highly segmented and customized markets in the Class 3 to 7 ZEV markets. Because the medium-duty commercial vehicle category is low volume in comparison to light-duty and heavy-duty commercial vehicle categories, established OEMs are reluctant to invest in production of Class 3 to 7 vehicles. Our long-term relationships with supply chain partners have prepared us to scale in a cost effective manner. Continuous communication with all of our suppliers has enabled us to maintain cutting-edge technology in our vehicles at a significantly lower cost.

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Modular software and hardware design. We have developed proprietary optimized modular software and hardware solutions and know-how that allow us to address the diversified opportunities in the markets we serve in a cost-effective manner. We serve a highly segmented Class 3 to 7 ZEVs market where even within each class there are numerous specialty vehicles with significant mechanical and electrical complexities. Therefore, a one-size-fit-all design would likely fail in the face of the high degree of customization required. We have innovated in this space to create a vehicle class and application agnostic design enabled by modular software and hardware design. With a software-enabled platform and integration capabilities, we can bring vehicles across the class and application types to market faster and at a lower cost than our peers.

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End-to-end commercial ZEV solutions. We provide end-to-end electrification solutions for urban commercial fleets. Our solutions are centered around Class 3 to 7 commercial ZEVs and we also provide analytics, charging and financing services to make sure we can support our customers along every step of their way in their electrification journey. We manufacture Class 3 to 7 trucks and buses of every variety and also provide powertrains to strategic partners. We provide actionable fleet intelligence to our customers in real-time around driver behavior optimization, preventative diagnostics and fleet management, which provides us with a distinct opportunity for recurring revenue, a unique profit margin profile and compelling return on equity. In addition, we also provide Energy-as-a-Service to our customers, leasing our patented mobile chargers or regular chargers to customers to equip them with the necessary infrastructure to get their fleet electrified. To help our customers overcome the higher upfront costs associated with owning ZEVs, we work with financing partners including Generate Capital to provide EV-as-a-Service to lease our vehicles. Both the Energy-as-a-Service and EV-as-a-Service businesses provide recurring revenue streams to our business. Our highly integrated services make us the one-stop commercial vehicle electrification solution provider of choice for customers.

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First-mover advantage in the rapidly growing commercial ZEV space. We believe that we are ahead of our peers in customer validation with over $120 million backlog as of September 30, 2020 and a 36% market share across Class 3 to 6 ZEVs in 2020. Our two-year head start in the commercial ZEV space led to significant progress in customer validation. Commercial fleet customers require high reliability in the solution and a full-service network. In addition, they must factor TCO to validate the economic viability of the solution. The total sales cycle therefore typically ranges from 3 to 24 months and requires significant time and effort as well as deep engagement with customers throughout the process. Benefiting from our head start in the market, we already have over 120 vehicles on the road (including demonstration and test vehicles) and 30 fleets who have placed purchase orders, 10 of which have placed repeat orders. Through years of effort and cumulative customer validation, we have now reached the tipping point of an accelerated sales cycles which is expected to fuel our next phase of growth.

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Highly scalable analytics solution differentiates our products and drives customer retention. With our proprietary 1 Hertz analytics solution, every vehicle we put on the road becomes a data generator for us to provide real-time actionable intelligence to customers. Our solution leverages big data and analytics to provide intelligence around driver behavior optimization, preventative diagnostics and fleet management. In CARB testing of Class 3 ZEVs, our analytics software drives 25% greater efficiency compared to our competitors. Internally, we also leverage the massive amount of analytical data collected to optimize our products without compromising customer privacy, which further strengthens our technology leadership in the market. In addition to differentiating our products, our analytics solution also provides additional sources of revenues and drives customer retention. The solution currently has a 100% attachment rate with less than 1% expected churn rate in the future.

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Growing intellectual property portfolio ensuring differentiated product offering. We have over 10 years R&D experience in the clean transportation space. Our R&D efforts have led to a rich and growing patent portfolio that covers our entire solution including both hardware and software and across vehicles and chargers, which we believe are fundamental to our business and has created a deep competitive moat for us in the markets that we serve. These patents represent learnings from very significant challenges that we’ve experienced in the process of electrifying commercial vehicles. Compared with passenger electric vehicles, commercial electric vehicles require larger payload and more commitment to batteries, therefore driver behavior optimization, effective charging management and solid battery infrastructure are all critical aspects of the business and lead to the development of our rich patent portfolio.

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Bespoke sales process selling directly into large fleet customers. We are also innovating the go-to-market strategy in the commercial vehicle space. The commercial vehicle market is highly segmented and requires significant level of customization that increases with electrification. Therefore, unlike the traditional OEM space, we provide our fleet customers with a high-touch sales experience both directly and with channel support. We have an education-focused technically-sophisticated sales force and a comprehensive national demonstration vehicle pool that allows us to understand critical customer needs including battery capacity, vehicle types and financing needs, among others. Based on analyzing a fleet’s specific drive cycles with our advanced analytics, we then customize vehicles and leverage our modular software and hardware to build a cost-effective solution. We have 10 years of regular engagement with over 250 fleets nationally, which has translated into significant purchase orders and sales pipeline and the potential for future growth.

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Established strategic partnerships to optimize procurement and go-to-market strategy. Since 2008, we have built an extensive ecosystem of supply-chain partners and specialty vehicle partners. Our suppliers are instrumental to the performance and reliability of our vehicles and enable us to scale in a relatively asset light and cost-effective manner. Our key suppliers include Ford, BorgWarner, Romeo Power, Hino and Delta Electronics, among others, all of which are industry leading manufacturers of critical components like chassis, bodies, batteries and chargers. Plug Power, a leading hydrogen solution manufacturer, is one of our key supply chain partners with which we have established a multidimensional strategic partnership. We work with Plug Power to manufacture fuel cell-powered vehicles. We also leverage their extensive hydrogen fueling infrastructure and collaborate in the go-to-market strategy to sell class 3 through class 7 FCEVs.

Our specialty vehicle partners are also critical to our rapid growth strategy and enable us to apply our modular technology to an expanding range of markets including recreational vehicles, ambulances, coaches etc. We work closely with OEMs including Winnebago, Rev Group and ABC Companies to electrify vehicles in their target markets that they manufacture. For example, we are the exclusive motor-coach RePower electrification solution provider to the leading motor-coach company, ABC Companies. Our electric RePower solution (replacing ICE with EV in older buses) has a 3⁄4 shorter delivery time and is economically competitive (approximately half the price) compared to many new electric buses and coaches manufactured by other OEMs. Given our demonstrated capabilities, we received a $48 million purchase order from ABC Companies in September 2020.

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Highly experienced management team. We are led by a visionary senior management team with rich experience and proven track record in building and managing businesses in the technology space at scale. Our senior management team drives our vision and corporate strategy and is committed to maintaining our technology leadership in the urban commercial ZEV space.

Our Products and Technologies

Our complementary suite of IP-protected products, software and services are designed to deliver highly reliable and cost-effective solutions to our customers operating vehicles in a wide range of applications. The know-how gathered over the course of our 12-year operating history, combined with the 1 Hertz data transmission rate we have aggregated from every vehicle we have on the road for the last two years, have enabled us to customize our offering to maximize reliability and minimize total cost of ownership, driving repeat purchase behavior across our customer base.

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Commercial ZEVs: Our technology is optimized for vehicles in Classes 3 to 7, ranging from medium-duty vans up to motor-coaches. Because our software and hardware is modular, we are able to select from our code and hardware libraries to create configurations that suit customers’ needs across a broad category of use applications. Our modular customization strategy allows us to adapt quickly to fulfill large orders with multiple configurations, including both battery electric and hydrogen fuel cell electric vehicles. We have developed a suite of proprietary intellectual property covering our modular solutions, including ten patents currently in process for our commercial ZEV technologies.

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Analytics: Our proprietary analytics platform, installed in each vehicle, allows us to collect drive cycle and vehicle performance data at 1 Hertz. Leveraging AI-based optimization, we are able to provide drivers and fleet operators with real-time recommendations about how to improve vehicle performance, routes, and charging strategies. Our analytics offering is offered on a subscription basis, with high uptake rates and very limited churn.

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Systems for OEMs: In addition to building complete electric vehicles, we also design and sell electric powertrains to our OEM partners. We license our technology to these OEMs and train their technicians to install the powertrains within the OEMs’ manufacturing facilities.

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Energy-as-a-Service: Many of our customers want additional support in customizing their vehicle charging strategies. Beginning in June 2020, we offer a full turn-key Energy-as-a-Service solution in which Lightning eMotors owns and leases chargers to customers, facilitating Low Carbon Fuel Standard (“LCFS”) monetization, and deep customer integration and attachment. Through our Energy-as-a-Service offering, we plan, build, and install charging infrastructure at client’s depot, then lease the infrastructure to the client on a recurring basis. Having a complete vehicle and charging solution from one partner is a value-add for our customers.

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EV-as-a-Service: For customers that are just entering the ZEV space, transitioning to ZEVs and building out a charging strategy can be quite complex. EV-as-a-Service is a packaged offering that includes the vehicle, charging, maintenance, insurance, and ongoing support, which makes it possible for customers to be early adopters of ZEVs and validate vehicle operating and TCO performance with less financial commitment than full adoption.

Our Growth Strategy

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Capitalize on increasing regulatory and customer demands for commercial emission free vehicles. We believe the commercial ZEV space is at a significant inflection point driven by multiple tailwinds including regulations, corporate mandates and state as well as federal grants. The growing supply chain maturity is also significantly increasing the economic attractiveness of ZEVs when compared with ICE vehicles. We have already capitalized on these trends and will continue to aggressively pursue demand for increased ZEV adoption.

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Acquire new customers. By leveraging our strategic partners including Plug Power and ABC Companies, we will continue to win new customers and expand into new markets. In addition, despite a relatively small sales staff, we have been able to generate strong revenue growth and a large pipeline of customers. We also intend to bolster our sales staff as we grow to help improve our pipeline and acquire new customers for our business.

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Continue executing land-and-expand. Once customers sign initial contract and purchase orders, we can significantly shorten sales cycle to win repeat orders from them as we can save time for technical and TCO validation periods. We have $120 million purchase orders in backlog as of September 30, 2020, and we believe that we have a clear path to $1 billion of revenue by 2025 based on the pipeline from existing customers.

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Continue expanding our vehicle portfolio across Class 3 to 7 categories. We intend to build upon our modular software and hardware design and end-to-end commercial ZEV solutions to expand our reach within the various segments in the Class 3 to 7 categories. We have been primarily delivering BEV to our customers to date, but our recent partnership with Plug Power will allow us to add FCEV vehicles to our product portfolio. In addition, we look to maintain the high attachment rate of our proprietary analytics solution and increase the penetration of our Energy-as-a-Service and EV-as-a-Service offerings.

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International expansion. As of the date of this proxy statement/prospectus, we have sold our ZEVs only in the United States. By growing our commercial reach into international markets, we believe that we can build significant share and revenue opportunities within an untapped community of customers. In addition, Lightning eMotors currently works with many fleets in the U.S. that operate vehicles globally, providing an opportunity to quickly expand worldwide within those fleets.

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Expand our global channel relationships. We intend to continue building partnerships to accelerate the development and production of our solutions. Lightning eMotors’ strategic, engineering, production and technology partners augment our internal resources and we intend to leverage their capabilities and infrastructure to bring our solutions to market more quickly and to meet industry standards, without requiring us to invest substantial amounts of capital.

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Opportunistic strategic acquisitions. We may pursue acquisitions as a means to accelerate our growth plans or augment our internal product and service development if they represent a strategic fit, drive value and are consistent with our overall strategy. Such acquisitions may allow us to accelerate the pace of our innovation, enable us to access new markets and customers, and scale our production facilities faster. While there is significant and growing demand for our products today, we believe these acquisitions may create more expansive use cases for our products. We believe that because of our unique strengths in vehicle electrification and electric vehicle production, we will be able to integrate, enhance and deploy new technologies.

Sales and Marketing

Our education-focused, technically-sophisticated sales force markets and sells a complete range of end-to-end electrification solutions directly to urban commercial fleets, which include commercial ZEVs, powertrains, charging and financing services. Across our product portfolio, we are commissioning studies, conducting focus groups and gaining insight intended to focus sales and marketing efforts in a customer and partner-centric way, grounded on a foundation of zero-emissions.

Research and Development

We have over 10 years of R&D that helps keep us ahead of our competitors. During the two years and nine months ended September 30, 2020, we had spent $2.2 million on R&D activities. Our primary areas of focus for R&D include, but are not limited to (i) ZEV development and system integration; (ii) software and algorithms for our electrification solutions; (iii) data analytics; (iv) accelerated lifetime testing processes to improve reliability, maintainability and system-level robustness; (v) sub-systems enhancement; and (vi) mobile charging solutions.

We expect to remain focused on R&D for the foreseeable future as we continue to invest in R&D activities to expand our commercial reach into international markets.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We protect our growing intellectual property portfolio through a combination of patent, trademark, copyright and trade secret protection, as well as confidentiality and invention assignment agreements with our employees and consultants. We seek to control access to, and distribution of our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property. As of November 30,

2020, we had one registered, nine Patents in process in the United States. We regularly review our development efforts to assess the existence and patentability of new intellectual property. To that end, we are prepared to file additional patent applications as we consider appropriate under the circumstances relating to the new technologies that we develop.

Manufacturing and Production; Headquarters and Facilities

Our 124,000 square foot headquarters is located in Loveland, Colorado. At this facility we are capable of designing, manufacturing, assembling and testing our ZEVs, powertrains and charging solutions. We manufacture our powertrains at our headquarters but also train our OEM partners’ technicians to install them at their own manufacturing facilities. We currently operate a single labor shift with a capacity to manufacture and assemble 500 ZEV vehicles and/or powertrain units per year in a facility with approximately 70,000 square feet of manufacturing space. In November of 2020, Lightning Systems built out 20,000 square feet in our current building and executed a lease for an additional 107,000 square feet of manufacturing space in the adjacent building. The campus has a total of nearly 1 million square feet, of which over 500,000 is still available. Lightning Systems also has a first right of refusal to lease the remaining 500,000 square feet in the campus over the next 4 years. With the additional space added this year, along with additional labor, automation, and larger batch manufacturing, we have capacity to manufacture and assemble 3,000 ZEV vehicles and/or powertrain units per year, on a single labor shift.

Employees

As of November 30, 2020, we had 90 employees and 38 contractors. Our targeted hires typically have significant experience working for industry-leading original equipment manufacturers, automotive engineering firms and software companies. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Government Regulations and Incentives

We operate in an industry that is subject to extensive environmental and safety regulation, which has both become more stringent over time and is expected to become more stringent in the future. The laws and regulations to which we are subject govern, among others, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. We are required to obtain and comply with the terms and conditions of multiple environmental permits, certificates, or registrations, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at a provincial, location, national, and international level is an important function of the company and is vital to our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the jurisdictions in which we operate. These laws and regulations are subject to periodic modifications and increasingly stringent requirements. Violations of these laws and regulations, as well as permits and licenses, may result in substantial civil and criminal fines, penalties, and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

A brief summary of material government and environmental regulations and incentives is set forth below.

Motor Vehicle Safety

Lightning eMotors vehicles are subject to compliance with the Federal Motor Vehicle Safety Standards (“FMVSS”) and other regulatory obligations established by the National Highway Transportation Safety

Administration (“NHTSA”). Lightning is a registered USDOT Intermediate Stage Manufacturer and Vehicle Alterer. Any chassis or body modifications performed by us must be designed, manufactured, and tested to ensure that the final ZEV remains certified to meet all FMVSS, bumper standards and theft prevention standards affected by the alterations when deployed to the customer. Failure to comply with safety regulations could result in substantial adverse impact to the company. These could include recalls, loss of USDOT registration, judicial enforcement, civil liability and reputational harm.

Lightning also maintains a commercial certification as a registered Ford Quality Vehicle Modifier or eQVM. This adds an additional level of third-party oversight to our safety design, and leverages mature “Big 3” safety practices. Currently only four companies are able to meet the stringent eQVM requirements established by Ford. Lightning is currently in discussion with General Motors to become the first modifier to be certified in a parallel program that is currently under development. We believe that these OEM certification programs represent significant barriers to entry for our competitors.

EPA and CARB Emissions Compliance and Certification

Under the U.S. Clean Air Act, medium and heavy-duty vehicles and powertrains are required to obtain a Certificate of Conformity issued by the EPA, and a California Executive Order issued by the CARB. This regulatory process is designed to ensure that all vehicles comply with applicable emission standards for both criteria pollutants, such as nitrogen oxides (NOx) and particulate matter (PM), and GHGs, such as CO2 and nitrous oxide (N2O). A Certificate of Conformity is required for vehicles sold in all states, and an Executive Order is required for vehicles sold in California and states that have adopted the California standards. CARB sets more stringent standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California and must obtain a waiver of preemption from the EPA before implementing and enforcing such standards. California’s waiver of preemption with regard to GHG emission standards is currently the subject of legal challenges, and the authority of California to implement and enforce GHG emission standards for vehicles and engines in the future is uncertain. Currently, states that have adopted the California standards, as approved by the EPA, also require a CARB Executive Order for sales of vehicles in those states. There are currently fourteen additional states (in addition to the District of Columbia) that have adopted the California emissions standard for light, medium and heavy-duty vehicles. In these states, an EPA Certificate of Conformity and CARB Executive Order must be obtained for each model year for each class of vehicle. Failure to obtain or comply with the terms of a Certificate of Conformity or Executive Order is subject to civil penalty and administrative or judicial enforcement. Lightning eMotors currently utilizes EPA-certified chassis from major OEM’s (meaning that Lightning does not require an alternative fuel vehicle certification from EPA for our ZEV’s), and maintains 6 active CARB EOs for model year 2020, with more anticipated in model year 2021. The certification process is well known to Lightning and has been successfully exercised across the product line for both new and repowered vehicles.

Pursuant to its authority under the Clean Air Act, the EPA adopted Phase 1 fuel efficiency and GHG standards for medium-duty vehicles and engines on September 15, 2011. The EPA adopted more stringent fuel efficiency and GHG standards for medium-duty vehicles and engines on October 25, 2016. Manufacturers of vehicles and engines may comply with the GHG standards by selling increasing percentages of ZEVs. CARB also has adopted GHG and fuel efficiency standards for medium and heavy-duty vehicles and engines. The Advanced Clean Trucks (ACT) Regulation approved by CARB in June 2020 requires medium-duty and heavy-duty vehicle manufacturers to produce and offer for sale in California increasing numbers of ZEVs. These regulatory standards increase annually beginning in 2024, and will require that 30-50% of new truck sales in California (depending on Class) be ZEVs by 2030, and 55-75% (depending on Class) be ZEVs by 2035. CARB projects that the ACT regulation will result in sales of approximately 30,000 ZEVs by 2027, approximately 100,000 by 2030, and more than 250,000 by 2035.

Offset credits for early production of heavy-duty ZEVs can be generated beginning in model year 2021. Lightning eMotors’ ZEV products will be eligible for these credits which can be banked and sold to truck OEMs that are not in compliance with the ACT regulation for a period of 5 years.

Additional CARB regulations mandating ZEV deployment in specific vocations are in various stages of development or implementation. These include the Zero Emission Fleet Rule, Innovative Clean Transit Regulation, and the Zero Emission Airport Shuttle Regulation. We expect these or similar programs to be put in place over the next decade.

Receipt of an EPA Certificate of Conformity and CARB Executive Order obligates the holder to ensure that the covered engine or vehicle is capable of complying with applicable standards throughout the full useful life of the product, which for medium medium-duty vehicles may be ten years or from 120,000 to 185,000 miles, whichever comes first and depending on the engine and vehicle size. Emissions control system warranty coverage must be provided for a period of five years or 50,000 to 100,000 miles (CARB warranty obligations increasing to up to 110,000, 150,000 and 350,000 miles in 2022), whichever comes first and depending on the engine and vehicle size. During this time, manufacturers must repair emission-related defects at no cost to the customer. Throughout the full useful life of the engine or vehicle, manufacturers are required to remedy in-use problems that cause engines or vehicles to exceed emission standards for criteria pollutants or GHGs.

Manufacturers may have to conduct recalls, service campaigns or other field actions, or provide extended warranties to address any such in-use issues that may arise. The EPA is considering extending the warranty period, including by adopting the CARB warranty obligations of 110,000, 150,000, or 350,000 miles, depending on the engine size. Manufacturers of medium-duty engines and vehicles also must ensure that their products comply with On Board Diagnostics (“OBD”) requirements. The OBD system is intended to identify and diagnose malfunctions within the engine, aftertreatment and emission control systems and alert the driver to the underlying issue so the vehicle can be brought in for service. CARB issues approval of the OBD system as part of its issuance of an Executive Order; the EPA deems demonstration of compliance with CARB OBD requirements to satisfy the EPA’s requirements. As with emissions compliance, manufacturers are required to ensure that the OBD system functions as designed and is able to identify component malfunctions throughout the full useful life of the vehicle or engine.

Many customers of EVs utilize state and Federal incentive programs to offset the higher initial costs of electric vehicles. Lightning Systems’ customers have historically leveraged the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) as well as Volkswagen Emissions Mitigation Trust Fund (“VW EMTF”) funding that is allocated to each state to purchase Lightning Systems’ vehicles and charging systems. The HVIP program represents the most commonly utilized of the subsidy programs to Lightning customers due to its ease of access and amount of funding per vehicle (approximately 35% of the cost of a Lightning Systems electric vehicle). For the year ended December 31, 2019, Lightning Systems derived approximately 29% and 30%, respectively, of its revenue from HVIP funding. For the year ending December 31, 2020, Lightning Systems expects to derive approximately 30% of its revenue from HVIP funding. Of the order backlog as of November 30, 2020, approximately 70% of the orders have contingencies for 2021 HVIP funding that have not yet been secured, representing approximately 45% of the 2021 revenue. In December 2020, California announced that it planned to allocate approximately $150M to the 2021 HVIP program. As of November 30, 2020, there were seven other active companies that, like Lightning, have certified vehicles that can be funded under the program. Although Lightning has successfully participated in the program for the last five years, and expects to have HVIP funding secured for its 2021 orders in Q1 2021, any material problem with the HVIP program for 2021 could have a material adverse impact on Lightning’s business, financial condition and results of operations.

Battery Safety and Testing Regulation

Our ZEVs and powertrains are intended to meet the International Organization for Standardization’s standards for electrically propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, we may incorporate other battery system standards of the International Organization for Standardization in our ZEVs and powertrains.

Some of these standards include:

•	Conductive Charging — for on board charge electromagnetic requirements;

•	Battery Pack Enclosure Protection — degrees of protection of the electrical equipment within an enclosure from the effects due to the ingress of water; and

•	Testing LTO Traction Battery Packs and Systems — safety performance requirements during a variety of testing, like vibration, thermal cycling, overcharge and loss of thermal control.

Our battery packs are manufactured by third-party battery pack manufacturers, who ship them to Lightning eMotors. They must meet the applicable regulations governing the transport of “dangerous goods,” which includes lithium-ion batteries that may present a risk in transportation. The governing regulations in the U.S., which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped by ocean vessel, rail, truck or by air.

Our battery pack manufacturing partners intend to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating their ability to ship battery packs by any method.

Certain of the tests performed include:

•	Altitude simulation — simulating air transport;

•	Thermal cycling — assessing cell and battery seal integrity;

•	Vibration — simulating vibration during transport;

•	Shock — simulating possible impacts during transport;

•	External short circuit — simulating an external short circuit; and

•	Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

In addition, our battery packs include packaging for the lithium-ion battery cells. This packaging includes trace amounts of various hazardous chemicals whose use, storage and disposal is regulated under state and federal law.

Low Carbon Fuel Standard Credits

California adopted the Low Carbon Fuel Standard in 2009 and began implementation in 2011. A comparable agency in Oregon adopted the similar Clean Fuels Program. Other states have proposed similar clean fuels programs, or are conducting initial studies at present. In 2018, the LCFS program introduced significant new LCFS credit mechanisms in connection with deployment of ZEV infrastructure, such as our Charging-as-as-service platform.

LCFS credits for charging infrastructure are specifically tied to the owner/operator of the electric vehicle supply equipment (“EVSE”), which incentivizes this business model directly to Lightning eMotors. There is no regulatory limit to the number of credits which can be accumulated and banked. Credit deficits under the LCFS have frequently exceeded credit generation since 2017, and there continues to be significant (and growing) requirements for producers of fossil fuels to offset the carbon intensity of their fuels. LCFS credit demand is expected to continue to grow as regulatory carbon intensity benchmark requirements already in place mandate increases from 7.5% reduction in CY2020 to 20% reduction by CY2030.

GHG Credits — U.S. EPA

The EPA’s Greenhouse Gas Rule requires all manufacturers of medium-duty engines and vehicles to comply with fleet average GHG standards. Manufacturers may comply with the standards by producing engines or vehicles, all of which comply with the standards, or by averaging, banking and trading GHG credits within vehicle or engine categories. Manufacturers may also comply with GHG standards by purchasing credits from manufacturers with a surplus of credits. The failure to comply with GHG standards can lead to civil penalties or the voiding of a manufacturer’s EPA Certificate of Conformity. In connection with the delivery and placement into service of zero-emission and low-emission vehicles, we may earn tradable GHG credits that can be sold to other manufacturers. Under the EPA’s Greenhouse Gas Rule, plug-in hybrid, all-electric and fuel cell vehicles earn a credit multiplier of 3.5, 4.5, and 5.5, respectively, for use in the calculation of GHG emission credits.

Commercial engine and vehicle manufacturers are required to meet the NOx emission standard for each type of engine or vehicle produced. Typical diesel engine emission control technology limits the fuel economy and GHG improvements that can be made while maintaining compliance with the NOx standard. As the fleet average GHG standards continue to decrease over time, compliance with the NOx standard may increase the difficulty for conventional diesel vehicles to meet the applicable GHG standards. Accordingly, manufacturers of diesel trucks may need to purchase GHG credits to cover their emission deficit. The EPA’s Greenhouse Gas Rule provides the opportunity for the sale of excess credits to other manufacturers who require such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of GHG credits sold within the same commercial vehicle categories.

GHG Credits — California Air Resources Board

California also has a GHG emissions regulatory program that is similar to the EPA requirements. Like the EPA’s Greenhouse Gas Rule, the CARB rule allows for averaging, banking and trading of credits to comply with the fleet-average GHG standard and the failure to comply with the California GHG standard may lead to the imposition of civil penalties. The delivery and placement into service of our zero-emission vehicles in California may earn us tradable credits that can be sold. Under CARB GHG regulations, advanced technology vehicles also earn a credit multiplier of for use in the calculation of emission credits in the same amounts as under the EPA’s Greenhouse Gas Rule.

Examples of other existing or potential future incentives and grant programs that either we or our customers can apply for include:

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LCFS. California was the first jurisdiction to develop an LCFS and similar LCFS programs may be adopted by other jurisdictions in the U.S. and around the world. The goal of an LCFS is to reduce the well-to-wheel carbon intensity of fuels by providing both mandated reduction targets as well as bankable and tradable credits.

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Purchase Incentives. Both California and New York have active programs that provide “cash on the hood” incentives to customers that purchase zero-emission vehicles. Other states are considering developing similar programs.

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Grant Programs. Government entities at all levels from federal, including the U.S. Department of Energy, state (for example, CARB) and local (for example, North Texas Council of Governments), have grant programs designed to increase and accelerate the development and deployment of ZEVs and charging or fueling infrastructure technologies. There is currently several billion dollars of VW Emissions Mitigation Trust Fund Money available to states for eligible mitigation actions, including incentives to purchase or retrofit low-or-zero emissions vehicles.

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EPA Smartway. The EPA Smartway program provides grants and funding for the retrofit of medium-duty vehicles with components and technologies that reduce emissions. Drivers and fleet owners who repower vehicles with advanced technology powertrains may be able to access funding to offset a portion of the cost.

Competition

We currently have several limited competitors in the medium-duty electric vocational truck and shuttle bus space, including GreenPower Motor Company, Sea Electric, Workhorse and Motiv. We expect competition to increase in the near future, particularly as the commercial transportation sector increasingly shifts towards low-emission, zero-emission or carbon neutral solutions.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

LIGHTNING SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Lightning Systems’ management believes is relevant to an assessment and understanding of Lightning Systems’ consolidated results of operations and financial condition. The discussion and analysis should be read together with “Selected Historical Consolidated Financial Information of Lightning Systems’” and the consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with our pro forma financial information as of December 31, 2019 and for the year ended December 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Lightning Systems Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Lightning Systems and its consolidated subsidiaries.

Overview

Lightning Systems, which also does business as Lightning eMotors, is a leading electric vehicle designer and manufacturer, providing complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, and Class 7 city buses, which we believe represents a significant total addressable market of approximately $67 billion. Lightning Systems is committed to eradicating commercial fleet emissions, the main cause of urban air pollution, by providing zero emission Class 3 to 7 Battery Electric Vehicles and Fuel Cell Electric Vehicles and infrastructure solutions to commercial fleet customers. Our ongoing focus has been on reducing emissions and improving energy efficiency. As of the date of this proxy statement/prospectus, Lightning Systems is the market leader in the Class 3 to Class 6 EV segment, with 71 units sold in 2020 representing approximately 36% of the total market in 2020. Lightning Systems delivered 30 Class 3 vehicles in 2020, constituting approximately 75% market share among Class 3 EVs. We believe that Lightning Systems is the only company in the United States that has delivered fully functional Class 3 to 7 EVs to the end customer that are in use today, with 97 units delivered by us since 2019.

We started in 2008 as a manufacturer of hybrid systems for commercial vehicles, but have since realized that hybrid solutions did not adequately address the growing issue of urban air pollution from commercial vehicle fleets. In 2017 we redirected our efforts to focus exclusively on the attractive market opportunity in ZEVs. We leveraged nearly 10 years of unparalleled knowledge developing and implementing hybrid commercial vehicles to successfully adapt to zero emission vehicles. As of the date of this proxy statement/prospectus, all of Lightning Systems’ platforms have been fully certified as zero emission vehicles by the California Air Resource Board, the clean air agency that defines vehicle emissions standards. We currently maintain 6 Executive Orders, which is a requirement to sell ZEV vehicles in California as well as various other states.

We are the only full-range manufacturer of Class 3 to 7 BEV and FCEV in the United States and provide end-to-end electrification solutions including advanced analytics software, mobile charging solutions, or Energy-as-a-Service, and financing which we refer to as EV-as-a-Service. We combine an internally developed optimized modular software with Lightning Systems hardware designs that allow us to address the diverse opportunities in the markets in which we operate in a cost-effective manner with a significant time-to-market advantage. We have also built an extensive ecosystem of supply-chain partners and specialty vehicle partners which are instrumental to our growth.

Business Combination and Public Company Costs

Lightning Systems entered into the Business Combination Agreement with GigCapital3 on December 10, 2020. Pursuant to the Business Combination Agreement, and assuming a favorable vote of GigCapital3’s stockholders,

Merger Sub, a newly formed subsidiary of GigCapital3, will be merged with and into Lightning Systems in the Business Combination. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub will cease, and Lightning Systems will continue as the Surviving Corporation of the Merger. Lightning Systems will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Lightning Systems’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, GigCapital3 will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Lightning Systems’ balance sheet at September 30, 2020) of between approximately $284.1 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $132.1 million, assuming no stockholder redemptions. Total non-recurring transaction and other costs are estimated at approximately $40.0 million, of which Lightning Systems expects approximately $32.0 million to be expensed. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Lightning Systems will become the successor to a NYSE-listed company with common stock registered under the Exchange Act, which will require Lightning Systems to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Lightning Systems expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Recent Developments and the Covid-19 Pandemic

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 have included restrictions on travel, quarantines in certain areas, work-from-home orders and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Lightning Systems operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues to evolve, the extent of the impact to Lightning Systems’ business operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Lightning Systems’ knowledge and control and, as a result, at this time, Lightning Systems is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Lightning Systems’ business, operating results, cash flows and financial condition, but such impact could be material if the current circumstances continue to exist for a prolonged period of time. Although Lightning Systems has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Lightning Systems may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Possible Impairments. No impairments were recorded for year ended December 31, 2019 or September 30, 2020, as no triggering events or changes in circumstances had occurred as of such dates. However, due to significant uncertainty surrounding the continued effects of the COVID-19 pandemic, Lightning Systems’ results of operations, cash flows, and financial condition could be impacted, and the extent of such impact cannot be reasonably estimated.

Partial Shutdowns and Slow-Downs. Lightning Systems is adhering to CDC guidelines that oblige us to shut down any department in which an employee tests positive for COVID-19 for 14 days. In November 2020, Lightning Systems closed our material handling department for two weeks after an employee tested positive. We have also regularly had employees absent from work or working from home on suspected COVID-19 infections. As COVID-19 spikes in Northern Colorado, there is a significant risk of department shutdowns impacting our fourth quarter 2020 and first quarter 2021 revenue.

Supply-Chain Delays. Also, as a result of the COVID-19 pandemic, we have been experiencing significant delivery delays from our suppliers since April 2020. Within our capital constraints, we increased our raw material inventories to attempt to manage and mitigate this risk. However, several key suppliers have informed us of delivery delays ranging from four to sixteen weeks, that are expected to adversely impact production in the fourth quarter of 2020 and first quarter of 2021. Although we are working with our suppliers to minimize the impact, we expect supply chain delays will have a significant impact on our 2020 revenue and possibly thereafter.

Management believes that revenue for the year ended December 31, 2020 will be consistent with its updated financial projections provided to GigCapital3 on November 29, 2020, but that our operating costs will be higher than projected at that time. Lightning Systems expects higher expenses for 2020 related to its preparation to be a public company, supply-chain disruptions from the COVID-19 pandemic, and higher investments in its manufacturing operations as it lays the foundation for future revenue growth. Based on performance through January 2021, Lightning Systems has reaffirmed its revenue projections for 2021, but has indicated that it anticipates operating expenses will be higher than previously forecast to GigCapital3 in light of higher public company expenses, increased research and development costs and higher sales and marketing costs. In addition, Lighting Systems’ management anticipates that the company will continue to be negatively impacted by the COVID-19 pandemic through the first half of 2021, including supply-chain disruptions, which may negatively impact revenue for 2021 as previously projected to GigCapital3. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Comparability of Financial Information

Lightning Systems’ results of operations and statements of assets and liabilities may not be comparable between periods as a result of Lightning Systems’ ongoing evolution, refinement, and growth of its business operations within the electric commercial vehicle industry. While historically, the Company developed hybrid systems for commercial vehicles, during 2017, Lightning Systems refocused its business to producing the zero-emission EV power train upgrades and phased-out the production of hydraulic hybrid upfit systems. During 2019, Lightning Systems increased the physical and production capabilities of its Loveland, Colorado facility, in preparation of the installation and integration of EV power train upgrades into vehicles beginning in 2020. This change significantly reduced Lightning Systems’ use and reliance on certified installer or dealers. In conjunction with the transition to using the Loveland plant for comprehensive production, Lightning Systems has continually improved its production technology, processes, and productivity and has invested in the supporting personnel and other infrastructure.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Commercial Launch of medium-duty trucks and other products

In 2020, Lightning attained revenue commercialization of its ZEVs, with an estimated 80 customer-ordered Class 3-Class 7 Commercial vehicles to be delivered during the year ended December 31, 2020. Prior to commercialization, we had to complete modification and construction of required manufacturing facilities, purchase and integrate related equipment and software, and achieve several research and development milestones. We will require substantial additional capital to develop our products and services, including those for orders in our revenue backlog, fund the growth and scaling of our manufacturing facilities, and fund operations for the foreseeable future. Until we can generate sufficient cash flow from operations, we expect to finance our operations through a combination of merger proceeds from the Business Combination, the PIPE Investment, the Convertible Note Investment, secondary public offerings, debt financings, collaborations, and licensing arrangements. The amount and timing of our future funding requirements depend on many factors, including the pace and results of our development efforts and our ability to scale our operations. Any delays in the successful completion of our manufacturing facility will impact our ability to generate revenue.

Customer Demand

While still in early stages of commercialization, we have received significant interest from potential customers. As of September 30, 2020 and December 31, 2019, respectively, Lightning Systems’ had a backlog of approximately 925 and 275 customer-ordered commercial vehicles. Going forward, we expect the size of our committed backlog to be an important indicator of our future performance.

Basis of Presentation

Currently, we conduct business through one operating segment, the zero-emission electric vehicle market. All long-lived assets are maintained in, and all losses are attributable to, the United States of America. See Note 2 in the accompanying audited consolidated financial statements for more information about our operating segment.

Components of Results of Operations

Revenues

Our revenue generation has evolved over time along with our business model. During the nine months ended September 30, 2020, revenue was derived from the installation and integration of all-electric powertrains within commercial vehicles (in addition to sales of chargers, an ancillary product). During the year ended December 31, 2019, our revenue was primarily derived from selling our all-electric powertrains kits along with the sales of chargers. During the year ended December 31, 2018, revenue was primarily derived from selling our all-electric powertrains kits and hydraulic hybrid upfit systems.

We anticipate deriving future revenue from the following business lines.

•	Direct Sales of Commercial ZEVs: The sales of electric vehicles in Classes 3 to 7, and all-electric powertrain kits for vehicles in Classes 3 to 7.

•

Systems for OEMs: The sales of electric powertrains to our OEM partners, including technology licenses, and training the OEM technicians how to install the powertrains within the OEMs’ manufacturing facilities.

•

Analytics: Our proprietary analytics platform, which is installed in each vehicle sold, allows us to collect and optimize drive cycle and vehicle performance data. This data provides drivers and fleet operators meaningful real-time recommendations about how to improve vehicle performance, routes, and charging strategies. In the future, our analytics offering will be offered on a subscription basis, with high uptake rates and very limited churn.

•

Energy-as-a-Service: Lightning Systems, in the future, plans on owning and renting chargers to customers. The company will plan, build, and install charging infrastructure at a client’s location and will charge the customer on a recurring basis. This service will facilitate LCFS monetization, reduce customers upfront capital investment for charging, and deepen our customer’s relationship with both a vehicle and charging partnership.

•

EV-as-a-Service: For customers that are just entering the ZEV space, transitioning to ZEVs and building out a charging strategy can be quite complex. EV-as-a-Service will be a packaged offering that includes the vehicle, charging, maintenance, insurance, and ongoing support, for customers new to ZEV or those that desire a full-service solution. We believe this is an efficient way for customers to be early adopters of ZEVs and validate vehicle operating and total cost of ownership (TCO) benefits of ZEV without large upfront investments and infrastructure.

Cost of Revenues

Cost of revenues includes direct costs (parts, material, and labor), indirect manufacturing costs (manufacturing overhead, depreciation, plant lease expense, and rent), shipping and logistics costs, and provision for estimated warranty expenses.

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of Lightning Systems’ electrified powertrain solutions and the production thereof, which principally include personnel-related expenses including salaries, benefits, travel and stock-based compensation, for personnel performing research and development activities and expenses related to materials and supplies.

Lightning Systems expects its research and development expense to increase for the foreseeable future as Lightning Systems continues to invest in research and development activities to achieve its operational and commercial goals.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist of personnel-related expenses for Lightning Systems’ corporate, executive, engineering, finance, sales, marketing, production support, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and sales and marketing costs. Personnel-related expenses consist of salaries, payroll taxes, benefits, and stock-based compensation.

Lightning Systems expects its selling, general and administrative expenses to increase for the foreseeable future as Lightning Systems scales headcount and expenses with the growth of its business, buildout of the manufacturing facilities, refinement of its production processes, drive for productivity improvements, acquisition of new and retention of existing customers and the additional costs of a public company.

Interest Expense

Interest expense consists of interest paid on our notes payable and the amortization of debt issue costs, debt discounts attributable to the bifurcation of warrants issued, and a beneficial conversion feature embedded in certain convertible notes. The notes payable included, over the periods presented, a term loan and working capital facility, a facilities agreement, and various convertible notes payable, as described in more detail below. For a description and terms of the notes payable, see the notes to the Financial Statements for the Nine Months ended September 30, 2020 and 2019 and the Consolidated Financial Statements for the Years ended December 31, 2019 and 2018.

Inducement Expense

From time to time, Lightning Systems has issued warrants to purchase Series C preferred shares to existing lenders in connection with the conversion of outstanding notes payable. During the year ended December 31, 2019, 1,405,621 Series C preferred warrants were issued to existing lenders to induce such lenders to convert $5.6 million of notes payable to Series C preferred shares. The preferred warrants are exercisable into Series C preferred shares at an exercise price of $1.66 per Series C preferred shares. On the date of grant, these warrants had a fair value of approximately $0.3 million. These warrant agreements were reissued on December 31, 2019 upon Lightning Systems’ conversion to a C-corporation, on identical terms.

Results of Operations

Comparison of Nine Months Ended September 30, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30		$ Change	% Change
	2020	2019
	(dollar amounts in thousands)
Revenues	$5,368	$1,414	$3,954	279.6%
Cost of revenues	6,213	2,274	3,939	173.2

Gross loss	(845)	(860)	15	(1.7)

Operating expenses
Research and development	742	652	90	13.8
Selling, general, and administrative	6,973	4,617	2,356	51.0

Total operating expenses	7,715	5,269	2,446	46.4

Loss from operations	(8,560)	(6,129)	(2,431)	39.7
Other expenses
Interest expense	1,242	420	822	195.7
Loss (gain) from change in fair value of warrant liabilities	14,363	(119)	14,482	(12,169.7)
Other expense, net	107	1	106	10,600.0

Total other expenses	15,712	302	15,410	5,102.6

Net loss	$(24,272)	$(6,431)	(17,841)	277.4%

Revenues

Our total revenue increased by $4.0 million, or 280%, from $1.4 million during the nine months ended September 30, 2019 to $5.4 million during the nine months ended September 30, 2020. The increase in the revenues was principally related to the installation and integration of our EV power trains in 45 ZEVs during the nine months ended September 30, 2020 as compared to the sale of 6 EV power train upgrade kits and 18 chargers during the nine months ended September 30, 2019.

Cost of Revenues

Cost of revenues increased by $3.9 million, or 173%, from $2.3 million during the nine months ended September 30, 2019 to $6.2 million during the nine months ended September 30, 2020. The increase in the cost of revenues was primarily related to an increase in revenue during the nine months ended September 30, 2020, as compared to the comparable period in 2019. This increase was partially offset by the change in our product mix from the direct sales of electric conversion (installation and integration) of electric vehicles and reductions in our direct cost of manufacturing through technology and process improvements.

Research and Development

Research and development expenses increased by $0.09 million or 14% from $0.7 million in the nine months ended September 30, 2019 to $0.7 million in the nine months ended September 30, 2020. The increase was primarily due to an increase in our engineering headcount year-over-year, as we continue to advance the development and design of our vehicles, refine and improve our production process, and test our in-house engineering capabilities.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $2.4 million or 51% from $4.6 million during the nine months ended September 30, 2019 to $7.0 million during the nine months ended September 30, 2020, primarily due to additional headcount in administration and sales.

Interest Expense

Interest expense increased by $0.8 million or 196%, from $0.4 million during the nine months ended September 30, 2019 to $1.2 million during the nine months ended September 30, 2020. The increase was primarily due to the increase of $0.4 million in the average notes payable outstanding during each period from $6.3 million during the nine months ended September 30, 2019 to $7.3 million during the nine months ended September 30, 2020, and the amortization of debt discount of $0.5 million resulting from a beneficial conversion feature associated with the third quarter of 2020 short term convertible debt loans.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities totaled $14.4 million during the nine months ended September 30, 2020 and reflected the impact of the marking-to-market of the outstanding common and preferred warrants underlying the warrant liabilities. The significant increase reflects the increase in market value of Lightning Systems’ common and preferred stock subsequent to the signing the Letter of Intent to the proposed Business Combination. For a description of the methodology used by Lightning Systems to determine the market value of the common and preferred stock, please see Fair Value significant accounting policy contained within this Management Discussion and Analysis or Note 2 to the Financial Statements of the nine months ended September 30, 2020 and 2019 contained elsewhere in this proxy statement/ prospectus.

Comparison of Fiscal Year Ended December 31, 2019 to Fiscal Year Ended December 31, 2018

The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,		$ Change	% Change
	2019	2018
	(dollar amounts in thousands)
Revenues	$3,164	$970	$2,194	226.2%
Cost of revenues	4,233	2,240	1,993	89.0

Gross loss	(1,069)	(1,270)	201	(15.8)

Operating expenses
Research and development	975	433	542	125.2
Selling, general, and administrative	7,121	4,701	2,420	51.5

Total operating expenses	8,096	5,134	2,962	57.7

Loss from operations	(9,165)	(6,404)	(2,761)	43.1
Other expenses
Interest expense	575	140	435	310.7
Inducement expense	309	—	309	NA
Gain from change in fair value of warrant liabilities	(119)	—	(119)	NA
Other income, net	(240)	25	(265)	(1060.0)

Total other expenses	525	165	360	218.2

Net loss	$(9,690)	$(6,569)	(3,121)	47.5%

Revenues

Our total revenue increased by $2.2 million, or 226%, from $1.0 million during the year ended December 31, 2018 to $3.2 million during the year ended December 31, 2019. The increase in revenues was related to an increase in sales of our Zero-Emission powertrain kits partially offset by lower sales of hybrid kits. During the year ended December 31, 2019, Lightning Systems sold 24 EV powertrain kits and 36 chargers as compared to the sale of 4 EV powertrain kits and 17 hydraulic hybrid uplift systems during the year ended December 31, 2018.

Cost of Revenues

Cost of revenues increased by $2.0 million, or 89%, from $2.2 million during the year ended December 31, 2018 to $4.2 million during the year ended December 31, 2019. The increase in the cost of revenues was principally related to an increase in revenue during the year ended December 31, 2019 partially offset by a favorable mix change to an increase in Class 3 – Class 7 ZEV powertrain kits.

Research and Development

Research and development expenses increased by $0.5 million, or 125%, from $0.4 million during the year ended December 31, 2018 to $1.0 million during the year ended December 31, 2019. The increase was primarily due to an increase in our engineering headcount year-over-year, as we continue to advance the development and design of our vehicles, refine and improve our production process, and test our in-house engineering capabilities.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $2.4 million or 52% from $4.7 million during the year ended December 31, 2018 to $7.1 million during the year ended December 31, 2019, primarily due to the building of the increase in headcount in administration and sales to support the growing sales, backlog and production.

Interest Expense

Interest expense increased by $0.4 million, or 311%, from $0.1 million in the year ended December 31, 2018 to $0.6 million in the year ended December 31, 2019. The increase was due to the increase in the average notes payable outstanding during each year and the borrowing during 2019 at a higher interest rate.

Inducement Expense

Inducement expense totaled $0.3 million during the year ended December 31, 2019 and reflected the fair market value of Series C Warrants issued in connection with the conversion of $5.6 million of notes payable to Series C preferred shares. The preferred warrants are exercisable into Series C preferred shares. There was no comparable expense during the year ended December 31, 2018.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities totaled $0.1 million during the year ended December 31, 2019 and reflected the impact of the marking-to-market of the outstanding common and preferred warrants underlying the warrant liabilities. There was no comparable expense during the year ended December 31, 2018. For a description of the methodology used by Lightning Systems to determine the market value of the common and preferred stock, please see Fair Value significant accounting policy contained within this Management Discussion and Analysis or Note 2 to the Financial Statements of the years ended December 31, 2019 and 2018 contained elsewhere in this proxy statement / prospectus.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operational performance. We use the following non-GAAP financial information among other operational metrics to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation, inducement expense, change in fair value of warrant liabilities and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Lightning Systems’ financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, and 2018:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(dollar amounts in thousands)
Net loss	$(24,272)	$(6,431)	$(9,690)	$(6,569)
Adjustments
Interest expense, net	1,242	420	575	140
Depreciation and amortization	263	164	232	204

EBITDA	(22,767)	(5,847)	(8,883)	(6,225)
Adjustments
Stock-based compensation	260	129	172	350
Inducement expense	—	—	309	—
Change in fair value of warrant liabilities	14,363	(119)	(119)	—

Adjusted EBITDA	$(8,144)	$(5,837)	$(8,521)	$(5,875)

Liquidity and Capital Resources

Since inception, Lightning Systems has financed its operations primarily from debt financing and the sales of common and convertible preferred shares. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents in the amount of $4.9 million.

The following table provides a summary of cash flow data (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(dollar amounts in thousands)
Net cash used in operating activities	$(11,499)	$(9,668)	$(13,226)	$(6,756)
Net cash used in investing activities	(1,301)	(254)	(651)	(51)
Net cash from financing activities	16,404	1,972	6,362	14,885
Effect of foreign exchange rate	—	—	—	(30)

Net (decrease) increase in cash	$3,604	$(7,950)	$(7,515)	$8,048

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2020 and 2019 was $11.5 million and $9.7 million, respectively, and for the years ended December 31, 2019 and 2018 was $13.2 million and $6.8 million, respectively. Cash flows from operating activities are significantly affected by the revenue levels, mix of products and services, and investments in the business in research and development and selling, general, and administrative costs in order to develop products and services, improve manufacturing capacity and efficiency, and support revenue growth. With respect to both the nine months ended September 30, 2020 and the year ended December 31, 2019, significant increases in net cash used in operating activities, in comparison to the corresponding prior period, were driven by increases in cost of revenues and research and development expenses, as described in more detail above.

Cash Flows Used In Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2020 and 2019 was $1.3 million and $0.3 million, respectively, and for the years ended December 31, 2019 and 2018 totaled $0.7 million and $0.05 million, respectively. Cash flows from investing activities relate to capital expenditures to support revenue growth as we invest in and expand our business and infrastructure.

Cash Flows from Financing Activities

Net cash from financing activities for the nine months ended September 30, 2020 and 2019 was $16.4 million and $2.0 million respectively, and for the years ended December 31, 2019 and 2018 was $6.4 million and $14.9 million, respectively.

Lightning Systems has primarily financed its activities through a combination of debt and the issuance of Series C preferred convertible stock; net of the repayment of a certain note payable. In connection with these transactions, Lightning Systems issued common and preferred warrants. For a detail discussion of these activities, see the Notes to the financial statements for the Nine months ended September 30, 2020 and 2019 and Years ended December 31, 2019 and 2018 contained elsewhere in this proxy / prospectus.

A summary of Lightning Systems’ financing transactions for the periods presented are summarized below:

	Nine Months Ended September 30,		Years Ended December 31,
	(dollar amounts in thousands)
	2020	2019	2019	2018
Notes payable activities
Proceeds from notes payable and Series C redeemable convertible preferred stock warrants	$1,000	$—	$7,000	$—
Proceeds from 2020 convertible notes payable	3,000	—	—	—
Proceeds from short term convertible notes payable	9,379	—	—	—
Proceeds from notes payable and Series C redeemable convertible preferred stock warrants	—	—	—	5,950
Payment on notes payable	—	—	(2,000)	(1,210)
Redeemable convertible preferred stock activities
Proceeds from issuance of Series B redeemable convertible preferred stock	—	—	—	1,179
Proceeds from issuance of Series C redeemable __convertible preferred stock and preferred stock warrants	3,225	2,000	1,400	9,000
Capital lease activities
Payments on operating lease obligations	(194)	—	—	—
Payments on finance lease obligations	(50)	(28)	(38)	(34)
Equity activities
Proceeds from exercise of stock options	44	—	—	—

Cash flows from financing activities	$16,604	$1,972	$6,362	$14,885

Based on approximately $202.0 million in the Trust Account as of December 10, 2020, and taking into account the anticipated gross proceeds of approximately $25.0 million from the PIPE Investment and approximately $100.0 million from the Convertible Note Investment, approximately 15,050,454 shares of Common Stock may be redeemed and still enable the Company to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement and the Convertible Note Subscription Agreements. We refer to this as the “maximum redemption scenario” and the scenario where no additional shares of Common Stock are redeemed as the “no additional redemption scenario”. On a pro forma basis as of September 30, 2020, the maximum redemption scenario would result in approximately $137 million of cash and cash equivalents and working capital of approximately $145.2 million (consisting of $148.8 million in current assets and $3.6 million in current liabilities) and the no additional redemption scenario would result in approximately $289 million of cash and cash equivalents and working capital of approximately $297.2 million (consisting of $300.8 million in current assets and $3.6 million in current liabilities). See “Unaudited Pro Forma Condensed Combined Financial Information.” We expect that following the Closing, we will have sufficient capital to fund our planned operations for the next 12 to 18 months under either the maximum redemption scenario or the no additional redemption scenario.

The design, manufacture, sale and servicing of Lightning Systems’ ZEVs and electric powertrains is capital-intensive. In the near term following the Closing, Lightning Systems’ capital will be deployed for the projected operating expenses to execute on Lightning Systems’ business plan, to provide necessary working capital for accounts receivable and inventory, to finance Lightning Systems’ anticipated capital expenditures to expand the manufacturing capacity to meet revenue forecasts and to fund Lightning Systems’ EV-as-a-Service and Energy-

as-a-Service initiatives. Beyond 12 to 18 months, Lightning Systems will need to raise additional capital to scale its manufacturing. In addition, Lightning Systems may raise capital earlier on an opportunistic basis. These additional funds may be raised through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. Additional capital will be necessary in the future to fund ongoing operations, continue research, development and design efforts and improve infrastructure.

Contractual Obligations and Commitments

The following table summarizes our long-term contractual obligations associated with Lightning Systems’ notes payable and operating and financing leases as of December 31, 2019, and the years in which these obligations are due:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollar amounts in thousands)
Contractual obligations:
Notes payable
Term note and revolving working capital facility	$5,000	$2,000	$—	$—	$3,000
Unsecured facility agreement	1,500	1,500	—	—	—
Leases
Operating leases	5,657	473	2,302	2,882	—
Capital leases	143	71	72	—	—

	$12,300	4,044	$2,374	$2,882	$3,000

Backlog

Backlog is comprised of signed agreements and purchase orders from customers. Although Lightning Systems believes the amounts included in backlog are firm, orders may be delayed by customers without penalty, and Lightning Systems may elect to permit cancellation of orders without penalty where management believes it is in Lightning Systems’ best interest to do so. Accordingly, revenue estimates and the amount and timing of work we expected to be performed at the time the estimate of backlog is developed is subject to change. It is possible that the methodology for determining bookings and backlog may not be comparable to methods used by other companies.

Backlog may not be indicative of future sales and can vary significantly from period to period.

A summary of Lightning Systems’ backlog as of each of the reporting periods is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
Backlog
Units	941	140	276	24
Dollars (weighted value)	$124,912	$15,027	$27,081	$4,656

Off-Balance Sheet Arrangements

Lightning Systems has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange

Commission (“SEC”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

•

Redeemable convertible preferred stock - Due to the contingently redeemable nature of the preferred stock, Lightning Systems classifies the preferred stock as temporary equity in the mezzanine section of the balance sheet. In addition, Lightning Systems does not currently believe that the related contingent events and the redemption of the preferred stock is probable to occur. Therefore, Lightning Systems is not currently accreting the preferred stock to redemption value and will only do so if the preferred stock becomes probable of redemption in the future.

•

Fair Value - U.S. GAAP for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). Lightning Systems’ financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy and the related inputs are as follows:

○	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that Lightning Systems can access at the measurement date.

○

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

○	Level 3: Significant unobservable inputs that reflect Lightning Systems’ own assumptions about the assumptions that market participants would use in pricing an asset or liability.

We categorize fair value measurements within the fair value hierarchy based upon the lowest level of the most significant inputs used to determine fair value.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

○	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

○	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

○	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

Lightning Systems believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Lightning Systems’ financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, and warrant liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. Lightning Systems estimates that the current value of the notes approximates fair value based on prevailing market rates.

The common and preferred stock warrants issued in connection with the issuance of debt, the conversion of debt to preferred stock, and the issuance of preferred stock are recorded at their fair market value as of the date of each transaction. These common and preferred stock warrants are classified as warrant liabilities and are adjusted to their fair market value as of each reporting period.

Lightning Systems estimated the value of Lightning Systems Common Stock, Lightning Systems Series C preferred stock, and Lightning Systems Series C preferred stock warrants; which value was used in the determination of the value of warrants issued in connection with certain debt and preferred stock transactions and when marking to market at the end of each reporting period. Lightning Systems considers such liability-classified warrants in Level 3 due to significant unobservable inputs in its valuation.

The key period end valuation milestones for the company through September 30, 2020 were December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020.

The 2019 valuations are based on Lightning Systems being a private company and a combination of the income and market approach allocated to stockholders using an Option Pricing Model and applying a Discount for Lack of Marketability judgement based on the Finnerty put-option model. The key inputs to the valuation models that were utilized to estimate the fair value of the warrant liabilities included volatility, risk free rate, probability of subsequent funding, and discounts for lack of marketability.

The 2020 valuations are based on Lightning Systems being a private company and determined using a Probability Weighted Expected Return Method (PWERM) and a combination of several income and market approaches to determine the enterprise value of Lightning Systems. The enterprise value is adjusted for the probabilities of various scenarios/liquidity events occurring to create an overall weighted value of common stock as each valuation date. Each liquidity scenario has unique probabilities based on management’s opinion, which is based on various management discussions with potential investors, advisors, and market participants, and unique facts and circumstances as of the valuation dates. The scenarios included early liquidation, a private merger and acquisition (“M&A”) transaction, staying a privately held company, and a SPAC transaction/merger.

Each scenario was based on a different valuation methodology based on the unique risks, opportunities and a likely investor’s or market participant’s perspective. These included (a) Early liquidation: based on an Asset Approach using the existing equity value as of the valuation date; (b) Private M&A: based on a guideline transaction (market) approach using an assembled group of comparable transactions and trailing revenue metric/multiples; (c) Stay private: based on a discounted cash flow (income) approach using Lightning Systems’ non-SPAC forecast and a market-based discount rate; and (d) SPAC transaction: based on a guideline public company (market) approach using an assembled peer group of comparable companies and forward revenue metrics/multiples. Value was allocated to all outstanding securities through the PWERM using capitalization tables unique to each liquidity scenario.

The preliminary valuation was then discounted by applying a Discount for Lack of Marketability (“DOLM”) based on a Finnerty put-option model to determine a non-marketable, minority value of one share of common stock and one Series C preferred share.

At December 31, 2019, the Lightning Systems board of directors determined that the value of Lightning Systems’ common stock was $32.2 million on an equity value basis or $0.05 per share and the Lightning Systems board of directors subsequently did not determine any change to the December 31, 2019 valuation as of March 31, 2020. At June 30, 2020, the Lightning Systems board of directors determined that the value of Lightning Systems’ common stock had decreased to $20.3 million or $0.03 per share. The income and market approaches used to determine Lightning Systems’ valuation at June 30, 2020 were influenced by the negative impacts of the COVID-19 pandemic on the business and the short-term effects of transitioning from electric powertrains to EVs, including a decrease in backlog. At September 30, 2020, the Lightning Systems board of directors determined that the value per share of Lightning Systems’ common stock had increased to $2.06 per share, reflecting a weighted average of the enterprise value assuming several potential liquidity event scenarios. In particular, the September 30, 2020 valuation was impacted by the signing of a letter of intent with the Company on September 23, 2020, as well as increased pipeline and backlog. At that point in time, the Lightning Systems board of directors, viewed the probability of success of the Business Combination transaction at approximately 25%, with all other remaining scenarios estimated at a combined probability of occurring of 75% (15% for a liquidation, 40% for a private merger transaction and 20% for Lightning Systems remaining a privately-held independent company), for purpose of Lightning Systems’ valuation. Based on the per share merger consideration to be paid by the Company pursuant to the Business Combination Agreement, the implied fully diluted share price for Lightning Systems’ common stock immediately prior Closing would be $10.00 per share. The private company valuations of the Lightning Systems board of directors differ from the public company valuation of Lighting Systems by the Company, the PIPE Investors and the Convertible Note Investors principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events at various points in time.

Lightning Systems’ non-financial assets, which primarily consist of property and equipment, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable, these along with other non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

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Beneficial Conversion Features – Lightning Systems follows beneficial conversion feature guidance in ASC 470-20, which applies to convertible stock and convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

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Warrant liabilities – Lightning Systems accounts for common and preferred warrants in accordance with the authoritative guidance which requires that free-standing financial instruments with certain cash settlement features and / or associated with preferred stock, which is classified as temporary equity, to be recorded at their fair value. All outstanding common and preferred warrants are recorded as “Warrant liabilities” based on their fair value on the date of the transaction. See the “Fair value” significant accounting policy for a description of the determination of fair value. Any changes in the fair value of these instruments are reported as “Gain from change in fair value of warrant liabilities”.

Warrants are separated from the host contract and reported at fair value when the warrant is a freestanding financial instrument that may ultimately require the issuer to settle the obligation by transferring assets. Under certain circumstances, most notably in the case of a deemed liquidation, the warrants issued in conjunction with Lightning Systems’ debt and preferred stock transactions may be ultimately required to settle by a transfer of assets, and as a result the warrants are reported as liabilities at fair value each reporting period.

Based on the terms of the common and preferred warrant agreements, Lightning Systems has determined that warrants issued in 2019 and 2018 are liabilities, as such, are included in “Warrant liabilities “ on the Consolidated Balance Sheets and recorded at fair value each reporting period.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by standard setting bodies that are adopted by Lightning Systems as of the specified effective date. Unless otherwise discussed, Lightning Systems believes that the impact of recently issued standards that are not yet effective will not have a material impact on Lightning Systems’ financial position or results of operations under adoption.

Internal Control Over Financial Reporting

In connection with the audit of Lightning Systems’ financial statements for the year ended December 31, 2019, Lightning Systems’ management identified material weaknesses in Lightning Systems’ internal controls. See the section titled “Risk Factors — Lightning Systems and its independent registered public accounting firm have identified material weaknesses in its internal control over financial reporting. If Lightning Systems is unable to remedy these material weaknesses, or if Lightning Systems fails to establish and maintain effective internal controls, Lightning Systems may be unable to produce timely and accurate financial statements, and Lightning Systems may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and New Lightning eMotors’ stock price.”

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of this offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years. Lightning Systems expects this to occur during fiscal 2021 if the Merger is consummated.

Quantitative and Qualitative Disclosures About Market and other Risks

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates.

Interest Rate Risk

Lightning Systems holds cash and cash equivalents for working capital purposes. Lightning Systems’ cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. To date, Lightning Systems has not experienced any credit loss relating to its cash and cash equivalents. As of September 30, 2020, Lightning Systems had a cash balance of $4.9 million, consisting of operating and savings accounts, which are not affected by changes in the general level of U.S. interest rates.

Commodity Price Risk

Lightning Systems is a purchaser of certain commodities, including steel, aluminum, and composites. In addition, Lightning Systems is a purchaser of components and parts containing various commodities, including steel, aluminum, rubber and others which are integrated into Lightning Systems’ end products. Lightning Systems generally buys these commodities and components based upon market prices that are established with the vendor as part of the purchase process. Lightning Systems does not use commodity financial instruments to hedge commodity prices.

Lightning Systems generally attempts to obtain firm pricing from most of its suppliers, consistent with backlog requirements and/or forecasted annual sales. To the extent that commodity prices increase and Lightning Systems does not have firm pricing from its suppliers, or its suppliers are not able to honor such prices, then Lightning Systems may experience margin declines to the extent it is not able to increase selling prices of its products.

Foreign Currency Risk

Lightning Systems does not believe that foreign currency risk and inflation risk currently pose a material threat to its business.

Change in Certifying Accountant

On October 13, 2020, the Lightning Systems Board of Directors engaged Grant Thornton LLP to serve as Lightning Systems’ independent registered public accounting firm. At the same time, Lighting Systems’ Board of Directors dismissed Plante & Moran, PLLC as Lighting Systems’ independent auditors, effective for the audit of the fiscal year ended December 31, 2019. Plante & Moran, PLLC had previously audited Lighting Systems financial statements for the years ended December 31, 2019 and December 31, 2018 in accordance with auditing standards generally accepted in the United States of America. Following its engagement, Grant Thornton LLP reaudited in accordance with the standards of the PCAOB and Lightning Systems reissued its consolidated financial statements as of and for the years ended December 31, 2019 and December 31, 2018, which are included in this proxy statement/prospectus.

Plante & Moran, PLLC did not audit Lightning Systems’ consolidated financial statements for any period subsequent to the year ended December 31, 2019. For the years ended December 31, 2019 and 2018, and the subsequent interim period through October 13, 2020, no report by Plante & Moran, PLLC on Lightning Systems’ consolidated financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about Lightning Systems’ ability to continue as a going concern.

During the two fiscal years ended December 31, 2019, and the subsequent interim period through October 13, 2020, there were (i) no disagreements with Plante & Moran, PLLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante & Moran, PLLC, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for certain material weaknesses in internal control over financial reporting, which primarily relate to a lack of segregation of duties and the lack of technical resources to appropriately apply GAAP to complex equity transactions and except for the substantial doubt about Lightning Systems’ ability to continue as a going concern.

We have provided Plante & Moran, PLLC with a copy of these disclosures and they have furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

During Lightning Systems’ two fiscal years ended December 31, 2019, and through October 13, 2020, neither Lightning Systems nor anyone acting on its behalf consulted with Grant Thornton LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Lightning Systems that Grant Thornton LLP concluded was an important factor considered by Lightning Systems in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of New Lightning eMotors will be managed by or under the direction of the New Lightning eMotors Board. The directors and executive officers of New Lightning eMotors upon consummation of the Business Combination will include the following.

Name	Age	Position
Timothy Reeser	49	Chief Executive Officer and Director
Teresa Covington	57	Chief Financial Officer
William Kelley	64	Chief Technology Officer and Chief Operating Officer
Robert Fenwick-Smith	58	Co-Chairman of the Board of Directors
Dr. Avi Katz	62	Co-Chairman of the Board of Directors
Dr. Raluca Dinu	46	Director
Neil Miotto	74	Director
Thaddeus Senko	64	Director
Meghan Sharp	49	Director
Independent Director		Director
Independent Director		Director

Executive Officers

Timothy Reeser. Mr. Reeser founded Lightning Systems in October 2008. Since October 2012, he has served as Lightning Systems’ Chief Executive Officer. He will continue in this role at New Lightning eMotors and also serve as a member of the New Lightning eMotors Board. Mr. Reeser has served as Managing Partner of Aravaipa Ventures from August 2011 to present. From January 2010 through April 2013, Mr. Reeser served as Chief Executive Officer of OptiEnzi Sensors, Inc., a chemical analytics company. From January 2009 through October 2012, Mr. Reeser served as vice president of CSU Ventures, the clean-energy supercluster of Colorado State University. Mr. Reeser is a senior technology executive, entrepreneur, and venture investor in transportation technology, cleantech and software with over 25 years of experience building international executive management teams and growing companies organically and through mergers and acquisitions. Mr. Reeser received his Bachelors of Science in Mechanical Engineering in 1993 from Colorado State University.

Mr. Reeser is qualified to serve on the New Lightning eMotors Board based on his experience as the Chief Executive Officer of Lightning Systems, going-forward, New Lightning eMotors.

Robert Fenwick-Smith. Mr. Fenwick-Smith serves as Lightning Systems’ Executive Chairman and has served as Lightning Systems’ Chairman of the Board of Directors since 2010. From February 2020 through December 2020, Mr. Fenwick-Smith served as Lightning Systems’ interim Chief Financial Officer. He will continue on the New Lightning eMotors Board as its Co-Chairman of the Board of Directors. Mr. Fenwick-Smith founded Aravaipa Ventures in January 2008 and has served as Senior Managing Director of Aravaipa Ventures since its inception. Mr. Fenwick-Smith has served as the Chairman of the Board of Directors of aWhere Inc., a weather data analytics company, from 2008 to present; Clear Comfort Water, Inc., an industrial water treatment technology company, from 2014 to present; Boulder Industries, Inc., sustainable rubber and plastic solutions company, from 2014 to present; and Silver Bullet Water Treatment, Inc., a water management company from 2011 to present. Prior to founding Aravaipa Ventures, Mr. Fenwick-Smith worked in private equity in Europe for 20 years, during which his primary activity was serving as a founder and Chief Executive Officer of the Romaco Group from 1999 through 2002. Mr. Fenwick-Smith received his Bachelors in Economics from Lausanne University (Switzerland) in 1984 and his MBA from Harvard Business School in 1988.

Mr. Fenwick-Smit is qualified to serve Co-Chairman of the New Lightning eMotors Board based on his experience as Chairman of the Board of Lightning Systems and his investing experience.

William Kelley, Jr. Mr. Kelley has served as Lightning Systems’ Chief Technology Officer and Chief Operating Officer since September 2017. Prior to his work at Lightning Systems, Mr. Kelley was self-employed and the principal of Developmeant IP, a technology development consultancy, since 2012. Mr. Kelley had previously served as the Corporate Vice President for Research & Technology for Borg Warner, Inc., a hybrid and electric vehicle company. Mr. Kelley received his Bachelor of Science in Nuclear Engineering from Lowell Technological Institute (now known as the University of Massachusetts at Lowell), and his Master of Science in Nuclear Engineering degree from Rensselaer Polytechnic Institute. He is a certified Reliability Engineer.

Teresa Covington. Ms. Covington will begin as Lightning Systems’ Senior Vice President and Chief Financial Officer effective January 4, 2021. She previously served as the Senior Vice President and Chief Financial Officer of asTech, a cloud-based technology and diagnostic automotive services platform from October 2019 until the end of 2020. From March 2017 through October 2019, Ms. Covington served as the Senior Vice President and Chief Financial Officer of AeroVironment Inc., a technology leader in unmanned systems for defense and commercial markets. She previously served as AeroVironment’s vice president of finance from July 2015 to March 2017 and as interim chief financial officer from February 2015 to July 2015. Prior to joining AeroVironment, from August 2000 to May 2011, Ms. Covington served as senior vice president and chief financial officer of Line 6, Inc., a global designer and manufacturer of musical instruments that is now part of Yamaha. Ms. Covington earned an M.B.A. from Stanford University Graduate School of Business, an M.S. in electrical engineering from the University of Southern California and a B.S. in electrical engineering from the University of Illinois at Urbana-Champaign.

Non-Employee Directors

Dr. Avi S. Katz. Upon consummation of the Business Combination, Dr. Katz will serve as the Co-Chairman of the Board of Directors of New Lightning eMotors. Dr. Katz has served as GigCapita3’s Executive Chairman of our Board of Directors, Chief Executive Officer, President and Secretary since February 2020. Dr. Katz has spent approximately 33 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GIG1, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the technology industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth of one share of GIG1 common stock, generating aggregate proceeds of $143,750,000, and, at that time, was listed on the NYSE under the symbol “GIG.” On February 22, 2019, after intensive screening of more than 400 companies worldwide, GIG1 entered into a stock purchase agreement to acquire Kaleyra at a transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. Kaleyra is a global company specialized in providing mobile messaging services for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” at that time. Dr. Katz has served as the Executive Chairman and Secretary of Kaleyra, Inc. since the consummation of the transaction in November 2019. Prior to that time, in addition to being the Executive Chairman and Secretary, he was also the Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GIG2. GIG2 completed its initial public offering in Junes 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth of one share of GIG2 common stock, generating aggregate proceeds of $172,500,000. GIG2 is listed on the NYSE under the symbol “GIX.” GIG2 is engaged in intensive efforts of searching and screening companies worldwide, and has not yet completed its initial business combination. Dr. Katz serves as the Executive Chairman and Secretary of GIG2. Dr. Katz is also the sole managing member of GigFounders, LLC and a managing member of GigManagement, LLC. He is also the co-founder of Cognizer, a software company specializing in deep-learning powered natural language artificial intelligence, and was the

Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GIG1 and GIG2, Dr. Katz dedicated 10 years to bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigPeak. From its inception in 2007, which occurred through the acquisition of assets valued at less than $1 million, until its sale in April 2017 to IDT for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110 million in 2005. Dr. Katz has held several leadership positions over the span of his career within the technology industry since serving as Member of Technical Staff at AT&T Bell Laboratories in the 1980s, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, one of our directors.

Dr. Katz is qualified to serve as Co-Chairman of the New Lightning eMotors Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Dr. Raluca Dinu. Upon the consummation of the Business Combination, Dr. Dinu will serve as a member of the New Lightning eMotors Board. Dr. Dinu has been a member of the Board of Directors of GigCapital3 since February 2020. She has served as the Chief Executive Officer of GIG2 since August 2019 and as a member of its board of directors since March 2019. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera Corporation (“Lumera”) (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. Dr. Dinu is married to Dr. Katz, our Executive Chairman of our Board of Directors, Chief Executive Officer, President and Secretary.

Dr. Dinu is qualified to serve on the New Lightning eMotors Board based on her business experience as a board member of a publicly-listed company and her investing experience.

Neil Miotto. Upon the consummation of the Business Combination, Mr. Miotto will serve as a member of the New Lightning eMotors Board. Mr. Miotto has been a member of the Board of Directors of GigCaptial3 since February 2020. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP (“KPMG”), where he was a partner for 27 years until his retirement in September 2006. Since his retirement from KPMG, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and has served on public company boards. He is deemed to be a “audit committee financial expert” under SEC rules. While at KPMG, Mr. Miotto focused on serving large public companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG. Mr. Miotto became a member of the board of directors of

GIG1 in October 2017 and has continued in that role after that company became Kaleyra, Inc. Mr. Miotto has also served on the board of directors of GIG2 since March 2019. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. He also previously served on the board of directors of Cognizer from March 2019 to August 2020. He is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Business Administration degree from Baruch College of The City University of New York.

Mr. Miotto is qualified to serve on the New Lightning eMotors Board based on his business experience as a board member of a publicly-listed company and his experience as an audit committee financial expert.

Thaddeus Senko. Upon the consummation of the Business Combination, Mr. Senko will serve as a member of the New Lightning eMotors Board. Since 2018, Mr. Senko has served as a member of Autoliv Inc.’s (NYSE:ALV), a supplier of automotive safety systems, board of directors, serving as chairman of the audit committee, as well as on the risk and compliance, nominating and governance committee. From 1978 to 2017, Mr. Senko served as a partner at KPMG LLP, providing enterprise risk management, compliance, and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years, Global Engagement Partner and Client Services Partner for seven years and Global Leader of the ESG practice for two years. Mr. Senko’s overall career at KPMG spanned 39 years. Previously, Mr. Senko served on the Board of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. He is deemed to be an “audit committee financial expert” under SEC rules. Mr. Senko received a bachelor’s degree in business administration from Duquesne University.

Mr. Senko is qualified to serve on the New Lightning eMotors Board based on his experience as a director to private and public companies and his experience in the automotive industry.

Meghan Sharp. Upon the consummation of the Business Combination, Ms. Sharp will serve as a member of the New Lightning eMotors Board. Since 2020, Ms. Sharp has served as the Global Head of BP Ventures, Inc. (“BP Ventures”), an affiliate of BP Technology Ventures, Inc., which is a venture capital firm that primarily invests in private and high-growth technology companies in the upstream, downstream and alternative energy. At BP Ventures, Ms. Sharp also serves as the Vice President of “innovation & engineering” teams, leading BP Ventures’s initiatives in orienting businesses towards reducing carbon emissions to zero. From October 2019 to 2020, Ms. Sharp served as the Chief Operating Officer for Beyond Limits, an Artificial Intelligence (AI) and cognitive computing company that engineers advanced cognitive AI solutions for companies in industries such as energy, healthcare, finance and logistics. From August 2010 to October 2019, Ms. Sharp served as the Managing Director of BP Ventures’s Americas division. Ms. Sharp holds a Ph.D. in Microbial Genetics from the University of California, San Francisco, has held postdoctoral positions in plant genetics at the University of Chicago and the Carnegie Institution of Washington at Stanford University, and an MBA with a focus on venture capital from Columbia University.

Ms. Sharp is qualified to serve on the New Lightning eMotors Board based on her experience in the clean energy industry.

Classified Board of Directors

In accordance with our certificate of incorporation, our Board is not classified as all directors are elected to one-year terms on an annual basis.

As discussed above, in connection with the Business Combination, the New Lightning eMotors Board will be reconstituted and initially be comprised of nine members who will be voted upon by the stockholders at the

Special Meeting. Our Board believes it is in the best interests of the Company for the New Lightning eMotors Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. If Proposal No. 3 is approved at the Special Meeting, each Class I director, consisting of Thaddeus Senko, Neil Miotto and                 , will have a term that expires at the post-combination company’s annual meeting of stockholders in 2021, each Class II director, consisting of Timothy Reeser, Dr. Raluca Dinu and                 , will have a term that expires at the post-combination company’s annual meeting of stockholders in 2022 and each Class III director, consisting of Robert Fenwick-Smith, Dr. Avi Katz and Meghan Sharp, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our Board currently consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the New Lightning eMotors Board as they deem appropriate and as the New Lightning eMotors Board may request. The composition, duties and responsibilities of these committees are set forth below. The New Lightning eMotors Board may also convene additional committees as necessary and in accordance with the organizational documents of the post-combination company.

Audit Committee

The audit committee is responsible for, among other matters:

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assisting the New Lightning eMotors Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

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reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

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reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•	reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Upon consummation of the Business Combination, we anticipate our audit committee will consist of Messrs. Senko, Miotto and                 , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. We anticipate that Mr. Senko will serve as chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Messrs. Senko and Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the audit committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the New Lightning eMotors Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•	reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’

performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•

reviewing and discussing with the New Lightning eMotors Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the New Lightning eMotors Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the New Lightning eMotors Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the New Lightning eMotors Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Upon consummation of the Business Combination, we anticipate our compensation committee will consist of Messrs.                 ,                  and                 , each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to compensation committee membership. We anticipate that                  will serve as chairman of the compensation committee. Our Board has adopted a written charter for the compensation committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Nominating and Governance Committee

The compensation committee is responsible for, among other matters:

•	developing and recommending to the New Lightning eMotors Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the New Lightning eMotors Board and election by the stockholders at the next annual meeting.

The nominating and governance committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Upon consummation of the Business Combination, we anticipate our nominating and governance committee will consist of Messrs.                 ,                  and                 , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. We anticipate that                  will serve as chairman of the nominating and governance committee. Our Board has adopted a written charter for the nominating and governance committee, which will be available on our corporate website at                  upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Code of Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Communications with the Board of Directors

Following the completion of the Business Combination, interested parties wishing to communicate with the New Lightning eMotors Board or with an individual member or members of the New Lightning eMotors Board may do so by writing to the New Lightning eMotors Board or to the particular member or members of the New Lightning eMotors Board, and mailing the correspondence to Lightning eMotors, Inc., c/o                 . Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of our Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the Company’s named executive officers and directors following the completion of the Business Combination.

Summary Compensation Table

The table below sets forth the annual compensation levels of the principal executive officer who will serve as Chief Executive of New Lightning eMotors and the individuals who are expected to be the next two most highly compensated officers. The compensation totals and individual amounts reflect the compensation of such officers by Lightning Systems as of the date of this proxy statement/prospectus, which amounts are expected to continue following consummation of the Business Combination for Messrs. T. Reeser and Kelley. Ms. Covington is beginning as Lightning Systems’ Chief Financial Officer on January 4, 2021, and her base salary will be $350,000. In fiscal year 2021, the totals and amounts for any of these three executive officers may change based, on among other things, changes to the terms of the employment of such persons.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Options ($)(1)	Non-equity Incentive Plan compensation ($)	All other compensation ($) (2)	Total ($)
Tim Reeser	2019	$199,160	—	$40,000	—	$7,966	$247,126
Founder and Chief Executive Officer	2018	161,341	—	—	—	6,454	167,795
Teresa Covington	2019	—	—	—	—	—	—
Chief Financial Officer	2018	—	—	—	—	—	—
Bill Kelley	2019	195,854	—	22,500	—	7,709	226,063
Chief Technology Officer and Chief Operating Officer	2018	174,854	—	—	—	6,994	181,848

(1)

The amounts in this column represent the aggregate grant-date fair value of stock options granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 12- Stock Options and Stock Based Compensation to Lightning Systems’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by Lightning Systems in determining the grant-date fair value of Lightning Systems’ stock options. On December 31, 2019, in connection with Lightning Systems’ conversion from a limited liability company into a C-corporation, Lightning Systems converted all of its outstanding profits interest into stock options, on a one-to-one basis with each stock option bearing the right to purchase one share of common stock at an exercise price of $0.05.

(2)	Amounts in this column for 2019 consist of matching contributions under Lightning Systems’ 401(k) plan.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing of the Business Combination, New Lightning eMotors intends to develop an executive compensation program that is consistent with Lightning Systems’ existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the compensation committee of the New Lightning eMotors Board, which will be established at the Closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

The Company anticipates that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Company anticipates that the compensation committee of the New Lightning eMotors Board will seek to implement the compensation policies and philosophies by linking a significant portion of the post-combination company’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

The Company anticipates that compensation for New Lightning eMotors’ executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

It is expected that New Lightning eMotors will enter into new employment agreements with the named executive officers identified under the subsection above entitled “Post-Combination Company Executive Compensation,” subject to the terms of any existing employment agreements or severance agreements with Lightning Systems, and that these employment agreements will be reviewed annually by the compensation committee of the New Lightning eMotors Board to the extent recommended upon advice and counsel of its advisors.

Annual Bonuses

New Lightning eMotors intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. New Lightning eMotors expects that, near the beginning of each year, the compensation committee of the New Lightning eMotors Board will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2021, it is expected that New Lightning eMotors will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

Equity-Based Awards

If the Incentive Plan Proposal is approved, New Lightning eMotors intends to use equity-based awards to reward long-term performance of the named executive officers. New Lightning eMotors believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combination—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combination”, including the recommendations of management relating thereto. See “Proposal No. 5 - Approval of the Incentive Plan.”

Other Compensation

New Lightning eMotors expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and a 401(k) plan, in which the named executive officers will be eligible to participate. New Lightning eMotors also expects to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m). The Company expects the policy of New Lightning eMotors will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee of the New Lightning eMotors Board may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of New Lightning eMotors and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and New Lightning eMotors may do so.

Director Compensation Following this Business Combination

Following the completion of the Business Combination, New Lightning eMotors’ compensation committee will make recommendations to the New Lightning eMotors Board of the compensation to be paid to the members of the New Lightning eMotors Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of New Lightning eMotors’ securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Second Amended and Restated Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus. We urge you to read our Second Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of New Lightning eMotors’ securities following the Business Combination.

General

The proposed Second Amended and Restated Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable (i) both (a) in connection with the Business Combination pursuant to the Business Combination Agreement and (b) the PIPE Investment, (ii) upon conversion of the Convertible Notes and (iii) upon exercise of the Convertible Note Warrants, will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were                  shares of Common Stock outstanding, held of record by approximately          holders of common stock, no shares of preferred stock outstanding and 15,670,104 warrants outstanding held of record by approximately          holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the proposed Second Amended and Restated Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Our Board is currently elected each year at our annual meeting of stockholders. If our stockholders approve the Second Amended and Restated Certificate of Incorporation at the Special Meeting, our Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable by us) upon the completion of the Business Combination, subject to the limitations described in this proxy statement/prospectus.

Our stockholders have no conversion, preemptive or other subscription rights. Public stockholders who sell or convert their stock into their share of the Trust Account still have the right to exercise the warrants that they may hold.

Preferred Stock

There are no shares of preferred stock outstanding. Our proposed Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. No shares of preferred stock are being issued or registered in connection with the Business Combination. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement for the Company’s IPO prohibits the Company, prior to the Business Combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on the Business Combination. The Company is permitted under the terms of our current amended and restated certificate of incorporation to issue some or all of the preferred stock to effect the Business Combination, however, the Business Combination Agreement does not contemplate any such issuance of preferred stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Warrants

There are 15,670,104 warrants outstanding, of which 14,999,996 are public warrants and 670,108 are private placement warrants. Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after the completion of the Business Combination. Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the IPO, or earlier upon redemption.

No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The private placement warrants are identical to the public warrants except that such private placement warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their affiliates.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a Business Combination, (d) as a result of the repurchase of shares of Company Stock if the Business Combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by Company stockholders as provided for in the proposed Second Amended and Restated Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by us if the Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under the Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Dividends

The Company has not paid any cash dividends on our Common Stock to date and does not intend to pay cash dividends prior to the completion of our Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Business Combination. The payment of any cash dividends subsequent to our Business Combination will be within the discretion of our New Lightning eMotors Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Election of Directors

The New Lightning eMotors Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and Warrant Agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Our current amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to the Company until the completion of the Company’s initial business combination, which would be the Business Combination if consummated. Prior to the consummation of the initial business combination, these provisions cannot be amended without the approval of the holders of at least 65% of the Common Stock then outstanding. The approval of the Charter Amendment Proposals only require the approval by the holders of a majority of the Common Stock as this amendment would occur concurrent with the completion of the initial business combination. Our Initial Stockholders, who collectively beneficially own 22.8% of the issued and outstanding Common Stock, will participate in any vote to amend our current amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our current amended and restated certificate of Incorporation provides, among other things, that:

•

our public stockholders have the opportunity to redeem, if such holders elect to do so, all or a portion of their public shares upon the completion of our initial business combination, which would be the Business Combination if consummated, at a per-share price which is payable in cash and, in the event the public shares are redeemed are in connection with a stockholder vote on the proposed initial business combination, such as the Business Combination, is equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial Business Combination, including interest not previously released to the Company to pay its taxes, by (b) the total number of then outstanding public shares.

•

unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to our current amended and restated certificate of incorporation and subject to lawfully available funds therefor, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination, which would be the Business Combination if consummated. Our current amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about such initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, it will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

•

if the Company seeks stockholder approval, we will complete our initial business combination, which would be the Business Combination if consummated, only if a majority of the shares of Common Stock voting at a stockholder meeting are voted in favor of the business combination. However, the participation of our Founders, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination.

•

if the Company seeks stockholder approval of our initial business combination and it does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our current amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Company’s IPO. However, the Company would not be restricting our stockholders’ ability to vote all of their shares for or against the Business Combination.

If our stockholders approve the Charter Proposals, our proposed Second Amended and Restated Certificate of Incorporation will provide that the New Lightning eMotors Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the New Lightning eMotors Board will be classified, directors may be removed only with cause by a majority of our outstanding shares.

In addition, the proposed Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

The proposed Second Amended and Restated Certificate of Incorporation provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or the New Lightning eMotors Board pursuant to a resolution adopted by a majority of the New Lightning eMotors Board. Stockholders of New Lightning eMotors will not be eligible and will have no right to call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our proposed Amended and Restated Bylaws, attached as Annex C, provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Second Amended and Restated Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our proposed Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

The Company has                  shares of Common Stock outstanding as of the date hereof. Of these shares, 20,000,000 public shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the remaining 5,893,479 outstanding shares (including all 893,479 private placement units and their component shares of Common Stock) are, and any shares of Common Stock issued to the PIPE Investor or upon either conversion of the Convertible Notes or exercise of the Convertible Note Warrants will be, restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares and private placement shares and private placement warrants and the Sellers will be able to sell the Common Stock received as consideration in the Business Combination, as applicable, pursuant to Rule 144 without registration one year after the Company has completed the Business Combination.

Registration Rights Agreement

On May 13, 2020, the Company entered into a Registration Rights Agreement with the Sponsor, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

PIPE Subscription Agreement

Under the terms of the PIPE Subscription Agreement, the Company agreed to file the PIPE Resale Registration Statement registering for resale under the Securities Act all of the PIPE Shares acquired by the Subscribers by the PIPE Resale Registration Filing Deadline, and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the PIPE Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the PIPE Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule , (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the Closing.

Notwithstanding anything to the contrary in the PIPE Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the PIPE Resale Registration Statement, and from time to time to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New Lightning eMotors Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the PIPE Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Resale Registration Statement would be expected, in the reasonable determination of the New Lightning eMotors Board, upon the advice of legal counsel, to cause the PIPE Resale Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that the Company may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period.

Convertible Note Subscription Agreements

The Company shall be obligated to register the shares issuable upon conversion of the Convertible Notes and the exercise of the Convertible Note Warrants, as well as the resale of the Convertible Note Warrants. The Company agreed that, by the Convertible Note Resale Registration Filing Deadline, the Company will file with the SEC the Convertible Note Resale Registration Statement registering the resale of the (I) shares of Common Stock issuable upon (x) conversion of the Convertible Notes and (y) exercise of the Convertible Note Warrants and (II) the Convertible Note Warrants, and the Company shall use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the Closing.

Notwithstanding anything to the contrary in this Convertible Note Subscription Agreements, the Company shall be entitled to delay or postpone the effectiveness of the Convertible Note Resale Registration Statement, and from time to time to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New Lightning eMotors Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Convertible Note Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of the New Lightning eMotors Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

Amended and Restated Warrant Agreement

Pursuant to the terms of the Amended and Restated Warrant Agreement to be entered into by the Company, and consistent with what is provided for in the Warrant Agreement with regard to the public warrants, the Company will agree that as soon as practicable, but in no event later than fifteen business days after the Closing, it shall use its best efforts to file with the SEC the Warrant Shares Registration Statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such Warrant Shares Registration Statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. If any such Warrant Shares Registration Statement has not been declared effective by the 90th day following the Closing of the Business Combination, holders of the warrants shall have the right, during the period beginning on the 91st day after the Closing of the Business Combination and ending upon such Warrant Shares Registration Statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price and the Fair Market Value (as defined below) by (y) the Fair Market Value. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a public warrant or a Convertible Note Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the warrants on a cashless basis is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.

Section 203 of the DGCL

New Lightning eMotors will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the New Lightning eMotors Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the New Lightning eMotors Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing of Securities

The Company intends to apply to continue the listing of our Common Stock and warrants on NYSE under the symbols “ZEV” and “ZEV.WS” respectively, upon the Closing. Our units, which currently are traded on NYSE under the symbol “GIK.U” will cease to be traded upon Closing and, instead, such units will be separated into the public shares and public warrants, which will trade as independent securities as described above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our Common Stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our Common Stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no additional public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our current officers and directors;

•	each person who will become a named officer or director of New Lightning eMotors; and

•	all officers and directors of the Company, as a group, and of New Lightning eMotors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock pre-Business Combination is based on 25,893,479 shares of Common Stock (including Initial Stockholder Shares) issued and outstanding as of February 2, 2021.

The expected beneficial ownership of shares of Common Stock post-Business Combination assuming none of the public shares are redeemed has been determined based upon the following: (i) that no public stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Common Stock (pre- or post-Business Combination), (iii) that 2,500,000 shares of Common Stock are issued to the PIPE Investor, (iv) that 53,922,000 shares of Common Stock are issued to the former Lightning Systems equity holders, (v) no issuance of any Stockholder Earnout Shares, (vi) cashless exercise of the pre-Merger Lightning Systems warrants prior to the consummation of the business combination, (vii) conversion of the pre-Merger Lightning Systems convertible notes prior to the consummation of the business combination, (viii) no exercise of the warrants, (ix) no conversion of the Convertible Notes, and (x) there will be an aggregate of 82,315,479 shares of New Lightning eMotors Common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of Common Stock post-Business Combination assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of 15,050,454 public shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Common Stock (pre- or post-Business Combination), (iii) that 2,500,000 shares of Common Stock are issued to the PIPE Investor, (iv) that 53,922,000 shares of Common Stock are issued to the former Lightning Systems equity holders, (v) no issuance of any Stockholder Earnout Shares, (vi) cashless exercise of the pre-Merger Lightning Systems warrants prior to the consummation of the business combination, (vii) conversion of the pre-Merger Lightning Systems convertible notes prior to the consummation of the business combination, (viii) no exercise of the warrants, (ix) no conversion of the Convertible Notes, and (x) there will be an aggregate of 67,265,975 shares of New Lightning eMotors Common stock issued and outstanding at Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or warrants beneficially owned by them.

				After the Business Combination
	Before the Business Combination			Assuming No Additional Redemption			Assuming Maximum Redemption
	Number of Shares		Approximate %(2)	Number of Shares		Approximate %	Number of Shares		Approximate %
Name and Address of Beneficial Owner(1)
Dr. Avi Katz(3)	5,635,000	(4)	21.8%	6,122,500	(5)	7.6%	6,122,500	(5)	9.2%
Dr. Raluca Dinu	—		—	—		*	—		*
John Mikulsky	—		—	—		*	—		*
Peter Wang	5,000		*	5,000		*	5,000		*
Neil Miotto	—		—	—		*	—		*
Andrea Betti-Berutto	5,000		*	5,000		*	5,000		*
Brad Weightman	5,000		*	5,000		*	5,000		*
GigAcquisitions3, LLC(3)	5,635,000	(4)	21.8%	6,122,500	(5)	7.6%	6,122,500	(5)	9.2%
Robert Fenwick-Smith(6)	—		—	4,337,333		5.3%	4,337,333		6.4%
Timothy Reeser(7)	—		—	1,514,219		1.8%	1,514,219		2.3%
Teresa Covington	—		—	—		*	—		*
William Kelley(8)	—		—	548,746		*	548,746		*
Thaddeus Senko	—		—	—		*	—		*
Meghan Sharp	—		—	—		*	—		*
Aravaipa Venture Fund(9)	—		—	3,957,851		4.8%	3,957,851		5.9%
BP Technology Ventures Inc. / BP Lubricants USA Inc.(10)	—		—	23,339,991		28.4%	23,339,991		34.7%
Rosella Holdings Ltd.(11)	—		—	10,553,565		12.8%	10,553,565		15.7%
All directors and officers as a group prior to the business combination (6 individuals)	5,650,000		21.8%	6,137,500		7.6%	6,137,500		9.3%
All directors and officers as a group following the business combination (11 individuals)	5,650,000		21.8%	50,389,205		62.0%	50,389,205		76.1%

*	Less than one percent.
(1)

Unless otherwise indicated, the business address of each of the individuals is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The address for the individuals affiliated with New Lightning eMotors who will become officers or directors of the post-combination company is 319 Foxtail Court Boulder, CO 80305 United States.

(2)	Based on 25,893,479 shares of Common Stock outstanding as of February 2, 2021.
(3)

Represents shares held by our Sponsor. The shares held by our Sponsor are beneficially owned by Dr. Avi S. Katz, our Executive Chairman, Secretary, President, and Chief Executive Officer, and the manager of our Sponsor, who has sole voting and dispositive power over the shares held by our Sponsor.

(4)	Does not include 487,500 shares of Common Stock underlying warrants.
(5)	Includes 487,500 shares of Common Stock underlying warrants.
(6)

Consists of (i) 804,558 shares of New Lightning eMotors Common Stock issued in exchange for outstanding pre-merger Lightning Systems Common Stock, and (ii) 110,617 shares of New Lightning eMotors Common Stock issuable upon the exercise of New Lightning eMotors options issued in exchange of pre-merger Lightning Systems options within 60 days of January 31, 2021. In addition, Mr. Fenwick-Smith is a co-founding partner and member of Aravaipa Venture Fund, LLC and the managing member of Aravaipa Ventures, LLC and may be deemed to beneficially own the shares held by Aravaipa Venture

Fund, LLC. Mr. Fenwick-Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the business office of the reporting person is 319 Foxtail Court Boulder, CO 80305 United States.
(7)

Consists of (i) 483,142 shares of New Lightning eMotors Common Stock issued in exchange for outstanding pre-merger Lightning Systems Common Stock, (ii) 943,497 shares of New Lightning eMotors Common Stock issuable upon the exercise of New Lightning eMotors options issued in exchange of pre-merger Lightning Systems options within 60 days of January 31, 2021, (iii) 44,244 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the automatic conversion of pre-merger Lightning Systems preferred stock, and (iv) 43,336 shares of shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the exercise of pre-merger warrants, assuming cashless exercise.

(8)

Consists of (i) 364,385 shares of New Lightning eMotors Common Stock issued in exchange for outstanding pre-merger Lightning Systems Common Stock, (ii) 184,361 shares of New Lightning eMotors Common Stock issuable upon the exercise of New Lightning eMotors options issued in exchange of pre-merger Lightning Systems options within 60 days of January 31, 2021.

(9)

Consists of (i) 535,694 shares of New Lightning eMotors Common Stock issued in exchange for outstanding pre-merger Lightning Systems Common Stock, (ii) 3,231,337 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the automatic conversion of pre-merger Lightning Systems preferred stock, and (iii) 190,821 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the exercise of pre-merger warrants, assuming cashless exercise each held by Aravaipa Venture Fund, LLC. The managing member of Aravaipa Venture Fund, LLC is Aravaipa Ventures, LLC. Robert Fenwick-Smith is a co-founding partner and member of Aravaipa Venture Fund, LLC and the managing member of Aravaipa Ventures, LLC and may be deemed to beneficially own the shares held by Aravaipa Venture Fund, LLC. Mr. Fenwick-Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the business office of the reporting person is 319 Foxtail Court Boulder, CO 80305 United States.

(10)

Consists of (i) 15,518,202 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the automatic conversion of pre-merger Lightning Systems preferred stock, (ii) 1,034,828 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock upon the automatic conversion of pre-merger Lightning eMotors convertible notes, (iii) 4,286,960 shares of shares of New Lightning eMotors Common Stock issuable upon exercise of pre-merger Lightning Systems warrants, assuming cashless exercise and (iv) 2,500,000 shares of New Lightning eMotors Common Stock purchased in connection with the PIPE Subscription Agreement, each held by BP Technology Ventures, Inc., an investment holding vehicle incorporated in Guernsey. BP Technology Ventures, Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C. The address of the business office of the reporting person is 501 Westlake Park Blvd, Houston, TX 77079.

(11)

Consists of (i) 8,995,102 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the automatic conversion of pre-merger Lightning Systems preferred stock, (ii) 313,584 shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the automatic conversion of pre-merger Lightning eMotors convertible notes and (iii) 1,244,879 shares of shares of New Lightning eMotors Common Stock issued in exchange for Lightning Systems Common Stock received upon the exercise of pre-merger warrants, assuming cashless exercise, each held by Rosella Holdings Limited, an investment holding vehicle incorporated in Guernsey. The shareholders and members of the Board of Directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures. The address of the business office of the reporting person is Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernset, GYI 2JA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Party Transactions

Initial Stockholder Shares

During the period from February 3, 2020 (date of inception) to February 14, 2020, the Sponsor purchased 5,735,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or $0.0044 per share. The Company also issued 5,000 shares of Common Stock, solely in consideration of future services, to two of our directors, Messrs. Wang and Betti-Berutto, and our Chief Financial Officer, Mr. Weightman, pursuant to Insider Shares Grant Agreements dated May 13, 2020 between the Company and each of these individuals, for an aggregate issuance of 15,000 Insider Shares of Common Stock. The Insider Shares are subject to forfeiture if an individual resigns or his services are terminated for cause prior to the completion of the Business Combination. The Initial Stockholder Shares acquired by the Sponsor on February 14, 2020 are identical to the common stock included in the units sold in the IPO except that the Initial Stockholder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor has forfeited 750,000 Initial Stockholder Shares because the over-allotment option was not exercised by the Underwriters. Because the entire over-allotment option was not exercised, the forfeiture did not need to be adjusted.

Private Placement

The Sponsor and the Underwriters purchased from the Company an aggregate of 650,000 and 243,479 private placement units, respectively, at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the closing of the IPO. Each private placement unit consists of one share of the Company’s Common Stock, and three-fourths of a private placement warrant. Each whole private placement warrant will be exercisable for $11.50 per share, and the exercise price of the private placement warrants may be adjusted in certain circumstances.

No fractional shares will be issued upon exercise of the private placement warrants. If, upon exercise of the private placement warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the private placement warrant holder. Each private placement warrant will become exercisable on the later of 30 days after the Closing of the Business Combination or May 18, 2021 and will expire five years after the Closing of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the private placement warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the private placement warrants during the exercise period, there will be no net cash settlement of these private placement warrants and the private placement warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Amended and Restated Warrant Agreement.

Unlike the public warrants included in the units sold in the IPO, if held by the original holder or its permitted transferees, the warrants included in the private placement units are not redeemable by the Company. Thus, once the private placement warrants become exercisable, the Company may redeem the outstanding private placement warrants in whole and not in part at a price of $0.01 per private placement warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the private placement warrants are no longer held by the Sponsor or the Underwriters and/or their permitted transferees and the last sale price of the Company’s shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the private placement warrant holders.

Also, unlike the public warrants included in the units sold in the IPO, if held by the original holder or its permitted transferees, the warrants included in the private placement units, subject to certain limited exceptions, will be subject to transfer restrictions until one year following the Closing of the Business Combination. If the warrants included in the private placement units are held by holders other than the initial holders or their permitted transferees, the warrants included in the private placement units will be redeemable by the Company and exercisable by holders on the same basis as the warrants included in the IPO.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public stockholders.

The Initial Stockholders collectively own approximately 22% of the Company’s issued and outstanding shares after the IPO, the private placement, and forfeiture of 750,000 Initial Stockholder Shares by the Sponsor.

Sponsor Promissory Note

The Company entered into a promissory note agreement with the Sponsor under which $100,000 was loaned to the Company for the payment of expenses related to the IPO. The promissory note was non-interest bearing, unsecured and was repaid in full on May 18, 2020.

Lock-up Agreements

Subject to certain limited exceptions, the Insiders have agreed not to transfer, assign or sell any of their respective Insider Shares him or by his affiliates until the earlier of (A) 12 months after the Closing of the Business Combination or (B) the date on which, subsequent to the Business Combination, (x) the date on which the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”). Also subject to certain limited exceptions, the Company’s Sponsor and Underwriters have agreed not to transfer, assign or sell any of their respective private placement units or Initial Stockholder Shares (including shares or other securities underlying the private placement units) that they may hold until the date that is (i) in the case of the Initial Stockholder Shares acquired by the Sponsor on February 14, 2020, the end of the Lock-up Period, and (ii) in the case of the private placement units and Initial Stockholder Shares or other securities underlying such private placement units, until 30 days after the Closing of the Company’s Business Combination. Notwithstanding the foregoing, during the their respective lock-up periods, the Initial Stockholders may transfer, assign or sell any of the aforenamed securities (1) amongst the Sponsor and its affiliates, to its executive officers or directors, or to any affiliate or family member of any of its executive officers or directors, (2) in the case of an entity, as a distribution to its partners, stockholders or members upon its liquidation, (3) in the case of an individual, (i) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of the laws of descent and distribution upon death of such person, (iii) pursuant to a qualified domestic relations order, (4) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (5) through private sales or transfers made in connection with the consummation of Business Combination at prices no greater than the price at which such securities were originally purchased, (6) in the case of an Underwriter, to such Underwriter’s affiliates or any entity controlled by such Underwriter. or (7) to us for no value for cancellation in connection with the consummation of our initial business combination; provided, that, in each such case (except clause (7)), these permitted transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions agreed to by the original holder in connection with the purchase of the securities being transferred.

Working Capital Loans

In order to meet the Company’s working capital needs, the Sponsor, executive officers and directors, or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. No such working capital loans have been made.

Registration Rights Agreement

On May 13, 2020, the Company entered into a Registration Rights Agreement with the Sponsor, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commence on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the Closing of the Business Combination or the liquidation of the Company.

Strategic Services Agreements

On February 14, 2020, the Company entered into a Strategic Services Agreement with Mr. Weightman, the Company’s Chief Financial Officer. Mr. Weightman initially received $5,000 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided. Commencing with the first month after the consummation of the IPO, the Company has paid Mr. Weightman for services rendered since February 14, 2020 and on a monthly basis thereafter for all services rendered after the consummation of the IPO. In addition, prior to the consummation of IPO, the Company issued 5,000 Insider shares, in consideration of future services to it, to Mr. Weightman.

Administrative Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commenced on May 14, 2020, the date the securities were first listed on the New York Stock Exchange, and will terminate upon the earlier of the Closing of the Business Combination or the liquidation of the Company.

The Company’s Related Party Transactions Following the Business Combination

Agreements with Affiliates of Lightning Systems

Following the Business Combination, certain of the existing agreements described under “Lightning Systems Related Party Transactions” will continue in effect.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Our units began trading on the NYSE under the symbol “GIK.U” on May 14, 2020. On June 29, 2020, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units as of July 2, 2020. On July 2, 2020, our shares of common stock and warrants began trading on the NYSE under the symbols “GIK” and “GIK.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each warrant entitles the holder to purchase one share of Common Stock at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable on the later of 30 days after the completion of our initial business combination or May 18, 2020. Our warrants expire five years after the completion of our initial business combination or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Common Stock and warrant as reported on NYSE for the periods presented.

	Units (GIX.U)		Common Stock (GIX)		Warrants (GIX.WS)
	High	Low	High	Low	High	Low
Year ended December 31, 2020
Quarter ended June 30, 2020	$10.99	$10.40	$10.23	$9.93	$0.70	$0.11
Quarter ended September 30, 2020	$12.11	$10.73	$10.60	$10.06	$1.19	$0.47
Quarter ended December 31, 2020	$15.00	$10.21	$12.12	$10.01	$2.47	$0.33

On December 9, 2020, the trading date immediately prior to the public announcement of the Business Combination, our Common Stock, public warrants and public units closed at $12.55, $2.68 and $14.60, respectively.

Dividend Policy of the Company

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Lightning Systems

Price Range of Lightning Systems Securities

Historical market price information regarding Lightning Systems is not provided because there is no public market for the Lightning Systems Capital Stock. For information about distributions paid by Lightning Systems to the holders of the Lightning Systems Capital Stock, please see the sections entitled “Lightning Systems’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Cash.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of our Common Stock. This discussion is limited to holders that hold our Common Stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the ownership and disposition of our Common Stock, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level.

Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section is addressed to “U.S. holders” of our Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions on Our Common Stock

If we pay cash distributions to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

Dividends we pay to a U.S. holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. holder’s ownership percentage in the Company) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

Upon a sale, taxable exchange or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of our Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares of our Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock so disposed of.

Information Reporting and Backup Withholding

Payments received by a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of our Common Stock. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions on Our Common Stock

In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

This withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). In addition, if we determine that we are likely to be classified as a USRPHC (see “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock ” below), we may withhold up to 15% of any distribution to a Non-U.S. holder to which Section 301 of the Code applies and which is not made out of our earnings and profits.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Foreign Account Tax Compliance Act,” a Non-U.S. holder generally should not be subject to U.S. federal income or withholding tax in respect of any gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•

the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•

we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe we currently are a USRPHC and we do not anticipate becoming one in the near future, although no assurances can be given in this regard.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

ACCOUNTING TREATMENT

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Lightning Systems issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lightning Systems.

LEGAL MATTERS

The legality of shares of Common Stock offered by the proxy statement/prospectus will be passed upon for the Company by DLA Piper LLP (US).

EXPERTS

The financial statements of GigCapital3, Inc. as of September 30, 2020 and for the period from February 3, 2020 (date of inception) to September 30, 2020 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended September 30, 2020 and 2019, included in this prospectus and elsewhere in the registration statement, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of the Sections 7 and 11 of that Act.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of shares of our Common Stock or Lightning Systems Common Stock in connection with the Business Combination.

Pursuant to Section 262 of the DGCL, Lightning Systems stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Lightning Systems Capital Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such Dissenting Shares of Lightning Systems Capital Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. Lightning Systems stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Lightning Systems by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Lightning Systems or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Lightning Systems stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, unless we have received contrary instructions, we are permitted to send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 Attention: Secretary or by telephone at (650) 276-7040, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Tel: (650) 276-7040

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

If you are a stockholder of the Company and would like to request documents, please do so by one week prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Lightning Systems has been supplied by Lightning Systems. Information provided by either the Company or Lightning Systems does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Lightning Systems that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

GigCapital3, Inc.—Financial Statements	F-3

Lightning Systems, Inc.— Financial Statements	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GigCapital3, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GigCapital3, Inc. (a Delaware corporation) (the “Company”) as of September 30, 2020, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 3, 2020 (date of inception) to September 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020, and the results of its operations and its cash flows for the period from February 3, 2020 (date of inception) to September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that GigCapital3, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing and the Company’s cash and working capital as of September 30, 2020 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2020.

San Jose, California

December 31, 2020

GIGCAPITAL3, INC.

Balance Sheet

September 30, 2020
ASSETS
Current Assets
Cash	$1,587,093
Prepaid expenses and other current assets	248,274
Receivable from related party	111

Total current assets	1,835,478
Cash and marketable securities held in Trust Account	202,037,099
Interest receivable on cash and marketable securities held in the Trust Account	1,661
Other non-current assets	72,459

TOTAL ASSETS	$203,946,697

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$119,462
Payable to related parties	9,376
Accrued liabilities	36,126
Other current liabilities	11,566

Total current liabilities	176,530
Deferred underwriting fee payable	8,000,000

Total liabilities	8,176,530

Commitments and contingencies (Note 5)
Common stock subject to possible redemption, 18,888,135 shares, at a redemption value of $10.10 per share	190,770,164

Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 7,005,344 shares issued and outstanding (excluding 18,888,135 shares subject to possible redemption) (1)	701
Additional paid-in capital	5,456,018
Accumulated deficit	(456,716)

Total stockholders’ equity	5,000,003

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY	$203,946,697

(1)	This number excludes the 750,000 Founder Shares (as described in Note 4) that were forfeited because the over-allotment option was not exercised by the Underwriters.

GIGCAPITAL3, INC.

Statement of Operations and Comprehensive Loss

Period from February 3, 2020 (Inception) through September 30, 2020
Revenues	$—
General and administrative expenses	483,910

Loss from operations	(483,910)
Other income
Interest income on cash and marketable securities held in Trust Account	38,760

Loss before provision for income taxes	(445,150)
Provision for income taxes	11,566

Net loss and comprehensive loss	$(456,716)

Net loss attributable to common stockholders	$(476,553)

Weighted-average common shares outstanding, basic and diluted (1)	5,920,089

Net loss per share common share, basic and diluted	$(0.08)

(1)	This number excludes the 750,000 Founder Shares (as described in Note 4) that were forfeited because the over-allotment option was not exercised by the Underwriters.

GIGCAPITAL3, INC.

Statement of Stockholders’ Equity

	Common Stock		Additional
Period from February 3, 2020 (Inception) through September 30, 2020	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
Balance as of February 3, 2020 (Inception)	—	$—	$—	$—	$—
Sale of common stock to Founder at $0.0044 per share	5,735,000	574	24,426	—	25,000
Sale of common stock to Founder in private placement at $10 per share	650,000	65	6,499,935	—	6,500,000
Sale of common stock to Underwriters in private placement at $10 per share	243,479	24	2,434,766	—	2,434,790
Issuance of common stock to Insiders for no consideration	15,000	2	(2)	—	—
Sale of common stock in initial public offering, net of offering costs	20,000,000	2,000	187,265,093	—	187,267,093
Forfeiture of common stock sold to Founder due to over-allotment not being exercised (1)	(750,000)	(75)	75	—	—
Shares subject to redemption	(18,888,135)	(1,889)	(190,768,275)	—	(190,770,164)
Net loss	—	—	—	(456,716)	(456,716)

Balance as of September 30, 2020	7,005,344	$701	$5,456,018	$(456,716)	$5,000,003

(1)	750,000 Founder Shares were forfeited because the over-allotment option was not exercised by the Underwriters (see Note 4).

GIGCAPITAL3, INC.

Statement of Cash Flows

Period from February 3, 2020 (Inception) through September 30, 2020
OPERATING ACTIVITIES
Net loss	$(456,716)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(37,099)
Interest receivable on cash and marketable securities held in Trust Account	(1,661)
Change in operating assets and liabilities:
Prepaid expenses	(248,274)
Receivable from related party	(111)
Other non-current assets	(72,459)
Accounts payable	34,462
Payable to related parties	9,376
Accrued liabilities	36,126
Other current liabilities	11,566

Net cash and cash equivalents used in operating activities	(724,790)

INVESTING ACTIVITIES
Investment of cash in Trust Account	(202,000,000)

Net cash and cash equivalents used in investing activities	(202,000,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founder	25,000
Proceeds from sale of Units, net of underwriting discounts paid	196,000,000
Proceeds from sale of Private Placement Units to Founder	6,500,000
Proceeds from sale of Private Placement Units to Underwriters	2,434,790
Borrowing from a related party	100,000
Repayment of borrowing from a related party	(100,000)
Payment of deferred offering costs	(647,907)

Net cash and cash equivalents provided by financing activities	204,311,883

Net change in cash and cash equivalents during period	1,587,093
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$1,587,093

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$85,000

Deferred underwriting fee payable upon business combination	$8,000,000

Change in value of common stock subject to possible redemption	$3,503,071

GIGCAPITAL3, INC.

Notes to Financial Statements

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital3, Inc. (the “Company”) was incorporated in Delaware on February 3, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from February 3, 2020 (date of inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 3, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.

On May 5, 2020, the registration statement on Form S-1 (the “Registration Statement”), as amended, filed in connection with the Offering was declared effective and amended by the Post-Effective Amendment No. 1 to the Registration Statement, as declared effective by the SEC on May 13, 2020. The Company concurrently entered into an underwriting agreement on May 13, 2020 to conduct the Offering, the closing of which was consummated on May 18, 2020 with the delivery of 20,000,000 units (the “Units”). The Units sold in the Offering consisted of the securities described in Note 3. The Offering generated gross proceeds of $200,000,000.

Simultaneously with the closing of the Offering, the Company consummated the closing of a private placement sale (the “Private Placement”) of 893,479 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit. The Company’s sponsor, GigAcquisitions3, LLC, a Delaware limited liability company (the “Founder”) purchased 650,000 Private Placement Units and Nomura Securities International, Inc., Oppenheimer & Co. Inc. and Odeon Capital Group LLC (collectively, the “Underwriters”) purchased 243,479 Private Placement Units in the aggregate. The Private Placement Units consisted of the securities described in Note 4. The closing of the Private Placement generated gross proceeds of $8,934,790 consisting of $6,500,000 from the sale of the Private Placement Units to the Founder and $2,434,790 from the sale of Private Placement Units to the Underwriters.

Following the closing of the Offering, net proceeds in the amount of $196,000,000 from the sale of the Units and proceeds in the amount of $6,000,000 from the sale of Private Placement Units, for a total of $202,000,000, were placed in a trust account (“Trust Account”), which is described further below.

Transaction costs amounted to $12,785,179, consisting of $4,000,000 of underwriting fees, $8,000,000 of deferred underwriting fees and $785,179 of offering costs. The Company’s remaining cash after payment of the offering costs will be held outside of the Trust Account for working capital purposes. Subsequently to the closing of the Offering, offering costs of $785,179 accrued for at the closing of the Offering were reduced to $732,907. Therefore, total transaction costs amounted to $12,732,907.

The Trust Account

The funds in the Trust Account have been invested only in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business

Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete a Business Combination within 18 months from the closing of the Offering on May 18, 2020; or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial Business Combination within 18 months from the closing of the Offering on May 18, 2020.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business (“Target Business”). As used herein, Target Business must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable on interest earned at the time the Company signs a definitive agreement in connection with the Business Combination). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares to the Company in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by New York Stock Exchange rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock have been recorded at their redemption amount and classified as temporary equity. The amount held in the Trust Account as of September 30, 2020 was $202,037,099, which represents cash and marketable securities of $202,000,000 from the sale of 20,000,000 Units at $10.00 per public share, net of underwriting fees of $4,000,000, the sale of 243,479 Private Placement Units to the Underwriters at $10.00 per Private Placement Unit, the sale of 650,000 Private Placement Units at $10.00 per Private Placement Unit, net of cash reserved for operating needs of the Company, and $37,099 of interest income earned on these holdings.

Additionally, there was $1,661 of interest accrued, but not yet credited to the Trust Account, which was recorded in the balance sheet in interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2020.

The Company will have 18 months from May 18, 2020, the closing date of the Offering, to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founder, the Underwriters, and Messrs. Weightman, Wang and Betti-Berutto (the “Insiders”) have entered into letter agreements with the Company, pursuant to which they have agreed to waive their rights to participate in any redemption with respect to their initial shares; however, if the Founder, the Underwriters, the Insiders or any of the Company’s officers, directors or affiliates acquired shares of common stock after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of September 30, 2020 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method; (ii) the shares issued to the Insiders representing 15,000 shares of common stock underlying restricted stock awards for the periods they were outstanding; and (iii) the 750,000 shares of common stock issued to the Founder that were forfeited due to the over-allotment option not being exercised by the Underwriters. Since the Company was in a net loss position during the periods after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net loss is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

Period from February 3, 2020 (Inception) through September 30, 2020
Net loss	$(456,716)
Less: net income attributable to common stock subject to redemption	(19,837)

Net loss attributable to common stockholders	$(476,553)

Weighted-average common shares outstanding, basic and diluted	5,920,089

Net loss per share common share, basic and diluted	$(0.08)

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash and Marketable Securities Held in Trust Account

As of September 30, 2020, the assets held in the Trust Account consisted of money market funds and cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheets primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs in the amount of $12,732,907 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ equity and recorded in additional paid-in capital as a reduction to the gross proceeds received upon completion of the Offering.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2020, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Stock-based Compensation

Stock-based compensation related to restricted stock awards are based on fair value of common stock on the grant date. The shares underlying the Company’s restricted stock awards are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. OFFERING

On May 18, 2020, the Company completed the closing of the Offering whereby the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value (“Common Stock”), and three-fourths (3/4) of one redeemable warrant (a “Public Warrant”). Each whole Public Warrant is exercisable for one share of Common Stock at a price of $11.50 per full share. As a result, increments of four Public Warrants must be exercised in order to obtain whole shares of Common Stock upon the exercise of the Public Warrants. The exercise price of the Public Warrants may be adjusted in certain circumstances as discussed in Note 6. Under the terms of the warrant agreement (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s Business Combination.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.

As previously reported on a Form S-1/A of the Company, on April 22, 2020, the Company entered into an Amended and Restated Subscription Agreement for Founder Shares, dated April 16, 2020 (the “Subscription Agreement”), by and between the Company and the Founder, pursuant to which the Founder agreed to acquire 5,735,000 shares of the Common Stock, of the Company, including up to 750,000 Founder Shares that Founder agreed to surrender and have cancelled in the event that the Underwriters did not fully exercise the underwriter over-allotment option.

The Underwriters had 45 days from May 13, 2020 to exercise their over-allotment option, which period expired on June 27, 2020. As a result of the Underwriters not exercising their over-allotment option by June 27, 2020, the Founder was obligated, pursuant to the terms of the Subscription Agreement, to surrender and cancel all of the 750,000 Founder Shares held by it that it agreed in the Subscription Agreement to surrender and have cancelled in the event that the Underwriters did not exercise such over-allotment option. Such surrender and cancellation occurred on June 29, 2020 as described in the Company’s Form 8-K filed with the SEC on June 30, 2020.

On June 29, 2020, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on July 2, 2020. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIK.U”. Any underlying shares of Common Stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “GIK,” and “GIK. WS”, respectively.

4. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from February 3, 2020 (date of inception) to February 14, 2020, the Founder purchased 5,735,000 shares of Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.0044 per share. The Company also issued 5,000 shares of Common Stock, solely in consideration of future services, to each of the Insiders pursuant to Insider Shares Grant Agreements dated May 13, 2020 between the Company and each of the Insiders, for an aggregate issuance of 15,000 shares of Common Stock (the “Insider Shares”). The Insider Shares are subject to forfeiture if the individuals resign or the services are terminated for cause prior to the completion of the Business Combination. The Founder Shares are identical to the Common Stock included in the Units being sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Founder has forfeited 750,000 Founder Shares because the over-allotment option was not exercised by the Underwriters. Because the entire over-allotment option was not exercised, the forfeiture did not need to be adjusted. Therefore, the Founder and Insiders collectively own approximately 22% of the Company’s issued and outstanding shares after the Offering, the Private Placement, and forfeiture of 750,000 Founder Shares.

Private Placement

The Founder and the Underwriters purchased from the Company an aggregate of 650,000 and 243,479 Private Placement Units, respectively, at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the closing of the Offering. Each Private Placement Unit consists of one share of the Company’s Common Stock, and three-fourths (3/4) of one warrant (a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable for $11.50 per share, and the exercise price of the Private Placement Warrants may be adjusted in certain circumstances as described in Note 6.

No fractional shares will be issued upon exercise of the Private Placement Warrants. If, upon exercise of the Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Private Placement Warrant holder. Each Private Placement Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Private Placement Warrants during the exercise period, there will be no net cash settlement of these Private Placement Warrants and the Private Placement Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Private Placement Warrants become exercisable, the Company may redeem the outstanding Private Placement Warrants in whole and not in part at a price of $0.01 per Private Placement Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Private Placement Warrant holders.

The Company’s Founder, Insiders and Underwriters have agreed not to transfer, assign or sell any of their respective Founder Shares, shares held by the Insiders, Private Placement Units, shares or other securities underlying such Private Placement Units that they may hold until the date that is (i) in the case of the Founder Shares or shares held by the Insiders, the earlier of (A) 12 months after the date of the consummation of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) the date on which the last sale price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (ii) in the case of the Private Placement Units and shares or other securities underlying such Private Placement Units, until 30 days after the completion of the Company’s Business Combination.

Unlike the Public Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the warrants included in the Offering.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.

Administrative Services Agreement and Other Agreements

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Founder, GigFounders, LLC. Services commenced on May 14, 2020, the date the securities were first listed on the New York Stock Exchange, and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

On May 13, 2020, the Company entered into a Registration Rights Agreement with its Founder, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the Offering price less underwriting discounts and commissions. On June 27, 2020, the over-allotment option expired and the Underwriters did not exercise the option as described in Note 3.

The Company paid an underwriting discount of $0.20 per Unit to the Underwriters at the closing of the Offering. The underwriting discount was paid in cash. In addition, the Company has agreed to pay deferred underwriting commissions of $0.40 per Unit, or $8,000,000 in the aggregate. The deferred underwriting commission will become payable to the Underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services described below. As further described in Note 4, the Underwriters have purchased 243,479 Private Placement Units, of which each Private Placement Unit consists of one share of the Company’s Common Stock, and three-fourths (3/4) of one Private Placement Warrant, for an aggregate purchase price of $2,434,790.

The Underwriters will use their commercially reasonable efforts to provide the Company with the following services: 1) originating and introducing the Company to potential targets for a Business Combination; 2) arranging institutional investor meetings on the Company’s behalf in connection with obtaining financing for the Business Combination; 3) assisting the Company in meeting its securities exchange listing requirements following the closing of the Offering; and 4) providing capital markets advice and liquidity to the Company following the closing of the Offering. If the Company uses its best efforts (and the Underwriters use commercially reasonable efforts) to obtain financing in private placements or privately negotiated transactions, but notwithstanding such efforts, the Company does not have sufficient cash necessary to consummate the Business Combination and pay the deferred underwriting commission, the Company and the Underwriters will cooperate in good faith to come to a mutually-satisfactory solution with respect to the payment of the deferred underwriting commission so as to ensure that the Company’s obligation to pay the deferred underwriting commission shall not impede the closing of the Business Combination.

Related Party Loan

The Company entered into a promissory note agreement with the Founder under which $100,000 was loaned to the Company for the payment of expenses related to the Offering. The promissory note was non-interest bearing, unsecured and was repaid in full on May 18, 2020.

6. STOCKHOLDERS’ EQUITY

Common Stock

The authorized Common Stock of the Company includes up to 100,000,000 shares. Holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock. As of September 30, 2020, there were 7,005,344 shares of Common Stock issued and outstanding and not subject to possible redemption. There were 18,888,135 shares of Common Stock subject to possible redemption issued and outstanding as of September 30, 2020.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of September 30, 2020, there were no shares of preferred stock issued and outstanding.

Warrants (Public Warrants and Private Placement Warrants)

Warrants will be exercisable for $11.50 per share, and the exercise price and number of Warrant shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of Common Stock issuable upon exercise of the Warrants included in the Units and Private Placement Units.

As of September 30, 2020, there were 15,670,104 Warrants outstanding.

Stock-based Compensation

Also included in the outstanding shares of Common Stock are 15,000 shares issued in consideration of future services to the Insiders, who are non-employee consultants. These shares are subject to forfeiture if the individuals resign or are terminated for cause prior to the completion of the Business Combination. If an initial Business Combination occurs and these shares have not been previously forfeited, the fair value of the Common Stock on the date the shares vest will be recognized as stock-based compensation in the Company’s statements of operations and comprehensive income when the completion of the Business Combination becomes probable.

7. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	September 30, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$202,037,099

The marketable securities held in the Trust Account are considered trading securities as they are generally used with the objective of generating profits on short-term differences in price and therefore, the realized and unrealized gain and loss are recorded in the statements of operations and comprehensive loss for the periods presented.

Additionally, there was $1,661 of interest accrued, but not yet credited to the Trust Account, which was recorded in the balance sheet in interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2020.

8. INCOME TAXES

The sources of loss before provision for income taxes are as follows for the period from February 3, 2020 (date of inception) through September 30, 2020:

Period from February 3, 2020 (Date of Inception) through September 30, 2020
Domestic	$445,150
Foreign	—

Total	$445,150

The provision for income taxes was comprised of the following for the period from February 3, 2020 (date of inception) through September 30, 2020:

Period from February 3, 2020 (Date of Inception) through September 30, 2020
Current:
Federal	$8,140
State and local	3,426
Foreign	—

Total Current	11,566

Deferred:
Federal	—
State and local	—
Foreign	—

Total deferred income tax expense	—

Total provision for income taxes	$11,566

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

Period from February 3, 2020 (Date of Inception) through September 30, 2020
Statutory income tax benefit	$(93,224)
State income tax benefit, net of federal	(31,002)
Valuation allowance on startup costs	135,792

Provision for income taxes	$11,566

For the period from February 3, 2020 (date of inception) through September 30, 2020, the effective tax rate differs from the U.S. statutory rate primarily due to the valuation allowance on the start-up costs.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of September 30, 2020 were as follows:

September 30, 2020
Deferred Tax Assets:
Start-up costs	$135,792
Valuation allowance	(135,792)

Net deferred tax assets (liabilities)	$—

As of September 30, 2020, the Company has recorded a valuation allowance of $135,792 to offset deferred tax assets related to its start-up costs. As of September 30, 2020, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of September 30, 2020, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of 2020. No changes to the uncertain tax position balance are anticipated within the next 12 months and are not expected to materially impact the financial statements.

9. SUBSEQUENT EVENTS

Entry into a Material Definitive Agreement

On December 10, 2020, the Company announced that it executed a Business Combination Agreement (the “Business Combination Agreement”), dated as of December 10, 2020, with Project Power Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Lightning Systems, Inc., a Delaware corporation (“Lightning Systems”) (the transactions contemplated by the Business Combination Agreement, the “Business Combination”). The Company filed a Current Report on Form 8-K on December 11, 2020 with the SEC (the “Form 8-K Filing”), which provides a summary of the Business Combination Agreement and the other agreements entered into (and certain agreements to be entered into) in connection with the Business Combination. Such agreements were attached in the exhibits of the Form 8-K Filing. Below outlines the key terms of the Business Combination Agreement and other agreements entered into by the Company.

The Merger

Pursuant to the terms of the Business Combination Agreement, the Company has agreed to pay Lightning Systems equity holders aggregate consideration consisting of up to 53,922,000 shares of Common Stock, including any shares issuable in respect of vested equity awards of Lightning Systems that are exercised prior to the closing of the Business Combination (the “Closing”) or equity awards of Lightning Systems that the Company assumes and which are exercised following the Closing in accordance with the terms of such equity awards. In addition, the Company may issue pursuant to the Business Combination Agreement up to an additional 16,463,096 shares of Common Stock to equity holders of Lightning Systems who have received, or are entitled to receive, any per share merger consideration (such holders, the “Stockholder Earnout Group” and such shares, the “Stockholder Earnout Shares”)

Lightning Systems Stockholder Earnout Shares

Pursuant to the terms of the Business Combination Agreement, holders of Lightning Systems Capital Stock will receive, in the aggregate, up to an additional 16,463,096 shares of Common Stock (the “Stockholder Earnout Shares”) in three equal tranches if, during the period from the Closing through and including the fifth anniversary of the date of the Closing, the dollar volume-weighted average price of Common Stock (as determined in accordance with the Business Combination Agreement) equals or exceeds $12.00, $14.00 and $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable for each of such three tranches, respectively.

Incentive Plan

In connection with the Merger, the Company will adopt, subject to the approval of the stockholders of the Company, an equity incentive award plan for the Company with an initial award pool of the Company’s Common Stock equal to the sum of (i) the amount that is equal to ten percent (10%) of the shares of Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus the aggregate number of shares of Common Stock underlying the exchanged options, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each of January 1, 2022 and each anniversary thereof during the effectiveness of such plan by an amount equal to the lesser of (i) five percent (5%) of the shares of Common Stock issued and outstanding as of 12:01 a.m. (Central Time) on such date and (ii) such lesser amount determined by the board of directors, and which plan shall be effective at and after Closing.

Stockholder Support Agreement

The Company, Lighting Systems and the certain stockholders of Lightning Systems (the “Key Company Stockholders”), concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Lightning Systems Capital Stock in favor of the Business Combination Agreement and the Business Combination, including the Merger.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement on December 10, 2020, the Company, Lightning Systems and GigAcquisitions3, LLC (the “Sponsor”) entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the Special Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its shares of Company Common Stock (A) in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) in favor of each of the proposals and any other matters necessary or reasonably requested by the Company for consummation of the Business Combination, including the Merger.

PIPE Subscription Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into a subscription agreement (the “PIPE Subscription Agreement”), dated as of December 10, 2020, with BP Technology Ventures, Inc. (the “PIPE Investor”), pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 2,500,000 shares of Company Common Stock at $10.00 per share, for an aggregate purchase price of $25,000,000, to the PIPE Investor. The purpose of the PIPE Investment is to raise additional capital for use by the post-combination company following the Closing. The obligations to consummate the subscription are conditioned upon, among other things, all conditions precedent to the Closing of the transactions contemplated by the Convertible Note Subscription Agreements (as defined below) having been satisfied or waived, and the Closing of the transaction contemplated by the PIPE Subscription Agreement occurring concurrently with the Closing of the transactions contemplated by the Convertible Note Subscription Agreements.

Convertible Note Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into convertible note agreements (the “Convertible Note Subscription Agreements”) with certain investors (the “Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors”), in private placements to close immediately prior to Closing, (a) the convertible notes for an aggregate purchase price of $100,000,000 and (b) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50. The convertible notes are convertible into 8,695,652 shares of Common Stock at a conversion price of $11.50. The obligations to consummate the convertible note investment are conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The convertible note investment will be consummated substantially concurrently with the Closing.

Lightning Systems, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Lightning Systems, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Lightning Systems, Inc. and subsidiary (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company incurred losses of $9,690 during the year ended December 31, 2019 and as of that date the Company had an accumulated deficit of $43,164. These conditions along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Denver, Colorado

December 31, 2020

Lightning Systems, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$1,297	$8,812
Accounts receivable, net	1,106	598
Inventories	3,987	741
Prepaid expenses and other current assets	2,378	947

Total current assets	8,768	11,098

Property and equipment, net	964	541
Other assets	46	28

Total assets	$9,778	$11,667

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$1,157	$325
Accrued expenses and other current liabilities	657	562
Accrued expenses – related party	128	128
Warrant liabilities	559	148
Current portion of long-term debt	1,500	750
Current portion of long-term debt – related party	2,000	3,600
Current portion of capital lease obligation	71	38

Total current liabilities	6,072	5,551

Long-term debt, net of current portion and debt discount	—	2,750
Long-term debt, net of current portion and debt discount – related party	2,937	—
Capital lease obligation, net of current portion	71	141
Other long-term liabilities	328	251

Total liabilities	9,408	8,693

Commitments and contingencies (Note 15)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, par value $.00001, 12,293,014 shares authorized, 12,293,014 shares issued and outstanding as of December 31, 2019 and 2018 (liquidation value of $21,163 as of December 31, 2019)	18,036	18,036
Series B redeemable convertible preferred stock, par value $.00001, 3,825,694 shares authorized, 3,825,694 shares issued and outstanding as of December 31, 2019 and 2018 (liquidation value of $5,884 as of December 31, 2019)	4,101	4,101
Series C redeemable convertible preferred stock, par value $.00001, 17,000,000 shares authorized, 9,638,553 and 5,421,686 shares issued and outstanding as of December 31, 2019 and 2018 (liquidation value of $21,037 as of December 31, 2019)	15,845	9,000

Total redeemable convertible preferred stock	37,982	31,137

Stockholders’ deficit
Common stock, $.00001 par value, 55,000,000 shares authorized, 3,254,478 shares issued and outstanding as of December 31, 2019 and 2018	—	—
Additional paid-in capital	5,552	5,380
Accumulated deficit	(43,164)	(33,474)
Accumulated other comprehensive loss	—	(69)

Total stockholders’ deficit	(37,612)	(28,163)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$9,778	$11,667

See accompanying notes to consolidated financial statements

Lighting Systems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Years Ended December 31,
	2019	2018
Revenues	$3,164	$970
Cost of revenues	4,233	2,240

Gross loss	(1,069)	(1,270)

Operating expenses
Research and development	975	433
Selling, general, and administrative	7,121	4,701

Total operating expenses	8,096	5,134

Loss from operations	(9,165)	(6,404)
Other expenses
Interest expense	575	140
Inducement expense	309	—
Gain from change in fair value of warrant liabilities	(119)	—
Other income, net	(240)	25

Total other expenses	525	165

Net loss	$(9,690)	$(6,569)

Net loss attributable to common stockholders, basic and diluted
Net loss	$(9,690)	$(6,569)
Accretion of dividends on redeemable convertible preferred stock	(2,620)	(1,956)

Net loss attributable common stockholders	$(12,310)	$(8,525)

Net loss per share	$(3.78)	$(2.62)

Weighted-average shares outstanding, basic and diluted	3,254,478	3,254,478

Consolidated Statements of Comprehensive Loss

	Years Ended December 31,
	2019	2018
Net loss	$(9,690)	$(6,569)
Other comprehensive loss
Currency translation adjustment	69	(30)

Comprehensive loss	$(9,621)	$(6,599)

See accompanying notes to consolidated financial statements

Lighting Systems, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Stockholders’ Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Par Value	Capital	Deficit	Loss	Deficit
Balance - December 31, 2017	15,136,415	$21,015	3,254,478	$—	$5,030	$(26,905)	$(39)	$(21,914)
Issuance of Series B redeemable convertible preferred stock, net of warrants	982,292	1,122	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock	5,421,686	9,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	350	—	—	350
Other comprehensive loss	—	—	—	—	—	—	(30)	(30)
Net Loss	—	—	—	—	—	(6,569)		(6,569)

Balance - December 31, 2018	21,540,393	31,137	3,254,478	—	5,380	(33,474)	(69)	(28,163)
Conversion of notes payable to Series C redeemable convertible preferred stock	3,373,494	5,600	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock, net of warrants	843,373	1,245	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	172	—	—	172
Other comprehensive income	—	—	—	—	—	—	69	69
Net Loss	—	—	—	—	—	(9,690)		(9,690)

Balance - December 31, 2019	25,757,260	$37,982	3,254,478	$—	$5,552	$(43,164)	$—	$(37,612)

See accompanying notes to consolidated financial statements

Lighting Systems, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December, 31
	2019	2018
Cash flows from operating activities
Net loss	$(9,690)	$(6,569)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	232	204
Bad debt expense	150	—
Realized gain on foreign currency exchange rate	69	—
Inducement expense	309	—
Change in fair value of warrant liabilities	(119)	—
Stock-based compensation	172	350
Changes in operating assets and liabilities that (used) provided cash:
Accounts receivable	(658)	(531)
Inventories	(3,246)	395
Prepaid expenses and other assets	(1,449)	(862)
Accounts payable	832	(195)
Accrued expenses and other current liabilities	95	370
Other long-term liabilities	77	82

Net cash used in operating activities	(13,226)	(6,756)
Cash flows from investing activities
Purchase of property and equipment	(651)	(51)

Net cash used in investing activities	(651)	(51)
Cash flows from financing activities
Proceeds from issuance of Series B redeemable convertible preferred stock	—	1,179
Proceeds from issuance of Series C redeemable convertible preferred stock and preferred stock warrants	1,400	9,000
Proceeds from notes payable and Series C redeemable convertible preferred stock warrants	7,000	5,950
Payments on notes payable	(2,000)	(1,210)
Payments on capital leases	(38)	(34)

Net cash provided by financing activities	6,362	14,885
Effect of foreign currency exchange rate on cash	—	(30)

Net (decrease) increase in cash	(7,515)	8,048
Cash - Beginning of year	8,812	764

Cash - End of year	$1,297	$8,812

Supplemental cash flow information - Cash paid for interest	$293	$166

Significant noncash transactions
Conversion of convertible notes payable into Series C redeemable convertible preferred stock	$5,600	$—
Capital lease additions recorded as inventory raw materials	—	145

See accompanying notes to consolidated financial statements

Lightning Systems, Inc.

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

Note 1 – Description of Business and Basis of Presentation

Lightning Systems, Inc. (the “Company”, “Lightning Systems”, “we”, “us”, “our”) is an innovative automotive manufacturing and research company based in Loveland, Colorado. The Company operates in the zero-emission electric vehicle (“ZEV”) market and manufactures zero emission Class 3 to 7 Battery Electric Vehicles (“BEV”) and Fuel Cell Electric Vehicles (“FCEV”), and infrastructure solutions for commercial medium duty vans and motor coach fleets. The Company also sells charging systems as an ancillary supporting product. The Company operates predominately in the United States.

The Company was formed as a Limited Liability Company (“LLC”) in the state of Delaware on September 25, 2012 under the name Lightning Hybrids LLC and was converted from an LLC to a Delaware corporation, which became effective on December 31, 2019.

Shares and per share amounts are presented on a post conversion basis for all periods presented, unless otherwise specified.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations, and, as of December 31, 2019, the Company has an accumulated deficit of $43,164. The Company expects to incur additional losses in the future as it continues to market and develop its processes. The Company will require substantial infusions of debt and/or equity to fund its operations and capital needs prior to attaining profitable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has redesigned certain product lines, increased sale prices on certain items, obtained more favorable material costs, instituted more efficient management techniques, converted debt into preferred stock, raised additional debt and preferred stock financing, and managed payables. Management believes these factors will contribute toward achieving profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

There can be no guarantee that the Company will achieve and sustain significant revenue or profitability in the future. Further, while the Company has been successful in its financing efforts during the period, the Company will require additional financing, which may not be readily available. Because it is not possible at this time to predict the outcome of management’s efforts, substantial doubt remains regarding the ability of the Company to continue as a going concern for one year from the date of financial statement issuance.

Note 2 – Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and, during 2018, its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

Comprehensive loss

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss consists of unrealized gains and losses on foreign currency translation adjustments that have been excluded from the determination of net loss.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, allowance for doubtful accounts, warranty liability, write downs and write offs of obsolete and damaged inventory, valuation of share-based compensation, and the value of common and preferred stock warrants and warrant liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial statements.

Segment information

Accounting Standards Codification (“ASC 280”), Segment Reporting, defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses Company forecasts, a financial and operations dashboard, and cash flows as the primary measures to manage the business and does not segment the business for internal reporting or decision making.

Concentrations of credit risk

As of and for the year ended December 31, 2019, three customers accounted for 84% of the Company’s total accounts receivable and 70% of sales. As of and for the year ended December 31, 2018, two customers accounted for 92% of total accounts receivable and three customers accounted for 89% of sales. The net sales to the following customers comprised more than 10% of revenues for the periods presented.

	Year Ended December 31,
	2019		2018
	Revenues	% of Revenues	Revenues	% of Revenues
Customer A	$1,484	47%	$—	—
Customer B	411	13%	—	—
Customer C	324	10%	—	—
Customer D	*	—	241	25%
Customer E	—	—	225	23%
Customer F	—	—	397	41%

Total of customer with sales greater than 10%	2,219	70%	863	89%
Total of customers with sales less than 10%	945	30%	107	11%

Total sales	$3,164	100%	$970	100%

*	For the period indicated revenues for the customer was not greater than 10%

Concentrations of supplier risk

As of and for the year ended December 31, 2019, three suppliers accounted for 64% of the Company’s total accounts payable and four suppliers accounted for 61% of purchases. As of and for the year ended December 31, 2018, two suppliers accounted for 36% of total accounts payable and 40% of purchases.

Cash and cash equivalents

Cash and cash equivalents include cash held in banks. The Company’s cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Accounts receivable

Accounts receivable are recorded at invoiced amounts, net of discounts and allowances. The Company grants credit in the normal course of business to its customers. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk and, under certain circumstances, requires collateral to support accounts receivable. The Company reduces the carrying value for estimated uncollectible accounts based on a variety of factors including the length of time receivables are past due, economic trends and conditions affecting the Company’s customer base, and historical collection experience. Specific provisions are recorded for individual receivables when the Company becomes aware of a customer’s inability to meet its financial obligations. The Company writes off accounts receivable when they are deemed uncollectible or, in certain jurisdictions, when legally able to do so. The allowance for doubtful accounts balances at December 31, 2019 and 2018 were $150 and $0, respectively.

Inventories

Inventories consist of raw materials, work in progress, and finished goods and are stated at the lower of cost or net realizable value, with cost determined on the average cost method, which approximates the first-in, first-out (FIFO) method.

The Company records a provision to write-down obsolete inventories equal to the difference between the costs of inventories on hand and the net realizable value based upon assumptions about future sales trends, market and economic conditions, and customer demand. If the estimated inventory net realizable value is less than it’s carrying value, the carrying value is adjusted to net realizable value and the resulting charge is recorded in “cost of revenues.”

Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful asset lives. Leasehold improvements are stated at cost and amortized on the straight-line basis over their estimated economic useful lives or the lease term, whichever is shorter. Costs of enhancements or modifications that substantially extend the capacity or useful life of an asset are capitalized and depreciated accordingly. Ordinary repairs and maintenance are expensed as incurred. Depreciation is included in our consolidated statements of operations. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from our consolidated balance sheets and the resulting gain or loss, if any, is reflected in “other income, net.”

Impairment of long-lived assets

Long-lived assets to be held and used in the Company’s operations are evaluated for impairment when events or circumstances indicate the carrying value of a long-lived asset or asset group is less than the undiscounted cash flows from its use and eventual disposition over its remaining economic life. The Company assesses recoverability by comparing the sum of projected undiscounted cash flows from the use and eventual disposition over the remaining economic life of a long-lived asset or asset group to its carrying value, and records a loss from impairment if the carrying value is more than its undiscounted cash flows. Assets or asset groups to be abandoned or from which no future benefit is expected are written down to zero in the period it is determined they will no longer be used and are removed entirely from service. There were no impairments of long-lived assets recognized during the years ended December 31, 2019 and 2018.

Redeemable convertible preferred stock

Due to the contingently redeemable nature of the preferred stock, the Company classifies the preferred stock as temporary equity in the mezzanine section of the balance sheet. In addition, the Company does not currently believe that the related contingent events and the redemption of the preferred stock is probable to occur. Therefore, the Company is not currently accreting the preferred stock to redemption value and will only do so if the preferred stock becomes probable of redemption in the future.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective method effective January 1, 2019. The adoption considered all open contracts and determined there was no significant impact on the Company’s consolidated balance sheets or statements of operations at December 31, 2018.

The Company develops and produces zero-emission drivetrain conversion kit upgrades (“Powertrain Kits”) for urban medium and heavy-duty vehicles, such as delivery trucks and buses. Powertrain Kits can either be sold direct to customers or installed and integrated by us into a vehicle. The Company transfers control and recognizes revenue for Powertrain Kits sold direct to customers when the product is shipped “FOB Shipping Point”. When we are responsible for installation and integration of the Powertrain Kits (“Vehicle Conversions”), revenue is recognized upon completion of the conversion and the vehicle is made available to the customer. For Vehicle Conversions, the components are highly interdependent and interrelated, and conversion requires both the components and their installation and integration, which collectively represent the combined output to the customer. The Company also provides chargers as an ancillary supporting product to customers. Revenue for chargers is recognized when the product is drop shipped directly to the customer from the manufacturer. The Company, who controls the customer relationship and product pricing for chargers, is the principal in such transactions and revenue is recognized on a gross basis. From time to time we also sell services associated with the Powertrain Kits, revenue from which is recognized as the service is transferred to the customer. Service revenue for the years ended December 31, 2019 and 2018 represented less than 10% of total revenue.

The Company accounts for shipping and handling costs arranged on behalf of customers as fulfillment costs and records these costs within cost of revenues in the accompanying Consolidated statements of operations. Shipping and handling billed to customers is included in revenues and is not significant.

The following economic factors affect the nature, amount, timing, and uncertainty of the Company’s revenue and cash flows as indicated:

Type of customer: The majority of Company sales are directly to certified installers or dealers, who install the powertrain kits in the vehicles. The Company also sold directly to fleet customers.

Type of contract: Sales contracts are for goods or services. The majority of contracts are short term (i.e., less than or equal to one year in duration).

Significant Payment Terms

None of the Company’s contracts have a significant financing component. Any cash that is received prior to revenue recognition is deferred as deferred revenue (a contract liability) until the good is delivered or service is rendered.

Returns and Refunds

Consideration paid for goods and/or services that customers purchase from the Company are non-refundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for goods or services, nor does the Company exclude any such amounts from revenue.

Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). Sales taxes collected on component sales are recorded as a sales tax liability and are included in “accrued expenses and other liabilities.”

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods and/or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. The Company’s revenue terms do not include retrospective or prospective volume discounts, rights of return, rebates, performance bonuses or other forms of variable consideration.

The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Costs to Obtain or Fulfill a Contract with a Customer

The Company has elected the practical expedient to expense contract acquisition costs, which consist of sales commissions, which are reported within “selling, general and administrative” expenses.

Revenue Summary

The following table disaggregates revenue by major source

	Years ended December 31,
	2019	2018
ZEV conversion kits
Powertrain Kits - direct to customer	$622	$487
Powertrain Kits - certified installer or dealers	2,016	—
Charging systems	502	—
Hybrid conversion kits - certified installer or dealers	12	471
Service and other	12	12

	$3,164	$970

Warranties

In most cases, goods that customers purchase from the Company are covered by five-year and 60-thousand-mile limited product warranty. The Company does not sell warranties separately.

At the time revenue is recognized, the Company estimates the cost of expected future warranty claims and accrues estimated future warranty costs based upon the historical relationship of warranty claims to sales. The Company periodically reviews the adequacy of its product warranties and adjusts, if necessary, the warranty percentage and accrued warranty liability for actual historical experience. The warranty liability is included in “accrued and other current liabilities” and the cost of warranties is included in the “cost of revenues.”

Fair value, measurements, and financial instruments

U.S. GAAP for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy and the related inputs are as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

We categorize fair value measurements within the fair value hierarchy based upon the lowest level of the most significant inputs used to determine fair value.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

The Company believes its valuation methods are appropriate and consistent with other market participants; however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, and warrant liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. The Company estimates that the current value of the notes approximates fair value based on prevailing market rates.

The common and preferred stock warrants issued in connection with the issuance of debt, the conversion of debt to preferred stock, and the issuance of redeemable convertible preferred stock are measured and recorded at their fair market value as of the date of each transaction. These common and preferred stock warrants are classified as warrant liabilities and are measured and adjusted to their fair market value as of each reporting period.

During 2019, the Company estimated the value of its common stock, Series C preferred stock, and Series C preferred warrants, which value was used in the determination of the value of warrants issued in connection with certain debt and preferred stock transactions and when measuring at the end of the reporting period. The Company considers the measurement of such liability-classified warrants in Level 3 due to significant unobservable inputs in this valuation. The valuations are based on Lightning Systems being a private company and a combination of the income and market approach allocated to stockholders using an Option Pricing Model and applying a Discount for Lack of Marketability judgement based on the Finnerty put-option model. The key inputs to the valuation models that were utilized to estimate the fair value of the warrant liabilities included volatility, risk free rate, probability of subsequent funding, and discounts for lack of marketability.

The Company’s non-financial assets, which primarily consist of property and equipment, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable, these along with other non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

Stock-based compensation

In connection with the Company’s conversion from a partnership to a corporation on December 31, 2019, the Company adopted the 2019 Equity Incentive Plan and converted therein all participants from a previous Profit-Sharing Plan, under which the Company was authorized to issue profit units to officers and employees of the Company. All participants transferred with a strike price based on the fair value of the common stock on December 31, 2019 and the same number of shares, vesting periods, and term. The Company determined the difference between the fair value of profit units immediately before the conversion, and the fair value of the stock options was de minimis, therefore, the Company did not record any additional expense.

The Company’s Equity Incentive Plan provides for stock options and other equity compensation awards to be granted to plan participants, which includes certain officers and employees. The grant date fair value of awards granted under this plan is amortized over the requisite service period using the straight-line method. The grant date fair value of stock options is calculated using the Black Scholes option pricing model.

The assumptions used in the Black-Scholes model are management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the recorded share-based compensation expense could have been materially different from that depicted in the consolidated financial statements.

Warrant liabilities

The Company accounts for common and preferred warrants in accordance with the authoritative guidance which requires that free-standing financial instruments with certain cash settlement features and / or associated with redeemable convertible preferred stock, which is classified as temporary equity, to be recorded at their fair value. All outstanding common and preferred warrants are recorded as “warrant liabilities” based on their fair value on the date of the transaction. See the “Fair value” significant accounting policy for a description of the determination of fair value. Any changes in the fair value of these instruments are reported as “gain from change in fair value of warrant liabilities.”

Warrants are separated from the host contract and reported at fair value when the warrant is a freestanding financial instrument that may ultimately require the issuer to settle the obligation by transferring assets. Under certain circumstances, most notably in the case of a deemed liquidation, the warrants issued in conjunction with the Company’s debt and preferred stock transactions may be ultimately required to settle by a transfer of assets, and as a result the warrants are reported as liabilities at fair value each reporting period.

Based on the terms of the common and preferred warrant agreements, the Company has determined that warrants issued in 2019 and 2018 are liabilities, as such, are included in “warrant liabilities” on the Consolidated Balance Sheets and recorded at fair value each reporting period.

Research and development

Research and development costs are expensed when incurred and consists of engineering personnel and materials.

Advertising

Advertising costs are expensed when incurred and are included in “selling, general, and administrative” expenses and total $9 and $12 for the years ended December 31, 2019 and 2018, respectively.

Income taxes

Effective December 31, 2019, the Company converted from a limited liability company to a Delaware C corporation. Prior to December 31, 2019, the Company was treated as a partnership for federal income tax purposes. Consequently, federal income taxes were not payable or provided for by the Company. Members were taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net loss was allocated among the members in accordance with the Company’s operating agreement.

Income taxes are accounted for using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. We provide for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. We recognize interest and penalties related to income tax matters in income tax expense in the consolidated statement of operations.

Net loss per share

Basic and diluted earnings per common share (“EPS”) is presented using the two-class method. Participating securities are included in the computation of EPS on a pro-rata, if-converted basis. Diluted EPS reflects the potential dilution to common stockholders from securities that could share in the Company’s earnings. The dilutive effect of each participating security, if any, is calculated using the more dilutive of the two-class method described above. Anti-dilutive securities are excluded from diluted EPS.

Emerging growth company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Recent accounting pronouncements issued and adopted

As of January 1, 2019, the Company adopted FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company adopted the new standard using the modified retrospective method to all contracts effective January 1, 2019 and is using a portfolio approach to group contracts with similar characteristics. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the consolidated financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. Prior periods have not been adjusted. No cumulative-effect adjustment in equity was recorded, as the adoption of the ASU did not significantly impact the Company’s reported historical revenue. There was no significant impact on the amount of revenue recognized from contracts with customers for the year ended December 31, 2019 as a result of adopting the new guidance.

Recent accounting pronouncements issued, not yet adopted

The FASB issued ASU No. 2016-02, Leases, which supersedes the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet.

The Company adopted ASC 842 on January 1, 2020 using the modified retrospective transition method. In connection with the adoption, the Company recognized right-of-use lease assets of $3,683, net of “other long-term liabilities” of $328, lease liabilities of $4,011, and a transition adjustment that increased the Company’s “accumulated deficit” by $22.

Note 3 – Inventories

At December 31, 2019 and 2018, inventories consist of the following:

	2019	2018
Raw materials	$3,061	$483
Work in progress	926	258

Total inventories	$3,987	$741

During the year ended December 31, 2019, the Company reduced the cost of certain inventory to net realizable value and recorded a $191 cost reduction, which is included in “cost of revenues.”

Note 4 – Prepaid and Other Current Assets

At December 31, 2019 and 2018, prepaid and other assets consist of the following:

	2019	2018
Vendor deposits	$2,111	$739
Prepaid insurance and other assets	267	208

Total prepaid and other current assets	$2,378	$947

Note 5 –Property and Equipment

Cost, accumulated depreciation, and the related estimated useful lives of property and equipment as of December 31, 2019 and 2018 are as follows:

	2019	2018	Useful Lives
Machinery and equipment	$651	$560	7 years
Vehicles	507	247	5 years
Leasehold improvements	321	273	5 years
Computer equipment	208	146	3 years
Software	144	160	3 years
Furniture and fixtures	118	95	7 years
Capital projects in progress	118	18

Total cost	2,067	1,499
Accumulated depreciation and amortization	(1,103)	(958)

Total property and equipment	$964	$541

Depreciation and amortization expense for the years ended December 31, 2019 and 2018 totaled $232 and $204, respectively, of which $92 and $83, respectively are included in “cost of revenues” and $140 and $121, respectively are included in “selling, general and administrative” expenses.

Note 6 –Accrued and Other Current Liabilities

At December 31, 2019 and 2018, accrued and other current liabilities consist of the following:

	2019	2018
Accrued payroll and benefits	$257	$182
Accrued sales tax	8	1
Accrued other	31	51
Warranty liability	137	76
Customer deposits	224	251
Accrued interest	—	1

Total accrued and other current liabilities	$657	$562

Note 7 - Notes Payable

Notes payable as of December 31, 2019 and 2018 consist of the following:

	2019	2018
Related party notes
Term note and revolving working capital facility	$5,000	$—
2018 convertible note payable	—	3,600
Third party notes
Term note payable	—	2,000
Unsecured facility agreement	1,500	1,500

Total notes payable	6,500	7,100
Unamortized debt discount	(63)	—

Total debt less unamortized debt discount	6,437	7,100
Less current portion - related party	2,000	3,600
Less current portion - third party	1,500	750

Long-term portion	$2,937	$2,750

Long-term portion - related party	$2,937	$—
Long-term portion - third party	—	2,750

Total long-term portion	$2,937	$2,750

Related party term loan and working capital facility

In October 2019, the Company entered into a term note and working capital facility (the “Facility”), with a company represented on the board. Under the Facility, the Company may borrow up to $24,000. Borrowings under the Facility, which were $5,000 as of December 31, 2019, are secured by substantially all the Company’s assets, are subject to borrowing base limitations, and require the Company to meet certain covenants. As of December 31, 2019 the Company was in violation with certain financial and non-financial covenants, which have been subsequently waived by the lender through December 31, 2020. In addition, at December 31, 2019, the Company was in violation of an additional financing covenant, which has been remedied as of the date the financial statements were available to be issued. Interest is payable quarterly on borrowings at a fixed annual rate of 15%. The principal on the term loan of $3,000 is due in October 2024 and the working capital facility loans of $2,000 are due in December 2020.

In connection with entering into this Facility, the Company issued warrants, exercisable into 301,205 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $66 and has recorded a debt discount, which is being recognized over the life of the Facility borrowings, and a warrant liability, which is adjusted to fair value each reporting period, with the changes in fair value reported as “gain from change in fair value of warrant liabilities.”

Related party 2018 convertible note payable

In December 2018, the Company borrowed $3,600 under a convertible note payable agreement from a company represented on the board. The convertible note bore interest at 8%, was subject to certain covenants, and was collateralized by substantially all the assets of the Company. In October 2019, the note was converted into 2,168,674 Class C preferred shares at the conversion price of $1.66 per share.

In connection with the conversion, the Company issued warrants, exercisable into 903,614 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $199 and recorded an inducement expense and a warrant liability, which is reported at fair value each reporting period. The change in fair value is reported within “other income and expense.”

Related party 2019 convertible note payable

In September 2019, the Company borrowed $2,000 under a convertible note payable agreement from a company represented on the board. The convertible note bore interest at 8%, was subject to certain covenants, and was collateralized by substantially all the assets of the Company. Interest was payable monthly, with principal and unpaid interest originally due in December 2019. In October 2019, the note was converted into 1,204,820 Class C preferred shares at the conversion price of $1.66 per share.

In connection with the conversion, the Company issued warrants, exercisable into 502,008 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $110 and has recorded an inducement expense and a warrant liability, which is reported at fair value each reporting period, with the change in fair value reported as “gain from change in fair value of warrant liabilities.”

Third party term note payable

In September 2018, the Company borrowed $2,000 under a term note payable bearing annual interest at 12% payable monthly, subject to certain covenants and collateralized by substantially all the assets of the Company. Principal and accrued interest, which was originally due in September 2021, was repaid in 2019.

Third party unsecured facility agreement

In March 2015, the Company borrowed $1,500 under an unsecured facility agreement. The note does not bear stated interest and is due in December 2020. As of December 31, 2019 and through the date these financial statements were available to be issued, the Company was in violation with certain financial and non-financial covenants. The Company has not received any notice of default from the lender.

Debt maturities

The total balance of all debt matures as follows:

Years Ending December 31,	Amount
2020	$3,500
2021	—
2022	—
2023	—
2024	3,000

$6,500

Note 8 - Capital Leases

The Company acquired electric vehicles under the provision of a long-term lease. For financial reporting purposes, minimum lease payments related to the assets have been recorded as inventory raw materials, principally electric battery systems, and have been expensed through “cost of revenues sold.”

The future maturities of capital lease obligations are as follows:

Years Ending December 31,	2019	2018
2019	$—	$38
2020	71	70
2021	72	72

	143	180
Less amount representing interest	1	1

Present value of net minimum lease payments	142	179
Less current obligations	71	38

Long-term obligations	$71	$141

Note 9 - Operating Lease

The Company is obligated under a noncancelable operating lease for its facilities. The facility lease terminates in November 2024 and contains provisions for future rent increases. The Company recorded monthly rent expense equal to the total of the payments due over the lease term divided by the number of months of the lease term. The difference between rent expense and the amount paid was recorded as deferred rent on the accompanying consolidated balance sheet in other long-term accrued liabilities. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

Total rent expense under these leases was $478 and $424 for 2019 and 2018, respectively, of which $240 and $220, respectively are included in “cost of revenues” and $238 and $204, respectively. included in “selling, general and administrative” expenses.

Future minimum annual commitments under these operating leases are as follows:

Year Ending December 31
2020	$473
2021	994
2022	1,308
2023	1,484
2024	1,398

$5,657

Note 10 – Redeemable Convertible Preferred Stock

The Company converted from a limited liability company to a C corporation on December 31, 2019. Voting rights, liquidation preferences, dividend or distribution preferences, and conversion rights did not change upon conversion to a corporation. Each of the then outstanding convertible preferred units converted on a one-to-one basis into the respective convertible preferred shares. Each preferred share is entitled to one vote for each share of preferred stock on an if-converted basis.

Class A, B and C preferred shares are eligible for a cumulative annual simple return of 8% (the “preferred return”) on amounts paid to purchase their preferred shares upon a liquidation, winding up or dissolution of the Company, or if declared by the board of directors. No preferred dividends have been declared. As of December 31, 2019 and 2018, the amount of cumulative undeclared dividends total $4,850 ($1.49 per share) and $2,231 ($0.69 per share), respectively.

The Company’s preferred shares are not redeemable at the option of the holders. However, the holders of preferred shares may request that the Company redeem all outstanding preferred shares in accordance with their liquidation preferences in the event of a deemed liquidation event in which the Company does not effect a dissolution of the Company under Delaware General Corporation Law within 90 days after such deemed liquidation event. Deemed liquidation events are defined to include (i) a merger or consolidation in which the Company is a constituent party, (ii) sale, lease, exclusive license or other disposition or the sale or disposition of substantially all of the Company’s assets, or (iii) a “change in control” transaction in which current stockholders’ control less than 50% of the voting power of the entity resulting from the transaction. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, any remaining assets of the Company are distributed as follows: (i) first, to holders of Class C preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the accrued but unpaid preferred return per share; (ii) second, to holders of Class B preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the preferred accrued but unpaid return per share; (iii) third, to holders of Class A preferred shares, an amount equivalent to 1.00 times the original purchase price per share plus the accrued but unpaid preferred return per share; and (iv) any remaining assets after satisfying the required distributions to preferred stockholders are distributed pro rata among preferred and common stockholders on an if-converted basis.

Class A, Class B and Class C preferred shares are convertible into common shares at any time at the option of the holder, and are automatically converted into common shares upon the affirmative election of more than 70% of the Class B and Class C preferred stockholders, or upon the closing of a sale of common shares in an initial public offering (“IPO”) with gross proceeds to the Company of $50 million or more accompanied by a listing of such common shares on the Nasdaq’s National Market, the New York Stock Exchange, or another exchange approved by the Board. At December 31, 2019, the conversion price per preferred share, which is subject to adjustment to provide anti-dilution protection to preferred stockholders, was $1.00, $1.20 and $1.66 for Class A, Class B and Class C, respectively.

During the years ended December 31, 2019 and 2018, the Company issued Series B and C redeemable convertible preferred shares as follows:

	2019		2018
	Shares	Amount	Shares	Amount
Class B preferred shares
Issued for cash	—	$—	982,292	$1,179
Value of warrants issued in connection with the purchase	—	—	—	(57)
Class C preferred shares
Issued for cash	843,373	1,400	—	—
Value of warrants issued in connection with the purchase	—	(155)	—	—
Issued in connection with the conversion of convertible debt	3,373,494	5,600	5,421,686	9,000

	4,216,867	$6,845	6,403,978	$10,122

See Note 7 – notes payable for description of the convertible debt conversion transactions and Note 11 – warrant liabilities regarding warrants issued in connection with the preferred share purchases.

In connection with the 2018 Series B preferred stock issued for cash, the company issued common stock warrants exercisable into 225,138 shares of common stock at an exercise price of $.01. At the grant date, these warrants had a fair value of $57 that was recorded as warrant liability. The weighted-average exercise price of the warrants granted during 2018 was $0.01. The Company valued these warrants on the date of grant using the Black-Scholes model. The significant assumptions on the grant date include exercise price of $0.01, volatility of 70%, a term of 10 years, and risk-free rate of 3.09%.

In connection with the Series C preferred stock issued for cash, the Company issued warrants, exercisable into 702,811 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $155 and recorded a warrant liability, which is reported at fair value at each reporting period, with the change in fair value reported as “gain from change in fair value of warrant liabilities.”

Note 11 – Warrant Liabilities

The Company has issued warrants that enable the holder to exercise in exchange for common shares or Series C preferred shares. The warrant agreements were reissued on December 31, 2019 upon the Company’s conversion from an LLC partnership to a C corporation. All terms remained identical. See Note 7 – notes payable and Note 10 – redeemable convertible preferred stock for descriptions of the underlying transactions.

The following table presents information for Common and Series C preferred warrants issued and outstanding for the time periods indicated. No warrants have been exercised by the holders.

Class C warrants are exercisable by the holder at any time at the stated exercise price, which price is subject to adjustment to provide anti-dilution protection to the holder. Upon the closing of an IPO, or a merger, sale or other transaction involving substantially all of the assets of the Company (a “Deemed Liquidation“) the holder may require the Company to purchase any unexercised warrants at net value equal to the difference between the exercise price of the warrant and the proceeds the holder would have otherwise received as a result of the Deemed Liquidation or IPO. The Company has no obligation to file for registration of the shares issuable upon exercise of the warrant under the Securities Act. No fractional shares will be issued upon exercise. If upon exercise, the holder would be entitled to a fractional share, the number of shares issued upon exercise will be rounded to the nearest whole share and the difference settled in cash.

	Number of Warrants	Warrant Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Life
Warrants to purchase common stock
Outstanding - December 31, 2017	423,605	$91	$0.38	4.7
Issued in connection with purchase of preferred stock	225,138	57	$0.01	10.0

Outstanding - December 31, 2018	648,743	148	$0.25	5.6
Change in fair value	—	(119)	$—	—

Outstanding - December 31, 2019	648,743	$29	$0.25	4.6

Warrants to purchase Series C preferred stock
Outstanding - December 31, 2018	—	$—	$—	—
Issued in connection with the issuance of Facility advance	301,205	66	$1.66	5.0
Issued as an inducement in connection with the conversion of convertible debt	1,405,621	309	$1.66	6.0
Issued in connection with purchase of preferred stock	702,811	155	$1.66	1.7

Outstanding - December 31, 2019	2,409,637	$530	$1.66	4.6

Total warrant fair value		$559

Note 12 – Stock Options and Stock-Based Compensation

In connection with the Company’s conversion from a partnership to a corporation on December 31, 2019, the Company adopted the 2019 Equity Incentive Plan and converted therein all participants from a previous Profit-Sharing Plan, under which the Company was authorized to issue profit units to officers, directors, employees, and consultants of the Company. All participants transferred with a strike price based on the fair value of the common stock on December 31, 2019.

The 2019 Equity Incentive Plan (“EIP”) provides for the grant of incentive stock option, non-qualified stock options, and other awards. As of December 31, 2019, there were 5,000,000 reserved, 4,760,456 granted, and 239, 544 available for grant under the EIP

Upon the Company’s conversion on December 31, 2019 from a LLC to a C corporation, each profit unit outstanding just prior to the Company conversion was converted to a stock option on a one-to-one basis with an exercise price of $0.05 and a 10-year term, while maintaining the previous profits unit’s vesting period. Upon conversion to stock options, the Company revalued all outstanding profit units to determine if additional stock-based compensation expense should be recorded for this modification. The Company determined the difference between the fair value of profit units immediately before the conversion, and the fair value of the stock options was de minimis, therefore, the Company did not record any additional expense.

To date the Company has issued incentive stock options to the Company’s employees. Stock option awards are issued with an exercise price equal to the estimated fair market value per share at the date of grant with 4-year vesting schedule and a term of 10 years.

The Company recognizes stock-based compensation expense based on the fair value of the awards issued at the date of grant and amortized on a straight-line basis as the employee renders services over the requisite service period. Stock-based compensation expense for the years ended December 31, 2019 and 2018 totaled $172 and $350, respectively, of which $9 and $0, respectively, are included in “cost of revenues,” $11 and $0, respectively in “research and development expense,” and $152 and $350, respectively is included in “selling, general and administrative” expenses.

Changes in our stock options during the years ended December 31, 2019 and 2018 were as follows:

	Number of Options	Weighted Average Exercise Price per Share (*)	Weighted Average Remaining Life (Years) (*)
Outstanding at January 1, 2018	1,059,619	$0.05	10.0
Granted	1,691,669	$0.05	10.0
Exercised	—	$—	—
Forfeited	(120,000)	$0.05	10.0

Outstanding at December 31, 2018	2,631,288	$0.05	10.0

Vested and exercisable at December 31, 2018	1,379,894	$0.05	10.0

Outstanding at January 1, 2019	2,631,288	$0.05	10.0
Granted	2,129,168	$0.05	10.0
Exercised	—	$—	—
Forfeited	—	$—	—

Outstanding at December 31, 2019	4,760,456	$0.05	10.0

Vested and exercisable at December 31, 2019	2,347,787	$0.05	10.0

*	Adjusted for modifications in connection with the Company’s conversion from a LLC to a C corporation.

The weighted average grant date fair value of stock options granted during the years ended December 31, 2019 and 2018, after changes in connection with the Company’s conversion from a LLC to C corporation, was approximately $.05 and $0 per share, respectively. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2019 and 2018 was $0. During the years ended December 31, 2019 and 2018, no stock options were exercised.

Changes in the status of our non-vested share awards for the year ended December 31, 2019 is as follows:

	Non-vested Shares Under Option	Average Grant Date Fair Value per Share (*)
Non-vested at January 1, 2019	1,251,394	$0.05
Granted	2,129,168	$0.05
Exercised	—	$—
Forfeited	(953,899)	$0.05

Non-vested at December 31, 2019	2,426,663	$0.05

*	Adjusted for modifications in connection with the Company’s conversion from a LLC to a C corporation.

As of December 31, 2019, we had $21 of total unrecognized share-based compensation expense related to outstanding non vested options, which is expected to be amortized over the remaining weighted average period approximately 2.4 years.

During the years ended December 31, 2019 and 2018, stock options were valued using a Black Scholes option pricing model using the following assumptions:

	2019	2018
Expected volatility	126.2%	70.0%
Dividend yield	0%	0%
Risk-free interest rate	1.66%	3.09%
Expected life (in years)	10	10

The weighted average expected term of stock options represents the period of time that the stock options granted are expected to be outstanding based on historical exercise trends. The weighted average expected volatility is based on the historical price volatility of the Company’s common stock. The weighted average risk-free interest rate represents the U.S. Treasury bill rate for the expected term of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected term of the stock options.

Note 13- Income Taxes

The components of the income tax provision included in the consolidated statement of operations are all attributable to continuing operations and are detailed as follows:

2019
Deferred income tax recovery	$(136)
Change in valuation reserve	136

Total income tax expense (recovery)	$—

The details of the net deferred tax asset (liability) are as follows:

2019
Deferred tax assets:
Allowance for doubtful accounts	$31
Inventories	131
Other long term liabilities	69
Warranty liability	29
Other	15

Total deferred tax assets	275
Valuation allowance	(136)

Net deferred tax assets	139
Deferred tax liabilities:
Depreciation	(139)

Total deferred tax liabilities	(139)

Net deferred tax asset (liability)	$—

Note 14 – Net Loss per Share

The Company’s contingently convertible notes payable did not meet the condition to be converted to common stock as of December 31, 2019 and December 31, 2018. The Company’s potential dilutive securities, which include convertible note payable, redeemable convertible preferred stock, stock options, and common and preferred Series C warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect. The number of shares underlying outstanding convertible notes payable, stock options, redeemable convertible preferred shares, and common and preferred warrants at December 31, 2019 and 2018 were as follows:

	Years ended December 31,
	2019	2018
Convertible note payable	—	2,168,674
Redeemable convertible preferred stock	31,139,332	26,922,465
Stock options	3,049,812	1,411,200
Common and preferred Series C warrants	3,058,380	648,743

Total potential anti -dilutive stock	37,247,524	31,151,082

Note 15 – Commitments and Contingencies

The Company’s financial commitments under leasing arrangements are described elsewhere with in the notes to the consolidated financial statements under the capital and operating lease footnotes.

From time to time, the Company has been and may again become involved in legal proceedings arising in the ordinary course of its business. The Company is not aware of any pending or threatened litigation against the Company that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

Note 16 – Related Party Transactions

Prior to 2018, the Company purchased hybrid related inventories of $372 from an officer of the Company. At December 31, 2019 and 2018, such inventory is considered obsolete in conjunction with the Company’s transition from hybrid solutions to focusing on ZEVs and has been written down to zero.

Note 17 – Subsequent Events

In preparing these consolidated financial statements, management evaluated subsequent events through December 31, 2020, on which date the consolidated financial statements were available for issue. On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus, known as COVID-19, a pandemic. In response, most U.S. states have implemented measures to combat the outbreak that have impacted U.S. business operations. As of the date of issuance of the consolidated financial statements, the Company’s operations have been impacted, and the Company continues to monitor the situation. No impairments were recorded as of the consolidated balance sheet date, as no triggering events or changes in circumstances had occurred as of yearend; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be impacted, the extent of the impact cannot be reasonably estimated at this time.

•

The Company is adhering to CDC guidelines that oblige us to shut down any department in which an employee tests positive for COVID-19 for 14 days. In November 2020, the Company closed our material handling department for two weeks after an employee tested positive. We have also regularly had employees absent from work or working from home on suspected COVID-19 infections.

•

Also, as a result of the COVID-19 pandemic, we have been experiencing significant delivery delays from our suppliers since April 2020. Within our capital constraints, we increased our raw material inventories to attempt to manage and mitigate this risk. In addition, several key suppliers are also experiencing delivery delays ranging from four to sixteen weeks.

Subsequent events include the following:

•

During April 2020 the Company borrowed an additional $1,000 under its Facility with a related party and issued 60,241 warrants to purchase Common or Series C redeemable convertible preferred stock at an exercise price of $1.66 per share.

•

During February 2020, the Company borrowed $3,000 under two convertible note payable agreements from companies represented on the board. In May 2020, the notes were subject to a mandatory redemption in connection with a qualified equity offering of $3,000, resulting in a conversion into 2,118,819 Series C redeemable convertible preferred shares at a weighted average conversion price of $1.42 per share. In connection with the redemption, the Company issued short and long-term warrants, exercisable into 3,614,457 and 831,326, respectively, shares of Series C redeemable convertible preferred shares at the conversion price of $1.66 per share.

•	During February 2020 the Company issued 135,542 of Series C redeemable convertible preferred stock for $225.

•

During August and September 2020 the Company entered into short-term convertible notes with related and independent parties totaling $9,379, which is convertible into 1,094,342 of Series C redeemable convertible preferred stock at a conversion price of $1.66 per share. The convertible debt, together with accrued interest becomes due and payable on March 31, 2021.

•	During November 2020 expanded its production facilities and entered into a noncancelable operating lease that expires in February 2027 and contains provisions for future rent increases.

•	On December 10, 2020, the Company entered into the Business Combination Agreement (“BCA”) with GigCapital3. Pursuant to the BCA, and assuming a favorable vote of Lightning Systems and

GigCapital3’s stockholders, Project Power Merger Sub, Inc., (“Merger Sub”), a newly formed subsidiary of GigCapital3, will be merged with and into Lightning Systems (the “Business Combination”). Upon consummation of the Business Combination, the separate corporate existence of Merger Sub will cease, and Lightning Systems will continue as the surviving corporation of the Merger. Lightning Systems will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Lightning Systems’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company, for accounting purposes, will be treated as the “acquirer” company. Accordingly, Lightning Systems will be treated as issuing stock for the net assets of Merger Sub, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Under this method of accounting, GigCapital3 will be treated as the acquired company for financial statement reporting purposes.

Lightning Systems, Inc.

Index to the Financial Statements

(Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Lightning Systems, Inc.

Results of review of interim financial statements

We have reviewed the accompanying balance sheet of Lightning Systems, Inc. and subsidiary (collectively the “Company”), and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Going Concern

Note 1 of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 discloses that the Company has incurred reoccurring losses from operations and has an accumulated deficit which will require substantial infusions of debt and/or equity to fund operations and capital needs. Our auditor’s report on those financial statements includes an explanatory paragraph referring to the matters in Note 1 of those audited financial statements and indicating that these matters raised substantial doubt about the Company’s ability to continue as a going concern. As indicated in Note 1 of the accompanying unaudited interim financial statements as of September 30, 2020, and for the nine months then ended, the Company continues to incur losses requiring continued debt and/or equity financing to fund its operations and capital needs. The accompanying unaudited interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for review results

These interim financial statements are the responsibility of the Company’s management. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our reviews in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB or in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ GRANT THORNTON LLP

Denver, Colorado

December 31, 2020

Lightning Systems, Inc.

Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$4,901	$1,297
Accounts receivable, net	4,045	1,106
Inventories	4,940	3,987
Prepaid expenses and other current assets	2,573	2,378

Total current assets	16,459	8,768

Property and equipment, net	2,003	964
Operating lease right-of-use asset	2,889	—
Other assets	44	46

Total assets	$21,395	$9,778

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$1,390	$1,157
Accrued expenses and other current liabilities	969	657
Accrued expenses - related party	128	128
Warrant liabilities	15,264	559
Current portion of long-term debt	7,654	1,500
Current portion of long-term debt - related party	6,225	2,000
Current portion of operating lease obligation	825	—
Current portion of finance lease obligation	91	71

Total current liabilities	32,546	6,072

Long-term debt, net of current portion and debt discount - related party	427	2,937
Operating lease obligation, net of current portion	2,969	—
Finance lease obligation, net of current portion	—	71
Other long-term liabilities	—	328

Total liabilities	35,942	9,408

Commitments and contingencies (Note 14)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, par value $.00001,12,293,014 shares authorized, 12,293,014 shares issued and outstanding as of September 30, 2020 and December 31, 2019 (liquidation value of $22,246 as of September 30, 2020)	18,036	18,036
Series B redeemable convertible preferred stock, par value $.00001, 3,825,694 shares authorized, 3,825,694 shares issued and outstanding as of September 30, 2020 and December 31, 2019 (liquidation value of $6,133 as of September 30, 2020)	4,101	4,101
Series C redeemable convertible preferred stock, par value $.00001, 30,000,000 and 17,000,000 shares authorized September 30, 2020 and December 31, 2019; 13,700,143 and 9,638,553 shares issued and outstanding as of September 31, 2020 and December 31, 2019 (liquidation value of $29,960 as of September 30, 2020)	20,054	15,845

Total redeemable convertible preferred stock	42,191	37,982

Stockholders’ deficit
Common stock, $.00001 par value, 60,000,000 and 55,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 4,206,953 and 3,254,478 shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	10,676	5,552
Accumulated deficit	(67,414)	(43,164)

Total stockholders’ deficit	(56,738)	(37,612)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$21,395	$9,778

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Revenues	$5,368	$1,414
Cost of revenues	6,213	2,274

Gross loss	(845)	(860)
Operating expenses
Research and development	742	652
Selling, general, and administrative	6,973	4,617

Total operating expenses	7,715	5,269

Loss from operations	(8,560)	(6,129)
Other expenses
Interest expense	1,242	420
Loss (gain) from change in fair value of warrant liabilities	14,363	(119)
Other expense, net	107	1

Total other expenses	15,712	302

Net loss	$(24,272)	$(6,431)

Net loss attributable to common stockholders, basic and diluted

Net loss	$(24,272)	$(6,431)
Accretion of dividends on redeemable convertible preferred stock	(2,475)	(1,866)

Net loss attributable to common stockholders	$(26,747)	$(8,297)

Net loss per share	$(7.81)	$(2.55)

Weighted-average shares outstanding, basic and diluted	3,424,632	3,254,478

Statements of Comprehensive Loss

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Net loss	$(24,272)	$(6,431)

Other comprehensive loss

Currency translation adjustment	—	69

Comprehensive loss	$(24,272)	$(6,362)

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data) (Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Stockholders’ Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount	Shares	Par Value

Balance - December 31, 2018	21,540,393	$31,137	3,254,478	$—	$5,380	$(33,474)	$(69)	$(28,163)
Issuance of common stock warrants	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	129	—	—	129
Other comprehensive loss	—	—	—	—	—	—	69	69
Net loss	—	—	—	—	—	(6,431)	—	(6,431)

Balance - September 30, 2019	21,540,393	$31,137	3,254,478	$—	$5,509	$(39,905)	$—	$(34,396)

Balance - December 31, 2019	25,757,260	$37,982	3,254,478	$—	$5,552	$(43,164)	$—	$(37,612)
Adoption of ASC 842	—	—	—	—	—	22	—	22
Issuance of Series C redeemable convertible preferred stock	135,542	225	—	—	—	—	—	—
Issuance in connection with the redemption of convertible debt and cash purchase of redeemable Series C convertible preferred stock	3,926,048	3,984	—	—	—	—	—	—
Issuance of Series C warrants benificial conversion feature	—	—	—	—	2,976	—	—	2,976
Exercise of stock options	—	—	952,475	—	44	—	—	44
Stock-based compensation expense	—	—	—	—	260	—	—	260
Redemption of convertible notes payable	—	—	—	—	1,844	—	—	1,844
Net loss	—	—	—	—	—	(24,272)	—	(24,272)

Balance - September 30, 2020	29,818,850	$42,191	4,206,953	$—	$10,676	$(67,414)	$—	$(56,738)

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Statements of Cash Flows

(in thousands, except share data)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(24,272)	$(6,431)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	263	164
Bad debt expense	—	150
Realized gain on foreign currency exchange rate	—	69
Change in fair value of warrant liabilities	14,363	(119)
Stock-based compensation	260	129
Amortization of debt discount (beneficial conversion feature in connection with 2020 short term convertible debt)	470	—
Non-cash impact of operating lease right of use lease asset	795	—
Other non-cash expenses	164	—
Changes in operating assets and liabilities that (used) provided cash:
Accounts receivable	(2,939)	(965)
Inventories	(953)	(3,076)
Prepaid expenses and other current assets and other assets	(195)	(1,888)
Accounts payable	233	1,554
Accrued expenses and other current liabilities	312	745

Net cash used in operating activities	(11,499)	(9,668)
Cash flows from investing activities
Purchase of property and equipment	(1,301)	(254)

Net cash used in investing activities	(1,301)	(254)
Cash flows from financing activities
Proceeds from term loan and working capital facility	1,000	—
Proceeds from short-term convertible notes payable	9,379	—
Proceeds as part of a redemption of convertible notes payable and Series C redeemable convertible preferred stock and warrants	3,000	—
Proceeds from convertible notes payable and Series C redeemable convertible preferred stock warrants	—	2,000
Proceeds from issuance of Series C convertible preferred stock and preferred stock warrants	3,225	—
Payments on operating lease obligation	(194)	—
Payments on finance lease obligations	(50)	(28)
Proceeds from exercise of stock options	44	—

Net cash provided by financing activities	16,404	1,972

Net (decrease) increase in cash	3,604	(7,950)
Cash - Beginning of year	1,297	8,812

Cash - End of period	$4,901	$862

Supplemental cash flow information - Cash paid for interest	$641	$185

Significant noncash transactions
Conversion of convertible notes payable into Series C redeemable convertible preferred stock	$3,000	$—

See accompanying notes to unaudited financial statements

Lightning Systems, Inc.

Notes to Financial Statements

(in thousands, except share and per share data)

(Unaudited)

Note 1 – Description of Business and Basis of Presentation

Lightning Systems, Inc. (the “Company”, “Lightning Systems”, “we”, “us”, “our”) is an innovative automotive manufacturing and research company based in Loveland, Colorado. The Company operates in the zero-emission electric vehicle (“ZEV”) market and manufactures zero emission Class 3 to 7 Battery Electric Vehicles (“BEV”) and Fuel Cell Electric Vehicles (“FCEV”), and infrastructure solutions for commercial medium duty vans and motor coach fleets. The Company also sells charging systems as an ancillary supporting product. The Company operates predominately in the United States.

The Company was formed as a Limited Liability Company (“LLC”) in the state of Delaware on September 25, 2012 under the name Lightning Hybrids LLC and was converted from an LLC to a Delaware corporation, which became effective on December 31, 2019.

Shares and per share amounts are presented on a post conversion basis for all periods presented, unless otherwise specified.

Basis of presentation

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. These financial statements have been prepared on the same basis as its annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020, or for any other interim period or for any other future year.

These unaudited interim financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2019 included elsewhere in this filing.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations, and, as of September 30, 2020, the Company has an accumulated deficit of $67,414. The Company expects to incur additional losses in the future as it continues to market and develop its processes. The Company will require substantial infusions of debt and/or equity to fund its operations and capital needs prior to attaining profitable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has redesigned certain product lines, increased sale prices on certain items, obtained more favorable material costs, instituted more efficient management techniques, converted debt into preferred stock, raised additional debt and preferred stock financing, and managed payables. Management believes these factors will contribute toward achieving profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

There can be no guarantee that the Company will achieve and sustain significant revenue or profitability in the future. Further, while the Company has been successful in its financing efforts during the period, the Company will require additional financing, which may not be readily available. Because it is not possible at this time to predict the outcome of management’s efforts, substantial doubt remains regarding the ability of the Company to continue as a going concern for one year from the date of financial statement issuance.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus, known as COVID-19, a pandemic. In response, most U.S. states have implemented measures to combat the outbreak that have impacted U.S. business operations. As of the date of issuance of the financial statements, the Company’s operations have been impacted, and the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of period-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be impacted, the extent of the impact cannot be reasonably estimated at this time.

•

The Company is adhering to CDC guidelines that oblige us to shut down any department in which an employee tests positive for COVID-19 for 14 days. In November 2020, the Company closed our material handling department for two weeks after an employee tested positive. The Company also has regularly had employees absent from work or working from home on suspected COVID-19 infections.

•

Also, as a result of the COVID-19 pandemic, the Company has experienced significant delivery delays from suppliers since April 2020. Within our capital constraints, the Company has increased raw material inventories to attempt to manage and mitigate this risk. In addition, several key suppliers are also experiencing delivery delays ranging from four to sixteen weeks.

Note 2 – Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and, during 2018, its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

Comprehensive loss

Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss consists of unrealized gains and losses on foreign currency translation adjustments that have been excluded from the determination of net loss.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, allowance for doubtful accounts, warranty liability, write downs and write offs of obsolete and damaged inventory, valuation of share-based compensation, and the value of common and preferred stock warrants and warrant liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Segment information

Accounting Standards Codification (“ASC 280”), Segment Reporting, defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses Company forecasts, a financial and operations dashboard, and cash flows as the primary measures to manage the business and does not segment the business for internal reporting or decision making.

Concentrations of credit risk

As of September 30, 2020 and December 31, 2019, two and three customers, respectively, accounted for 67% and 84% of the Company’s total accounts receivable. For the nine months ended September 30, 2020 and 2019 three customers accounted for 71% and 93%, respectively, of revenues. The net sales to the following customers comprised more than 10% of revenues for the periods presented.

	Nine Months Ended September 30,
	2020		2019
	Revenues	% of Revenues	Revenues	% of Revenues
Customer A	$2,006	37%	$419	30%
Customer B	1,021	19%	—	0%
Customer C	792	15%	—	0%
Customer D	—	—	593	42%
Customer E	—	—	301	21%

Total of customer with sales greater than 10%	3,819	71%	1,313	93%
Total of customers with sales less than 10%	1,549	29%	101	7%

Total Sales	$5,368	100%	$1,414	100%

Concentrations of supplier risk

As of September 30, 2020 and December 31, 2019 one and three suppliers, respectively, accounted for 43% and 64% of the Company’s accounts payable. For the nine months ended September 30, 2020 and 2019 one and two suppliers, respectively, accounted for 39% and 48% of purchases.

Cash and cash equivalents

Cash and cash equivalents include cash held in banks. The Company’s cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Accounts receivable

Accounts receivable are recorded at invoiced amounts, net of discounts, and allowances. The Company grants credit in the normal course of business to its customers. The Company periodically performs credit analyses and monitors the financial condition of its customers to reduce credit risk and, under certain circumstances, requires collateral to support accounts receivable. The Company reduces the carrying value for estimated uncollectible accounts based on a variety of factors including the length of time receivables are past due, economic trends and conditions affecting the Company’s customer base, and historical collection experience. Specific provisions are recorded for individual receivables when the Company becomes aware of a customer’s inability to meet its financial obligations. The Company writes off accounts receivable when they are deemed uncollectible or, in certain jurisdictions, when legally able to do so. The allowance for doubtful accounts balances at September 30, 2020 and December 31, 2019 were $0 and $150, respectively.

Inventories

Inventories consist of raw materials, work in progress, and finished goods and are stated at the lower of cost or net realizable value, with cost determined on the average cost method, which approximates the first-in, first-out (FIFO) method.

The Company records a provision to write-down obsolete inventories equal to the difference between the costs of inventories on hand and the net realizable value based upon assumptions about future sales trends, market and economic conditions, and customer demand. If the estimated inventory net realizable value is less than it’s carrying value, the carrying value is adjusted to net realizable value and the resulting charge is recorded in “cost of revenues.”

Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful asset lives. Leasehold improvements are stated at cost and amortized on the straight-line basis over their estimated economic useful lives or the lease term, whichever is shorter. Costs of enhancements or modifications that substantially extend the capacity or useful life of an asset are capitalized and depreciated accordingly. Ordinary repairs and maintenance are expensed as incurred. Depreciation is included in our consolidated statements of operations. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from our consolidated balance sheets and the resulting gain or loss, if any, is reflected in “other income, net.”

Impairment of long-lived assets

Long-lived assets to be held and used in the Company’s operations are evaluated for impairment when events or circumstances indicate the carrying value of a long-lived asset or asset group is less than the undiscounted cash flows from its use and eventual disposition over its remaining economic life. The Company assesses recoverability by comparing the sum of projected undiscounted cash flows from the use and eventual disposition over the remaining economic life of a long-lived asset or asset group to its carrying value, and records a loss from impairment if the carrying value is more than its undiscounted cash flows. Assets or asset groups to be abandoned or from which no future benefit is expected are written down to zero in the period it is determined they will no longer be used and are removed entirely from service. There were no impairments of long-lived assets recognized during the nine months ended September 30, 2020 and 2019.

Redeemable convertible preferred stock

Due to the contingently redeemable nature of the preferred stock, the Company classifies the preferred stock as temporary equity in the mezzanine section of the balance sheet. In addition, the Company does not currently believe that the related contingent events and the redemption of the preferred stock is probable to occur. Therefore, the Company is not currently accreting the preferred stock to redemption value and will only do so if the preferred stock becomes probable of redemption in the future.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective method effective January 1, 2019. The adoption considered all open contracts and determined there was no significant impact on the Company’s consolidated balance sheets or statements of operations at December 31, 2018.

The Company develops and produces Powertrain Kits for urban medium and heavy duty vehicles, such as delivery trucks and buses. Powertrain Kits can either be sold direct to customers or installed and integrated by us into a vehicle. The Company transfers control and recognizes revenue for Powertrain Kits sold direct to customers when the product is shipped “FOB Shipping Point”. When we are responsible for Vehicle Conversions, revenue is recognized upon completion of the conversion and the vehicle is made available to the customer. For Vehicle Conversions, the components are highly interdependent and interrelated, and conversion requires both the components and their installation and integration, which collectively represent the combined output to the customer. The Company also provides chargers as an ancillary supporting product to customers. Revenue for chargers is recognized when the product is drop shipped directly to the customer from the manufacturer. The Company, who controls the customer relationship and product pricing for chargers, is the principal in such transactions and revenue is recognized on a gross basis. From time to time we also sell services associated with the Powertrain Kits, revenue from which is recognized as the service is transferred to the customer. Service revenue for the nine-month periods ended September 30, 2020 and 2019 represented less than 10% of total revenue.

The Company accounts for shipping and handling costs arranged on behalf of customers as fulfillment costs and records these costs within cost of revenues in the accompanying Consolidated statements of operations. Shipping and handling billed to customers is included in revenues and is not significant.

The following economic factors affect the nature, amount, timing, and uncertainty of the Company’s revenue and cash flows as indicated:

Type of customer: The majority of Company sales are directly to fleet customers. The Company also sold to certified installers or dealers who install the powertrain components in the vehicles.

Type of contract: Sales contracts are for goods or services. The majority of contracts are short term (i.e., less than or equal to one year in duration).

Significant Payment Terms

None of the Company’s contracts have a significant financing component. Any cash that is received prior to revenue recognition is deferred as deferred revenue (a contract liability) until the good is delivered or service is rendered.

Returns and Refunds

Consideration paid for goods and/or services that customers purchase from the Company are nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for goods or services, nor does the Company exclude any such amounts from revenue.

Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). Sales taxes collected on component sales are recorded as a sales tax liability and are included in “accrued expenses and other liabilities.”

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods and/or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. The Company’s revenue terms do not include retrospective or prospective volume discounts, rights of return, rebates, performance bonuses or other forms of variable consideration.

The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Costs to Obtain or Fulfill a Contract with a Customer

The Company has elected the practical expedient to expense contract acquisition costs, which consist of sales commissions, which are reported within “selling, general and administrative” expenses.

Revenue Summary

The following table disaggregates revenue by major source

	Nine months ended September 30,
	2020	2019
ZEV conversions
Vehicle Conversions - direct to customer	$4,138	$—
Powertrain Kits - direct to customer	—	301
Powertrain Kits - certified installer or dealers	841	594
Charging systems	27	502
Hybrid conversion kits - certified installer or dealers	—	17
Service and other	362	—

	$5,368	$1,414

Warranties

In most cases, goods that customers purchase from the Company are covered by five-year and 60-thousand-mile limited product warranty. The Company does not sell warranties separately.

At the time revenue is recognized, the Company estimates the cost of expected future warranty claims and accrues estimated future warranty costs based upon the historical relationship of warranty claims to sales. The Company periodically reviews the adequacy of its product warranties and adjusts, if necessary, the warranty percentage and accrued warranty liability for actual historical experience. The warranty liability is included in “accrued and other current liabilities” and the cost of warranties is included in the “cost of revenues.”

Fair value, measurements, and financial instruments

U.S. GAAP for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy and the related inputs are as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

We categorize fair value measurements within the fair value hierarchy based upon the lowest level of the most significant inputs used to determine fair value.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost)

Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

The Company believes its valuation methods are appropriate and consistent with other market participants, however, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, and warrant liabilities. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. The Company estimates that the current value of the notes approximates fair value based on prevailing market rates.

The common and preferred stock warrants issued in connection with the issuance of debt, the conversion of debt to preferred stock, and the issuance of redeemable convertible preferred stock are measured and recorded at their fair market value as of the date of each transaction. These common and preferred stock warrants are classified as warrant liabilities and are measured and adjusted to their fair market value as of each reporting period.

During 2019, the Company estimated the value of its common stock, Series C preferred stock, and Series C preferred warrants, which value was used in the determination of the value of warrants issued in connection with certain debt and preferred stock transactions and when measuring at the end of the reporting period. The Company considers the measurement of such liability-classified warrants in Level 3 due to significant unobservable inputs in this valuation.

The 2019 valuations are based on Lightning Systems being a private company and a combination of the income and market approach allocated to stockholders using an Option Pricing Model and applying a Discount for Lack of Marketability judgement based on the Finnerty put-option model. The key inputs to the valuation models that were utilized to estimate the fair value of the warrant liabilities included volatility, risk free rate, probability of subsequent funding, and discounts for lack of marketability.

The 2020 valuations are based on Lightning Systems being a private company and determined using a Probability Weighted Expected Return Method (PWERM) and a combination of several income and market approaches to determine the enterprise value of the Company. The enterprise value is adjusted for the probabilities of various scenarios/liquidity events occurring to create an overall weighted value of common stock as each valuation date. Each liquidity scenario has unique probabilities based on management’s opinion, which is based on various management discussions with potential investors, advisors, and market participants, and unique facts and circumstances as of the valuation dates. The scenarios included early liquidation, a private merger and acquisition (“M&A”) transaction, staying a privately held company, and a special purpose acquisition company (“SPAC”) transaction/merger.

Each scenario was based on a different valuation methodology based on the unique risks, opportunities and a likely investor’s or market participant’s perspective. These included (a) Early liquidation: based on an Asset Approach using the existing equity value as of the valuation date; (b) Private M&A: based on a guideline transaction (market) approach using an assembled group of comparable transactions and trailing revenue metric/multiples; (c) Stay private: based on a discounted cash flow (income) approach using the Company’s non-SPAC forecast and a market-based discount rate; and (d) SPAC transaction: based on a guideline public company (market) approach using an assembled peer group of comparable companies and forward revenue metrics/multiples. Value was allocated to all outstanding securities through the PWERM using capitalization tables unique to each liquidity scenario.

The preliminary valuation was then discounted by applying a Discount for Lack of Marketability (“DOLM”) based on a Finnerty put-option model to determine a non-marketable, minority value of one share of common stock and one Series C preferred share.

These private company valuations will differ from a public company market valuation principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events.

The Company’s non-financial assets, which primarily consist of property and equipment, are not required to be carried at fair value on a recurring basis and are reported at carrying value. However, on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be fully recoverable, these along with other non-financial instruments are assessed for impairment and, if applicable, written down to and recorded at fair value.

Beneficial conversion features

The Company follows beneficial conversion feature guidance in ASC 470-20, which applies to redeemable convertible preferred stock and convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date.

The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Stock-based compensation

In connection with the Company’s conversion from a partnership to a corporation on December 31, 2019, the Company adopted the 2019 Equity Incentive Plan and converted therein all participants from a previous Profit-Sharing Plan, under which the Company was authorized to issue profit units to officers and employees of the Company. All participants transferred with a strike price based on the fair value of the common stock on December 31, 2019 and the same number of shares, vesting periods, and term. The Company determined the difference between the fair value of profit units immediately before the conversion, and the fair value of the stock options was de minimis, therefore, the Company did not record any additional expense.

The Company’s Equity Incentive Plan provides for stock options and other equity compensation awards to be granted to plan participants, which includes certain officers and employees. The grant date fair value of awards granted under this plan is amortized over the requisite service period using the straight-line method. The grant date fair value of stock options is calculated using the Black Scholes option pricing model.

The assumptions used in the Black-Scholes model are management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the recorded share-based compensation expense could have been materially different from that depicted in the financial statements.

Warrant liabilities

The Company accounts for common and preferred warrants in accordance with the authoritative guidance which requires that free-standing financial instruments with certain cash settlement features and / or associated with redeemable convertible preferred stock, which is classified as temporary equity, to be recorded at their fair value. All outstanding common and preferred warrants are recorded as “warrant liabilities” based on their fair value on the date of the transaction. See the “Fair value” significant accounting policy for a description of the determination of fair value. Any changes in the fair value of these instruments are reported as “gain from change in fair value of warrant liabilities.”

Warrants are separated from the host contract and reported at fair value when the warrant is a freestanding financial instrument that may ultimately require the issuer to settle the obligation by transferring assets. Under certain circumstances, most notably in the case of a deemed liquidation, the warrants issued in conjunction with the Company’s debt and preferred stock transactions may be ultimately required to settle by a transfer of assets, and as a result the warrants are reported as liabilities at fair value each reporting period.

Based on the terms of the common and preferred warrant agreements, the Company has determined that all warrants issued are liabilities, as such, are included in “warrant liabilities “ on the Consolidated Balance Sheets and recorded at fair value each reporting period.

Research and development

Research and development costs are expensed when incurred and consists of engineering personnel and materials.

Advertising

Advertising costs are expensed when incurred and are included in “selling, general, and administrative” expenses and total $32 and $8 for the nine months ended September 30, 2020 and 2019, respectively.

Income taxes

Effective December 31, 2019, the Company converted from a limited liability company to a Delaware C corporation. Prior to December 31, 2019, the Company was treated as a partnership for federal income tax purposes. Consequently, federal income taxes were not payable or provided for by the Company. Members were taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net loss was allocated among the members in accordance with the Company’s operating agreement.

Income taxes are accounted for using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. We provide for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. We recognize interest and penalties related to income tax matters in income tax expense in the consolidated statement of operations.

Net loss per share

Basic and diluted earnings per common share (“EPS”) is presented using the two-class method. Participating securities are included in the computation of EPS on a pro-rata, if-converted basis. Diluted EPS reflects the potential dilution to common stockholders from securities that could share in the Company’s earnings. The dilutive effect of each participating security, if any, is calculated using the more dilutive of the two-class method described above. Anti-dilutive securities are excluded from diluted EPS.

Emerging growth company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Recent accounting pronouncements issued and adopted

As of January 1, 2019, the Company adopted FASB Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company adopted the new standard using the modified retrospective method to all contracts effective January 1, 2019 and is using a portfolio approach to group contracts with similar characteristics. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. Prior periods have not been adjusted. No cumulative-effect adjustment in equity was recorded, as the adoption of the ASU did not significantly impact the Company’s reported historical revenue. There was no significant impact on the amount of revenue recognized from contracts with customers.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which supersedes the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet.

The Company adopted ASC 842 on January 1, 2020 using the modified retrospective transition method. In connection with the adoption, the Company recognized right-of-use lease assets of $3,683, net of “other long-term liabilities” of $328, lease liabilities of $4,011, and a transition adjustment that increased the Company’s “accumulated deficit” by $22.

Note 3 – Inventories

At September 30, 2020 and December 31, 2019, inventories consist of the following:

	September 30, 2020	December 31, 2019

Raw materials	$3,858	$3,061
Work in progress	422	926
Finished goods	660	—

Total inventories	$4,940	$3,987

During the nine months ended September 30, 2019, the Company reduced the cost of certain inventory to net realizable value and recorded a $174 cost reduction, which is included in “cost of revenues.”

Note 4 – Prepaid and Other Current Assets

At September 30, 2020 and December 31, 2019, prepaid and other assets consist of the following:

	September 30, 2020	December 31, 2019

Vendor deposits	$2,373	$2,111
Prepaid insurance and other assets	200	267

Total prepaid expenses and other current assets	$2,573	$2,378

Note 5 - Property and Equipment

Cost, accumulated depreciation, and the related estimated useful lives of property and equipment as of September 30, 2020 and December 31, 2019 are as follows:

	September 30, 2020	December 31, 2019	Useful Lives

Machinery and equipment	$807	$651	7 years
Vehicles	512	507	5 years
Leasehold improvements	661	321	5 years
Computer equipment	208	208	3 years
Software	144	144	3 years
Furniture and fixtures	132	118	7 years
Capital projects in progress	893	118

Total cost	3,357	2,067
Accumulated depreciation and amortization	(1,354)	(1,103)

Total property and equipment	$2,003	$964

Depreciation and amortization expense for the nine months ended September 30, 2020 and 2019 totaled $263 and $164, respectively, of which $78 and $69, respectively are included in “cost of revenues” and $185 and $95, respectively are included in “selling, general and administrative” expenses.

Note 6 - Accrued Expenses and Other Current Liabilities

At September 30, 2020 and December 31, 2019, accrued expenses and other current liabilities consist of the following:

	September 30, 2020	December 31, 2019

Accrued payroll and benefits	$319	$257
Accrued sales tax	5	8
Accrued other	—	31
Warranty liability	269	137
Customer deposits	324	224
Accrued interest	52	—

Total accrued expenses and other current liabilities	$969	$657

Note 7 – Notes Payable

Notes payable as of September 30, 2020 and December 31, 2019 consist of the following:

	September 30, 2020	December 31, 2019
Related party notes
Term note and revolving working capital facility	$6,000	$5,000
2020 short-term convertible notes payable	3,225	—
Third party notes
2020 short-term convertible notes payable	6,154	—
Unsecured facility agreement	1,500	1,500

Total notes payable	16,879	6,500
Unamortized debt discount	(2,573)	(63)

Total debt less unamortized debt discount	14,306	6,437
Less current portion - related party	6,225	2,000
Less current portion - third party	7,654	1,500

Long-term portion - related party	$427	$2,937

Related party term loan and working capital facility

In October 2019, the Company entered into a term note and working capital facility (the “Facility”), a company represented on the board. Under the Facility, the Company may borrow up to $24,000. Borrowings under the Facility, which were $6,000 as of September 30, 2020, are secured by substantially all the Company’s assets, are subject to borrowing base limitations, and require the Company to meet certain covenants. During the nine months ended September 30, 2020, the Company has been in violation with certain financial and non-financial covenants, which have been subsequently waived by the lender. Interest is payable quarterly on borrowings at a fixed annual rate of 15%.

•	The principal on the term loan of $3,000 is due in October 2024

•	The principal on the 2020 and 2019 working capital advances of $1,000 and $2,000, respectively, are due in April 2021 and December 2020, respectively.

In connection with entering into this Facility, the Company issued warrants in 2020 and 2019, exercisable into 60,241 and 301,205, respectively, shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $6 and $66, respectively, and has recorded a debt discount, which is being recognized over the life of the Facility borrowings, and a warrant liability, which is adjusted to fair value each reporting period, with the changes in fair value reported within “other income and expense.”

Related party 2020 convertible notes payable

In February 2020, the Company borrowed $3,000 under two convertible note payable agreements from companies represented on the board. The convertible notes bore interest at 8% and were subject to certain covenants. In May 2020, the notes were subject to a mandatory redemption in connection with a qualified equity offering of $3,000, resulting in a conversion into 2,118,819 Series C preferred shares at a weighted average conversion price of $1.42 per share. The mandatory redemption was treated as a debt extinguishment for accounting purposes. To record the extinguishment, the fair value of consideration received and debt relieved was compared to the fair value of consideration paid and equity instruments issued. The fair value of consideration received was greater than the consideration paid. The excess fair value of $1,844 was recorded as a contribution to “Additional paid in capital”.

In connection with the redemption, the Company issued short and long-term warrants, exercisable into 3,614,457 and 831,326, respectively, shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $336. The change in fair value is reported within “loss (gain) from change in fair value of warrant liabilities.”

Related and third-party 2020 short-term convertible notes payable

In August and September 2020, the Company borrowed $9,379 under convertible note purchase agreements from third parties ($6,154) and related parties ($3,225). The related parties include officers, a director, and individuals whose companies are represented on the board. The convertible notes bear interest at 8%. Interest is payable monthly, with principal and unpaid interest due March 31, 2021. The notes are convertible into 5,650,000 Series C preferred shares at the conversion price of $1.66 per share. These notes are subordinate to the related party term loan and working capital facility and third-party unsecured facility agreement.

The 2020 short-term notes are convertible into shares of Series C redeemable convertible stock upon the 1) a change in control (“CIC”) having a value in excess of $200,000, 2) a debt or equity financing with aggregated gross proceeds in excess of $10,000, or 3) at maturity. Should the notes be converted at maturity, the debt holders will receive a beneficial conversion feature allowing the conversion at 75% of the lowest issue price. The Company recorded the beneficial conversion feature at its intrinsic value of $2,976. This was recorded as a debt discount and an addition to “additional paid in capital”. During the nine months ended September 30, 2020, the Company amortized $470 of the discount, which is included in “interest expense”. The remainder of the debt discount will be amortized as “interest expense” of $1,261 and $1,254 during the fourth quarter of 2020 and first quarter of 2021, respectively.

Third party unsecured facility agreement

In March 2015, the Company borrowed $1,500 under an unsecured facility agreement. The note does not bear stated interest and is due in December 2020. As of September 30, 2020, and through the date the financial statements were available to be issued the Company was in violation with certain financial and non-financial covenants. The Company has not received any notice of default from the lender.

Debt maturities

The total balance of all debt matures as follows:

Period ending December 31,	Amount

2020 (remainder of the year)	$3,500
2021	10,379
2022	—
2023	—
2024	3,000

$16,879

Note 8 – Leases

Operating lease

The Company adopted authoritative guidance related to leases effective January 1, 2020 using the modified retrospective method. The comparative information presented in the financial statements was not restated and is reported under the accounting standards in effect for the nine months presented.

The Company’s facility leases its warehouse, distribution center, and office space, under a noncancelable operating lease that expires in November 2024 and contains provisions for future rent increases. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs.

Finance leases

The Company has leased vehicles under finance leases that expire at various dates, with the longest lease ending in 2021. None of the Company’s leases include a renewal option. The Company’s leases do not include variable payments and as a result the Company does not have variable lease payments.

For financial reporting purposes, minimum lease payments related to the assets have been recorded as inventory raw materials, principally electric battery systems, and have been expensed through “cost of revenues sold” and, as a result, has included the purchase option payments due at the end of the lease terms in the finance lease obligation.

The Company utilized a portfolio approach to discount its lease obligations. The Company assesses the expected lease term at lease inception and discounts the lease using a fully secured annual incremental borrowing rate of 12%, adjusted for time value corresponding with the expected lease term.

Leases with an original term of twelve months or less are not reported in the condensed consolidated balance sheet with the expense for these short-term leases recognized on a straight-line basis over the lease term Right-of-use assets and lease liabilities as of September 30, 2020 consist of the following:

	September 30, 2020
	Operating	Finance
Assets:
Right-of-use assets	$2,889	$—

Liabilities
Operating lease obligation - current portion	$825	$—
Operating lease obligation - long-term portion	2,969	—
Finance lease obligation - current portion	—	91

Total operating and finance lease obligations	$3,794	$91

Total operating lease expense for the nine months ended September 30, 2020 totaled $813, of which $684 is included in “cost of revenues” and $129 included in “selling, general and administrative.” Rent expense for the nine months ended September 30, 2019 totaled $319, of which $162 is included in “cost of revenues” and $157 included in “selling, general and administrative.”

The maturities of the Company’s lease liabilities are as follows:

	September 30, 2020
	Operating	Finance
2020 (remainder of year)	$237	$35
2021	994	57
2022	1,308	—
2023	1,484	—
2024	1,398	—

Total future minimum lease payments	5,421	92
Less: imputed interest	(1,627)	(1)

Total maturities	$3,794	$91

Note 9 – Redeemable Convertible Preferred Stock

The Company converted from a limited liability company to a C corporation on December 31, 2019. Voting rights, liquidation preferences, dividend or distribution preferences, and conversion rights did not change upon conversion to a corporation. Each of the then outstanding convertible preferred units converted on a one-to-one basis into the respective convertible preferred shares. Each preferred share is entitled to one vote for each share of preferred stock on an if-converted basis.

Series A, B and C preferred shares are eligible for a cumulative annual simple return of 8% (the “preferred return”) on amounts paid to purchase their preferred shares upon a liquidation, winding up or dissolution of the Company, or if declared by the Board of Directors. No preferred dividends have been declared. As of September 30, 2020 and December 31, 2019, the amount of cumulative undeclared dividends total $7,326 ($2.14 per share) and $4,850 ($1.49 per share), respectively.

The Company’s preferred shares are not redeemable at the option of the holders. However, the holders of preferred shares may request that the Company redeem all outstanding preferred shares in accordance with their liquidation preferences in the event of a deemed liquidation event in which the Company does not effect a dissolution of the Company under Delaware General Corporation Law within 90 days after such deemed liquidation event. Deemed liquidation events are defined to include (i) a merger or consolidation in which the Company is a constituent party, (ii) sale, lease, exclusive license or other disposition or the sale or disposition of substantially all of the Company’s assets, or (iii) a “change in control” transaction in which current stockholders’ control less than 50% of the voting power of the entity resulting from the transaction. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, any remaining assets of the Company are distributed as follows: (i) first, to holders of Series C preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the accrued but unpaid preferred return per share; (ii) second, to holders of Series B preferred shares, an amount equivalent to 1.25 times the original purchase price per share plus the preferred accrued but unpaid return per share; (iii) third, to holders of Series A preferred shares, an amount equivalent to 1.00 times the original purchase price per share plus the accrued but unpaid preferred return per share; and (iv) any remaining assets after satisfying the required distributions to preferred stockholders are distributed pro rata among preferred and common stockholders on an if-converted basis.

Series A, Series B and Series C preferred shares are convertible into common shares at any time at the option of the holder, and are automatically converted into common shares upon the affirmative election of more than 70% of the Series B and Series C preferred stockholders, or upon the closing of a sale of common shares in an initial public offering (“IPO”) with gross proceeds to the Company of $50 million or more accompanied by a listing of such common shares on the Nasdaq’s National Market, the New York Stock Exchange, or another exchange approved by the Board. At December 31, 2019, the conversion price per preferred share, which is subject to adjustment to provide anti-dilution protection to preferred stockholders, was $1.00, $1.20 and $1.66 for Series A, Series B and Series C, respectively.

See Note 7 – notes payable for description of the convertible debt conversion transactions and Note 10 – warrant liabilities regarding warrants issued in connection with the preferred share purchases.

In connection with the 2019 Series C preferred stock issued for cash, the Company issued warrants, exercisable into 702,811 shares of Series C preferred shares at the conversion price of $1.66 per share. The Company estimated the fair value of the warrants at $155 and recorded a warrant liability, which is reported at fair value at each reporting period, with the change in fair value reported as “loss (gain) from change in fair value of warrant liabilities.”

In connection with the 2020 Series C preferred stock issued in connection with the redemption of related party 2020 convertible notes payable of $3,000 and cash of $3,000 the Company issued warrants, exercisable into 4,445,783 shares of Series C preferred shares at the weighted average conversion price of $1.42 per share. The Company estimated the fair value of the warrants at $336 and recorded a warrant liability, which is reported at fair value at each reporting period, with the change in fair value reported as “loss (gain) from change in fair value of warrant liabilities.”

Note 10 – Warrant Liabilities

The Company has issued warrants that enable the holder to exercise in exchange for common shares or Series C preferred shares. The warrant agreements were reissued on December 31, 2019 upon the Company’s conversion from an LLC partnership to a C corporation. All terms remained identical. See Note 7 - notes payable and Note 9 – redeemable convertible preferred stock for descriptions of the underlying transactions.

The following table presents information for Common and Series C preferred warrants issued and outstanding for the nine months ended September 30, 2020. No warrants have been exercised by the holders.

Series C warrants are exercisable by the holder at any time at the stated exercise price, which price is subject to adjustment to provide anti-dilution protection to the holder. Upon the closing of an Initial Public Offering

(“IPO”), or a merger, sale or other transaction involving substantially all of the assets of the Company (a “Deemed Liquidation “) the holder may require the Company to purchase any unexercised warrants at net value equal to the difference between the exercise price of the warrant and the proceeds the holder would have otherwise received as a result of the Deemed Liquidation or IPO. The Company has no obligation to file for registration of the shares issuable upon exercise of the warrant under the Securities Act. No fractional shares will be issued upon exercise. If upon exercise, the holder would be entitled to a fractional share, the number of shares issued upon exercise will be rounded to the nearest whole share and the difference settled in cash.

	Number of Warrants	Warrant Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Life

Warrants to purchase common stock
Outstanding - December 31, 2019	648,743	$29	$0.25	4.6
Change in fair value	—	1,150	—	—

Outstanding - September 30, 2020	648,743	$1,179	$0.25	3.8

Warrants to purchase Series C preferred stock
Outstanding - December 31, 2019	2,409,637	$530	$1.66	4.6
Issued in connection with the issuance of Facility Debt	60,241	6	$1.66	4.5
Issued in connection with the redemption of convertible debt and cash purchase of redeemable convertible preferred stock	4,445,783	336	$1.66	1.3
Change in fair value	—	13,213	—	—

Outstanding - September 30, 2020	6,915,661	$14,085	$1.66	2.2

Total warrant fair value		$15,264

Note 11 – Stock Options and Stock-Based Compensation

In connection with the Company’s conversion from a partnership to a corporation on December 31, 2019, the Company adopted the 2019 Equity Incentive Plan and converted therein all participants from a previous Profit-Sharing Plan, under which the Company was authorized to issue profit units to officers, directors, employees, and consultants of the Company. All participants transferred with a strike price based on the fair value of the common stock on December 31, 2019.

The 2019 Equity Incentive Plan (“EIP”) provides for the grant of incentive stock option, non-qualified stock options, and other awards. As of September 30, 2020, there were 6,500,000 reserved, 6,280,456 granted, and 219,544 available for grant under the EIP. In May 2020, the Company increased the shares reserved by 1,500,000 to a total of 6,500,000.

Upon the Company’s conversion on December 31, 2019 from a LLC to a C corporation, each profit unit outstanding just prior to the Company conversion was converted to a stock option on a one-to-one basis with an exercise price of $0.05 and a 10-year term, while maintaining the previous profits unit’s vesting period. Upon conversion to stock options, the Company revalued all outstanding profit units to determine if additional stock-based compensation expense should be recorded for this modification. The Company determined the difference between the fair value of profit units immediately before the conversion, and the fair value of the stock options was de minimis, therefore, the Company did not record any additional expense.

To date the Company has issued incentive stock options to the Company’s employees. Stock option awards are issued with an exercise price equal to the estimated fair market value per share at the date of grant with 4-year vesting schedule and a term of 10 years.

The Company recognizes stock-based compensation expense based on the fair value of the awards issued at the date of grant and amortized on a straight-line basis as the employee renders services over the requisite service period. Stock-based compensation expense for the nine months ended September 30, 2020 and 2019 totaled $260 and $129, respectively, of which $0 and $7, respectively, are included in “Cost of revenues”, $0 and $8, respectively in “research and development expense”, and $260 and $114, respectively is included in “selling, general and administrative” expenses.

Changes in our stock options for the nine months ended September 30, 2020 are as follows:

	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Life
Outstanding at January 1, 2020	4,760,456	$0.05	10.0
Granted	1,505,000	$0.54	9.9
Exercised	(952,475)	$0.05	7.2
Forfeited	(458,169)	$0.05	7.4

Outstanding at September 30, 2020	4,854,812	$0.20	8.6

Vested and exercisable at September 30, 2020	1,962,033	$0.18	7.7

The weighted average grant date fair value of stock options granted during the nine months ended September 30, 2020 and 2019, after changes in connection with the Company’s conversion from a LLC to C corporation, ranged from $.05 to $.55 and $.05, respectively, per share. During the nine months ended September 30, 2020 and 2019 stock options of 952,475 and 0 shares, respectively, were exercised. The aggregate intrinsic value of stock options exercised during the nine months ended September 30, 2020 was $415 and of stock options vested and unexercised as of September 30, 2020 totaled $3,318.

Changes in the status of our non-vested share awards for the nine months ended September 30, 2020 is as follows:

	Non-vested Shares Under Option	Weighted Average Grant Date Fair Value per Share
Non-vested at January 1, 2020	2,426,663	$0.05
Granted	1,505,000	$0.47
Vested	(689,721)	$0.36
Forfeited	(349,163)	$0.01

Non-vested at September 30, 2020	2,892,779	$0.17

As of September 30, 2020, we had $534 of total unrecognized share-based compensation expense related to outstanding non vested options, which is expected to be amortized over the remaining weighted average period of approximately 3.3 years.

During the nine months ended September 30, 2020, stock options issued were valued using a Black Scholes option pricing model using the following assumptions:

Nine months ended September 30, 2020
Expected volatility	72.8% to 97.5%
Dividend yield	0%
Risk-free interest rate	0.18% to 0.10%
Expected life (in years)	10

The weighted average expected term of stock options represents the period of time that the stock options granted are expected to be outstanding based on historical exercise trends. The weighted average expected volatility is based on the historical price volatility of the Company’s common stock. The weighted average risk-free interest rate represents the U.S. Treasury bill rate for the expected term of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected term of the stock options.

Note 12 – Income Taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year. There is no provision for income taxes because the Company has incurred operating losses since inception. The Company’s effective income tax rate was 0% for the nine months ended September 30, 2020 and 2019 and the realization of any deferred tax assets is not more likely than not.

Note 13 – Net Loss per Share

The Company’s potential dilutive securities, which include convertible notes payable, redeemable convertible stock, stock options, and common and preferred Series C warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share for the periods indicated below because including them would have had an anti-dilutive effect. The number of shares underlying outstanding convertible note payable, redeemable convertible preferred shares, stock options, and common and preferred warrants at September 30, 2020 and 2019 were as follows:

	Nine months ended September 30,
	2020	2019
Convertible notes payable	5,650,000	3,373,494
Redeemable convertible preferred stock	34,889,331	26,922,465
Stock options	4,854,812	2,538,978
Common and preferred Series C warrants	7,564,404	648,743

Total potential anti-dilutive stock	52,958,547	33,483,680

Note 14 – Commitments and Contingencies

The Company’s financial commitments under leasing arrangements are described elsewhere with in the notes to the financial statements under the capital and operating lease footnotes.

From time to time, the Company has been and may again become involved in legal proceedings arising in the ordinary course of its business. The Company is not aware of any pending or threatened litigation against the Company that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

Note 15 – Related Party Transactions

Prior to 2018, the Company purchased hybrid related inventories of $372 from an officer of the Company. At September 30, 2020 and December 31, 2019, such inventory is considered obsolete in conjunction with the Company’s transition from hybrid solutions to focusing fully on ZEVs and has been written down to zero.

Note 16 – Subsequent Events

In preparing these interim financial statements, management evaluated subsequent events through December 31, 2020, on which date the interim financial statements were available for issue.

Events occurring subsequent to September 30, 2020 include:

•	During November 2020 the Company expanded its production facilities and entered into a noncancelable operating lease that expires in February 2027 and contains provisions for future rent increases.

•

On December 10, 2020, the Company entered into the Business Combination Agreement (“BCA”) with GigCapital3. Pursuant to the BCA, and assuming a favorable vote of Lightning Systems and GigCapital3’s stockholders, Project Power Merger Sub, Inc., (“Merger Sub”), a newly formed subsidiary of GigCapital3, will be merged with and into Lightning Systems (the “Business Combination”). Upon consummation of the Business Combination, the separate corporate existence of Merger Sub will cease, and Lightning Systems will continue as the surviving corporation of the Merger. Lightning Systems will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Lightning Systems’ financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company, for accounting purposes, will be treated as the “acquirer” company. Accordingly, Lightning Systems will be treated as issuing stock for the net assets of Merger Sub, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Under this method of accounting, GigCapital3 will be treated as the acquired company for financial statement reporting purposes.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

GIGCAPITAL3, INC.,

PROJECT POWER MERGER SUB, INC.,

and

LIGHTNING SYSTEMS, INC.

Dated as of December 10, 2020

A-i

(continued)

A-ii

(continued)

Page
SECTION 10.04 Entire Agreement; Assignment	A-62
SECTION 10.05 Parties in Interest	A-62
SECTION 10.06 Governing Law	A-63
SECTION 10.07 Waiver of Jury Trial	A-63
SECTION 10.08 Headings	A-63
SECTION 10.09 Counterparts	A-63
SECTION 10.10 Specific Performance	A-63

EXHIBIT A	Stockholders Agreement
EXHIBIT B	Registration Rights and Lock-Up Agreement
EXHIBIT C	Peer Group
EXHIBIT D	Surviving Corporation Amended and Restated Certificate of Incorporation
EXHIBIT E	GigCapital3 Second Amended and Restated Certificate of Incorporation
EXHIBIT F	Sponsor Support Agreement
EXHIBIT G	Stockholder Support Agreement
EXHIBIT H	PIPE Subscription Agreement
EXHIBIT I	Note Subscription Agreement
EXHIBIT J	Indenture
EXHIBIT K	Amended and Restated Warrant Agreement
SCHEDULE 1.01	Company Knowledge Parties
SCHEDULE 2.05	Directors and Officers of the Surviving Corporation and GigCapital3
SCHEDULE 6.02	Conduct of Business by GigCapital3 and Merger Sub Pending the Merger
SCHEDULE 7.03	Key Company Stockholders

†

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

A-iii

BUSINESS COMBINATION AGREEMENT, dated as of December 10, 2020 (this “Agreement”), by and among GigCapital3, Inc., a Delaware corporation (“GigCapital3”), Project Power Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Lightning Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of GigCapital3;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), GigCapital3 and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital3;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of GigCapital3 (the “GigCapital3 Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of GigCapital3;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, in connection with the transactions contemplated by this Agreement, GigAcquisitions3, LLC (the “Sponsor”) and GigCapital3 shall enter into a Sponsor Support Agreement substantially in the form attached hereto as Exhibit F, providing that, among other things, the Sponsor will vote its shares of GigCapital3 Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, GigCapital3 and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”) substantially in the form attached hereto as Exhibit G, providing that, among other things, the Key Company Stockholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company and the Key Company Stockholders (as defined herein) have entered into a Stockholders Agreement, dated as of October 23, 2020 (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit A, providing that immediately prior to the Closing (i) the Company Preferred Stock shall automatically convert into the number of shares of Company Common Stock issuable thereunder in accordance with the terms of the Stockholders Agreement and (ii) the Key Company Stockholders shall exercise all outstanding Company Warrants prior to the Closing or such Company Warrants shall be deemed expired as of the Effective Time;

WHEREAS, in connection with the Closing, GigCapital3 and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution and delivery of this Agreement, GigCapital3 has entered into a subscription agreement with BP Technology Ventures, Inc. (the “PIPE Investor”) in substantially the form attached hereto as Exhibit H (the “PIPE Subscription Agreement”), pursuant to which the PIPE Investor, upon the terms and subject to the conditions set forth in the PIPE Subscription Agreement, shall purchase shares of GigCapital3 Common Stock at a purchase price of $10.00 per share in a private placement (the “Private Placement”) to be consummated immediately prior to the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, GigCapital3 has entered into subscription agreements with certain investors in substantially the form attached hereto as Exhibit I (collectively, the “Notes Subscription Agreement”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreement, shall purchase from GigCapital3, and GigCapital3 shall issue to such investors, (a) subject to the terms and conditions of an Indenture to be entered into in connection with the Closing between GigCapital3 and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder, in substantially the form attached hereto as Exhibit J (the “Indenture”), $100,000,000 of unsecured promissory notes convertible into shares of GigCapital 3 Common Stock at a conversion price of $11.50 in accordance with the terms thereof, and (b) subject to the terms and conditions of an Amended and Restated Warrant Agreement to be entered into in connection with the Closing between the Company and Continental Stock Transfer & Trust Company, a New York corporation, in substantially the form attached hereto as Exhibit K (the “Amended and Restated Warrant Agreement”), warrants to purchase up to 8,695,652 shares of GigCapital3 Common Stock for a per share exercise price of $11.50 (collectively, the “Notes Financing”), in each case to be consummated immediately prior to the consummation of the Merger and other transactions contemplated hereby; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and GigCapital3 are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options outstanding immediately prior to the Effective Time.

“Aggregate Closing Merger Consideration” means a number of shares of GigCapital3 Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00.

“Aggregate Closing Merger Consideration Value” means (a) $539,220,000, plus (b) the Aggregate Exercise Price, minus (c) the amount by which the Company Closing Net Debt exceeds $15,000,000, minus (d) the amount by which the Company Closing Cash is less than $500,000.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreement, the Notes Subscription

Agreement, the Indenture, the Amended and Restated Warrant Agreement and all other agreements, certificates and instruments executed and delivered by GigCapital3, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated December 31, 2019, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means the aggregate sum of the consolidated cash and cash equivalents of the Company and the Company Subsidiaries as of immediately prior to the Effective Time.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

“Company Closing Net Debt” means all Company Closing Debt, minus all Company Closing Cash.

“Company Common Stock” means the Company’s common stock, with a par value of $0.00001 per share.

“Company Convertible Notes” means the Convertible Promissory Notes issued by the Company with an aggregate principal amount of $9,379,000 pursuant to that certain Convertible Promissory Note Purchase Agreement, dated August 4, 2020, by and between the Company and the other parties thereto.

“Company Debt” means the following consolidated obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other Persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing.

“Company Fully Diluted Capital Stock” means the sum of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options, Company Warrants and Company Convertible Notes, in each case prior to the Effective Time, but excluding any shares to be cancelled pursuant to Section 3.01(b), and (b) the maximum number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Options outstanding as of the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition , assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital3 has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plan” means the Lightning Systems, Inc. 2019 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, including options granted under the Company Option Plan.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Warrant” means a warrant to purchase Company Common Stock and/or Series C Preferred Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or GigCapital3 or its subsidiaries (as applicable) that is not already generally available to the public. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“GigCapital3 Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GigCapital3 dated May 13, 2020.

“GigCapital3 Common Stock” means GigCapital3’s common stock, par value $0.0001 per share.

“GigCapital3 Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of GigCapital3; or (b) would prevent, materially delay or materially impede the performance by GigCapital3 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital3 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital3 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by GigCapital3 as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that GigCapital3 is materially and disproportionately affected thereby as compared with other participants in the industry in which GigCapital3 operates.

“GigCapital3 Organizational Documents” means the GigCapital3 Certificate of Incorporation, By Laws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“GigCapital3 Sale” shall mean the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of GigCapital3 representing more than 50% of the combined voting power of GigCapital3’s then outstanding voting securities, (b) there is consummated a merger or consolidation of GigCapital3 with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the GigCapital3 Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of GigCapital3 immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of GigCapital3 approve a plan of complete liquidation or dissolution of GigCapital3 or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by GigCapital3 of all or substantially all of the assets of GigCapital3 and its Subsidiaries, taken as a whole, other than such sale or other disposition by GigCapital3 of all or substantially all of the assets of GigCapital3and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of GigCapital3 in substantially the same proportions as their ownership of GigCapital3 immediately prior to such sale.

“GigCapital3 Units” means one share of GigCapital3 Common Stock and three-quarters of a GigCapital3 Warrant.

“GigCapital3 Warrants” means warrants to purchase shares of GigCapital3 Common Stock, with each warrant exercisable for one share of GigCapital3 Common Stock at an exercise price of $11.50.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof;

(c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule 1.01 after reasonable inquiry, and in the case of GigCapital3, the actual knowledge of Drs. Avi Katz and Raluca Dinu after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and By Laws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Peer Group” means the companies set forth on Exhibit C.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the GigCapital3 Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means the affirmative vote of the holders of at least a (i) majority of the outstanding shares of the Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis and (ii) seventy percent (70%) of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.00001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, GigCapital3 or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GigCapital3, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Vendor Warrants” means those certain warrants issued or to be issued to certain of the Company’s vendors, exercisable for shares of Company Common Stock, as authorized by the Company Board on September 30, 2020.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of GigCapital3 at such time.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Amended and Restated Warrant Agreement	Recitals
Antitrust Laws	§ 7.13(a)
Blue Sky Laws	§ 4.05(b)
BofA	§ 4.23
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Share Awards	§ 4.03(a)
Company Stockholder Approval	§ 4.19
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(b)
Contribution	§ 4.13(e)
Contributor	§ 4.13(e)
Data Security Requirements	§ 4.13(i)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
Effect	§ 1.01

Defined Term	Location of Definition
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Estimated Closing Statement	§ 3.06(a)
Exchange Act	§ 4.22
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(d)
Financial Statements	§ 4.07(b)
First Share Price Trigger	§ 3.07(c)(i)
GAAP	§ 4.07(a)
GigCapital3	Preamble
GigCapital3 Board	Recitals
GigCapital3 Closing Statement	§ 3.06(b)
GigCapital3 Preferred Stock	§ 5.03(a)
GigCapital3 Proposals	§ 7.01(a)
GigCapital3 SEC Reports	§ 5.07(a)
GigCapital3 Stockholders’ Meeting	§ 7.01(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Improvements	§ 1.01
Initial Post-Closing GigCapital3 Directors	§ 2.05(b)
Indenture	Recitals
IRS	§ 4.10(b)
Land	§ 1.01
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nomura	§ 5.12
Notes Subscription Agreement	Recitals
Notes Financing	Recitals
OFAC	§ 4.17(b)
Oppenheimer	§ 5.12
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding GigCapital3 Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.14
Per Share Merger Consideration	§ 3.01(a)
PIPE Investor	Recitals
PIPE Subscription Agreement	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Preliminary Initial Post-Closing GigCapital3 Directors	§ 2.05(b)

Defined Term	Location of Definition
Prior Financial Statements	§ 4.07(a)
Private Placement	Recitals
Pro Rata Basis	§ 3.07(f)
Program Requirements	§ 4.13(i)
Proxy Statement	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Release Notice	§ 3.07(b)(i)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Second Share Price Trigger	§ 3.07(c)(ii)
Securities Act	§ 5.07(a)
Share Price Triggers	§ 3.07(c)(iii)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Earnout Group	§ 3.07(a)
Stockholder Earnout Shares	§ 3.07(a)
Stockholders Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(p)
Tax Return	§ 4.14(p)
Terminating Company Breach	§ 9.01(f)
Terminating GigCapital3 Breach	§ 9.01(g)
Third Share Price Trigger	§ 3.07(c)(iii)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
WARN Act	§ 4.11(c)
Written Consent	§ 7.03

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of DLA Piper LLP (US), 555 Mission Street, Suite 2400, San Francisco, California 94105, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit D.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, GigCapital3 shall amend and restate, effective as of the Effective Time, the GigCapital3 Certificate of Incorporation to be as set forth on Exhibit E, which shall among other things result in GigCapital3 being renamed as “Lightning eMotors, Inc.”

SECTION 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth under the heading “Surviving Corporation” on Schedule 2.05 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the GigCapital3 Board to be comprised, as of immediately following the Effective Time, of (i) the individuals set forth under the heading “GigCapital3” and the subheading “Directors” on Schedule 2.05 (the “Preliminary Initial Post-Closing GigCapital3 Directors”) and (ii) three individuals nominated in writing by a majority of the Preliminary Initial Post-Closing GigCapital3 Directors prior to the Effective Time, which individuals, upon joining the GigCapital3 Board, must each be an “independent director” (as defined in the New York Stock Exchange Company Manual) thereof with relevant industry or governmental regulatory experience (such individuals comprising the GigCapital3 Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing GigCapital3 Directors”), each to hold office in accordance with the GigCapital3 Certificate of Incorporation and Bylaws of GigCapital3. The parties shall cause the officers of GigCapital3 as of immediately following the Effective Time to be comprised of the individuals set forth under the heading “GigCapital3” and the subheading “Officers” on Schedule 2.05, each to hold office in accordance with the GigCapital3 Certificate of Incorporation and the Bylaws of the GigCapital3.

ARTICLE III.

EFFECTS OF THE MERGER

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of GigCapital3, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock resulting from the conversion or exercise of Company Preferred Stock, Company Warrants, Company Options and Company Convertible Notes prior to the Effective Time) shall be canceled and converted into (i) the right to receive a number of shares of GigCapital3 Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (ii) the contingent right to receive a portion of the Stockholder Earnout Shares, calculated on a Pro Rata Basis together with all other shares of Company Capital Stock held by the holder of such share as of immediately prior to the Effective Time, if, as and when payable in accordance with the provisions of Section 3.07;

(b) each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation; and

(d) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by GigCapital3 and converted into an option to purchase a number of shares of GigCapital3 Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of GigCapital3 Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D);

provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(e) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such Person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of GigCapital3 Common Stock that would otherwise be issuable to such Person following such aggregation shall be rounded up to a whole share of GigCapital3 Common Stock.

SECTION 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, GigCapital3 shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GigCapital3 and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, the number of shares of GigCapital3 Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of GigCapital3 Common Stock, the Stockholder Earnout Shares and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). GigCapital3 shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) and Section 3.07, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, GigCapital3 shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to GigCapital3 and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, eShares, Inc. DBA Carta, Inc. (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and GigCapital3 shall cause the Exchange Agent to deliver, the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only (A) the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a) and (B) the contingent right to receive a portion of the Stockholder Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.07.

(c) Distributions with Respect to Unexchanged Shares of GigCapital3 Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the GigCapital3 Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GigCapital3 Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, GigCapital3 shall pay or cause to be paid to the holder of the certificates representing shares of GigCapital3 Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of GigCapital3 Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of GigCapital3 Common Stock.

(d) No Further Rights in Company Capital Stock. The Per Share Merger Consideration and the Stockholder Earnout Shares payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GigCapital3 Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Except as set forth in Section 3.07 hereto, any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to GigCapital3, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to GigCapital3 for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of GigCapital3 free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, GigCapital3 or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and GigCapital3 shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Surviving Corporation or GigCapital3, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or GigCapital3, as the case may be. The Surviving Corporation, GigCapital3 and any holder of Company Capital Stock, as applicable, shall reasonably cooperate to reduce or seek an exemption from any withholding, including by timely providing IRS Form W-9.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger

Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or GigCapital3 for any reason shall be converted into (a) the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a) and (b) the contingent right to receive a portion of the Stockholder Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

SECTION 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to GigCapital3 a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, GigCapital3 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, GigCapital3 shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of GigCapital3 or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of GigCapital3 or Merger Sub in connection with the Transactions or otherwise in connection with GigCapital3’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding GigCapital3 Transaction Expenses”). On the Closing Date following the Closing, GigCapital3 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding GigCapital3 Transaction Expenses.

(c) GigCapital3 shall not pay or cause to be paid any Outstanding GigCapital3 Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

SECTION 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration or the contingent right to receive any portion of the Stockholder Earnout Shares, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive (i) the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock, and a portion of the Stockholder Earnout Shares if, as and when payable in accordance with the provisions of Section 3.07.

(b) Prior to the Closing, the Company shall give GigCapital3 (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of GigCapital3 (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to GigCapital3 a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, (iii) Company Closing Net Debt, (iv) the Aggregate Exercise Price and (v) the Company Fully Diluted Capital Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to GigCapital3 at any time prior to 12:01 a.m. New York time on the Closing Date.

(b) No later than two (2) Business Days prior to the Closing Date, GigCapital3 shall deliver to the Company a statement certified by an executive officer of GigCapital3 (the “GigCapital3 Closing Statement”) setting forth (i) the Aggregate Closing Merger Consideration, the Aggregate Closing Merger Consideration Value and the Per Share Merger Consideration. If the Company updates the Estimated Closing Statement following the delivery of the GigCapital3 Closing Statement, GigCapital3 shall update the GigCapital3 Closing Statement accordingly and deliver an updated GigCapital3 Closing Statement to the Company. Following the delivery of the GigCapital3 Closing Statement, if the Company has any objection to any amounts included in the GigCapital3 Closing Statement, GigCapital3 and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to GigCapital3 a statement certified by an executive officer of the Company setting forth the Aggregate Closing Merger Consideration that will be payable to each holder of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as GigCapital3 may reasonably request of the Company.

SECTION 3.07 Stockholder Earnout.

(a) Delivery of Stockholder Earnout Shares. After the Closing, subject to the terms and conditions set forth herein, stockholders of the Company who have received, or are entitled to receive, any Per Share Merger Consideration (the “Stockholder Earnout Group”) shall have the contingent right to receive additional shares of GigCapital3 Common Stock based on the performance of GigCapital3 if the requirements as set forth in this Section 3.07 are achieved. At the Closing and immediately prior to the Effective Time, GigCapital3 shall deliver to the Exchange Fund 16,463,096 (Sixteen Million Four Hundred Sixty Three Thousand Ninety Six) shares of GigCapital3 Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Stockholder Earnout Shares”). The Stockholder Earnout Shares shall be allocated on a Pro Rata Basis among the members of the Stockholder Earnout Group in accordance with this Section 3.07.

(b) Procedures Applicable to the Earnout of the Stockholder Earnout Shares.

(i) Promptly upon the occurrence of any triggering event described in Section 3.07(c) below, or as soon as practicable after GigCapital3 becomes aware of the occurrence of such triggering event or receives written notice of such triggering event, GigCapital3 shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Exchange Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Stockholder Earnout Shares to be released from the Exchange Fund and the identity of the person to whom they should be released).

(ii) The Stockholder Earnout Shares that are to be released from the Exchange Fund and distributed to each member of the Stockholder Earnout Group shall be distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis. For the avoidance of doubt, any Stockholder Earnout Shares to be released and distributed pursuant to this Section 3.07 shall be distributed and released as shares of GigCapital3 Common Stock.

(c) Release of Earnout Shares. The Stockholder Earnout Shares shall be released and delivered as follows:

(i) one-third of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th) anniversary of the Closing Date, the VWAP of shares of GigCapital3 Common Stock equals or exceeds $12.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “First Share Price Trigger”);

(ii) one-third of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th) anniversary of the Closing Date the VWAP of shares of GigCapital3 Common Stock equals or exceeds $14.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “Second Share Price Trigger”);

(iii) one-third of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fifth (5th) anniversary of the Closing Date the VWAP of shares of GigCapital3 Common Stock equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable (the “Third Share Price Trigger” and, collectively with the First Share Price Trigger and the Second Share Price Trigger, the “Share Price Triggers”); and

(iv) if the conditions set forth in either Section 3.07(c)(i), (ii) or (iii) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Stockholder Earnout Shares remaining in the Exchange Fund shall be automatically released to GigCapital3 for cancellation and the members of the Stockholder Earnout Group shall not have any right to receive such Stockholder Earnout Shares or any benefit therefrom.

(d) For the avoidance of doubt, (i) if the condition for more than one triggering event is met pursuant to Section 3.07(c), then all of the Stockholder Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the members of the Stockholder Earnout Group in accordance with this Section 3.07 and (ii) if the condition for the triggering event described in Section 3.07(c) with respect to the achievement of the applicable VWAP of shares of GigCapital3 Common Stock for any twenty (20) trading days is met prior to the date that is the thirtieth (30th) consecutive trading day following the Closing, a Release Notice shall be submitted at such time without any requirement to wait until the thirtieth (30th) consecutive trading day following the Closing has passed.

(e) The GigCapital3 Common Stock price targets set forth in Section 3.07(c) and the number of shares of GigCapital3 Common Stock to be issued and released pursuant to Section 3.07(c) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the GigCapital3 Common Stock after the date of this Agreement.

(f) As used in this Section 3.07, the term “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the aggregate Per Share Merger Consideration issued or issuable to such Person by (y) the sum of the aggregate Per Share Merger Consideration issued or issuable to the Stockholder Earnout Group, in each case, as of immediately following the Closing as determined in accordance with the provisions of this Article III.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any fractional Stockholder Earnout Share that would otherwise be issuable to any member of the Stockholder Earnout Group pursuant to this Section 3.07 shall be rounded up to a whole share of GigCapital3 Common Stock.

(h) In the event that there is an agreement with respect to a GigCapital3 Sale entered into after the Closing and prior to the date that is five (5) years following the Closing Date, each of the Share Price Triggers shall be deemed to have been achieved on the day prior to the closing of such GigCapital3 Sale (to the extent such Stockholder Earnout Shares have not previously been issued) and GigCapital3 shall issue the Stockholder Earnout Shares issuable pursuant to Section 3.07(c)(i), (ii) and (iii) on the date prior to the closing of such GigCapital3 Sale (in each case, to the extent such Stockholder Earnout Shares have not previously been issued).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to GigCapital3 and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary.

Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of sixty million (60,000,000) shares of Company Common Stock and forty-six million one hundred eighteen thousand seven hundred eight (46,118,708) shares of Company Preferred Stock. As of the date of this Agreement, (i) four million three hundred seventy-six thousand four hundred thirty-one (4,376,431) shares of Company Common Stock are issued and outstanding, (ii) twelve million two hundred ninety-three thousand fourteen (12,293,014) shares of Series A Preferred Stock are issued and outstanding, (iii) three million eight hundred twenty-five thousand six hundred ninety-four (3,825,694) shares of Series B Preferred Stock are issued and outstanding, (iv) fourteen million one thousand three hundred forty-nine (14,001,349) shares of Series C Preferred Stock are issued and outstanding, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) five million three hundred seventy-eight thousand forty-seven (5,378,047) shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plan or otherwise and (v) Company Warrants to purchase six hundred forty-eight thousand seven hundred forty-three (648,743) shares of Company Common Stock and six million three hundred thirteen thousand two hundred fifty-two (6,313,252) shares of Series C Preferred Stock are issued and outstanding.

(b) Other than the Company Options, the Company Warrants and the Convertible Notes, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) whether or not the Company Share Award was granted pursuant to the Company Option Plan; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to GigCapital3 an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Share Awards as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are subject to vesting as of the date hereof and no Company Options are “early exercisable” as of the date hereof. The treatment of Company Options under Section 3.01(d) hereof is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such equity awards without obtaining the consent of any holder thereof. The Company has no outstanding commitments to grant Company Options.

(d) Schedule 4.03(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to GigCapital3 an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved six hundred forty-eight thousand seven hundred forty-three (648,743) shares of Company Common Stock and six million three hundred thirteen thousand two hundred fifty-two (6,313,252) shares of Company Series C Preferred Stock for future issuance pursuant to the Company Warrants. Each of the Company Warrants shall be terminated or exercised in full for shares of Company Common Stock or Series C Preferred Stock prior to the Closing.

(e) Schedule 4.03(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to GigCapital3 accurate and complete copies of the Company Convertible Notes. All shares of the Company subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved nine million six hundred eight-five thousand three hundred ninety-nine (9,685,399) shares of Series C Preferred Stock for future issuance pursuant to the Company Convertible Notes. Each of the Company Convertible Notes shall be converted in full into shares of Series C Preferred Stock prior to the Closing.

(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(g) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, all outstanding Company Warrants, all outstanding Company Convertible Notes and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(h) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(i) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(j) All outstanding shares of Company Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GigCapital3 and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

SECTION 4.07 Financial Statements.

(a) The Company has made available to GigCapital3 true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2018 and December 31, 2019 (collectively, the “Prior Financial Statements”), which are attached as Schedule 4.07(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes.

(b) The Company has made available to GigCapital3 a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries for the nine month period ended September 30, 2020 (the “2020 Balance Sheet”), and the related reviewed consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the nine month period then ended, which are attached as Schedule 4.07(b) of the Company Disclosure Schedule (such financial statements, including the 2020 Balance Sheet, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individual or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations which do not constitute a Company Material Adverse Effect.

(d) Since January 1, 2018 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2020 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Prior Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company or any Company Subsidiary has any obligation have been made available to GigCapital3. Schedule 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, employment, severance, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan the Company has made available to GigCapital3, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the 2018 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Schedule 4.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in material compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan that has resulted or is reasonably likely to result in material liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company or any Company Subsidiary under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11 Labor and Employment Matters.

(a) Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) 2020 target commission, bonus or other incentive based compensation; and (vii) accrued paid time off. Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule or as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the

Company nor any Company Subsidiary is, nor has been January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since January 1, 2018, there has not been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other material labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and for the past three years have been in compliance in all material respects with all applicable Laws and contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Entities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, (i) all current and former employees of the Company and the Company Subsidiaries, as applicable, are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, are properly classified. Within the past three years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have, since March 31,2020, complied in all material respects and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19 pertaining to employees of the Company and the Company Subsidiaries. The Company has delivered to GigCapital3 accurate and complete copies of all (1) material workplace communications from the Company and any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act or similar state, local or foreign Laws.

SECTION 4.12 Real Property; Title to Assets.

(a) Schedule 4.12(a) of the Company Disclosure Schedule sets forth the Owned Real Property. The Company or one of the Company Subsidiaries has good and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Schedule 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list as of the date of this Agreement of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents in effect as of the date of this Agreement have been made available to GigCapital3. Except as otherwise set forth in Schedule 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property or any portion of the Owned Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.13 Intellectual Property.

(a) Schedule 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company or any Company Subsidiary that would have a replacement cost of more than $75,000; and (iii) all contracts or agreements to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software or shrink-wrap licenses with a replacement cost and/or aggregate annual license and maintenance fees of less than $150,000 and Open Source Licenses). The Company IP specified on Schedule 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and each of the Company and Company Subsidiaries has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company-Owned IP. Except as provided on Schedule 4.13(b) of the Company Disclosure Schedule, immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company and the Company Subsidiaries on terms and conditions identical to those under which they own or use the Company IP immediately prior to the

Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, to the knowledge of the Company, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiaries have disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company and or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, or any Product, and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have an obligation to maintain the confidentiality of the Company’s proprietary information and have assigned all rights, title and interest to such Company-Owned IP to the Company or the applicable Company Subsidiary. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement required to be disclosed in Sections 4.13(a)(iii), 4.13(e) or 4.13(k) of the Company Disclosure Schedule.

(g) All use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Neither the Company nor any Company Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company-Licensed IP, any portion thereof, or any Company IP, to be subject to Copyleft Licenses.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiary, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all Program Requirements and contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company and the Company Subsidiaries have each implemented and maintained, and have required third parties that process Personal Information or Confidential Information for or on behalf of the Company or the Company Subsidiaries to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). Neither the Company nor any Company Subsidiaries has inserted, and to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems or Product components including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any Company Subsidiary has engaged in the sale of Personal information. The Company and the Company Subsidiaries have valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company and the Company Subsidiaries, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or GigCapital3 from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(k) All current officers, management employees, technical and professional employees, consultants and independent contractors of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(l) No funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(m) Neither the Company nor any Company Subsidiaries is, or has ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiaries to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company and the Company Subsidiaries has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

SECTION 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Schedule 4.14(a) of the Company Disclosure Schedule; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(e) No person holds shares of capital stock of the Company that are or non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) Schedule 4.14(f) of the Company Disclosure Schedule lists all service providers of the Company and any Company Subsidiary who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(i) Neither the Company nor any of the Company Subsidiaries (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) The Company has made available to GigCapital3 true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2017, 2018 and 2019.

(k) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

(q) The Company has been properly treated as a partnership for U.S. federal income tax purposes since its formation until December 31, 2019. The Company has not made an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 for any taxable year ending on or prior to December 31, 2017.

SECTION 4.15 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) none of the properties currently or to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, or to the knowledge of the Company, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any material future claims, liabilities or actions, and (f) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

SECTION 4.16 Material Contracts.

(a) Schedule 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Schedule 4.16(a) of the Company

Disclosure Schedule along with any Plan listed on Schedule 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over any 12-month period;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary that is a party require annual payments of $1,000,000 or more by the Company or any Company Subsidiary that is a party thereto;

(iv) all management and employment contracts (excluding at-will contract for employment that do not contain any severance or change of control provisions) and all contracts with natural person consultants and independent contractors that cannot be terminated with less than 30 days’ prior notice, in either case to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(vi) all partnership agreements or other joint venture agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xi) all contracts involving use of any Company-Licensed IP required to be listed in Schedule 4.13(a) of the Company Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to GigCapital3; and

(xiii) all agreements or instruments guarantying the debts or other obligations of any person.

(b) Except as would not constitute a Company Material Adverse Effect (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to GigCapital3 true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

SECTION 4.17 International Trade Laws.

(a) The Company and the Company Subsidiaries are in compliance in all respects with all International Trade Laws applicable to them, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary, or, to the Company’s actual or constructive knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company and the Company Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

SECTION 4.18 Insurance.

(a) Schedule 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not constitute a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this

Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.20 Certain Business Practices. Since January 1, 2017, none of the Company, the Company’s predecessors, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company, the Company’s predecessors, or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery/anti-corruption Laws. The Company, the Company’s predecessors and all Company Subsidiaries have adopted and maintain adequate policies, procedures, and controls to ensure that the Company, the Company’s predecessors and the Company Subsidiaries have complied and are in compliance with all applicable anti-bribery/anti-corruption Laws. The Company, the Company’s predecessors and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company, the Company’s predecessors and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records and accounts; and (iii) the Company, the Company’s predecessors and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company, the Company’s predecessors and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company, the Company’s predecessors and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

SECTION 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.23 Brokers. Except for Bank of America (“BofA”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GigCapital3, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GigCapital3, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GigCapital3, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF GIGCAPITAL3 AND MERGER SUB

Except as set forth in the GigCapital3 SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GigCapital3 SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), GigCapital3 hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) Each of GigCapital3 and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a GigCapital3 Material Adverse Effect.

(b) Merger Sub is the only subsidiary of GigCapital3. Except for Merger Sub, GigCapital3 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Certificate of Incorporation and By Laws. Each of GigCapital3 and Merger Sub has heretofore furnished to the Company complete and correct copies of the GigCapital3 Organizational Documents and the Merger Sub Organizational Documents. The GigCapital3 Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither GigCapital3 nor Merger Sub is in violation of any of the provisions of the GigCapital3 Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of GigCapital3 consists of (i) one-hundred million (100,000,000) shares of GigCapital3 Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value

$0.0001 per share (“GigCapital3 Preferred Stock”). As of the date of this Agreement (i) twenty-five million eight hundred ninety-three thousand four hundred seventy-nine (25,893,479) shares of GigCapital3 Common Stock are issued and outstanding (which includes twenty million (20,000,000) shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of GigCapital3 Common Stock are held in the treasury of GigCapital3, (iii) fifteen million six hundred seventy thousand one hundred and eight (15,670,108) GigCapital3 Warrants are issued and outstanding and (iv) fifteen million six hundred seventy thousand one hundred and eight (15,670,108) shares of GigCapital3 Common Stock are reserved for future issuance pursuant to the GigCapital3 Warrants. As of the date of this Agreement, there are no shares of GigCapital3 Preferred Stock issued and outstanding. Each GigCapital3 Warrant is exercisable for one share of GigCapital3 Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GigCapital3 free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding GigCapital3 Units, shares of GigCapital3 Common Stock and GigCapital3 Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the GigCapital3 Organizational Documents.

(d) The Per Share Merger Consideration being delivered by GigCapital3 hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the GigCapital3 Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the PIPE Subscription Agreement, securities issued pursuant to the Notes Subscription Agreement, the Indenture and the Amended and Restated Warrant Agreement, securities issued by GigCapital3 as permitted by this Agreement and the GigCapital3 Warrants, GigCapital3 has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GigCapital3 or obligating GigCapital3 to issue or sell any shares of capital stock of, or other equity interests in, GigCapital3. All shares of GigCapital3 Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GigCapital3 nor any subsidiary of GigCapital3 is a party to, or otherwise bound by, and neither GigCapital3 nor any subsidiary of GigCapital3 has granted, any equity appreciation rights, participations, phantom equity or similar rights. GigCapital3 is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GigCapital3 Common Stock or any of the equity interests or other securities of GigCapital3 or any of its subsidiaries. There are no outstanding contractual obligations of GigCapital3 to repurchase, redeem or otherwise acquire any shares of GigCapital3 Common Stock. There are no outstanding contractual obligations of GigCapital3 to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of GigCapital3 and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GigCapital3 and Merger Sub and the consummation by each of GigCapital3 and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GigCapital3 or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of GigCapital3 Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of GigCapital3 Common Stock and the amendment and restatement of the GigCapital3 Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of GigCapital3 Common Stock). This Agreement has been duly and validly executed and delivered by GigCapital3 and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GigCapital3 and Merger Sub, enforceable against GigCapital3 and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GigCapital3 and Merger Sub do not, and the performance of this Agreement by each of GigCapital3 and Merger Sub will not, (i) conflict with or violate the GigCapital3 Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of GigCapital3 or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GigCapital3 or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GigCapital3 or Merger Sub is a party or by which each of GigCapital3 or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a GigCapital3 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GigCapital3 and Merger Sub do not, and the performance of this Agreement by each of GigCapital3 and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GigCapital3 or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither GigCapital3 nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GigCapital3 or Merger Sub or by which any property or asset of GigCapital3 or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GigCapital3 or Merger Sub is a party or by which GigCapital3 or Merger Sub or any property or asset of GigCapital3 or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a GigCapital3 Material Adverse Effect. Each of GigCapital3 and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for GigCapital3 or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GigCapital3 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 13, 2020, together with any amendments, restatements or supplements thereto (collectively, the “GigCapital3 SEC Reports”). GigCapital3 has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GigCapital3 with the SEC to all agreements, documents and other instruments that previously had been filed by GigCapital3 with the SEC and are currently in effect. As of their respective dates, the GigCapital3 SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GigCapital3 has filed with the SEC on a timely basis all documents required with respect to GigCapital3 by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GigCapital3 SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GigCapital3 as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GigCapital3 has no off-balance sheet arrangements that are not disclosed in the GigCapital3 SEC Reports. No financial statements other than those of GigCapital3 are required by GAAP to be included in the consolidated financial statements of GigCapital3.

(c) Except as and to the extent set forth in the GigCapital3 SEC Reports, neither GigCapital3 nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GigCapital3’s and Merger Sub’s business.

(d) GigCapital3 is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) GigCapital3 has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GigCapital3 and other material information required to be disclosed by GigCapital3 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GigCapital3’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GigCapital3’s principal executive officer and principal financial officer to material information required to be included in GigCapital3’s periodic reports required under the Exchange Act.

(f) GigCapital3 maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GigCapital3 maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GigCapital3 has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GigCapital3 to GigCapital3’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GigCapital3 to record, process, summarize and report financial data. GigCapital3 has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GigCapital3. Since May 13, 2020, there have been no material changes in GigCapital3 internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GigCapital3 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GigCapital3. GigCapital3 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither GigCapital3 (including any employee thereof) nor GigCapital3’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GigCapital3, (ii) any fraud, whether or not material, that involves GigCapital3’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GigCapital3 or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GigCapital3 SEC Reports. To the knowledge of GigCapital3, none of the GigCapital3 SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since May 13, 2020, except as expressly contemplated by this Agreement, (a) GigCapital3 has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any GigCapital3 Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of GigCapital3, threatened against GigCapital3, or any property or asset of GigCapital3, before any Governmental Authority. Neither GigCapital3 nor any material property or asset of GigCapital3 is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GigCapital3, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The GigCapital3 Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital3 and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of GigCapital3 approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of GigCapital3 at the GigCapital3 Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GigCapital3 necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of GigCapital3 Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the

Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except for Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GigCapital3 or Merger Sub.

SECTION 5.13 GigCapital3 Trust Fund. As of the date of this Agreement, GigCapital3 has no less than $202,029,413.99 in the trust fund established by GigCapital3 for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 18, 2020, between GigCapital3 and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. GigCapital3 has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GigCapital3 or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between GigCapital3 and the Trustee that would cause the description of the Trust Agreement in the GigCapital3 SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GigCapital3, that would entitle any person (other than stockholders of GigCapital3 who shall have elected to redeem their shares of GigCapital3 Common Stock pursuant to the GigCapital3 Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GigCapital3 Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GigCapital3, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GigCapital3 shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GigCapital3 as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of GigCapital3 due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GigCapital3 who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to GigCapital3 in connection with its efforts to effect the Merger (including deferred fees owed by GigCapital3 to Nomura and Oppenheimer, pursuant to that certain Underwriting Agreement, dated May 13, 2020, among Nomura, Oppenheimer and GigCapital3). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GigCapital3 has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GigCapital3 at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the GigCapital3 SEC Reports, GigCapital3 and Merger Sub have never employed any employees or retained any contractors or consultants. Other than reimbursement of any out-of-pocket expenses incurred by GigCapital3’s officers and directors in connection with activities on GigCapital3’s behalf in an aggregate amount not in excess of the amount of cash held by GigCapital3 outside of the Trust Account, GigCapital3 and Merger Sub have no unsatisfied material liability with respect to any employee, officer or director. GigCapital3 and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any liability, actual or contingent, including through association with an ERISA Affiliate, under any employment agreement, or any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement. Neither the execution and delivery of this Agreement by GigCapital3 nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of GigCapital3 or Merger Sub, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by GigCapital3 or Merger Sub, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of GigCapital3 or Merger Sub for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

SECTION 5.15 Taxes.

(a) GigCapital3 and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that GigCapital3 or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GigCapital3, for any material Taxes of GigCapital3 that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither GigCapital3 nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) None of GigCapital3 or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Neither GigCapital3 nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither GigCapital3 nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(f) Neither GigCapital3 nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between GigCapital3 and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) Neither GigCapital3 nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither GigCapital3 nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) There are no Tax liens upon any assets of GigCapital3 or the Merger Sub except for Permitted Liens.

(j) None of GigCapital3 or the Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of GigCapital3 and the Merger Sub: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

SECTION 5.16 Listing. The issued and outstanding GigCapital3 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIK.U.” The issued and outstanding shares of GigCapital3 Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIK”. The issued and outstanding GigCapital3 Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIK.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of GigCapital3, threatened in writing against GigCapital3 by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the GigCapital3 Units, the shares of GigCapital3 Common Stock or GigCapital3 Warrants or terminate the listing of GigCapital3 on the New York Stock Exchange. None of GigCapital3 or any of its affiliates has taken any action in an attempt to terminate the registration of the GigCapital3 Units, the shares of GigCapital3 Common Stock or the GigCapital3 Warrants under the Exchange Act.

SECTION 5.17 GigCapital3’s and Merger Sub’s Investigation and Reliance. Each of GigCapital3 and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by GigCapital3 and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GigCapital3, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither GigCapital3 nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to GigCapital3, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to GigCapital3 or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless GigCapital3 shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GigCapital3 (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that (i) the exercise or settlement of any Company Options or grants of Company Options in the ordinary course of business consistent with past practice, (ii) the issuance of Company Common Shares contemplated under the Stockholders Agreement, (iii) the conversion of Company Convertible Notes into Series C Preferred Stock contemplated under the Company Convertible Notes and (iv) the issuance of up to 400,000 Vendor Warrants shall not require the consent of GigCapital3, provided that such Vendor Warrants shall terminate or convert into shares of Company Common Stock prior to the Effective Time; or (B) any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iii) except as contemplated or permitted under the Stockholders Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $2,000,000; or (B) incur any indebtedness for borrowed money in excess of $10,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than (i) increases in the ordinary course of business and increases required by the terms of a Plan or applicable Law and (ii) increases that do not result in compensation, incentives or benefits for the current directors, officers, employees or consultants of the Company that are materially more favorable to such directors, officers, employees or consultants than those provided by the Peer Group to their respective directors, officers, employees or consultants, as applicable, or (B) enter into any new, or materially amend any existing severance or termination agreement (or the severance or termination provisions of existing employment agreements) with any current or former director, officer or employee whose compensation would exceed, on an annualized basis, $300,000 other than any new severance or termination agreement or material amendment to existing severance or termination agreements (or to the severance or termination provisions of any existing employment agreements) with any current director, officer or employee of the Company that do not result in any such director, officer or employee receiving severance or termination benefits that are more favorable to such director, officer, or employee that those provided by the Peer Group to their respective directors, officers or employees, as applicable; provided, that any increase to the compensation, incentives or benefits of any current officer of the Company, or any decision to hire any new officer of the Company (and the terms of any sure hire), shall be made by the Company only in consultation with GigCapital3;

(vii) materially amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

(viii) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(ix) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, in each case, in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(x) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by GigCapital3 and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including (x) entering into the PIPE Subscription Agreement and consummating the Private Placement and (y) entering into the Notes Subscription Agreement and the Indenture and consummating the Notes Financing), except as set forth on Schedule 6.02 attached hereto and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), GigCapital3 agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GigCapital3 and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including (1) entering into the PIPE Subscription Agreement and consummating the Private Placement and (2) entering into the Notes Subscription Agreement and the Indenture and consummating the Notes Financing), or in connection with the terms and conditions of the PIPE Subscription Agreement, the Notes Subscription Agreement, the Indenture or the Amended and Restated Warrant Agreement, or as set forth on Schedule 6.02 attached hereto or as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither GigCapital3 nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the GigCapital3 Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GigCapital3 other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GigCapital3 Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GigCapital3 Common Stock or GigCapital3 Warrants except for redemptions from the Trust Fund that are required pursuant to the GigCapital3 Organizational Documents;

(d) other than pursuant to the PIPE Subscription Agreement, the Notes Subscription Agreement, the Indenture, the Amended and Restated Warrant Agreement and the Sponsor Support Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital3 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital3 or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital3, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital3 or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director; or

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and GigCapital3 on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against GigCapital3, Merger Sub or any other person (a) for legal relief against monies or other assets of GigCapital3 or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against GigCapital3 (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and GigCapital3 consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, GigCapital3 shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event GigCapital3 prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements, (i) GigCapital3 (with the assistance and cooperation of the Company as reasonably requested by GigCapital3) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of GigCapital3 and to the stockholders of the Company as an information statements relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to GigCapital3’s stockholders, the meeting of GigCapital3’s stockholders (the “GigCapital3 Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of GigCapital3 Common Stock as contemplated by this Agreement, including the consummation of the Private Placement pursuant to the PIPE Subscription Agreement, (3) the

Notes Subscription Agreement, the Indenture, the Amended and Restated Warrant Agreement and the Notes Financing, (4) the second amended and restated GigCapital3 Certificate of Incorporation as set forth on Exhibit E, (5) the Equity Plan, (6) the classes of the members of the GigCapital3 Board as of immediately following the Effective Time, (7) the election of the Initial Post-Closing GigCapital3 Directors to serve as the members of the GigCapital3 Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified and (8) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “GigCapital3 Proposals”) and (ii) GigCapital3 shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GigCapital3 Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of GigCapital3 immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as GigCapital3 may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. GigCapital3 and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, GigCapital3 shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of GigCapital3 Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, each of the Company and GigCapital3 shall mail the Proxy Statement to their respective stockholders. Each of GigCapital3 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GigCapital3 or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GigCapital3 and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the GigCapital3 Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GigCapital3 and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) GigCapital3 represents that the information supplied by GigCapital3 for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital3, (iii) the time of the GigCapital3 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to GigCapital3 or Merger Sub, or their respective officers or directors, should be discovered by GigCapital3 which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GigCapital3 shall promptly inform the Company. All documents that GigCapital3 is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital3, (iii) the time of the GigCapital3 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GigCapital3. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02 GigCapital3 Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) GigCapital3 shall call and hold the GigCapital3 Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the GigCapital3 Proposals, and GigCapital3 shall use its reasonable best efforts to hold the GigCapital3 Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GigCapital3). GigCapital3 shall use its reasonable best efforts to obtain the approval of the GigCapital3 Proposals at the GigCapital3 Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the GigCapital3 Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The GigCapital3 Board shall recommend to its stockholders that they approve the GigCapital3 Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, GigCapital3 shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to GigCapital3, of holders of the Requisite Approval (including the Key Company Stockholders listed on Schedule 7.03) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company, other than Key Company Stockholders, until after delivery of the Written Consent to GigCapital3.

SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GigCapital3 shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor GigCapital3 shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated August 27, 2020 (the “Confidentiality Agreement”), between GigCapital3 and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (2) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the Company or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of the Company, other than with GigCapital3 and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide GigCapital3 with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, GigCapital3 shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. GigCapital3 shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

SECTION 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan for the Surviving Corporation with an award pool of GigCapital3 Common Stock equal to ten percent (10%) of the shares of GigCapital3 Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus the aggregate number of shares of GigCapital3 Common Stock underlying the Exchanged Options, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each of January 1, 2022 and each anniversary thereof during the effectiveness of such plan by an amount equal to five percent (5%) of the shares of GigCapital3 Common Stock outstanding as of 12:01 a.m. (Pacific Time) on such date, and which plan shall be effective at and after the Closing (the “Equity Plan”). GigCapital3 shall take all steps necessary to have the Equity Plan approved by the stockholders of GigCapital3 prior to Closing.

(b) GigCapital3 shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, GigCapital3 shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, GigCapital3, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. GigCapital3 further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) On the Closing Date, GigCapital3 shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GigCapital3 with the post-Closing directors and officers of GigCapital3 and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(c) On and after the Closing Date, for a period of no less than six years, GigCapital3 shall maintain public company directors’ and officers’ liability insurance with full, continuous prior acts coverage for pre-Closing acts, errors, omissions, or claims based on the status, of GigCapital3’s directors and officers. Such coverage shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under GigCapital3’s public company D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six years, GigCapital3 shall, with regard to pre-Closing acts, errors, omissions of GigCapital3 directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of GigCapital3 just prior to Closing.

SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to GigCapital3, and GigCapital3 shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

SECTION 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Without limiting the foregoing, the Company shall send all notices and take such other actions as may be necessary to cause the Company Warrants to either terminate or convert into shares of Company Common Stock and/or shares of Series C Preferred Stock in accordance with their terms prior to the Effective Time.

SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of GigCapital3 and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of GigCapital3 and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent GigCapital3 or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.11 Tax Matters. Each of GigCapital3, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of GigCapital3, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. With respect to any period to which Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, apply, the Company shall (x) cause its “partnership representative” to make the election under Section 6226(a) of the Code with respect to the alternative payment of “imputed underpayment” (within the meaning of Section 6225 of the Code) by the Company, (y) take any action necessary, including filings, disclosures and notifications necessary to effectuate such election, or (z) if the election under Section 6226(a) is not available, to take any other actions to ensure any liability resulting from any “imputed underpayment” (within the meaning of Section 6225 of the Code) is borne by the members of the Company for the year to which such “imputed underpayment” relates.

SECTION 7.12 Stock Exchange Listing. GigCapital3 will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, GigCapital3 shall use its reasonable best efforts to keep the GigCapital3 Units, GigCapital3 Common Stock and GigCapital3 Warrants listed for trading on the New York Stock Exchange.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated financial statements of the Company and the Company Subsidiaries for the twelve (12) month periods ended December 31, 2018 and December 31, 2019 and (ii) the reviewed financial statements of the Company and the Company Subsidiaries for the nine (9) month period ended September 30, 2020, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than December 31, 2020.

SECTION 7.15 Trust Account. As of the Effective Time, the obligations of GigCapital3 to dissolve or liquidate within a specified time period as contained in GigCapital3’s Certificate of Incorporation will be terminated and GigCapital3 shall have no obligation whatsoever to dissolve and liquidate the assets of GigCapital3 by reason of the consummation of the Merger or otherwise, and no stockholder of GigCapital3 shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GigCapital3 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GigCapital3 (to be held as available cash on the balance sheet of GigCapital3, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.16 Section 16 Matters. Prior to the Closing, GigCaptial3 shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of GigCapital3 Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act. GigCapital3 shall provide such individuals with copies of any resolutions proposed to be adopted by the GigCapital3 Board in connection with the foregoing prior to such adoption.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GigCapital3 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to GigCapital3.

(b) GigCapital3 Stockholders’ Approval. The GigCapital3 Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital3 in accordance with the Proxy Statement, the DGCL, the GigCapital3 Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of GigCapital3 Common Stock shall be listed on the New York Stock Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, GigCapital3 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

(i) Minimum Proceeds. GigCapital3 shall have cash and cash equivalents in the Trust Account and from the transactions contemplated in the PIPE Subscription Agreement and the Notes Subscription Agreement of an aggregate amount not less than $150,000,000.

SECTION 8.02 Conditions to the Obligations of GigCapital3 and Merger Sub. The obligations of GigCapital3 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to GigCapital3 a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.05, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) PIPE Subscription Agreement. The PIPE Subscription Agreement shall be in full force and effect and nothing shall exist that would impair the Private Placement occurring in connection with the Closing.

(h) Notes Subscription Agreement, Indenture and Amended and Restated Warrant Agreement. The Notes Subscription Agreement, the Indenture and the Amended and Restated Warrant Agreement shall be in full force and effect and nothing shall exist that would impair the Notes Financing occurring in connection with the Closing.

(i) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than GigCapital3) shall have delivered, or cause to be delivered, to GigCapital3 copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(j) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to GigCapital3 a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by GigCapital3 with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(k) PCAOB Financial Statements. The Company shall have delivered to GigCapital3 the PCAOB Financial Statements.

(l) Company Convertible Notes. The Company Convertible Notes shall have converted into shares of Series C Preferred Stock in accordance with the terms thereof.

(m) Company Warrants. The Company Warrants shall have terminated or converted into shares of Company Common Stock or Series C Preferred Stock (including, for the avoidance of doubt, that the Vendor Warrants shall have terminated or converted into shares of Company Common Stock) in accordance with their terms.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GigCapital3 and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital3 Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of GigCapital3 and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital3 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital3 Material Adverse Effect.

(b) Agreements and Covenants. GigCapital3 and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. GigCapital3 shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of GigCapital3, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No GigCapital3 Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Closing Merger Consideration.

(f) Registration Rights and Lock-Up Agreement. GigCapital3 shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by GigCapital3.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GigCapital3, as follows:

(a) by mutual written consent of GigCapital3 and the Company; or

(b) by either GigCapital3 or the Company if the Effective Time shall not have occurred prior to June 30, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either GigCapital3 or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either GigCapital3 or the Company if any of the GigCapital3 Proposals shall fail to receive the requisite vote for approval at the GigCapital3 Stockholders’ Meeting; or

(e) by GigCapital3 if the Company shall have failed to deliver the Written Consent to GigCapital3 within forty-eight (48) hours after the Registration Statement becomes effective; provided, however, that GigCapital3’s right to terminate this Agreement pursuant to this Section 9.01(e) shall expire at the end of the fifth (5th) Business Day following the date on which the Written Consent is delivered to GigCapital3; or

(f) by GigCapital3 upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GigCapital3 has not waived such Terminating Company Breach and GigCapital3 and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, GigCapital3 may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GigCapital3 to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital3 or Merger Sub set forth in this Agreement, or if any representation or warranty of GigCapital3 or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GigCapital3 Breach”); provided that the Company has not waived such Terminating GigCapital3 Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GigCapital3 Breach is curable by GigCapital3 and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as GigCapital3 and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GigCapital3;

(h) by GigCapital3 if the PCAOB Financial Statements shall not have been delivered to GigCapital3 by the Company on or before December 31, 2020; or

(i) by either GigCapital3 or the Company if the condition set forth in Section 8.01(i) has not been satisfied.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that GigCapital3 and the Company shall each pay one-half of all expenses relating to (a) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (b) the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (a) GigCapital3 may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of GigCapital3 or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of GigCapital3 or Merger Sub contained herein or in any document delivered by GigCapital3 and/or Merger pursuant hereto and (iii) waive compliance with any agreement of GigCapital3 or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GigCapital3 or Merger Sub:

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi Katz, President and Chief Executive Officer

Email: avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Company:

Lightning Systems, Inc.

815 14th Street SW, Suite A100

Loveland, CO 80537

Attention: Timothy R. Reeser, Chief Executive Officer

Email: tim.reeser@lightningemotors.com

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

34th Floor

New York, NY 10036

Attention: Jonathan M.A. Melmed; Keith M. Townsend

Email: jmelmed@kslaw.com; ktownsend@kslaw.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of New York; provided, however, that any matter of corporate law that would be governed by the DGCL shall be governed by and construed in accordance with the DGCL, without regard to any conflict of law rule or principle that would result in the application of any laws other than the DGCL. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the State of New York or any other New York state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the state courts of the State of New York or, if that court does not have jurisdiction, any court of the United States located in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, GigCapital3, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGCAPITAL3, INC.

By	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

PROJECT POWER MERGER SUB, INC.

By	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

LIGHTNING SYSTEMS, INC.

By	/s/ Timothy R. Reeser
Name:	Timothy R. Reeser
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Stockholders Agreement

Exhibit A

Exhibit A

LIGHTNING SYSTEMS, INC.

STOCKHOLDERS’ AGREEMENT

OCTOBER 23, 2020

LIGHTNING SYSTEMS, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of the 23rd day of October, 2020, by and among Lightning Systems, Inc., a Delaware corporation (the “Company”), and the persons listed as Major Investors on Exhibit A attached hereto (each of which is referred to in this Agreement as a “Major Investor” and collectively as the “Major Investors”). Capitalized terms used herein and not defined herein shall have the meanings set forth in the Certificate.

RECITALS

A. The Company and the Major Investors have reviewed that certain letter of intent, dated September 21, 2020, by and between the Company and GigCapital3, Inc., a Delaware corporation (“GigCapital3”), which is attached hereto as Exhibit B (the “Term Sheet”), pursuant to which the Company intends to combine with GigCapital3 upon the terms and conditions provided therein, as amended, revised and approved by the Company’s Board of Directors and stockholders (the “Transaction”).

B. The Company and the Major Investors agree that, pursuant to the Company’s Certificate of Incorporation dated December 31, 2019, as amended prior to the date of this Agreement (as amended, the “Certificate”), the Transaction shall not be treated as a Deemed Liquidation Event, nor does it constitute a Qualified Public Offering. The Company and the Major Investors, however, agree that upon consummation of the Transaction the intent of the parties is to provide rights and benefits to the Major Investors that are tantamount to a Qualified Public Offering in all material respects, all as expressly set forth in this Agreement.

C. Pursuant to the Certificate, all of the outstanding shares of the Company’s Preferred Stock shall be mandatorily converted into shares of the Company’s Common Stock (a “Mandatory Conversion”) upon (i) the vote or written consent of the holders of at least 70% of the outstanding Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), or (ii) the occurrence of a Qualified Public Offering.

D. The undersigned Major Investors (as defined in that certain Amended and Restated Investor Rights Agreement, dated as of May 18, 2020, by and between the Company and the parties thereto, (the “Investor Rights Agreement”)) hold at least (i) 97% of the Company’s Series B Preferred Stock and Series C Preferred Stock, collectively as a single class on an as-converted to Common Stock basis, and (ii) 75% of the Company’s capital stock, collectively as a single class, on a fully diluted basis (inclusive of Company warrants to purchase equity securities of the Company (collectively the “Warrants”) as well as outstanding convertible notes issued by the Company).

E. The Major Investors constitute the “Requisite Holders” and therefore are entitled to force a Mandatory Conversion based on the conversion ratio as set forth in the Certificate, plus any declared but unpaid dividends.

F. In order to induce GigCapital3 to enter into the Transaction, the Major Investors and the Company hereby agree that this Agreement shall govern the rights and obligations of the Major Investors and the Company regarding the matters set forth herein.

G. In order to further induce GigCapital3 to enter into the Transaction, the parties desire that, upon the consummation of the Transaction, that certain Voting Agreement, dated as of December 31, 2019, by and between the Company and the parties thereto (the “Voting Agreement”) and that certain Co-Sale Agreement, dated as of December 31, 2019, by and between the Company and the parties thereto (the “Co-Sale Agreement”) shall be terminated and of no further force or effect, subject to the survival of those rights and obligations that, by their terms, survive termination.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Mandatory Conversion. Provided that (i) the Company’s stockholders have approved the Transaction and its terms as required by the Certificate and the Investor Rights Agreement, (ii) the aggregate value of the shares of GigCapital3 common stock to be received by the stockholders of the Company pursuant to the Transaction is at least $500,000,000 and (iii) all conditions to the consummation of the Transaction as set forth in the business combination agreement to be entered into between the Company and GigCapital 3 (the “Business Combination Agreement”) have been satisfied or waived by the other party affected (clauses (i) – (iii), collectively, the “Conditions”), each Major Investor hereby agrees and consents to the conversion of all outstanding shares of the Company’s Preferred Stock into shares of the Company’s Common Stock, pursuant to Section 5.1(b) of the Certificate, at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Certificate (the “Conversion”) immediately prior to consummation of the Transaction. For clarity, to the extent the Transaction is not consummated, the Conversion as contemplated by this Agreement will not occur.

2. Dividends. Provided that all of the Conditions have been satisfied, the Major Investors hereby agree that all accrued and unpaid dividends on the Preferred Stock at the time of Conversion shall be paid, immediately prior to the conversion of the Company’s Common Stock into shares of common stock of GigCapital 3 as contemplated by the Business Combination Agreement, in shares of the Company’s Common Stock based on the PIK Conversion Shares (as defined below) for each holder. For purposes of this Section 2, the PIK Conversion Shares for each holder of Preferred Stock shall be calculated as follows:

PIK Conversion Shares = Dividend Value divided by the Exchange Ratio

•	Dividend Value = the aggregate dollar value of all accrued and unpaid dividends on all shares of Preferred Stock held by a such holder at the time of conversion

•

Exchange Ratio = (i) the Aggregate Closing Merger Consideration Value (as defined in the Business Combination Agreement) divided by (ii) the total number of shares of Common Stock of the Company (calculated on a fully-diluted basis assuming the conversion of all outstanding securities of the Company that are convertible into shares of Common Stock).

3. Warrants.

(a) The Company and each Major Investor agree to the following amendments to the Company’s outstanding Warrants ((i) and (ii) below, together, the “Warrant Amendments”):

(1) The termination, expiration and exercise period for all outstanding Warrants shall be the time immediately prior to the consummation of the Transaction, and in no event shall any Warrants be exercisable following the consummation of the Transaction; and

(2) In the event that the Transaction has not been consummated by December 31, 2020 (despite all of the Conditions to the Transaction having been satisfied or waived by the Company), the termination date, expiration date and exercise period of the Warrants currently scheduled to expire on December 31, 2020 (the “Short Term Warrants”) are hereby amended to be the earlier of (1) the time set forth in clause (i) above and (2) March 31, 2021.

(b) The parties further agree that any action by the Company, its Board of Directors or agents, any Major Investor or any third party in preparation for or anticipation of the Transaction (including actions taken pursuant to this Agreement) shall be exempt from the provisions of Section 7 of the Warrants relating to early termination of the Warrants upon the occurrence of certain events, and from any other provisions of any Warrant that would have a similar effect on one or more of the Warrants, and none of such actions singly or together shall be deemed to cause any early termination of one or more Warrants or to have a comparable result. Each Major Investor agrees either to (1) exercise in full all outstanding Warrants held by such Major Investor on a net basis or standard cash basis, at the Warrant holder’s discretion, immediately prior to the consummation of the Transaction or (2) provide five days’ written notice to the Company of its determination not to exercise its Warrants, or a combination of (1) and (2) if the Warrant holder so chooses, in which case any such unexercised Warrants shall terminate and expire immediately prior to the Transaction.

4. Termination of Other Agreements. Provided that all the Conditions have been satisfied, the Company and each of the undersigned Major Investors hereby agree that, contemporaneously with the consummation of the Transaction, each of the Investor Rights Agreement, the Voting Agreement and the Co-Sale Agreement shall be terminated and have no further force or effect, subject to the survival of those rights and obligations (a) that have accrued under such contracts prior to the date the Transaction is consummated or (b) that, by their terms, survive termination.

5. Confidentiality. Each Major Investor agrees that such Major Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement unless such confidential information is known or becomes known to the public in general; provided, however, that a Major Investor may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company and the Transaction, or as may otherwise be required by law, regulations or government rules, including those adopted by the Securities and Exchange Commission and applicable state securities authorities, provided that the Major Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6. Reservation of Common Stock. The Company will at all times reserve and keep available for issuance such number of shares of Common Stock sufficient to effect the Mandatory Conversion and to permit the full exercise of the Warrants and the conversion of the Company’s outstanding convertible promissory notes and other convertible securities, and to permit the subsequent conversion of Company securities issued upon such exercise and conversion into shares of the Company’s Common Stock.

7. Covenants. Subject to all the Conditions being satisfied, each Major Investor agrees:

(a) to vote or cause to be voted (in person, by proxy or by action by written consent or in any other manner permitted by applicable law, as applicable) all shares of Company stock owned by such Major Investor, or over which such Major Investor has voting control, from time to time and at all times to effectuate the Conversion and the Warrant Amendments and the other terms of this Agreement and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to effectuate the Conversion and the Warrant Amendments and the other terms of this Agreement.

(b) to execute and deliver all related documentation and take such other action in support of the Conversion and the Warrant Amendments and the other terms of this Agreement as shall reasonably be requested by the Company including, without limitation, any voting, support, or joinder agreement, consent, waiver, and any similar or related documents.

(c) not to deposit, and to cause their Affiliates not to deposit, any shares of the Company owned by such party or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so in connection with the Transaction.

(d) The preceding provisions of this Section 7 are not intended, and shall not be interpreted, to prevent a Major Investor from voting, consenting or withholding consent as it sees fit with respect to the approval of the Transaction and its terms.

8. Miscellaneous.

8.1 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature block or Exhibit A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.5.

8.6 Failure of Transaction. Sections 1, 2, 3, 4 and 7 of this Agreement automatically shall be void and of no effect if all of the Conditions are not satisfied or if the Transaction is not consummated and the Business Combination Agreement is terminated pursuant to its terms. If the Transaction is not consummated for any reason, the Mandatory Conversion as contemplated by this Agreement shall not occur and the Warrants shall revert to their terms as currently in effect, except that (i) the termination date, expiration date and exercise period for the Short Term Warrants shall remain March 31, 2021 and (ii) Section 3(b) shall remain in effect and apply to all Warrants.

8.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock then held by the Major Investors (voting as a single class and on an as-converted basis).

8.8 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.

8.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement effective as of the date first above written.

COMPANY:

LIGHTNING SYSTEMS, INC.

By:
Name:
Title:	President and Chief Executive Officer

ADDRESS:

Lightning Systems, Inc.
815 14th Street SW, Suite A100
Loveland, Colorado 80537

[Additional Signatures on Following Page]

MAJOR INVESTORS:

BP TECHNOLOGY VENTURES INC.

By:
Name:
Title:

ROSELLA HOLDINGS, LTD.

By:
Name:
Title:

ARAVAIPA VENTURE FUND, LLC

By:
Name:
Title:

AC ENERGY TECHNOLOGIES LLC

By:
Name:
Title:

FRONT RANGE VENTURES LLC

By:
Name:
Title:

CUPOLA INFRASTRUCTURE INCOME FUND, LLLP

By:
Name:
Title:

EXHIBIT B

Registration Rights and Lock-Up Agreement

Exhibit B

Exhibit B

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [_____ __], 202[_] by and among Lightning eMotors, Inc., a Delaware corporation f/k/a GigCapital3, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Project Power Merger Sub, Inc., a Delaware corporation, and Lightning Systems, Inc., a Delaware corporation (“Lightning”) are party to that certain Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into Lightning (the “Merger”), with Lightning surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto and may in the future issue additional shares of Common Stock (the “Earnout Shares”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below: “Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” means any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold Company securities entitling them to exercise more than 50% of all votes for the election of directors of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” has the meaning set forth in Section 2.1.1.

“Form S-3” has the meaning set forth in Section 2.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Lightning” shall have the meaning given in the Recitals hereto.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) 180 days after the date of the closing pursuant to the Business Combination Agreement (the “Business Combination”) or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.3.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) all of the Earnout Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Effective Time, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form S-1 filed with the Commission in connection with the Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”, provided, however, that such Pro Rata proportion shall not include any unvested Earnout Shares)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this

Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the Effective Time, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the

Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7 Transfers to the Company’s officers, directors or their affiliates;

5.2.8 pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 2.2.2 through 2.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL3, INC.

By:
Name:
Title:

Address for Notice:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

[NAME]

By:
Name:
Title:

Address for Notice:

Telephone No.:
Facsimile No.:
Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

EXHIBIT C

Peer Group

Semtech

Proto Labs

Fox Factory

Power Integrations

Advanced Energy Indus

Vicor

Rambus

American Axle

Ballard Power Sys

Vivint Solar

Bloom Energy

Plug Power

Stoneridge

Shyft Group

Allied Motion Tech

Workhorse

Westport Fuel Sys

American Superconductor

Fuel Cell Energy

Exhibit C

EXHIBIT D

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit D

Exhibit D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIGHTNING SYSTEMS, INC.

I.

The name of this corporation is Lightning Systems, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent 19904. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

EXHIBIT E

GigCapital3 Second Amended and Restated Certificate of Incorporation

Exhibit E

Exhibit E

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL3, INC.

[                ], 2021

GigCapital3, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “GigCapital3, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2020, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 13, 2020 (as amended to date, the “Original Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Lightning eMotors, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [251,000,000]1 shares, consisting of (a) [250,000,000] shares of common

[1]	Note to Draft: Subject to review of final pro forma post-closing capitalization table.

stock, par value $0.0001 per share (the “Common Stock”) and (b) [1,000,000] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such

Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the

District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital3, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL3, INC.

By:
Name:	Dr. Avi Katz
Title:	President and Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

EXHIBIT F

Sponsor Support Agreement

Exhibit F

Exhibit F

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 10, 2020, is entered into by and among GigAcquisitions3, LLC, a Delaware limited liability company (the “Sponsor”), GigCapital3, Inc., a Delaware corporation (“GigCapital3”), and Lightning Systems, Inc., a Delaware Corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Project Power Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GigCapital3 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital3;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

WHEREAS, the Sponsor is currently the record owner of 5,635,000 shares of GigCapital3 Common Stock (the “Sponsor Shares”); and

WHEREAS, as a condition and inducement to the willingness of GigCapital3 and the Company to enter into the BCA, GigCapital3, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital3 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor agrees that, at the GigCapital3 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital3 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital3, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital3 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and (iii) each of the proposals and any other matters necessary or reasonably requested by GigCapital3 for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Business Combination Proposal other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If the Sponsor receives any inquiry or proposal with respect to a Business Combination Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that GigCapital3 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital3 and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital3 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital3).

b. The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of GigCapital3 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

5. Further Assurances. From time to time, at either GigCapital3’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in GigCapital3’s capital stock by reason of any stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

7. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital3 and the Company.

8. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 8):

if to GigCapital3, to it at:

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi Katz, President and Chief Executive Officer

Email: avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to it at:

GigAcquisitions3, LLC

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi Katz

Email: avi@gigcapitalglobal.com

if to the Company, to it at:

Lightning Systems, Inc.

815 14th Street SW, Suite A100

Loveland, CO 80537

Attention: Timothy R. Reeser, Chief Executive Officer

Email: tim.reeser@lightningemotors.com

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

34th Floor

New York, NY 10036

Attention: Jonathan M.A. Melmed; Keith M. Townsend

Email: jmelmed@kslaw.com; ktownsend@kslaw.com

10. Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital3 and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

12. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

15. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

17. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger, (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of GigCapital3, the Company and the Sponsor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL3:

GIGCAPITAL3, INC.

By: Dr. Avi S. Katz, Executive Chairman of the Board, President, Chief Executive Officer, and Secretary

SPONSOR:

GIGACQUISITIONS3, LLC

By: Dr. Avi S. Katz, Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

THE COMPANY:

LIGHTNING SYSTEMS, INC.

By: Timothy R. Reeser, Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

EXHIBIT G

Stockholder Support Agreement

Exhibit G

Exhibit G

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of December 10, 2020 (this “Agreement”), by and among GigCapital3, Inc., a Delaware corporation (“GigCapital3”), and certain of the stockholders of Lightning Systems, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GigCapital3, Project Power Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital3 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital3; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA (including but not limited to the conversion of all Company Preferred Stock into Company Common Stock and the exercise or termination of all Company Warrants pursuant to the Stockholders Agreement, in each case subject to and effective immediately prior to the consummation of the Merger under the BCA) provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and to act by written consent of Company stockholders, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected to prevent the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Agreements, Related Agreements. Subject to the consummation of the Closing pursuant to the BCA each Stockholder, severally and not jointly, hereby agrees that the following shall terminate effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) Investors’ Rights Agreement, dated as of December 31, 2019, by and among the Company and the stockholders of the Company named therein (the “Rights Agreement”), (b) Co-Sale Agreement, dated as of December 31, 2019, by and among the Company and the stockholders of the Company named therein (the “Co-Sale Agreement”), (c) Voting Agreement dated as of December 31, 2019 by and among the Company and the stockholders of the Company named therein (the “Voting Agreement” and, together with the Rights Agreement and the Co-Sale Agreement, the “Stockholder Agreements”) and (d) if applicable to any Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the Stockholders’ Agreement; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to GigCapital3 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of incorporation and bylaws, (iv) the Stockholders Agreement and (v) the Stockholder Agreements. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by GigCapital3 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital3, to it at:

GigCapital3, Inc. 1731 Embarcadero Rd., Suite 200 Palo Alto, CA 94303
Attention:	Dr. Avi Katz, President and Chief Executive Officer
Email:	avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 3.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital3, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital3, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital3 and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL3, INC.

By:
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BP TECHNOLOGY VENTURES INC.

By:
Name: Craig Coburn
Title: Director

Address:

Email:

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROSELLA HOLDINGS, LTD.

By:
Name:	Karen Higgins

By:
Name:	Alison Wyser

Title:	For Portman Welbeck Limited as Corporate Directors for Rosella Holdings Limited

Address:

Email:

Signature page to Stockholder Support Agreement

EXHIBIT H

PIPE Subscription Agreement

Exhibit H

Exhibit H

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 10, 2020, by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and BP Technology Ventures, Inc. (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (the “Business Combination Agreement”), among the Company, Lightning Systems, Inc., a Delaware corporation (“Lightning”), and Project Power Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and Lightning (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into Subscription Agreements with certain investors in substantially the form attached to the Business Combination Agreement (the “Notes Subscription Agreements”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreements, shall purchase from the Company, and the Company shall issue to such investors, (i) $100,000,000 of unsecured promissory notes convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a conversion price of $11.50 in accordance with the terms thereof (the “Convertible Notes”), and (ii) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 (the transactions described in the foregoing clauses (i) and (ii), collectively, the “Notes Financing”), in each case to be consummated concurrently with the Transaction; and

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”) immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect); and

(iv) all conditions precedent to the closing of the Notes Financing set forth in the Notes Subscription Agreements shall have been satisfied or waived, and the Closing shall occur concurrently with the closing of the Notes Financing.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to the Transaction Agreement that materially and adversely affects the Company; and

(iv) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise) or in the results of operations, or business of the Company or Lightning.

f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has a material adverse effect on the business, financial condition, prospects or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).

b. The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware.

c. The Subscribed Shares are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”)(the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 250,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 25,893,479 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 15,670,108 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing; provided, that the Company shall consummate the Notes Financing concurrently with the Closing and the terms and conditions of the Note Financing shall be consistent with the provisions of the term sheet for the Note Financing attached hereto as Exhibit A. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on May 13, 2020 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscribed Shares.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the New York Stock Exchange under the symbol “GIK” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Shares to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and

Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Shares shall contain a legend to such effect. Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

Each book entry for the Subscribed Shares shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including Lightning and its respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that none of Oppenheimer & Co. Inc. and Nomura Securities International, Inc., each acting as a placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided

Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, Lightning and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, Lightning and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, Lightning and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means, and none of the Company, the Placement Agent, Lightning or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a

non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Shares. The Placement Agent and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Common Stock, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that, notwithstanding Section 8(i) of this Subscription Agreement, the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Shares.

a. The Company agrees that, within forty five (45) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the Subscribed Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Subscribed Shares have actually been sold and (iii) the date which is two years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, by the Subscriber who has requested participation in such underwritten offering and by the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant, on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all participants in such underwritten offering) or in such manner as they may agree.

e. Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Shares pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

f. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

h. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the Subscriber then holding a majority of the Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) the Subscriber (the “Required Subscriber”), and provided further, that Section 4, this Section 8(h) and Section 8(j) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent. Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscriber (and if required, the Placement Agent) in conformance with this Section 8(h), such amendment, modification, waiver or termination shall be binding on the Subscriber and effective as to all of this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against the Subscriber unless such amendment, modification or waiver applies to the Subscriber, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, (iii) any amendment to Section 3(i), Section 5, or Section 6 (to extend the Outside Date beyond June 30, 2021) of this Subscription Agreement and (iv) any amendment, modification or other change that alters the Per Share Purchase Price, the Purchase Price, or the number of Subscribed Shares shall require the consent of the undersigned Subscriber.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that the Placement Agent is an express third-party beneficiary of its express rights in Section 3, Section 4, Section 8(h) and this Section 8(j) of this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2(c) this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. Each party hereto further agrees that the none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

o. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

p. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

q. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

r. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL3, INC.

By:
Name: Dr. Avi Katz
Title: Chief Executive Officer
Address for Notices: 1731 Embarcadero Road, Suite 200 Palo Alto, California 94303

Signature Page to GigCapital3, Inc. Subscription Agreement

SUBSCRIBER: Signature of Subscriber:

By:
Name:
Title:
Date:
Name of Subscriber:

BP Technology Ventures, Inc.
(Please print. Please indicate name and capacity of person signing above)

Name in which shares are to be registered (if different):

Email Address:

Subscriber’s EIN:

Jurisdiction of residency:

Number of Subscribed Shares subscribed for:	2,500,000

Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$25,000,000

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital3, Inc. Subscription Agreement

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:
☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;
☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

EXHIBIT A

Note Financing Term Sheet

EXHIBIT I

Notes Subscription Agreement

Exhibit I

Exhibit I

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 10, 2020, by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and [•] (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (the “Business Combination Agreement”), among the Company, Lightning Systems, Inc., a Delaware corporation (“Lightning”), and Project Power Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and Lightning (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to, and contingent on, the consummation of the Transaction, (x) that principal amount of the Company’s 7.50% convertible senior notes due 2024 (the “Notes”), set forth on the signature page hereto (the “Subscribed Notes”) and (y) that number of warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) set forth on the signature page hereto (the “Subscribed Warrants” and, together with the Subscribed Notes, the “Subscribed Securities”) for an aggregate purchase price equal to 100.0% of the principal amount of the Subscribed Notes (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Securities in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, concurrently with the execution of this Subscription Agreement, or prior to the closing date of the Transactions (the “Closing Date”), the Company will enter into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other institutional accredited investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such investors shall agree to purchase on the Closing Date, inclusive of the Subscribed Securities, an aggregate amount of up to $100,000,000 in aggregate principal amount of the Notes (the “Other Subscribed Securities” and together with the Subscribed Securities, the “Collective Subscribed Securities”);

WHEREAS, in connection with the issuance of the Notes on the Closing Date, the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) will enter into an indenture in respect of the Notes in substantially the form attached hereto as Exhibit A (the “Indenture”); and

WHEREAS, in connection with the issuance of the Subscribed Warrants on the Closing Date, the Company and the Subscriber will enter into an amended and restated warrant agreement in respect of the Subscribed Warrants in substantially the form attached hereto as Exhibit B (the “Warrant Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Securities (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Securities to Subscriber. Subscriber shall deliver to the Company, on the Closing Date, the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against delivery (with such delivery to occur promptly following receipt of the Purchase Price) by the Company to Subscriber of (i) the Subscribed Notes in book entry form pursuant to the DWAC procedures of the Depository Trust Company (“DTC”), which will act as securities depository for the Notes, free and clear of any liens or other restrictions (other than those arising under the Indenture, this Subscription Agreement or state or federal securities laws), in the name of a custodian designated by Subscriber (which custodian shall have properly posted such DWAC for release by the Trustee through the facilities of DTC), and (ii) the Warrant Agreement executed by the Company, evidencing the issuance to Subscriber of the Subscribed Warrants on and as of the Closing Date, subject to the Subscriber’s execution of such Warrant Agreement. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of any of the Subscribed Securities or the Common Stock for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to the Transaction Agreement that materially and adversely affects the Company;

(iv) the Company shall not have entered into any Other Subscription Agreement with a lower purchase price per $1,000 principal amount of the Notes or other terms (economic or otherwise) substantially more favorable to such other subscriber or investor than as set forth in this Subscription Agreement;

(v) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise) or in the results of operations, or business of the Company or Lightning;

(vi) the Company shall have cash and cash equivalents in the Trust Account from the transactions contemplated in this Subscription Agreement, the Other Subscription Agreements and the separate subscription agreement for the sale of common stock of an aggregate amount not less than $150,000,000 pursuant to the terms and conditions of the Business Combination Agreement, of which at least $50,000,000 is from the Trust Account and no more than $75,000,000 is from the transactions contemplated in this Subscription Agreement and the Other Subscription Agreements; and

(vii) all conditions precedent to the closing of the $25,000,000 investment by British Petroleum Technology Ventures, Inc. (“BP”) set forth in that certain Subscription Agreement, dated as of December 10, 2020, by and between BP and the Company shall have been satisfied or waived, and the Closing shall occur concurrently with the investment by BP.

f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has a material adverse effect on the business, financial condition, prospects or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).

b. The Subscribed Securities have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware. The Indenture has been duly authorized by the Company and, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, respectively, in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

c. The Subscribed Securities are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Notes or the Warrants under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in the Indenture, the Warrant Agreement and Section 4© of this Subscription Agreement with respect to the status of the Notes or the Warrants as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Securities and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”) (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 250,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 25,893,479 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 15,670,108 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, or (ii) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on May 13, 2020 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Securities or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the New York Stock Exchange under the symbol “GIK” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Securities by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Securities.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Securities to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Securities and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Securities.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Securities.

e. Subscriber understands that the Subscribed Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Securities have not been registered under the Securities Act. Subscriber understands that the Subscribed Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Securities shall contain a legend to such effect. Subscriber understands and agrees that the Subscribed Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Securities and may be required to bear the financial risk of an investment in the Subscribed

Securities for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Securities.

Each book entry for the Subscribed Securities shall contain a notation, and each certificate (if any) evidencing the Notes and the Warrants shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Securities directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Securities, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Securities, including with respect to the Company and the Transaction (including Lightning and its respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Securities. Subscriber acknowledges and agrees that none of Oppenheimer & Co. Inc. and Nomura Securities International, Inc., each acting as a placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Securities nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Securities and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Securities to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Securities solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, Lightning and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Securities were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, Lightning and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, Lightning and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the

Company. Subscriber did not become aware of this offering of the Subscribed Securities, nor were the Subscribed Securities offered to Subscriber, by any other means, and none of the Company, the Placement Agent, Lightning or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Securities, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Securities and determined that the Subscribed Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Securities or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Securities were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Securities covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Securities.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Securities. The Placement Agent and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Securities or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Common Stock, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that, notwithstanding Section 8(j) of this Subscription Agreement, the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Securities.

a. The Company agrees that, within forty five (45) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the (I) shares of Common Stock issuable upon (x) conversion of the Subscribed Notes and (y) exercise of the Subscribed Warrants and (II) the Warrants (together, the “Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will provide a draft of the Registration Statement to the Subscriber for review at least three (3) business days in advance of filing the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the SEC. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities, until the earliest of (i) the date on which the Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Registrable Securities have actually been sold and (iii) the date which is three years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, by the Subscriber who has requested participation in such underwritten offering and by the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant, on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all participants in such underwritten offering) or in such manner as they may agree.

e. Subscriber shall, severally and not jointly with the Other Subscribers, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Securities regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Securities pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Securities, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Except as otherwise provided in clause (d) above, the Company shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of the Company in connection with this Agreement

f. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Securities acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

h. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Securities, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

i. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that Section 4, this Section 8(i) and Section 8(k) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

j. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

k. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that the Placement Agent is an express third-party beneficiary of its express rights in Section 3, Section 4, Section 8(i) and this Section 8(k) of this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2© this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. Each party hereto further agrees that the none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(k), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

l. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

m. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

n. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

p. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Securities pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Securities or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL3, INC.
By:
Name: Dr. Avi Katz
Title: Chief Executive Officer
Address for Notices:
1731 Embarcadero Road, Suite 200
Palo Alto, California 94303

Signature Page to GigCapital3, Inc. Subscription Agreement

SUBSCRIBER:
Signature of Subscriber:

By:
Name:
Title:
Date:
Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name in which shares are to be registered (if different):
Email Address:
Subscriber’s EIN:

Jurisdiction of residency:

Aggregate Principal Amount of Subscribed Notes subscribed for:

Aggregate Number of Subscribed Warrants subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital3, Inc. Subscription Agreement

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501©(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

EXHIBIT J

Indenture

Exhibit J

Exhibit J

EXHIBIT A

[Form of Indenture]

[LIGHTNING EMOTORS, INC.]

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of [                ], 2021

7.50% Convertible Senior Notes due 2024

EXHIBIT

Exhibit A	Form of Note	A-238

INDENTURE dated as of [                ], 2021 between [LIGHTNING EMOTORS, INC.], a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 7.50% Convertible Senior Notes due 2024 (the “Notes”), initially in an aggregate principal amount not to exceed $100,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Company, and this Indenture the valid, binding and legal agreement of the Company and the Trustee, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“30-Day ADTV” means, as of any date and with respect to any shares of Common Stock, the arithmetic average of the products, for each Scheduled Trading Day in the 30 Scheduled Trading Day period ending on, and including, the Scheduled Trading Day immediately preceding such date, of (i) the daily trading volume in such shares of Common Stock on the applicable exchange for such Scheduled Trading Day and (ii) the volume weighted average sale price per share of Common Stock for such Scheduled Trading Day; provided that in the case of calculating the amount in this clause (ii) with respect to any shares of Common Stock, in respect of any Scheduled Trading Day occurring on or subsequent to the Ex-Dividend Date for such dividend or distribution, such amount shall be increased by an amount of cash in U.S. dollars per share of Common Stock distributed, or to be distributed, in such dividend or distribution, net of any applicable withholding taxes, as determined by the

Conversion Agent, in which case such amount shall be reduced to the amount that would then be in effect if such dividend or distribution had not been declared.

“Additional Interest” means all amounts, if any, payable pursuant to Section 6.03, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the issue date of the Notes, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Business Combination” means the business combination involving GigCapital3, Inc. and Lightning Systems, Inc., pursuant to that certain Business Combination Agreement, dated as of December 10, 2020, by and among the GigCapital3, Inc., Lightning Systems, Inc. and Project Power Merger Sub, Inc.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that debt securities that are convertible into or exchangeable for Capital Stock shall not constitute Capital Stock prior to their conversion or exchange, as the case may be.

“Clause A Distribution” shall have the meaning specified in Section 14.04(c).

“Clause B Distribution” shall have the meaning specified in Section 14.04(c).

“Clause C Distribution” shall have the meaning specified in Section 14.04(c).

“close of business” means 5:00 p.m. (New York City time).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share, at the date of this Indenture, subject to Section 14.07.

“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Company Mandatory Conversion Condition” means the conditions required for the Company to cause Notes to be converted pursuant to Section 14.03(a).

“Company Order” means a written order of the Company, signed on behalf of the Company by an Officer.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Date” shall have the meaning specified in Section 14.02(c).

“Conversion Obligation” shall have the meaning specified in Section 14.01(a).

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Conversion Rate” shall have the meaning specified in Section 14.01(a).

“Corporate Trust Office” means the corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: [Lightning eMotors] Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[ZEV] <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(b) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Distributed Property” shall have the meaning specified in Section 14.04(c).

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCQB or the OTCQX.

“Equity Conditions” means, with respect to an given date of determination: (i) on each day during the period beginning thirty calendar days prior to such applicable date of determination and ending on and including such applicable date of determination either (x) one or more registration statements filed with the Commission pursuant to the Subscription Agreement shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the resale of all shares of Common Stock to be issued in connection with the event requiring this determination, as applicable, in the event requiring this determination (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”) or (y) all shares of Common Stock issuable upon conversion of the applicable Notes shall be eligible for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission; (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Notes and exercise of the Warrants) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation, as applicable; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of the Notes on a timely basis in accordance herewith; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination) may be issued in full without violating Section 14.13 hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Change (as defined in the Indenture) shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any registration statement required to be filed with the Commission pursuant to the Subscription Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of all shares of Common Stock issuable upon conversion of the applicable Notes in accordance with the terms of the Subscription Agreement or (2) any shares of Common Stock issuable upon conversion of the applicable Notes to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes and the Company is then current with its filings with the Commission, (viii) none of the Holders shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Transaction Document; (x) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure as of such applicable date of determination; (xi) on the applicable date of determination all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the portion of this Note being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full from the authorized and available shares of Common Stock of the Company; (xii) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default (as defined in the Indenture) or an event that with the passage of time or giving of notice would constitute an Event of Default; or (xiii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

“Equity Conditions Failure” means, with respect to any date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder).

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Election” shall have the meaning specified in Section 14.12.

“Expiration Date” shall have the meaning specified in Section 14.04(e).

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs prior to the Maturity Date:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of the Company solely for the purpose of changing its jurisdiction or incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity shall be a Fundamental Change pursuant to this clause (b);

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock (or other Common Equity underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 14.02(a)). Any event, transaction or series of related transactions that constitute a Fundamental Change under both clause (a) and clause (b) above (determined without regard to the proviso in clause (b) above) shall be deemed to be a Fundamental Change solely under clause (b) above (and, for the avoidance of doubt, shall be subject to the proviso in clause (b) above). If any transaction in which the Common Stock is replaced by the equity securities of another entity occurs. references to the Company in this definition shall instead be references to such other entity.

“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(c).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).

“Global Note” shall have the meaning specified in Section 2.05(b).

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Holder”, as applied to any Note, or other similar terms, means any Person in whose name at the time a particular Note is registered on the Note Register (and in the case of a Global Note and solely with respect to Section 6.12 and Section 14.13, the indirect holder of Notes held through its participant).

“Indebtedness” means, without duplication, (a) all obligations of the Company and its Subsidiaries for borrowed money (including any securitization facility) or with respect to deposits or advances of any kind, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such the Company and its Subsidiaries upon which interest charges are customarily paid, (d) all Capital Lease Obligations of the Company and its Subsidiaries, (e) all obligations of the Company and its Subsidiaries as an account party in respect of letters of credit and (f) all obligations of the Company and its Subsidiaries in respect of bankers’ acceptances.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Interest Make-Whole Amount” means, with respect to the conversion of any Note, in an amount denominated in U.S. dollars, the sum of all regularly scheduled interest payments, if any, due on such Note on each Interest Payment Date occurring after the Conversion Date for such conversion and on or before the Maturity Date; provided, however, that (A) for these purposes, the amount of interest due on the Interest Payment Date immediately after such Conversion Date will be deemed to be the following amount: (x) if such Conversion Date is prior to [                ], 2023, an amount equal to twelve months of interest and (y) if such Conversion Date is on or after [                ], 2023, any accrued and unpaid interest, if any, at such Conversion Date, plus any remaining amounts that would be owed to, but excluding, the Maturity Date in respect of such Notes, including all regularly scheduled interest payments; and (B) if such Conversion Date occurs after the Company has sent a Mandatory Conversion Notice, then the Interest Make-Whole Amount for such conversion shall be the sum of all regularly scheduled interest payments, if any, due on such Note on each Interest Payment Date occurring after the Conversion Date for such conversion to, but excluding, the Maturity Date.

“Interest Payment Date” means each [                ] and [                ] of each year, beginning on [                ], 2021.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Mandatory Conversion” means a conversion pursuant to Section 14.03(a).

“Mandatory Conversion Date” means the Conversion Date for a Mandatory Conversion, as provided in Section 14.03(c).

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means [                ], 2024.

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.

“Note Register” shall have the meaning specified in Section 2.05(a).

“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).

“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, General Counsel, any Assistant General Counsel, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 17.05.

“open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, that is delivered to the Trustee.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c) Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d) Notes surrendered for purchase in accordance with Article 15 for which Paying Agent holds money sufficient to pay the Fundamental Change Repurchase Price, in accordance with Section 15.04(b);

(e) Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and

(f) Notes repurchased by the Company pursuant to the last sentence of Section 2.10 after the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08.

“Paying Agent” shall have the meaning specified in Section 4.02.

“Permitted Indebtedness” means Indebtedness consisting of (i) Indebtedness in respect of Capital Lease Obligations in an aggregate amount not to exceed $30,000,000, (ii) Indebtedness under that certain Loan and Security Agreement, dated as of October 10, 2019, by and between Cupola Infrastructure Income Fund, L.L.L.P and Lightning Hybrids, LLC, and (iii) any other Indebtedness, in an amount for the Permitted Indebtedness under clauses (ii) and (iii) not to exceed $15,000,000 in the aggregate; provided that, such Permitted Indebtedness under clauses (ii) and (iii) above shall be reduced to an amount not to exceed $5,000,000 within thirty (30) Business Days of the issue date of the Notes.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples in excess thereof.

“Physical Settlement” shall have the meaning specified in Section 14.02(a).

“Physical Settlement Method” means, with respect to any conversion of Notes, the Physical Settlement.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Reference Property” shall have the meaning specified in Section 14.07(a).

“Regular Record Date,” with respect to any Interest Payment Date, means the May 1 or November 1 (whether or not such day is a Business Day) immediately preceding the applicable May 15 or November 15 Interest Payment Date, respectively.

“Redemption” means the repurchase of any Note by the Company pursuant to 4.10.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.05(c).

“Restrictive Legend” shall have the meaning specified in Section 2.05(d).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 14.02(a)(iv).

“Share Exchange Event” has the meaning specified in Section 14.07(a).

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act as in effect on the date of this Indenture; provided that, in the case of a Subsidiary of the Company that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $20,000,000.

“Spin-Off” shall have the meaning specified in Section 14.04(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” shall have the meaning specified in Section 11.01(a).

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“transfer” shall have the meaning specified in Section 2.05(c).

“Trigger Event” shall have the meaning specified in Section 14.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“unit of Reference Property” shall have the meaning specified in Section 14.07(a).

“Valuation Period” shall have the meaning specified in Section 14.04(c).

“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $2,000,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.

“Wholly Owned Subsidiary” means, with respect to any Person, any direct or indirect Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”.

Section 1.02 References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03. Unless the context otherwise requires, any express mention of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01 Designation and Amount. The Notes shall be designated as the “7.50% Convertible Senior Notes due 2024.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $100,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company maintained by the Company for such purposes in the United States, which shall initially be the Corporate Trust Office and in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c) Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(c). The Trustee shall have no responsibility for the calculation of the Defaulted Amounts.

(ii) The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.04 Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile or other electronic signature of one of its Officers.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. (a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee or Note Registrar and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed on a Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c), all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the Applicable Procedures.

(c) Every Note that bears or is required under this Section 2.05(c) to bear the legend set forth in this Section 2.05(c) (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(c), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

(d) Each Global Note shall bear a legend in substantially the following form (the “Restrictive Legend”) (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms or (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Legend required by this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number. The Restrictive Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Company’s delivery to the Trustee of written notice to such effect, without further action by the Company, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary. Without limiting the generality of any other provision of this Indenture, the Trustee will be entitled to receive an instruction letter from the Company before taking any action with respect to effecting any such mandatory exchange or other process. The Company and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.

The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) and (ii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Legend specified in this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Company, the Trustee, the Paying Agent, the Conversion Agent or any other agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Neither the Company nor the Trustee shall have any responsibility or liability for any act or omission of the Depositary. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to, or upon the order of, the registered Holder(s) (which shall be the Depositary or its nominee in the case of a Global Note).

The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(d) Any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED

BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).

(e) Any Note or Common Stock issued upon conversion or exchange of a Note that is repurchased or owned by any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

(f) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of, or exemptions from, the Securities Act, applicable state securities laws or other applicable law.

Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order, the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes upon the written request of the Company. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08 Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, registration of transfer or exchange or conversion, if surrendered to any Person that the Company controls other than the Trustee, to be surrendered to the Trustee for cancellation and they will no longer be considered outstanding under this Indenture upon their payment at maturity, registration of transfer or exchange or conversion. All Notes delivered to the Trustee shall be canceled promptly by it. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures. After such cancellation, the Trustee shall deliver a certificate of such cancellation to the Company, at the Company’s written request in a Company Order.

Section 2.09 CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Note, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.10 Additional Notes; Repurchases. The Company may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities laws purposes, such additional Notes shall have a separate CUSIP number, ISIN or other identifying numbers. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Sections 10.05 and 17.05, as the Trustee shall reasonably request. In addition, the Company may, to the extent permitted by law and without the consent of Holders, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company may, at its option and to the extent permitted by applicable law, reissue, resell, hold or surrender to the Trustee for cancellation in accordance with Section 2.08 any Notes that the Company may repurchase, in the case of a reissuance or resale, so long as such Notes do not constitute “restricted securities” (as defined under Rule 144) upon such reissuance or resale. Any Notes that the Company may repurchase shall be considered outstanding for all purposes under this Indenture (other than, at any time when such Notes are held by the Company, any of its Subsidiaries or its Affiliates or any Subsidiary of any of such Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture) unless and until such time the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08 and, upon receipt of a written order from the Company, the Trustee shall cancel all Notes so surrendered.

ARTICLE 3

SATISFACTION AND DISCHARGE

Section 3.01 Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (ii) after the Notes have (x) become due and payable, whether on the Maturity Date, on any Fundamental Change Repurchase Date or otherwise and/or (y) been converted (and the related consideration due upon conversion has been determined), the Company has deposited with the Trustee cash and/or has delivered to Holders shares of Common Stock, as applicable, (in the case of Common Stock, solely to satisfy the Company’s Conversion Obligation) sufficient, without consideration of reinvestment, to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of

Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.

ARTICLE 4

PARTICULAR COVENANTS OF THE COMPANY

Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Fundamental Change Repurchase Price, if applicable) of, the Settlement Amounts owed upon conversion on, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company or Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or Interest or Defaulted Amounts payments hereunder.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in the United States an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office.

The Company may also from time to time designate a Paying Agent one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as a place where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (if applicable) or for conversion and where notices in respect of the Notes and this Indenture may be made; provided that no office of the Trustee shall be a place for service of legal process on the Company.

Section 4.03 Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.10, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04 Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust;

provided, that a Paying Agent appointed as contemplated under Section 15.02(f) shall not be required to deliver any such instrument.

The Company shall, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) or such accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) and accrued and unpaid interest, if any, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d) Subject to applicable law, any money deposited with the Trustee, the Conversion Agent or any Paying Agent, or any money and shares of Common Stock then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust and the Trustee shall have no further liability with respect to such funds; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money, and all liability of the Company as trustee with respect to such trust money and shares of Common Stock, shall thereupon cease.

Section 4.05 Existence. Subject to Article 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06 Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

(b) The Company shall deliver to the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Notwithstanding the foregoing, the Company shall in no event be required to deliver to, or otherwise provide or disclose to, the Trustee or any Holder any information for which the Company is requesting (assuming such request has not been denied), or has received, confidential treatment from the Commission, or any correspondence with the Commission. Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or any successor thereto); provided that the Trustee shall have no obligation to determine whether such documents or reports have been filed via the EDGAR system.

(c) Delivery of the reports and documents described in subsection (b) above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.07 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08 Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2021) an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.

In addition, the Company shall deliver to the Trustee within 30 days after an officer of the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such notice if such Event of Default or Default has been cured.

Section 4.09 Further Instruments and Acts. Upon request of the Trustee, Paying Agent or Conversion Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.10 Indebtedness Incurrence. The Company covenants and agrees that so long as any amount of the Notes remains outstanding under this Indenture, if the Company or any of its Subsidiaries creates, incurs, assumes, permits to exist, or otherwise becomes or remains directly or indirectly liable with respect to, any

Indebtedness (other than the Notes, any additional Notes issued under this Indenture and any Permitted Indebtedness), the Company shall:

(a) offer to redeem, in full, all outstanding principal of, and accrued and unpaid interest on, the Notes outstanding under this Indenture; plus

(b) if such additional Indebtedness is incurred prior to [                ], 2023, such Redemption of the Notes shall be accompanied with a prepayment premium equal to twelve months of interest on the principal amount of the Notes being repaid, from the date of such debt incurrence, computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month;

(c) if such additional Indebtedness is incurred on or after [                ], 2023, such Redemption of the Notes shall be accompanied with a prepayment premium equal to the amount of interest which would otherwise have accrued on the Notes so repaid to, but excluding, the Maturity Date; and

(d) issue to each Holder a warrant to purchase a number of shares of Common Stock equal to the quotient of (i) the amount of outstanding principal of the Notes then held by such Holder, divided by (ii) $11.50, which warrant shall be (A) exercisable only during the period from the date of repayment of such Notes through and including the Maturity Date for an exercise price of $11.50 per share, (B) subject to registration rights in favor of the Holder thereof (covering such warrant and its underlying shares of Common Stock) substantially equivalent to the registration rights to which such Holder is entitled with respect to those warrants to purchase shares of Common Stock issued to such Holder in connection with the issuance of the Notes (the “Initial Warrants”), and (C) subject to a warrant agreement to be entered into between the Company and such Holder (or the Company’s transfer agent on behalf of such Holder) containing terms and conditions otherwise substantially equivalent to the terms and conditions set forth in the warrant agreement governing the Initial Warrants.

(f) Pursuant to the Redemption requirement of this Section 4.10, the Company must send to each applicable Holder of such Notes (and to any beneficial owner of a Global Note, if required by applicable law), the Trustee and the Paying Agent no less than 10 days prior to the date of Redemption (the “Redemption Date”) a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption price per $1,000 principal amount of Notes for such Redemption;

(iv) the name and address of the Paying Agent and the Conversion Agent;

(v) that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi) the Conversion Rate in effect on the Redemption Notice Date for such Redemption;

(vii) that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption price; and

(viii) the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent. Prior to 11:00 a.m. (New York time) on the Redemption Date, the Company will deposit with the Paying Agent cash in U.S. Dollars sufficient to pay the Redemption price. Notices of redemption may not be conditional and are irrevocable. The Company will comply with the Depositary Procedures in the case of Global Notes.

ARTICLE 5

LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01 Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 10 days after each [                ] and [                ] in each year beginning with [                ], 2021, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 10 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02 Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a) default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) days;

(b) default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right, and such failure continues for three (3) Business Days;

(d) failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 15.02(c) when due, and such failure continues for five (5) Business Days,;

(e) failure by the Company to comply with its obligations under Article 11;

(f) failure by the Company for 60 days after receipt by the Company of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g) default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created (i) resulting in such Indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such Indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture;

(h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall publicly admit in writing that it generally is not paying, or is unable to pay, its debts as they become due; or

(i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

Section 6.02 Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal or interest of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal at the rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the uncured nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.

Section 6.03 Additional Interest. Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) shall after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to: (i) 2.00% per annum of the principal amount of the Notes outstanding for each day during the period beginning on, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which such Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 180th day immediately following, and including, the date on which such Event of Default first occurs and (ii) if such Event of Default has not been cured or validly waived prior to the 181st day immediately following, and including, the date on which such Event of Default first occurs, 0.50% per annum of the principal amount of Notes outstanding for each day during the period beginning on, and including, the 181st day immediately following, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which the Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 360th day immediately following, and including, the date on which such Event of Default first occurs. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes and shall accrue on all outstanding Notes from, and including, the date on which the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) first occurs to, and including, the 360th day thereafter (or such earlier date on which such Event of Default is cured or validly waived in accordance with this Article 6). On the 361st day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) is not cured or validly waived in accordance with this Article 6 prior to such 361st day), such Additional Interest shall cease to accrue and the Notes shall be immediately subject to acceleration as provided in Section 6.02. The provisions of this paragraph will not affect the rights of Holders of Notes in the event of the occurrence of any Event of Default other than the Company’s failure to comply with its obligations as set forth in Section 4.06(b). In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.03 or the Company has elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 6.02.

In order to elect to pay Additional Interest as the sole remedy during the first 360 days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Company must notify all Holders of the Notes, the Trustee and the Paying Agent in an Officer’s Certificate of such election on or before the open of business on the Business Day immediately succeeding the date on which such Event of Default first occurs. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 6.02. The Officer’s Certificate under this Section 6.03(b) shall state (i) the amount of such Additional Indenture that is payable and (ii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such Officer’s Certificate, the Trustee may assume without inquiry that no such Additional Interest is payable.

In no event shall any Additional Interest that may accrue as a result of the Company’s failure to timely file any document or report that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable, after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), accrue at a rate in excess of 0.50% per annum pursuant to this Indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.

Section 6.04 Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company, the property of the Company, or in the event of any other judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the

Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.05 Application of Monies Collected by Trustee. Any monies collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee, including its agents and counsel, under Section 7.06;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of any interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) payable upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 6.06 Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c) such Holders shall have offered, and, if requested, provided, to the Trustee such security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred therein or thereby;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are prejudicial to any other Holder), or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

Section 6.07 Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.08 Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders. The Trustee may maintain a proceeding even if it does not possess any Notes or does not produce any Notes in the proceeding.

Section 6.09 Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or for which it has not received indemnity or security satisfactory to the Trustee against loss, liability or expense (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder). The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected; and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10 Notice of Defaults. The Trustee shall, after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders notice of such Default within 90 days after such Responsible Officer obtains such knowledge, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 6.11 Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.

Section 6.12 Company’s Failure to Timely Convert. If at any time from and after the issue date of the Notes, the Company shall fail, for any reason or for no reason, on or prior to the second (2nd) Trading Day after receipt of the applicable Conversion Notice (the “Share Delivery Deadline”), either (I) if the Company’s stock transfer agent (the “Transfer Agent”) is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to issue and deliver to such Holder (or its designee) a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of such portion of the applicable Note or (II) after the initial effective date of the registration statement filed pursuant to the Subscription Agreement, if the registration statement covering the resale of the shares of Common Stock that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Subscription Agreement (x) notify such Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Delivery Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to such Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable date of such Conversion Notice and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Notes that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6.12 or otherwise. In addition to the foregoing, from and after the issue date of the Notes, if on or prior to the Share Delivery Deadline either (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof. Neither the Trustee nor the Conversion Agent has any duty to determine whether a Notice Failure, Delivery Failure or Buy-In has occurred, calculate or verify the calculations of Buy-In Price or notify Holders of any of the foregoing.

ARTICLE 7

CONCERNING THE TRUSTEE

Section 7.01 Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;

(g) in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company; and

(h) in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02 Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, judgment, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company. Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel.

(d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in its reasonable judgment to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day after reasonable notice, to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(e) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder, and the permissive rights of the Trustee enumerated herein shall not be construed as duties.

(f) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(g) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal of, premium, if any, or interest on, any Note)

unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

(i) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(j) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(k) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(l) In no event shall the Trustee be responsible or liable for punitive, special, indirect, incidental or any consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action other than any such loss or damage caused by the Trustee’s willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been actually received by the Trustee at the Corporate Trust Office of the Trustee, from the Company or any Holder of the Notes, and such notice references the Notes and this Indenture and states that is a “Notice of Default.”

(m) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 7.03 No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes or other transaction documents relating to the Notes and this Indenture. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Company or upon the Company’s direction under any provision of this Indenture.

Section 7.04 Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar (in each case, if other than an Affiliate of the Company), in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05 Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity hereunder (including the compensation and the reasonable expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The Company also covenants to indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense (including attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, as determined by a final order of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder (whether such claims arise by or against the Company or a third person), including the reasonable costs and expenses of defending themselves against any claim of liability in the premises or enforcing the Company’s obligations hereunder. The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment or conversion of the Notes and the earlier resignation or removal of the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07 Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 7.09 Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly notify all Holders and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation to the Company, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(a) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.09 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(b) The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.10 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.11.

Section 7.10 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.10 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.11 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.09.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.11, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11 Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer that the Company has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

ARTICLE 8

CONCERNING THE HOLDERS

Section 8.01 Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02 Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03 Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04 Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05 Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE 9

HOLDERS’ MEETINGS

Section 9.01 Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a) to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03 Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04 Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05 Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06 Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07 No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

ARTICLE 10

SUPPLEMENTAL INDENTURES

Section 10.01 Supplemental Indentures Without Consent of Holders. Without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time amend or supplement this Indenture or the Notes for one or more of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption by a Successor Company of the obligations of the Company under this Indenture pursuant to Article 11;

(c) to add guarantees with respect to the Notes;

(d) to secure the Notes;

(e) to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(f) to make any change that, as certified in good faith by the Company in an Officer’s Certificate, does not materially adversely affect the rights of any Holder;

(g) in connection with any Share Exchange Event, to provide that the notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h) comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder;

(i) [reserved];

(j) provide for the appointment of a successor Trustee, Note Registrar, Paying Agent or Conversion Agent;

(k) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder;

(l) [reserved];

(m) increase the Conversion Rate as provided in this Indenture or

(n) to make any change to comply with rules of the Depositary, so long as such change does not adversely affect the rights of any Holder, as certified in good faith by the Company in an Officer’s Certificate.

Upon the written request of the Company and subject to Section 10.05, the Trustee is hereby authorized to, and shall, join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02 Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any supplemental indenture or the Notes or of modifying in any manner the rights of the Holders;

provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment;

(b) reduce the rate of or extend the stated time for payment of interest on any Note;

(c) reduce the principal of or extend the Maturity Date of any Note;

(d) make any change that adversely affects the conversion rights of any Notes other than as permitted or required by this Indenture;

(e) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f) make any Note payable in a currency, or at a place of payment, other than that stated in the Note;

(g) change the ranking of the Notes;

(h) impair the right of any Holder to institute suit for the enforcement right to receive payment or delivery, as the case may be, of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its Notes, on or after the respective due dates expressed or provided for in the Notes or this Indenture;

(i) make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09; or

(j) provide for the issuance of additional Notes.

Upon the written request of the Company, and upon the delivery to the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04 Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05 Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture and such Opinion of Counsel shall include a customary legal opinion stating that such supplemental indenture is the valid and binding obligation of the Company, subject to customary exceptions and qualifications.

ARTICLE 11

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 11.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to another Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c) if the Company is not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.

Section 11.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery and/or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company shall be discharged from its obligations under the Notes and this Indenture (except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 11.03 Opinion of Counsel to Be Given to Trustee. If a supplemental indenture is required pursuant to this Article 11, no such consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the

Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 11.

ARTICLE 12

IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

Section 12.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on, or the payment or delivery of consideration due upon conversion of, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

ARTICLE 13

[INTENTIONALLY OMITTED]

ARTICLE 14

CONVERSION OF NOTES

Section 14.01 Conversion Privilege. Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, at an initial conversion rate of 86.9565 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

Section 14.02 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to this Section 14.02 and Section 14.07(a), upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder no later than two (2) Trading Days following the applicable conversion of the Notes, in respect of each $1,000 principal amount of Notes being converted, shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 14.02 (“Physical Settlement”) as set forth in this Section 14.02. The Company shall use the Physical Settlement Method for all conversions.

(i) The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows: (A) the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (plus cash in lieu of any fractional share of Common Stock issuable upon conversion) plus (B)(x) if the average of the Daily VWAPs for the 10 Trading Days immediately preceding the Conversion Date (the “Average VWAP”) equals or exceeds $11.50 per share, the Company shall, in its sole discretion, deliver to the Holder the Interest Make-Whole Amount for such conversion in the form of cash or a number of shares of Common Stock determined by dividing the Interest Make-Whole Amount by the Average Price VWAP and delivering cash in lieu of fractional shares or (y) if the Average VWAP is less than $11.50 per share, the Company shall deliver to the Holder the Interest Make-Whole Amount for such conversion solely in the form of cash.

(b) Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to the interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and, if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (5) if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03. Notwithstanding anything to the contrary contained herein, to the extent that an indirect holder of a Global Note held indirectly through a participant submits irrevocable instructions to convert any portion of such Note, such Holder shall be deemed for purposes of Regulation SHO to have converted the applicable portion of such Note at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such Holder or its participant.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.07(a), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date. Notwithstanding the foregoing, with respect to the Company’s satisfaction of its Conversion Obligation through Physical Settlement for which the relevant Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date, the settlement shall occur on the Maturity Date. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation.

(d) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of

Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date but prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on such Interest Payment Date notwithstanding the conversion. However, Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on the corresponding Regular Record Date); provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and a conversion occurs after such Regular Record Date and on or prior to the open of business on such Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date and any Fundamental Change Repurchase Date described in clause (2) above shall receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted and/or repurchased, as applicable, following such Regular Record Date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date.

Section 14.03 Company’s Mandatory Conversion Option.

(a) On or after [                ], 2022 and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, the Company may, at its option, elect to convert the Original Principal Amount of the Notes in whole but not in part (x) if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 120% of the Conversion Price on each applicable Trading Day and (y) if the 30-Day ADTV ending on, and including, the last Trading Day of the applicable exercise period is greater than or equal to $3,000,000 (the “Company Mandatory Conversion Condition”).

(b) To exercise the Company Mandatory Conversion Right, the Company will send notice of the Company’s election (a “Mandatory Conversion Notice”) to Holders, the Trustee and the Conversion Agent no later than the fifth (5th) Business Day after the last VWAP Trading Day of such 30 consecutive VWAP Trading Day period.

Such Mandatory Conversion Notice must state:

(i) that the Notes have been called for Mandatory Conversion, briefly describing the Company Mandatory Conversion Right under this Indenture;

(ii) the Mandatory Conversion Date;

(iii) the current Conversion Rate;

(iv) the Interest Make-Whole amount;

(v) the name and address of the Paying Agent and the Conversion Agent; and

(vi) the CUSIP and ISIN numbers, if any, of the Notes

(c) If the Company exercises the Company Mandatory Conversion Right in accordance with this Section 14.03, then a Conversion Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the Company sends the Mandatory Conversion Notice.

(d) Each share of Common Stock delivered upon a Mandatory Conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim. If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, and has been registered on an effective registration statement with the Commission, then the Company will cause each shares of Common Stock, when delivered upon a Mandatory Conversion of any Note, to be admitted for listing on such exchange or quotation on such system. Notwithstanding anything herein to the contrary, the Company shall not be permitted to effect any Company Mandatory Conversion hereunder unless as of such Mandatory Conversion Date no Equity Conditions Failure then exists.

Section 14.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 14.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its Indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a), Section 14.04(b) or Section 14.04(e), (ii) except as otherwise described in Section 14.11, rights issued pursuant to any stockholders rights plan of the Company then in effect, (iii)dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of the Common Stock in a Share Exchange Event, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of Indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants to acquire Capital Stock or other securities that are exercisable only upon the occurrence of certain triggering events, the Company shall not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 14.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 14.04(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.04(b).

(d) If the Company pays or makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each

$1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);

CR’	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and SP’ = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the date immediately preceding the relevant Conversion Date in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day immediately preceding the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company is, or such Subsidiary is, permanently prevented by applicable law from consummating any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been consummated.

(f) Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Except as stated in this Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the nature described in Section 14.04(e);

(v) solely for a change in the par value (or lack of par value) of the Common Stock; or

(vi) for accrued and unpaid interest, if any.

(j) All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly deliver to the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a written notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder (with a copy to the Trustee). Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 14.05 Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Board of Directors shall make appropriate adjustments (without duplication in respect of any adjustment made pursuant to Section 14.04) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

Section 14.06 Shares to Be Fully Paid. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion.

Section 14.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company or the successor or acquiring company, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a Person other than the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of the Company or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its

Notes into shares of Common Stock, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.

(d) The above provisions of this Section shall similarly apply to successive Share Exchange Events.

Section 14.08 Certain Covenants. (a) Subject to Sections 14.02(d) and 14.02(e), the Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 14.09 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.

Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officer’s Certificate (which the Company shall be obligated to deliver to the Trustee prior to the execution of any such supplemental indenture) with respect thereto. The Trustee and the Conversion Agent may conclusively rely upon any notice with respect to the commencement or termination of such conversion rights.

Section 14.10 Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;

(b) Share Exchange Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture) and to the extent applicable, the Company shall cause to be filed with the Trustee and the Conversion

Agent (if other than the Trustee) and to be delivered to each Holder, a notice stating the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries no later than the earlier of the date notice of such date is required to be provided under Rule 10b-17 of the Exchange Act, other applicable Commission rule or applicable rules of the principal U.S. national or regional securities exchange on which the Common Stock is then listed or admitted for trading and such date is publicly announced by the Company. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.

Section 14.11 Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, under such stockholder rights plan and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 14.12 Exchange in Lieu of Conversion. When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to deliver, on or prior to the first Trading Day following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to timely deliver, in exchange for such Notes, the shares of Common Stock due upon conversion as described in Section 14.02. If the Company makes an Exchange Election, the Company shall, by the close of business on the first Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion that it has made the Exchange Election, and the Company shall notify the designated financial institution of the Physical Settlement Method it with respect to such conversion and the relevant deadline for payment and/or delivery of shares of Common Stock due upon conversion.

Any Notes exchanged by the designated financial institution shall remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the required shares of Common Stock due upon conversion, or if such designated financial institution does not accept the Notes for exchange, the Company shall notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion, and pay and/or deliver the required shares of Common Stock due upon conversion to the converting Holder at the time and in the manner required under this Indenture as if the Company had not made an Exchange Election.

The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require that financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Company). The Company may, but shall not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Section 14.13 Limits Upon Issuance of Shares of Common Stock Upon Conversion. The Company shall not effect the conversion of any of the Notes held by a Holder, and such Holder shall not have the right to convert any of the Notes held by such Holder pursuant to the terms and conditions of this Indenture and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Notes beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Notes and the Initial Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 14.13. For purposes of this Section 14.13, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Warrants without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 14.13, to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Notes, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Notes results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Indenture in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Notes pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 14.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 14.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Notes. Neither the Trustee nor the Conversion Agent shall have any responsibility to determine the Maximum Percentage or whether the issuance of any shares results in a Holder or Attribution Party having Excess Shares or otherwise determine or monitor compliance with the terms of this Section 14.13.

ARTICLE 15

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 15.01 [Intentionally Omitted].

Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date, including all regularly scheduled interest payments (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest (to, but excluding, such Interest Payment Date) to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 15, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date, including all regularly scheduled interest payments. The Fundamental Change Repurchase Date shall be subject to postponement in order to allow the Company to comply with applicable law.

(b) Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the paying agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Applicable Procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the paying agent, or book- entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(iii) in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;

(iv) the portion of the principal amount of Notes to be repurchased, which must be in minimum denominations of $1,000 or an integral multiple thereof; and

(v) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with the Applicable Procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the paying agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent in accordance with Section 15.03.

The paying agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the paying agent (in the case of a paying agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the Applicable Procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the paying agent and the Conversion Agent, if applicable;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02. Simultaneously with providing such notice, the Company will publish such information on its website or through such other public medium as the Company may use at that time.

At the Company’s written request, given at least five days prior to the date the Fundamental Change Company Notice is to be sent, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders in connection with a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The paying agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(e) Notwithstanding anything to the contrary in this Indenture, the Company shall not be required to repurchase, or to make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including, without limitation, the requirement to comply with applicable securities laws), and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including the requirement to pay the Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes); provided that the Company shall continue to be obligated to (x) deliver the applicable Fundamental Change Repurchase Notice to the Holders (which Fundamental Change Repurchase Notice shall state that such third party shall make such an offer to purchase the Notes) and to simultaneously with such Fundamental Change Repurchase Notice publish a notice containing such information in a newspaper of general circulation in the City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time, (y) comply with applicable securities laws as set forth in this Indenture in connection with any such purchase and (z) pay the applicable Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes in the event such third party fails to make such payment in such amount at such time.

(f) For purposes of this Article 15, the paying agent may be any agent, depositary, tender agent, paying agent or other agent appointed by the Company to accomplish the purposes set forth herein.

Section 15.03 Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the paying agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice of withdrawal must comply with appropriate procedures of the Depositary.

Section 15.04 Deposit of Fundamental Change Repurchase Price. (a) The Company will deposit with the Trustee (or other paying agent appointed by the Company), or if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 4.04 on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date (subject to extension in order to allow the Company to comply with applicable law) an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Company) by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(a) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other paying agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, or, if extended in order to allow the Company to comply with applicable law, such later date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn in accordance with the provisions of this Indenture and the procedures of the Depositary, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent) and (iii) all other rights of the Holders of such Notes with respect to the Notes will terminate on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (other than (x) the right to receive the Fundamental Change Repurchase Price and (y) if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the full amount of accrued and unpaid interest to, but excluding, such Interest Payment Date).

(b) Upon surrender of a Physical Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Physical Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Physical Note surrendered.

Section 15.05 Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer, the Company will, if required:

(a) comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15 subject to postponement in order to allow the Company to comply with applicable law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to purchase the Notes upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE 16

NO REDEMPTION

Section 16.01 No Redemption. Other than as provided in Section 4.10, the Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes.

ARTICLE 17

MISCELLANEOUS PROVISIONS

Section 17.01 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 17.03 Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is delivered by the Company to the Trustee) to [Lightning eMotors, Inc.], [                 ], Attention: [General Counsel], with a copy sent to DLA Piper LLP (US), 555 Mission Street, Suite 2400, San Francisco, CA 94105-2933, Attention: Jeffrey C. Selman, Esq. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if it is in writing and actually received by the Trustee at the Corporate Trust Office. In no event shall the Trustee or the Conversion Agent be obligated to monitor any website maintained by the Company or any press releases issued by the Company.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04 Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 17.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with.

Section 17.06 Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue on any such payment in respect of the delay.

Section 17.07 No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10 Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

                                                         ,

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

Section 17.11 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 17.12 Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex write or communication facility; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.15 Calculations. The Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, accrued interest payable on the Notes, any Additional Interest on the Notes, the Conversion Rate of the Notes, Buy-In Price, Maximum Percentage, Excess Shares, . The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any registered Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company. Neither the Trustee nor the Conversion Agent will have any responsibility to make calculations under this Indenture, nor will either of them have any responsibility to monitor the Company’s stock or trading price, determine whether the conditions to convertibility of the Notes have been met or determine whether the circumstances requiring changes to the Conversion Rate have occurred.

Section 17.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.17 Tax Withholding. The Company or the Trustee, as the case may be, shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto, in each case, that a Holder is subject to pursuant to the Indenture (“Applicable Tax Law”), or by virtue of the relevant Holder failing to satisfy any certification or other requirements under Applicable Tax Law in respect of the Notes, in which event the Company or the Trustee, as the case may be, shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

Notwithstanding any other provision of this Indenture, if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, withhold from or set off such payments against payments of cash and shares of Common Stock on the Note (or any payments on the Company’s Common Stock) or sales proceeds received by or other funds or assets of the Holder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

[LIGHTNING EMOTORS, INC.]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS

BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]1

[1]

Subject to the procedures of the Depositary, the Restrictive Legend shall be deemed removed from the face of this Note without further action by the Company, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

[Lightning eMotors, Inc.]

7.50% Convertible Senior Note due 2024

No. [     ]

[Initially]2 $[     ]

CUSIP No. [         ]3

[Lightning eMotors, Inc.], a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]4 [     ]5, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]6 [of $[     ]]7, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $100,000,000 in aggregate at any time, in accordance with the rules and procedures of the Depositary, on [ ], 2024, and interest thereon as set forth below.

This Note shall bear interest at the rate of 7.50% per year from [                ], 2021, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until [                ], 2024. Interest is payable semi-annually in arrears on each [                ] and [                ] of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing on [                ], 2021, to Holders of record at the close of business on the preceding May 1 and November 1 (whether or not such day is a Business Day), respectively. Additional Interest will be payable as set forth in Section 6.03 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03, and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.

Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.

The Company shall pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and the Corporate Trust Office located in the United States of America as a place where Notes may be presented for payment or for registration of transfer and exchange.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock

[2]	Include if a global note.
[3]

Subject to the procedures of the Depositary, at such time as the Company notifies the Trustee that the Restrictive Legend is to be removed in accordance with the Indenture, the CUSIP number for this Note shall be deemed to be [ ].

[4]	Include if a global note.
[5]	Include if a physical note.
[6]	Include if a global note.
[7]	Include if a physical note.

on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

[LIGHTNING EMOTORS, INC.]

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

[Lightning eMotors, Inc.]

7.50% Convertible Senior Note due 2024

This Note is one of a duly authorized issue of Notes of the Company, designated as its 7.50% Convertible Senior Notes due 2024 (the “Notes”), limited to the aggregate principal amount of $100,000,000 all issued or to be issued under and pursuant to an Indenture dated as of [                ], 2021 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Notwithstanding any other provision of the Indenture or any provision of this Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note, on or after the respective due dates expressed or provided for in this Note or in the Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes are not subject to redemption through the operation of any sinking fund or otherwise.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common Additional abbreviations may also be used though not in the above list.

SCHEDULE A8

SCHEDULE OF EXCHANGES OF NOTES

[Lightning eMotors, Inc.]

7.50% Convertible Senior Notes due 2024

The initial principal amount of this Global Note is ONE HUNDRED MILLION DOLLARS ($100,000,000). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[8]	Include if a global note.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:	Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: [Lighting eMotors] Notes Administrator

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature

Signature Guarantee

Signature(s) must be guaranteed by

an eligible Guarantor Institution

(banks, stock brokers, savings and

loan associations and credit unions)

with membership in an approved

signature guarantee medallion program

pursuant to Securities and Exchange

Commission Rule 17Ad-15 if shares of Common Stock are to

be issued, or

Notes are to be delivered, other than

to and in the name of the registered holder.

Fill in for registration of shares if to be issued,

and Notes if to be delivered, other than to and in the name

of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all):

$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To: Paying Agent

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from [Lightning eMotors, Inc.] (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated: __________

Signature(s)

Social Security or Other Taxpayer Identification Number Principal amount to be repaid (if less than all): $ ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                                               hereby sell(s), assign(s) and transfer(s) unto                                               (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                               attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee Signature(s) must be guaranteed by an eligible

Guarantor Institution (banks, stockbrokers, savings

and loan associations and credit unions) with

membership in an approved signature guarantee

medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to

be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must

correspond with the name as written upon the face of

the Note in every particular without alteration or

enlargement or any change whatever.

EXHIBIT K

Amended and Restated Warrant Agreement

Exhibit K

Exhibit K

EXHIBIT B

[Form of Warrant Agreement]

GIGCAPITAL3, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of ___, 2020, is by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company entered into Unit Purchase Agreements dated as of May 13, 2020 (the “Unit Purchase Agreements”), with each of GigAcquisitions3 LLC, a Delaware limited liability company (“Sponsor”), Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, collectively with Sponsor, Nomura and Oppenheimer, the “Founders”), pursuant to which the Founders have purchased an aggregate of [•] units (the “Private Placement Units”), each such unit comprised of one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, and three-fourths of one warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (each, a “Founder Warrant”), simultaneously with the closing of the Offering (as defined below), for a purchase price of $10.00 per unit;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), Sponsor or any of its affiliates, or certain of the Company’s executive officers or directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units of the Company’s equity securities (the “Working Capital Units”), each such Working Capital Unit comprised of one share of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (the “Working Capital Warrants”), at a price of $10.00 per Working Capital Unit;

WHEREAS, on May 18, 2020, the Company completed an initial public offering (the “Offering”) of units of the Company’s equity securities (the “Public Units” and, together with the Private Placement Units and the Working Capital Units, the “Units”), each such unit comprised of one share of Common Stock and three-fourths of one redeemable warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (the “Public Warrants” and, together with the Founder Warrants and the Working Capital Warrants, the “Initial Warrants”) and, in connection therewith, issued and delivered up to 15,000,000 Public Warrants to public investors in the Offering;

WHEREAS, the Company and Warrant Agent entered into that certain Warrant Agreement, dated as of May 18, 2020 (the “Original Warrant Agreement”), which provides for the form and provisions of the Initial Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitations of rights, and immunities of the Company, the Warrant Agent and the holders of the Initial Warrants;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-236626 (the “Registration Statement”), and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Offering;

WHEREAS, the Company, Project Power Merger Sub, Inc. (“Merger Sub”), and Lightning Systems, Inc. (the “Target”) have entered into that certain Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), pursuant to which the parties thereto shall, among other things, consummate a Business Combination in which Merger Sub shall merge with and into the Target, with the Target surviving such Merger as a wholly-owned subsidiary of the Company, pursuant to Section 251 of the Delaware General Corporation Law (the “Merger”);

WHEREAS, the Company has, concurrently with entering into the Business Combination Agreement, entered into Subscription Agreements, dated as of December 10, 2020 (the “Subscription Agreements”) with certain investors (the “Subscribers”), pursuant to which the Subscribers have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Subscribers, effective as of immediately prior to the effective time of the Merger, (a) an aggregate amount of $100,000,000 of unsecured promissory notes convertible into shares of Common Stock at a conversion price of $11.50 per share of Common Stock, and (b) warrants to purchase an aggregate of 8,695,652 shares of Common Stock for an exercise price of $11.50 per share of Common Stock (the “Note Financing Warrants” and, together with the Initial Warrants, the “Warrants”);

WHEREAS, each whole Warrant entitles (or, in the case of the Note Financing Warrants, will upon its issuance pursuant to the Subscription Agreements entitle) the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, in connection with the foregoing, the Company and the Warrant Agent desire to amend and restate the Original Warrant Agreement in the form of this Agreement, in accordance with Section 9.8 of the Original Warrant Agreement, such that this Agreement will take effect and supersede the Original Warrant Agreement in its entirety as of immediately prior to the effective time of the Merger (concurrently with the issuance of the Note Financing Warrants); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

If The Depository Trust Company (the “Depositary”) subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A. Notwithstanding anything herein to the contrary, any Initial Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit. Any Initial Warrant so issued shall have the same terms, force and effect as a certificated Initial Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

Certificates representing the Warrants, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other executive officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. Each certificate representing a Founder Warrant or Working Capital Warrant held by the Sponsor shall bear the legend set forth in Exhibit B hereto. Each certificate representing a Founder Warrant or Working Capital Warrant held by a Founder (other than the Sponsor) shall bear the legend set forth in Exhibit C hereto. Each certificate representing a Note Financing Warrant shall bear the legend set forth in Exhibit D hereto.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Warrants comprising the Public Units trade separately.

2.5 No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one share of Common Stock and three-fourths of one Initial Warrant. If, upon the detachment of Initial Warrants from Units or otherwise, a holder of Initial Warrants would be entitled to receive a fractional Initial Warrant, the Company shall round down to the nearest whole number the number of Initial Warrants to be issued to such holder.

2.6 Founder Warrants and Working Capital Warrants. The Founder Warrants and the Working Capital Warrants shall be identical to the Public Warrants, except that so long as they are held by a Founder or any of its Permitted Transferees (as defined below) the Founder Warrants and the Working Capital Warrants: (i) may be exercised for cash or, pursuant to subsection 3.3.1(c) hereof, on a cashless basis, (ii) shall be subject to the Lock-up (as defined below), and (iii) in accordance with Section 6.4 hereof shall not be redeemable by the Company; provided, however, that in the case of (ii), the Founder Warrants, the Working Capital Warrants and any shares of Common Stock held by a Founder or its Permitted Transferees and issued upon exercise of the Founder Warrants and the Working Capital Warrants may be transferred by the holders thereof:

(a) amongst the Sponsor and its affiliates, to the Company’s executive officers or directors, or to any affiliate or family member of any of the Company’s executive officers or directors;

(b) in the case of an entity, as a distribution to its partners, stockholders or members upon its liquidation;

(c) in the case of an individual, (i) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of the laws of descent and distribution upon death of such person, or (iii) pursuant to a qualified domestic relations order;

(d) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities;

(e) through private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Founder Warrants were originally purchased;

(f) in the case of a Founder (other than the Sponsor), to such Founder’s affiliates or any entity controlled by such Founder; or

(g) to the Company for no value for cancellation in connection with the consummation of the Business Combination; provided, however, that, in each case (except clause (g)), these transferees (the “Permitted Transferees”) shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions agreed to by the original holder in connection with the purchase of the securities being transferred.

For the purposes of this Agreement, the term “Lock-up” means the restrictions on transfer set forth in Section 7 of the Unit Purchase Agreements.

2.7 Exercise Period for Certain Founders. Notwithstanding anything herein to the contrary, any Founder Warrants and the Working Capital Warrants held by the Founders (other than the Sponsor) or their respective designees or affiliates shall not be exercisable on the date immediately following the fifth anniversary of the effective date of the Registration Statement.

2.8 Note Financing Warrants. The Note Financing Warrants shall be identical to the Public Warrants, except that the Note Financing Warrants in accordance with Section 6.5 hereof shall not be redeemable by the Company.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes its initial Business Combination, or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, or (y) other than with respect to the Founder Warrants, the Working Capital Warrants and the Note Financing Warrants to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Founder Warrant, a Working Capital Warrant or a Note Financing Warrant to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Founder Warrant, Working Capital Warrant or Note Financing Warrant in the event of a redemption to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Exercise Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) with respect to any Founder Warrant or Working Capital Warrant, so long as such Founder Warrant or Working Capital Warrant is held by a Founder or a Permitted Transferee of a Founder, by surrendering such Founder Warrants or Working Capital Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five (5) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

Notwithstanding anything to the contrary contained herein, to the extent that a holder that holds Warrants indirectly through a Participant submits irrevocable instructions to exercise such Warrant, such holder shall be deemed for purposes of Regulation SHO to have exercised such Warrant at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such holder or its Participant.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant or a Note Financing Warrant and shall have no obligation to settle such Public Warrant or Note Financing Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants or Note Financing Warrant is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Public Warrant or Note Financing Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Public Warrant or a Note Financing Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Public Warrants or Note Financing Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant or a Note Financing Warrant, the holder of such Warrant shall not be entitled to exercise such Public Warrant or Note Financing Warrant and such Public Warrant or Note Financing Warrant may have no value and expire worthless. In such case the purchaser of a Public Unit containing such Public Warrant shall have paid the full purchase price for the Public Unit solely for the share of Common Stock underlying such Public Unit. In no event will the Company be required to net cash settle the Public Warrant or the Note Financing Warrant exercise. The Company may require holders of Public Warrants or Note Financing Warrants to settle the Public Warrant or Note Financing Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder. As used in this Agreement, “trading day” means any day on which the Common Stock is traded on a national securities exchange or quoted for trading on one or more OTC Markets.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible) (an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1.1 above, (b) any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividend or cash distribution equal to or less than $0.50, (c) any payment to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price.

4.3.1 Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2 If (a) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to Founders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (c) the volume weighted average trading price of Common Stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of Common Stock or equity-linked securities.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment, provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with the initial Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Founder Warrants, the Working Capital Warrants or the Note Financing Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. This Section 5.6 shall not apply to the Note Financing Warrants as they are not issued in conjunction with Units.

5.7 Transfer of Note Financing Warrants to Affiliates. The Subscribers shall be permitted to transfer the Note Financing Warrants to their respective affiliates so long as such affiliates have entered into a written agreement with the Company agreeing to comply with any applicable transfer restrictions under federal and state securities laws in accordance with the provisions of the Subscription Agreements and this Agreement.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 and Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the Fair Market Value (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Exclusion of Founder Warrants and Working Capital Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Founder Warrants or the Working Capital Warrants if at the time of the redemption such Founder Warrants or Working Capital Warrants continue to be held by the Founders and/or their Permitted Transferees. However, once such Founder Warrants or Working Capital Warrants are transferred (other than to Permitted Transferees under Section 2.7), the Company may redeem the Founder Warrants and the Working Capital Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Founder Warrants or Working Capital Warrants to exercise the Founder Warrants and the Working Capital Warrants prior to redemption pursuant to Section 6.3. Founder Warrants and Working Capital Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Founder Warrants or Working Capital Warrants, as applicable, and shall become Public Warrants under this Agreement.

6.5 Exclusion of Note Financing Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Note Financing Warrants if at the time of the redemption such Note Financing Warrants continue to be held, either directly or indirectly through one or more Participants, by the Subscribers and/or their Permitted Transferees. However, once such Note Financing Warrants are transferred, the Company may redeem the Note Financing Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Note Financing Warrants to exercise the Note Financing Warrants prior to redemption pursuant to Section 6.3. Note Financing Warrants that are transferred shall upon such transfer cease to be Note Financing Warrants and shall become Public Warrants under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Note Financing Warrants that were originally purchased by a Subscriber shall not be deemed to have been transferred so long as such Note Financing Warrants continue to be held by such Subscriber and/or its Permitted Transferees, in each case directly or indirectly through one or more Participants.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 90th day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 91st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the five (5) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant or a Note Financing Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants or Note Financing Warrants who exercise Public Warrants or Note Financing Warrants to exercise such Public Warrants or Note Financing Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Public Warrants or Note Financing Warrants who exercises Public Warrants or Note Financing Warrants to exercise such Public Warrants or Note Financing Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Public Warrant or Note Financing Warrant under the blue sky laws of the state of residence in those states in which the Public Warrants or Note Financing Warrants were initially offered by the Company of the exercising Public Warrant or Note Financing Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District

Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period and any amendment to the terms of only the Founder Warrants or the Working Capital Warrants and/or the Note Financing Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Any amendment solely to the Founder Warrants or the Working Capital Warrants shall also require the vote or written consent of a majority of the holders of the then outstanding Founder Warrants or the Working Capital Warrants, as applicable. Any amendment solely to the Note Financing Warrants shall also require the vote or written consent of a majority of the holders of the then outstanding Note Financing Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Complete Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Original Warrant Agreement).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GIGCAPITAL3, INC.

By:
Name: Avi Katz
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Signature Page to Amended and Restated Warrant Agreement

EXHIBIT A

Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE

WARRANT AGREEMENT DESCRIBED BELOW

GIGCAPITAL3, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP 37519D2062

Warrant Certificate

This Warrant Certificate certifies that , or its registered assigns, is the registered holder of ____

warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, $0.0001 par value (“Common Stock”), of GigCapital3, Inc., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GIGCAPITAL3, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY as Warrant Agent

By:
Name:
Title:

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of ___, 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of GigCapital3, Inc. (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of , whose address is and that such shares of Common Stock be delivered to whose address is . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to , whose address is .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Founder Warrant, Working Capital Warrant or Note Financing Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name

of	, whose address is	and that such Warrant Certificate be delivered
to	, whose address is	.

[Signature Page follows]

Date:             , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PURSUANT TO A UNIT PURCHASE AGREEMENT BETWEEN GIGCAPITAL3, INC. AND GIGACQUISITIONS3, LLC AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PURSUANT TO THE TERMS SET FORTH IN THE UNIT PURCHASE AGREEMENT.

EXHIBIT C

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PURSUANT TO A UNIT PURCHASE AGREEMENT BETWEEN GIGCAPITAL3, INC. AND THE SUBSCRIBERS NAMED THEREIN AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PURSUANT TO THE TERMS SET FORTH IN THE UNIT PURCHASE AGREEMENT.

EXHIBIT D

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL3, INC.

[                ], 2021

GigCapital3, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “GigCapital3, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2020, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 13, 2020 (as amended to date, the “Original Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Lightning eMotors, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [251,000,000]1 shares, consisting of (a) [250,000,000] shares of common

[1]	Note to Draft: Subject to review of final pro forma post-closing capitalization table.

stock, par value $0.0001 per share (the “Common Stock”) and (b) [1,000,000] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such

Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the

District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital3, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL3, INC.

By:
Name:	Dr. Avi Katz
Title:	President and Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

Annex C

AMENDED AND RESTATED BY LAWS

OF

LIGHTNING EMOTORS, INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Annex D

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of December 10, 2020 (this “Agreement”), by and among GigCapital3, Inc., a Delaware corporation (“GigCapital3”), and certain of the stockholders of Lightning Systems, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GigCapital3, Project Power Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital3 (“Merger Sub”), and the Company have negotiated a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital3; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. BCA Approved; Agreement to Vote. Each Stockholder, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of the Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA (including but not limited to the conversion of all Company Preferred Stock into Company Common Stock and the exercise or termination of all Company Warrants pursuant to the Stockholders Agreement, in each case subject to and effective immediately prior to the consummation of the Merger under the BCA) provided in all cases that no changes have been made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders. Provided no changes are made in the BCA or in the Merger or related transactions or ancillary agreements under the BCA that are material to one or more of the Stockholders, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and to act by written consent of Company stockholders, against any action, agreement, transaction or proposal that would cause a material breach of any covenant, representation, warranty or other obligation or agreement of the Company under the BCA or that would reasonably be expected to prevent the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Agreements, Related Agreements. Subject to the consummation of the Closing pursuant to the BCA each Stockholder, severally and not jointly, hereby agrees that the following shall terminate effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) Investors’ Rights Agreement, dated as of December 31, 2019, by and among the Company and the stockholders of the Company named therein (the “Rights Agreement”), (b) Co-Sale Agreement, dated as of December 31, 2019, by and among the Company and the stockholders of the Company named therein (the “Co-Sale Agreement”), (c) Voting Agreement dated as of December 31, 2019 by and among the Company and the stockholders of the Company named therein (the “Voting Agreement” and, together with the Rights Agreement and the Co-Sale Agreement, the “Stockholder Agreements”) and (d) if applicable to any Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any Shares, except as set forth in the Stockholders’ Agreement; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to GigCapital3 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind and has the sole power to vote and the right, power and authority to sell, transfer and deliver such Shares, other than pursuant and subject to: (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of incorporation and bylaws, (iv) the Stockholders Agreement and (v) the Stockholder Agreements. Such Stockholder is not the registered owner of any Shares other than those set forth on Exhibit A.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations and liabilities of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) the effective date of a written agreement of the parties hereto terminating this Agreement and (d) any material breach by GigCapital3 of the BCA that is not fully cured within the time permitted by the BCA. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital3, to it at:

GigCapital3, Inc. 1731 Embarcadero Rd., Suite 200 Palo Alto, CA 94303
Attention:	Dr. Avi Katz, President and Chief Executive Officer
Email:	avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto except as permitted by Section 3.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital3, in the case of any Stockholder, or at the request of any Stockholder, in the case of GigCapital3, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to implement the provisions of this Agreement.

(j) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital3 and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL3, INC.

By:	/s/ Dr. Avi S. Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BP TECHNOLOGY VENTURES INC.

By:	/s/ Craig Coburn
Name: Craig Coburn
Title: Director

Address:

Email:

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROSELLA HOLDINGS, LTD.

By:	/s/ Karen Higgins
Name:	Karen Higgins

By:	/s/ Alison Wyser
Name:	Alison Wyser

Title:	For Portman Welbeck Limited as Corporate Directors for Rosella Holdings Limited

Address:

Email:

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARAVAIPA VENTURE FUND, LLC

By:	/s/ Robert Fenwick-Smith
Name: Robert-Fenwick-Smith
Title: Manager of the Manager, Aravaipa Ventures

Address:

Email:

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AC ENERGY TECHNOLOGIES LLC

By:	/s/ Andrew Coors
Name: Andrew Coors
Title: Member

Address:

Email:

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FRONT RANGE VENTURES LLC

By:	/s/ Loren J. Richards
Name: Loren J. Richards
Title: Trust Officer, First Western Trust Bank

Address:

Email:

Signature page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CUPOLA INFRASTRUCTURE INCOME FUND, LLLP

By: Asset Management Group Investment Corp., General Partner

By:	/s/ Michael D. Bergmann
Name: Michael D. Bergmann
Title: Vice President

Address:

Email:

Signature page to Stockholder Support Agreement

EXHIBIT B

Business Combination Agreement

[see attached]

Annex E

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [_____ __], 202[_] by and among Lightning eMotors, Inc., a Delaware corporation f/k/a GigCapital3, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Project Power Merger Sub, Inc., a Delaware corporation, and Lightning Systems, Inc., a Delaware corporation (“Lightning”) are party to that certain Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into Lightning (the “Merger”), with Lightning surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto and may in the future issue additional shares of Common Stock (the “Earnout Shares”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below: “Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” means any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold Company securities entitling them to exercise more than 50% of all votes for the election of directors of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” has the meaning set forth in Section 2.1.1.

“Form S-3” has the meaning set forth in Section 2.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Lightning” shall have the meaning given in the Recitals hereto.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) 180 days after the date of the closing pursuant to the Business Combination Agreement (the “Business Combination”) or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a

Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.3.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger and (ii) all of the Earnout Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i)—(ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Effective Time, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form S-1 filed with the Commission in connection with the Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”, provided, however, that such Pro Rata proportion shall not include any unvested Earnout Shares)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a

Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, if with respect to a Demand Registration, a majority-in-interest of the Demanding Holders initiating a Demand Registration so withdraw from a Registration pursuant to such Demand Registration, such Registration shall not count as a Demand Registration provided for in Section 2.1.1 and the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the Effective Time, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to all of the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Effective Time the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7 Transfers to the Company’s officers, directors or their affiliates;

5.2.8 pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 2.2.2 through 2.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8 Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL3, INC.

By:
Name:
Title:

Address for Notice:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

[NAME]

By:
Name:
Title:

Address for Notice:

Telephone No.:
Facsimile No.:
Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Annex F

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 10, 2020, by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and BP Technology Ventures, Inc. (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (the “Business Combination Agreement”), among the Company, Lightning Systems, Inc., a Delaware corporation (“Lightning”), and Project Power Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and Lightning (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into Subscription Agreements with certain investors in substantially the form attached to the Business Combination Agreement (the “Notes Subscription Agreements”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreements, shall purchase from the Company, and the Company shall issue to such investors, (i) $100,000,000 of unsecured promissory notes convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a conversion price of $11.50 in accordance with the terms thereof (the “Convertible Notes”), and (ii) warrants to purchase up to 8,695,652 shares of Common Stock for a per share exercise price of $11.50 (the transactions described in the foregoing clauses (i) and (ii), collectively, the “Notes Financing”), in each case to be consummated concurrently with the Transaction; and

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”) immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is

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reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect); and

(iv) all conditions precedent to the closing of the Notes Financing set forth in the Notes Subscription Agreements shall have been satisfied or waived, and the Closing shall occur concurrently with the closing of the Notes Financing.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

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(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to the Transaction Agreement that materially and adversely affects the Company; and

(iv) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise) or in the results of operations, or business of the Company or Lightning.

f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has a material adverse effect on the business, financial condition, prospects or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).

b. The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware.

c. The Subscribed Shares are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the

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undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”)(the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par

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value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 250,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 25,893,479 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 15,670,108 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing; provided, that the Company shall consummate the Notes Financing concurrently with the Closing and the terms and conditions of the Note Financing shall be consistent with the provisions of the term sheet for the Note Financing attached hereto as Exhibit A. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on May 13, 2020 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscribed Shares.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the New York Stock Exchange under the symbol “GIK” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

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l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Shares to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and

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Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Shares shall contain a legend to such effect. Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

Each book entry for the Subscribed Shares shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including Lightning and its respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that none of Oppenheimer & Co. Inc. and Nomura Securities International, Inc., each acting as a placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided

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Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, Lightning and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, Lightning and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, Lightning and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means, and none of the Company, the Placement Agent, Lightning or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a

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non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Shares. The Placement Agent and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Common Stock, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that, notwithstanding Section 8(i) of this Subscription Agreement, the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Shares.

a. The Company agrees that, within forty five (45) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole

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cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the Subscribed Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Subscribed Shares have actually been sold and (iii) the date which is two years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional

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requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, by the Subscriber who has requested participation in such underwritten offering and by the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant, on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all participants in such underwritten offering) or in such manner as they may agree.

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e. Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in

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accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Shares pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such

F-13

assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

f. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

h. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the Subscriber then holding a majority of the Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) the Subscriber (the “Required Subscriber”), and provided further, that Section 4, this Section 8(h) and Section 8(j) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent. Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscriber (and if required, the Placement Agent) in conformance with this Section 8(h), such amendment, modification, waiver or termination shall be binding on the Subscriber and effective as to all of this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against the Subscriber unless such amendment, modification or waiver applies to the Subscriber, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, (iii) any amendment to Section 3(i), Section 5, or Section 6 (to extend the Outside Date beyond June 30, 2021) of this Subscription Agreement and (iv) any amendment, modification or other change that alters the Per Share Purchase Price, the Purchase Price, or the number of Subscribed Shares shall require the consent of the undersigned Subscriber.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that the Placement Agent is an express third-party beneficiary of its express rights in Section 3, Section 4, Section 8(h) and this Section 8(j) of this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2(c) this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. Each party hereto further agrees that the none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(j), and each party

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hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

o. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

p. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

q. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are

F-15

expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

r. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

[Signature pages follow.]

F-16

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL3, INC.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi S. Katz
Title: Chief Executive Officer

Address for Notices: 1731 Embarcadero Road, Suite 200 Palo Alto, California 94303

Signature Page to GigCapital3, Inc. Subscription Agreement

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SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Craig Coburn
Name: Craig Coburn
Title:	Director
Date: 10 December 2020
Name of Subscriber:
BP Technology Ventures Inc

(Please print. Please indicate name and
capacity of person signing above)
Name in which shares are to be registered
(if different):
Email Address:

Subscriber’s EIN:
USA

Jurisdiction of residency:

Number of Subscribed Shares subscribed for:	2,500,000
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$25,000,000

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital3, Inc. Subscription Agreement

F-18

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:
☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included

F-19

as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

F-20

EXHIBIT A

Note Financing Term Sheet

F-21

Exhibit A

Indicative Term Sheet – Convertible Note Offering

Convertible Note Offering (the “Convertible Note”)

Issuer / Ticker:	Lightning eMotors (“ZEV”, the “Company”)

Ranking:	Senior Unsecured

Offering Size:	$75 to $100 million (funded at closing of the business combination)

Maturity Date:	January 15, 2024

Issue Price (% of Par):	100.0%

Coupon Rate:	7.50%

Conversion Price:	$11.50

Early Issuer Conversion Feature:

After year 1, ZEV may force conversion

if share price exceeds 120% of the conversion price ($13.80), provided that the Company’s average daily market value of common stock traded for the preceding 30 trading day period exceeds $3.0 million

Make-Whole Upon Early Issuer Conversion by ZEV:	Yes, gross cash interest payable to maturity payable in cash or common stock

Make-Whole Upon Voluntary Conversion by Investors:	Yes, one year of interest prepayment until January 15, 2023, declining to zero ratably thereafter

Settlement Upon Conversion:	All stock

Customary Adjustments:	Customary adjustments excluding securities issued as part of the business combination

Accounts Receivable Facility Carve-Out:	The Company may secure up to a $5.0 million accounts receivable facility without breaching the Debt Incurrence Covenant

Debt Incurrence Covenant:	If ZEV incurs any additional indebtedness, the Company is required to repay the (i) Convertible Note principal amount outstanding in full and, (ii) if the debt is assumed prior to January 15, 2023, one year of interest prepayment or if the debt is assumed after January 15, 2023, the remaining interest payable to maturity. Further, the Company must provide investors with Warrants in an equal amount to the shares underlying the Convertible Note and with similar characteristics as the Convertible Note (i.e., $11.50 = Strike Price; January 15, 2024 expiration date)

Additional Warrants:	Convertible Note investors will also receive Warrants in equal proportion as the total shares underlying the Convertible Note. The Warrants will have an $11.50 Strike Price and a January 15, 2026 expiration date.

Note: indicative term sheet for a proposed 4(a)(2) offering with resale eligibility immediately under 144A

F-22

Annex G

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 10, 2020, by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and [•] (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (the “Business Combination Agreement”), among the Company, Lightning Systems, Inc., a Delaware corporation (“Lightning”), and Project Power Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and Lightning (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to, and contingent on, the consummation of the Transaction, (x) that principal amount of the Company’s 7.50% convertible senior notes due 2024 (the “Notes”), set forth on the signature page hereto (the “Subscribed Notes”) and (y) that number of warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) set forth on the signature page hereto (the “Subscribed Warrants” and, together with the Subscribed Notes, the “Subscribed Securities”) for an aggregate purchase price equal to 100.0% of the principal amount of the Subscribed Notes (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Securities in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, concurrently with the execution of this Subscription Agreement, or prior to the closing date of the Transactions (the “Closing Date”), the Company will enter into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other institutional accredited investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such investors shall agree to purchase on the Closing Date, inclusive of the Subscribed Securities, an aggregate amount of up to $100,000,000 in aggregate principal amount of the Notes (the “Other Subscribed Securities” and together with the Subscribed Securities, the “Collective Subscribed Securities”);

WHEREAS, in connection with the issuance of the Notes on the Closing Date, the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) will enter into an indenture in respect of the Notes in substantially the form attached hereto as Exhibit A (the “Indenture”); and

WHEREAS, in connection with the issuance of the Subscribed Warrants on the Closing Date, the Company and the Subscriber will enter into an amended and restated warrant agreement in respect of the Subscribed Warrants in substantially the form attached hereto as Exhibit B (the “Warrant Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Securities (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Securities to Subscriber. Subscriber shall deliver to the Company, on the Closing Date, the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against delivery (with such delivery to occur promptly following receipt of the Purchase Price) by the Company to Subscriber of (i) the Subscribed Notes in book entry form pursuant to the DWAC procedures of the Depository Trust Company (“DTC”), which will act as securities depository for the Notes, free and clear of any liens or other restrictions (other than those arising under the Indenture, this Subscription Agreement or state or federal securities laws), in the name of a custodian designated by Subscriber (which custodian shall have properly posted such DWAC for release by the Trustee through the facilities of DTC), and (ii) the Warrant Agreement executed by the Company, evidencing the issuance to Subscriber of the Subscribed Warrants on and as of the Closing Date, subject to the Subscriber’s execution of such Warrant Agreement. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of any of the Subscribed Securities or the Common Stock for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to the Transaction Agreement that materially and adversely affects the Company;

(iv) the Company shall not have entered into any Other Subscription Agreement with a lower purchase price per $1,000 principal amount of the Notes or other terms (economic or otherwise) substantially more favorable to such other subscriber or investor than as set forth in this Subscription Agreement;

(v) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise) or in the results of operations, or business of the Company or Lightning;

(vi) the Company shall have cash and cash equivalents in the Trust Account from the transactions contemplated in this Subscription Agreement, the Other Subscription Agreements and the separate subscription agreement for the sale of common stock of an aggregate amount not less than $150,000,000 pursuant to the terms and conditions of the Business Combination Agreement, of which at least $50,000,000 is from the Trust Account and no more than $75,000,000 is from the transactions contemplated in this Subscription Agreement and the Other Subscription Agreements; and

(vii) all conditions precedent to the closing of the $25,000,000 investment by British Petroleum Technology Ventures, Inc. (“BP”) set forth in that certain Subscription Agreement, dated as of December 10, 2020, by and between BP and the Company shall have been satisfied or waived, and the Closing shall occur concurrently with the investment by BP.

f. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has a material adverse effect on the business, financial condition, prospects or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).

b. The Subscribed Securities have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware. The Indenture has been duly authorized by the Company and, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, respectively, in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

c. The Subscribed Securities are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Notes or the Warrants under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in the Indenture, the Warrant Agreement and Section 4© of this Subscription Agreement with respect to the status of the Notes or the Warrants as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Securities and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”) (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 250,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 25,893,479 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 15,670,108 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, or (ii) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on May 13, 2020 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Securities or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Securities, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the New York Stock Exchange under the symbol “GIK” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Securities by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Securities.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Securities to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Securities and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Securities.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Securities.

e. Subscriber understands that the Subscribed Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Securities have not been registered under the Securities Act. Subscriber understands that the Subscribed Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Securities shall contain a legend to such effect. Subscriber understands and agrees that the Subscribed Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Securities and may be required to bear the financial risk of an investment in the Subscribed

Securities for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Securities.

Each book entry for the Subscribed Securities shall contain a notation, and each certificate (if any) evidencing the Notes and the Warrants shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Securities directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Securities, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Securities, including with respect to the Company and the Transaction (including Lightning and its respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Securities. Subscriber acknowledges and agrees that none of Oppenheimer & Co. Inc. and Nomura Securities International, Inc., each acting as a placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Securities nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Securities and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Securities to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Securities solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, Lightning and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Securities were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, Lightning and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, Lightning and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the

Company. Subscriber did not become aware of this offering of the Subscribed Securities, nor were the Subscribed Securities offered to Subscriber, by any other means, and none of the Company, the Placement Agent, Lightning or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Securities. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Securities, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Securities and determined that the Subscribed Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Securities or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Securities were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Securities covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Securities.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Securities. The Placement Agent and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Securities or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Common Stock, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that, notwithstanding Section 8(j) of this Subscription Agreement, the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

5. Registration of Subscribed Securities.

a. The Company agrees that, within forty five (45) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the (I) shares of Common Stock issuable upon (x) conversion of the Subscribed Notes and (y) exercise of the Subscribed Warrants and (II) the Warrants (together, the “Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will provide a draft of the Registration Statement to the Subscriber for review at least three (3) business days in advance of filing the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the SEC. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities, until the earliest of (i) the date on which the Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Registrable Securities have actually been sold and (iii) the date which is three years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, by the Subscriber who has requested participation in such underwritten offering and by the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant, on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all participants in such underwritten offering) or in such manner as they may agree.

e. Subscriber shall, severally and not jointly with the Other Subscribers, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Securities regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Securities pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Securities, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Except as otherwise provided in clause (d) above, the Company shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of the Company in connection with this Agreement

f. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Securities acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

h. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Securities, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

i. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that Section 4, this Section 8(i) and Section 8(k) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

j. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

k. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that the Placement Agent is an express third-party beneficiary of its express rights in Section 3, Section 4, Section 8(i) and this Section 8(k) of this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2© this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. Each party hereto further agrees that the none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(k), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

l. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

m. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

n. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

p. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Securities pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Securities or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL3, INC.
By:
Name: Dr. Avi Katz
Title: Chief Executive Officer
Address for Notices:
1731 Embarcadero Road, Suite 200
Palo Alto, California 94303

Signature Page to GigCapital3, Inc. Subscription Agreement

SUBSCRIBER:
Signature of Subscriber:

By:
Name:
Title:
Date:
Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name in which shares are to be registered (if different):
Email Address:
Subscriber’s EIN:

Jurisdiction of residency:

Aggregate Principal Amount of Subscribed Notes subscribed for:

Aggregate Number of Subscribed Warrants subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital3, Inc. Subscription Agreement

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501©(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

EXHIBIT A

[Form of Indenture]

[LIGHTNING EMOTORS, INC.]

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of [                ], 2021

7.50% Convertible Senior Notes due 2024

EXHIBIT

Exhibit A	Form of Note	G-94

INDENTURE dated as of [                ], 2021 between [LIGHTNING EMOTORS, INC.], a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 7.50% Convertible Senior Notes due 2024 (the “Notes”), initially in an aggregate principal amount not to exceed $100,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Company, and this Indenture the valid, binding and legal agreement of the Company and the Trustee, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“30-Day ADTV” means, as of any date and with respect to any shares of Common Stock, the arithmetic average of the products, for each Scheduled Trading Day in the 30 Scheduled Trading Day period ending on, and including, the Scheduled Trading Day immediately preceding such date, of (i) the daily trading volume in such shares of Common Stock on the applicable exchange for such Scheduled Trading Day and (ii) the volume weighted average sale price per share of Common Stock for such Scheduled Trading Day; provided that in the case of calculating the amount in this clause (ii) with respect to any shares of Common Stock, in respect of any Scheduled Trading Day occurring on or subsequent to the Ex-Dividend Date for such dividend or distribution, such amount shall be increased by an amount of cash in U.S. dollars per share of Common Stock distributed, or to be distributed, in such dividend or distribution, net of any applicable withholding taxes, as determined by the Conversion Agent, in which case such amount shall be reduced to the amount that would then be in effect if such dividend or distribution had not been declared.

“Additional Interest” means all amounts, if any, payable pursuant to Section 6.03, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the issue date of the Notes, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Business Combination” means the business combination involving GigCapital3, Inc. and Lightning Systems, Inc., pursuant to that certain Business Combination Agreement, dated as of December 10, 2020, by and among the GigCapital3, Inc., Lightning Systems, Inc. and Project Power Merger Sub, Inc.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that debt securities that are convertible into or exchangeable for Capital Stock shall not constitute Capital Stock prior to their conversion or exchange, as the case may be.

“Clause A Distribution” shall have the meaning specified in Section 14.04(c).

“Clause B Distribution” shall have the meaning specified in Section 14.04(c).

“Clause C Distribution” shall have the meaning specified in Section 14.04(c).

“close of business” means 5:00 p.m. (New York City time).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share, at the date of this Indenture, subject to Section 14.07.

“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Company Mandatory Conversion Condition” means the conditions required for the Company to cause Notes to be converted pursuant to Section 14.03(a).

“Company Order” means a written order of the Company, signed on behalf of the Company by an Officer.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Date” shall have the meaning specified in Section 14.02(c).

“Conversion Obligation” shall have the meaning specified in Section 14.01(a).

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Conversion Rate” shall have the meaning specified in Section 14.01(a).

“Corporate Trust Office” means the corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: [Lightning eMotors] Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[ZEV] <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(b) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Distributed Property” shall have the meaning specified in Section 14.04(c).

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCQB or the OTCQX.

“Equity Conditions” means, with respect to an given date of determination: (i) on each day during the period beginning thirty calendar days prior to such applicable date of determination and ending on and including such applicable date of determination either (x) one or more registration statements filed with the Commission pursuant to the Subscription Agreement shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the resale of all shares of Common Stock to be issued in connection with the event requiring this determination, as applicable, in the event requiring this determination (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”) or (y) all shares of Common Stock issuable upon conversion of the applicable Notes shall be eligible for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission; (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Notes and exercise of the Warrants) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation, as applicable; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of the Notes on a timely basis in accordance herewith; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination) may be issued in full without violating Section 14.13 hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Change (as defined in the Indenture) shall have occurred which has not been abandoned, terminated or consummated;

(vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any registration statement required to be filed with the Commission pursuant to the Subscription Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of all shares of Common Stock issuable upon conversion of the applicable Notes in accordance with the terms of the Subscription Agreement or (2) any shares of Common Stock issuable upon conversion of the applicable Notes to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes and the Company is then current with its filings with the Commission, (viii) none of the Holders shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Transaction Document; (x) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure as of such applicable date of determination; (xi) on the applicable date of determination all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the portion of this Note being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full from the authorized and available shares of Common Stock of the Company; (xii) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default (as defined in the Indenture) or an event that with the passage of time or giving of notice would constitute an Event of Default; or (xiii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

“Equity Conditions Failure” means, with respect to any date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder).

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Election” shall have the meaning specified in Section 14.12.

“Expiration Date” shall have the meaning specified in Section 14.04(e).

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs prior to the Maturity Date:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of the Company solely for the purpose of changing its jurisdiction or incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity shall be a Fundamental Change pursuant to this clause (b);

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock (or other Common Equity underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 14.02(a)). Any event, transaction or series of related transactions that constitute a Fundamental Change under both clause (a) and clause (b) above (determined without regard to the proviso in clause (b) above) shall be deemed to be a Fundamental Change solely under clause (b) above (and, for the avoidance of doubt, shall be subject to the proviso in clause (b) above). If any transaction in which the Common Stock is replaced by the equity securities of another entity occurs. references to the Company in this definition shall instead be references to such other entity.

“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(c).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).

“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).

“Global Note” shall have the meaning specified in Section 2.05(b).

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Holder”, as applied to any Note, or other similar terms, means any Person in whose name at the time a particular Note is registered on the Note Register (and in the case of a Global Note and solely with respect to Section 6.12 and Section 14.13, the indirect holder of Notes held through its participant).

“Indebtedness” means, without duplication, (a) all obligations of the Company and its Subsidiaries for borrowed money (including any securitization facility) or with respect to deposits or advances of any kind, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such the Company and its Subsidiaries upon which interest charges are customarily paid, (d) all Capital Lease Obligations of the Company and its Subsidiaries, (e) all obligations of the Company and its Subsidiaries as an account party in respect of letters of credit and (f) all obligations of the Company and its Subsidiaries in respect of bankers’ acceptances.

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Interest Make-Whole Amount” means, with respect to the conversion of any Note, in an amount denominated in U.S. dollars, the sum of all regularly scheduled interest payments, if any, due on such Note on each Interest Payment Date occurring after the Conversion Date for such conversion and on or before the Maturity Date; provided, however, that (A) for these purposes, the amount of interest due on the Interest Payment Date immediately after such Conversion Date will be deemed to be the following amount: (x) if such Conversion Date is prior to [                ], 2023, an amount equal to twelve months of interest and (y) if such Conversion Date is on or after [                ], 2023, any accrued and unpaid interest, if any, at such Conversion Date, plus any remaining amounts that would be owed to, but excluding, the Maturity Date in respect of such Notes, including all regularly scheduled interest payments; and (B) if such Conversion Date occurs after the Company has sent a Mandatory Conversion Notice, then the Interest Make-Whole Amount for such conversion shall be the sum of all regularly scheduled interest payments, if any, due on such Note on each Interest Payment Date occurring after the Conversion Date for such conversion to, but excluding, the Maturity Date.

“Interest Payment Date” means each [                ] and [                ] of each year, beginning on [                ], 2021.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Mandatory Conversion” means a conversion pursuant to Section 14.03(a).

“Mandatory Conversion Date” means the Conversion Date for a Mandatory Conversion, as provided in Section 14.03(c).

“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means [                ], 2024.

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.

“Note Register” shall have the meaning specified in Section 2.05(a).

“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).

“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, General Counsel, any Assistant General Counsel, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 17.05.

“open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, that is delivered to the Trustee.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c) Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d) Notes surrendered for purchase in accordance with Article 15 for which Paying Agent holds money sufficient to pay the Fundamental Change Repurchase Price, in accordance with Section 15.04(b);

(e) Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and

(f) Notes repurchased by the Company pursuant to the last sentence of Section 2.10 after the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08.

“Paying Agent” shall have the meaning specified in Section 4.02.

“Permitted Indebtedness” means Indebtedness consisting of (i) Indebtedness in respect of Capital Lease Obligations in an aggregate amount not to exceed $30,000,000, (ii) Indebtedness under that certain Loan and Security Agreement, dated as of October 10, 2019, by and between Cupola Infrastructure Income Fund, L.L.L.P and Lightning Hybrids, LLC, and (iii) any other Indebtedness, in an amount for the Permitted Indebtedness under clauses (ii) and (iii) not to exceed $15,000,000 in the aggregate; provided that, such Permitted Indebtedness under clauses (ii) and (iii) above shall be reduced to an amount not to exceed $5,000,000 within thirty (30) Business Days of the issue date of the Notes.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples in excess thereof.

“Physical Settlement” shall have the meaning specified in Section 14.02(a).

“Physical Settlement Method” means, with respect to any conversion of Notes, the Physical Settlement.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Reference Property” shall have the meaning specified in Section 14.07(a).

“Regular Record Date,” with respect to any Interest Payment Date, means the May 1 or November 1 (whether or not such day is a Business Day) immediately preceding the applicable May 15 or November 15 Interest Payment Date, respectively.

“Redemption” means the repurchase of any Note by the Company pursuant to 4.10.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.05(c).

“Restrictive Legend” shall have the meaning specified in Section 2.05(d).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 14.02(a)(iv).

“Share Exchange Event” has the meaning specified in Section 14.07(a).

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act as in effect on the date of this Indenture; provided that, in the case of a Subsidiary of the Company that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $20,000,000.

“Spin-Off” shall have the meaning specified in Section 14.04(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” shall have the meaning specified in Section 11.01(a).

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“transfer” shall have the meaning specified in Section 2.05(c).

“Trigger Event” shall have the meaning specified in Section 14.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“unit of Reference Property” shall have the meaning specified in Section 14.07(a).

“Valuation Period” shall have the meaning specified in Section 14.04(c).

“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $2,000,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.

“Wholly Owned Subsidiary” means, with respect to any Person, any direct or indirect Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”.

Section 1.02 References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03. Unless the context otherwise requires, any express mention of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01 Designation and Amount. The Notes shall be designated as the “7.50% Convertible Senior Notes due 2024.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $100,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company maintained by the Company for such purposes in the United States, which shall initially be the Corporate Trust Office and in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c) Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(c). The Trustee shall have no responsibility for the calculation of the Defaulted Amounts.

(ii) The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.04 Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile or other electronic signature of one of its Officers.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. (a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee or Note Registrar and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed on a Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c), all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the Applicable Procedures.

(c) Every Note that bears or is required under this Section 2.05(c) to bear the legend set forth in this Section 2.05(c) (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(c), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

(d) Each Global Note shall bear a legend in substantially the following form (the “Restrictive Legend”) (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms or (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Legend required by this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted

CUSIP number. The Restrictive Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Company’s delivery to the Trustee of written notice to such effect, without further action by the Company, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary. Without limiting the generality of any other provision of this Indenture, the Trustee will be entitled to receive an instruction letter from the Company before taking any action with respect to effecting any such mandatory exchange or other process. The Company and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.

The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) and (ii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Legend specified in this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Company, the Trustee, the Paying Agent, the Conversion Agent or any other agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Neither the Company nor the Trustee shall have any responsibility or liability for any act or omission of the Depositary. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to, or upon the order of, the registered Holder(s) (which shall be the Depositary or its nominee in the case of a Global Note).

The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(d) Any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).

(e) Any Note or Common Stock issued upon conversion or exchange of a Note that is repurchased or owned by any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

(f) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of, or exemptions from, the Securities Act, applicable state securities laws or other applicable law.

Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order, the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes upon the written request of the Company. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08 Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, registration of transfer or exchange or conversion, if surrendered to any Person that the Company controls other than the Trustee, to be surrendered to the Trustee for cancellation and they will no longer be considered outstanding under this Indenture upon their payment at maturity, registration of transfer or exchange or conversion. All Notes delivered to the Trustee shall be canceled promptly by it. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures. After such cancellation, the Trustee shall deliver a certificate of such cancellation to the Company, at the Company’s written request in a Company Order.

Section 2.09 CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Note, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.10 Additional Notes; Repurchases. The Company may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities laws purposes, such additional Notes shall have a separate CUSIP number, ISIN or other identifying numbers. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Sections 10.05 and 17.05, as the Trustee shall reasonably request. In addition, the Company may, to the extent permitted by law and without the consent of Holders, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company may, at its option and to the extent permitted by applicable law, reissue, resell, hold or surrender to the Trustee for cancellation in accordance with Section 2.08 any Notes that the Company may repurchase, in the case of a reissuance or resale, so long as such Notes do not constitute “restricted securities” (as defined under Rule 144) upon such reissuance or resale. Any Notes that the Company may repurchase shall be considered outstanding for all purposes under this Indenture (other than, at any time when such Notes are held by the Company, any of its Subsidiaries or its Affiliates or any Subsidiary of any of such Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture) unless and until such time the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08 and, upon receipt of a written order from the Company, the Trustee shall cancel all Notes so surrendered.

ARTICLE 3

SATISFACTION AND DISCHARGE

Section 3.01 Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (ii) after the Notes have (x) become due and payable, whether on the Maturity Date, on any Fundamental Change Repurchase Date or otherwise and/or (y) been converted (and the related consideration due upon conversion has been determined), the Company has deposited with the Trustee cash and/or has delivered to Holders shares of Common Stock, as applicable, (in the case of Common Stock, solely to satisfy the Company’s Conversion Obligation) sufficient, without consideration of reinvestment, to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.

ARTICLE 4

PARTICULAR COVENANTS OF THE COMPANY

Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal (including the Fundamental Change Repurchase Price, if applicable) of, the Settlement Amounts owed upon conversion on, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company or Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or Interest or Defaulted Amounts payments hereunder.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in the United States an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office.

The Company may also from time to time designate a Paying Agent one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as a place where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (if applicable) or for conversion and where notices in respect of the Notes and this Indenture may be made; provided that no office of the Trustee shall be a place for service of legal process on the Company.

Section 4.03 Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.10, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04 Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust;

provided, that a Paying Agent appointed as contemplated under Section 15.02(f) shall not be required to deliver any such instrument.

The Company shall, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) or such accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) and accrued and unpaid interest, if any, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d) Subject to applicable law, any money deposited with the Trustee, the Conversion Agent or any Paying Agent, or any money and shares of Common Stock then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust and the Trustee shall have no further liability with respect to such funds; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money, and all liability of the Company as trustee with respect to such trust money and shares of Common Stock, shall thereupon cease.

Section 4.05 Existence. Subject to Article 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06 Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

(b) The Company shall deliver to the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Notwithstanding the foregoing, the Company shall in no event be required to deliver to, or otherwise provide or disclose to, the Trustee or any Holder any information for which the Company is requesting (assuming such request has not been denied), or has received, confidential treatment from the Commission, or any correspondence with the Commission. Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or any successor thereto); provided that the Trustee shall have no obligation to determine whether such documents or reports have been filed via the EDGAR system.

(c) Delivery of the reports and documents described in subsection (b) above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.07 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08 Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2021) an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.

In addition, the Company shall deliver to the Trustee within 30 days after an officer of the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such notice if such Event of Default or Default has been cured.

Section 4.09 Further Instruments and Acts. Upon request of the Trustee, Paying Agent or Conversion Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.10 Indebtedness Incurrence. The Company covenants and agrees that so long as any amount of the Notes remains outstanding under this Indenture, if the Company or any of its Subsidiaries creates, incurs, assumes, permits to exist, or otherwise becomes or remains directly or indirectly liable with respect to, any Indebtedness (other than the Notes, any additional Notes issued under this Indenture and any Permitted Indebtedness), the Company shall:

(a) offer to redeem, in full, all outstanding principal of, and accrued and unpaid interest on, the Notes outstanding under this Indenture; plus

(b) if such additional Indebtedness is incurred prior to [                ], 2023, such Redemption of the Notes shall be accompanied with a prepayment premium equal to twelve months of interest on the principal amount of the Notes being repaid, from the date of such debt incurrence, computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month;

(c) if such additional Indebtedness is incurred on or after [                ], 2023, such Redemption of the Notes shall be accompanied with a prepayment premium equal to the amount of interest which would otherwise have accrued on the Notes so repaid to, but excluding, the Maturity Date; and

(d) issue to each Holder a warrant to purchase a number of shares of Common Stock equal to the quotient of (i) the amount of outstanding principal of the Notes then held by such Holder, divided by (ii) $11.50, which warrant shall be (A) exercisable only during the period from the date of repayment of such Notes through and including the Maturity Date for an exercise price of $11.50 per share, (B) subject to registration rights in favor of the Holder thereof (covering such warrant and its underlying shares of Common Stock) substantially equivalent to the registration rights to which such Holder is entitled with respect to those warrants to purchase shares of Common Stock issued to such Holder in connection with the issuance of the Notes (the “Initial Warrants”), and (C) subject to a warrant agreement to be entered into between the Company and such Holder (or the Company’s transfer agent on behalf of such Holder) containing terms and conditions otherwise substantially equivalent to the terms and conditions set forth in the warrant agreement governing the Initial Warrants.

(f) Pursuant to the Redemption requirement of this Section 4.10, the Company must send to each applicable Holder of such Notes (and to any beneficial owner of a Global Note, if required by applicable law), the Trustee and the Paying Agent no less than 10 days prior to the date of Redemption (the “Redemption Date”) a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption price per $1,000 principal amount of Notes for such Redemption;

(iv) the name and address of the Paying Agent and the Conversion Agent;

(v) that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi) the Conversion Rate in effect on the Redemption Notice Date for such Redemption;

(vii) that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption price; and

(viii) the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent. Prior to 11:00 a.m. (New York time) on the Redemption Date, the Company will deposit with the Paying Agent cash in U.S. Dollars sufficient to pay the Redemption price. Notices of redemption may not be conditional and are irrevocable. The Company will comply with the Depositary Procedures in the case of Global Notes.

ARTICLE 5

LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01 Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 10 days after each [                ] and [                ] in each year beginning with [                ], 2021, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 10 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02 Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a) default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) days;

(b) default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right, and such failure continues for three (3) Business Days;

(d) failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 15.02(c) when due, and such failure continues for five (5) Business Days,;

(e) failure by the Company to comply with its obligations under Article 11;

(f) failure by the Company for 60 days after receipt by the Company of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g) default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created (i) resulting in such Indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such Indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture;

(h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall publicly admit in writing that it generally is not paying, or is unable to pay, its debts as they become due; or

(i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

Section 6.02 Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal or interest of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal at the rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the uncured nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Notes.

Section 6.03 Additional Interest. Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) shall after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to: (i) 2.00% per annum of the principal amount of the Notes outstanding for each day during the period beginning on, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which such Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 180th day immediately following, and including, the date on which such Event of Default first occurs and (ii) if such Event of Default has not been cured or validly waived prior to the 181st day immediately following, and including, the date on which such Event of Default first occurs, 0.50% per annum of the principal amount of Notes outstanding for each day during the period beginning on, and including, the 181st day immediately following, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which the Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 360th day immediately following, and including, the date on which such Event of Default first occurs. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes and shall accrue on all outstanding Notes from, and including, the date on which the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) first occurs to, and including, the 360th day thereafter (or such earlier date on which such Event of Default is cured or validly waived in accordance with this Article 6). On the 361st day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) is not cured or validly waived in accordance with this Article 6 prior to such 361st day), such Additional Interest shall cease to accrue and the Notes shall be immediately subject to acceleration as provided in Section 6.02. The provisions of this paragraph will not affect the rights of Holders of Notes in the event of the occurrence of any Event of Default other than the Company’s failure to comply with its obligations as set forth in Section 4.06(b). In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.03 or the Company has elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 6.02.

In order to elect to pay Additional Interest as the sole remedy during the first 360 days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Company must notify all Holders of the Notes, the Trustee and the Paying Agent in an Officer’s Certificate of such election on or before the open of business on the Business Day immediately succeeding the date on which such Event of Default first occurs. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 6.02. The Officer’s Certificate under this Section 6.03(b) shall state (i) the amount of such Additional Indenture that is payable and (ii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such Officer’s Certificate, the Trustee may assume without inquiry that no such Additional Interest is payable.

In no event shall any Additional Interest that may accrue as a result of the Company’s failure to timely file any document or report that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, as applicable, after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), accrue at a rate in excess of 0.50% per annum pursuant to this Indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such Additional Interest.

Section 6.04 Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company, the property of the Company, or in the event of any other judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.05 Application of Monies Collected by Trustee. Any monies collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the

Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee, including its agents and counsel, under Section 7.06;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of any interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) payable upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Persons entitled thereto;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 6.06 Proceedings by Holders. Except to enforce the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c) such Holders shall have offered, and, if requested, provided, to the Trustee such security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred therein or thereby;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are prejudicial to any other Holder), or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

Section 6.07 Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.08 Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders. The Trustee may maintain a proceeding even if it does not possess any Notes or does not produce any Notes in the proceeding.

Section 6.09 Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or for which it has not received indemnity or security satisfactory to the Trustee against loss, liability or expense (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder). The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected; and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the

Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10 Notice of Defaults. The Trustee shall, after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders notice of such Default within 90 days after such Responsible Officer obtains such knowledge, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 6.11 Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.

Section 6.12 Company’s Failure to Timely Convert. If at any time from and after the issue date of the Notes, the Company shall fail, for any reason or for no reason, on or prior to the second (2nd) Trading Day after receipt of the applicable Conversion Notice (the “Share Delivery Deadline”), either (I) if the Company’s stock transfer agent (the “Transfer Agent”) is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to issue and deliver to such Holder (or its designee) a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of such portion of the applicable Note or (II) after the initial effective date of the registration statement filed pursuant to the Subscription Agreement, if the registration statement covering the resale of the shares of Common Stock that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Subscription Agreement (x) notify such Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Delivery Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to such Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable date of such Conversion Notice and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Notes that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6.12 or otherwise. In addition to the foregoing, from and after the issue date of the Notes, if on or prior to the Share Delivery Deadline either (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof. Neither the Trustee nor the Conversion Agent has any duty to determine whether a Notice Failure, Delivery Failure or Buy-In has occurred, calculate or verify the calculations of Buy-In Price or notify Holders of any of the foregoing.

ARTICLE 7

CONCERNING THE TRUSTEE

Section 7.01 Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;

(g) in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company; and

(h) in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02 Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, judgment, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company. Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel.

(d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in its reasonable judgment to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day after reasonable notice, to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(e) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder, and the permissive rights of the Trustee enumerated herein shall not be construed as duties.

(f) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(g) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal of, premium, if any, or interest on, any Note) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

(i) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(j) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(k) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(l) In no event shall the Trustee be responsible or liable for punitive, special, indirect, incidental or any consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action other than any such loss or damage caused by the Trustee’s willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been actually received by the Trustee at the Corporate Trust Office of the Trustee, from the Company or any Holder of the Notes, and such notice references the Notes and this Indenture and states that is a “Notice of Default.”

(m) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 7.03 No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes or other transaction documents relating to the Notes and this Indenture. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Company or upon the Company’s direction under any provision of this Indenture.

Section 7.04 Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar (in each case, if other than an Affiliate of the Company), in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05 Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity hereunder (including the compensation and the reasonable expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The Company also covenants to indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense

(including attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, as determined by a final order of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder (whether such claims arise by or against the Company or a third person), including the reasonable costs and expenses of defending themselves against any claim of liability in the premises or enforcing the Company’s obligations hereunder. The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment or conversion of the Notes and the earlier resignation or removal of the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07 Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 7.09 Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly notify all Holders and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation to the Company, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(a) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.09 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(b) The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.10 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.11.

Section 7.10 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.10 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.11 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.09.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.11, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11 Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer that the Company has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

ARTICLE 8

CONCERNING THE HOLDERS

Section 8.01 Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02 Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03 Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04 Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05 Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE 9

HOLDERS’ MEETINGS

Section 9.01 Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a) to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03 Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

Section 9.04 Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05 Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06 Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07 No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

ARTICLE 10

SUPPLEMENTAL INDENTURES

Section 10.01 Supplemental Indentures Without Consent of Holders. Without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time amend or supplement this Indenture or the Notes for one or more of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption by a Successor Company of the obligations of the Company under this Indenture pursuant to Article 11;

(c) to add guarantees with respect to the Notes;

(d) to secure the Notes;

(e) to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(f) to make any change that, as certified in good faith by the Company in an Officer’s Certificate, does not materially adversely affect the rights of any Holder;

(g) in connection with any Share Exchange Event, to provide that the notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h) comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder;

(i) [reserved];

(j) provide for the appointment of a successor Trustee, Note Registrar, Paying Agent or Conversion Agent;

(k) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder;

(l) [reserved];

(m) increase the Conversion Rate as provided in this Indenture or

(n) to make any change to comply with rules of the Depositary, so long as such change does not adversely affect the rights of any Holder, as certified in good faith by the Company in an Officer’s Certificate.

Upon the written request of the Company and subject to Section 10.05, the Trustee is hereby authorized to, and shall, join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02 Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any supplemental indenture or the Notes or of modifying in any manner the rights of the Holders;

provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment;

(b) reduce the rate of or extend the stated time for payment of interest on any Note;

(c) reduce the principal of or extend the Maturity Date of any Note;

(d) make any change that adversely affects the conversion rights of any Notes other than as permitted or required by this Indenture;

(e) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f) make any Note payable in a currency, or at a place of payment, other than that stated in the Note;

(g) change the ranking of the Notes;

(h) impair the right of any Holder to institute suit for the enforcement right to receive payment or delivery, as the case may be, of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its Notes, on or after the respective due dates expressed or provided for in the Notes or this Indenture;

(i) make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09; or

(j) provide for the issuance of additional Notes.

Upon the written request of the Company, and upon the delivery to the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 10.04 Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05 Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture and such Opinion of Counsel shall include a customary legal opinion stating that such supplemental indenture is the valid and binding obligation of the Company, subject to customary exceptions and qualifications.

ARTICLE 11

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 11.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to another Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c) if the Company is not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.

Section 11.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery and/or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company shall be discharged from its obligations under the Notes and this Indenture (except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 11.03 Opinion of Counsel to Be Given to Trustee. If a supplemental indenture is required pursuant to this Article 11, no such consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 11.

ARTICLE 12

IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS

Section 12.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on, or the payment or delivery of consideration due upon conversion of, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

ARTICLE 13

[INTENTIONALLY OMITTED]

ARTICLE 14

CONVERSION OF NOTES

Section 14.01 Conversion Privilege. Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, at an initial conversion rate of 86.9565 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

Section 14.02 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to this Section 14.02 and Section 14.07(a), upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder no later than two (2) Trading Days following the applicable conversion of the Notes, in respect of each $1,000 principal amount of Notes being converted, shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 14.02 (“Physical Settlement”) as set forth in this Section 14.02. The Company shall use the Physical Settlement Method for all conversions.

(i) The shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows: (A) the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (plus cash in lieu of any fractional share of Common Stock issuable upon conversion) plus (B)(x) if the average of the Daily VWAPs for the 10 Trading Days immediately preceding the Conversion Date (the “Average VWAP”) equals or exceeds $11.50 per share, the Company shall, in its sole discretion, deliver to the Holder the Interest Make-Whole Amount for such conversion in the form of cash or a number of shares of Common Stock determined by dividing the Interest Make-Whole Amount by the Average Price VWAP and delivering cash in lieu of fractional shares or (y) if the Average VWAP is less than $11.50 per share, the Company shall deliver to the Holder the Interest Make-Whole Amount for such conversion solely in the form of cash.

(b) Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to the interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and, if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (5) if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03. Notwithstanding anything to the contrary contained herein, to the extent that an indirect holder of a Global Note held indirectly through a participant submits irrevocable instructions to convert any portion of such Note, such Holder shall be deemed for purposes of Regulation SHO to have converted the applicable portion of such Note at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such Holder or its participant.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.07(a), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date. Notwithstanding the foregoing, with respect to the Company’s satisfaction of its Conversion Obligation through Physical Settlement for which the relevant Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date, the settlement shall occur on the Maturity Date. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation.

(d) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date but prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on such Interest Payment Date notwithstanding the conversion. However, Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on the corresponding Regular Record Date); provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and a conversion occurs after such Regular Record Date and on or prior to the open of business on such Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date and any Fundamental Change Repurchase Date described in clause (2) above shall receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted and/or repurchased, as applicable, following such Regular Record Date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date.

Section 14.03 Company’s Mandatory Conversion Option.

(a) On or after [                ], 2022 and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, the Company may, at its option, elect to convert the Original Principal Amount of the Notes in whole but not in part (x) if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 120% of the Conversion Price on each applicable Trading Day and (y) if the 30-Day ADTV ending on, and including, the last Trading Day of the applicable exercise period is greater than or equal to $3,000,000 (the “Company Mandatory Conversion Condition”).

(b) To exercise the Company Mandatory Conversion Right, the Company will send notice of the Company’s election (a “Mandatory Conversion Notice”) to Holders, the Trustee and the Conversion Agent no later than the fifth (5th) Business Day after the last VWAP Trading Day of such 30 consecutive VWAP Trading Day period.

Such Mandatory Conversion Notice must state:

(i) that the Notes have been called for Mandatory Conversion, briefly describing the Company Mandatory Conversion Right under this Indenture;

(ii) the Mandatory Conversion Date;

(iii) the current Conversion Rate;

(iv) the Interest Make-Whole amount;

(v) the name and address of the Paying Agent and the Conversion Agent; and

(vi) the CUSIP and ISIN numbers, if any, of the Notes

(c) If the Company exercises the Company Mandatory Conversion Right in accordance with this Section 14.03, then a Conversion Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the Company sends the Mandatory Conversion Notice.

(d) Each share of Common Stock delivered upon a Mandatory Conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim. If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, and has been registered on an effective registration statement with the Commission, then the Company will cause each shares of Common Stock, when delivered upon a Mandatory Conversion of any Note, to be admitted for listing on such exchange or quotation on such system. Notwithstanding anything herein to the contrary, the Company shall not be permitted to effect any Company Mandatory Conversion hereunder unless as of such Mandatory Conversion Date no Equity Conditions Failure then exists.

Section 14.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 14.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its Indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a), Section 14.04(b) or Section 14.04(e), (ii) except as otherwise described in Section 14.11, rights issued pursuant to any stockholders rights plan of the Company then in effect, (iii)dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of the Common Stock in a Share Exchange Event, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of Indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants to acquire Capital Stock or other securities that are exercisable only upon the occurrence of certain triggering events, the Company shall not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 14.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 14.04(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.04(b).

(d) If the Company pays or makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);

CR’	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and SP’ = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the date immediately preceding the relevant Conversion Date in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day immediately preceding the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company is, or such Subsidiary is, permanently prevented by applicable law from consummating any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been consummated.

(f) Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Except as stated in this Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the nature described in Section 14.04(e);

(v) solely for a change in the par value (or lack of par value) of the Common Stock; or

(vi) for accrued and unpaid interest, if any.

(j) All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly deliver to the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a written notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder (with a copy to the Trustee). Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 14.05 Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Board of Directors shall make appropriate adjustments (without duplication in respect of any adjustment made pursuant to Section 14.04) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

Section 14.06 Shares to Be Fully Paid. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion.

Section 14.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company or the successor or acquiring company, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a Person other than the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of the Company or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its

Notes into shares of Common Stock, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.

(d) The above provisions of this Section shall similarly apply to successive Share Exchange Events.

Section 14.08 Certain Covenants. (a) Subject to Sections 14.02(d) and 14.02(e), the Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

Section 14.09 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.

Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officer’s Certificate (which the Company shall be obligated to deliver to the Trustee prior to the execution of any such supplemental indenture) with respect thereto. The Trustee and the Conversion Agent may conclusively rely upon any notice with respect to the commencement or termination of such conversion rights.

Section 14.10 Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;

(b) Share Exchange Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture) and to the extent applicable, the Company shall cause to be filed with the Trustee and the Conversion

Agent (if other than the Trustee) and to be delivered to each Holder, a notice stating the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries no later than the earlier of the date notice of such date is required to be provided under Rule 10b-17 of the Exchange Act, other applicable Commission rule or applicable rules of the principal U.S. national or regional securities exchange on which the Common Stock is then listed or admitted for trading and such date is publicly announced by the Company. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.

Section 14.11 Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, under such stockholder rights plan and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 14.12 Exchange in Lieu of Conversion. When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to deliver, on or prior to the first Trading Day following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to timely deliver, in exchange for such Notes, the shares of Common Stock due upon conversion as described in Section 14.02. If the Company makes an Exchange Election, the Company shall, by the close of business on the first Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion that it has made the Exchange Election, and the Company shall notify the designated financial institution of the Physical Settlement Method it with respect to such conversion and the relevant deadline for payment and/or delivery of shares of Common Stock due upon conversion.

Any Notes exchanged by the designated financial institution shall remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the required shares of Common Stock due upon conversion, or if such designated financial institution does not accept the Notes for exchange, the Company shall notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion, and pay and/or deliver the required shares of Common Stock due upon conversion to the converting Holder at the time and in the manner required under this Indenture as if the Company had not made an Exchange Election.

The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require that financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Company). The Company may, but shall not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Section 14.13 Limits Upon Issuance of Shares of Common Stock Upon Conversion. The Company shall not effect the conversion of any of the Notes held by a Holder, and such Holder shall not have the right to convert any of the Notes held by such Holder pursuant to the terms and conditions of this Indenture and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Notes beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Notes and the Initial Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 14.13. For purposes of this Section 14.13, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Warrants without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 14.13, to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Notes, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Notes results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Indenture in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Notes pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 14.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 14.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Notes. Neither the Trustee nor the Conversion Agent shall have any responsibility to determine the Maximum Percentage or whether the issuance of any shares results in a Holder or Attribution Party having Excess Shares or otherwise determine or monitor compliance with the terms of this Section 14.13.

ARTICLE 15

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 15.01 [Intentionally Omitted].

Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date, including all regularly scheduled interest payments (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest (to, but excluding, such Interest Payment Date) to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 15, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date, including all regularly scheduled interest payments. The Fundamental Change Repurchase Date shall be subject to postponement in order to allow the Company to comply with applicable law.

(b) Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the paying agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Applicable Procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the paying agent, or book- entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(iii) in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;

(iv) the portion of the principal amount of Notes to be repurchased, which must be in minimum denominations of $1,000 or an integral multiple thereof; and

(v) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with the Applicable Procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the paying agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent in accordance with Section 15.03.

The paying agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the paying agent (in the case of a paying agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the Applicable Procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the paying agent and the Conversion Agent, if applicable;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02. Simultaneously with providing such notice, the Company will publish such information on its website or through such other public medium as the Company may use at that time.

At the Company’s written request, given at least five days prior to the date the Fundamental Change Company Notice is to be sent, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders in connection with a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The paying agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(e) Notwithstanding anything to the contrary in this Indenture, the Company shall not be required to repurchase, or to make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including, without limitation, the requirement to comply with applicable securities laws), and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including the requirement to pay the Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes); provided that the Company shall continue to be obligated to (x) deliver the applicable Fundamental Change Repurchase Notice to the Holders (which Fundamental Change Repurchase Notice shall state that such third party shall make such an offer to purchase the Notes) and to simultaneously with such Fundamental Change Repurchase Notice publish a notice containing such information in a newspaper of general circulation in the City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time, (y) comply with applicable securities laws as set forth in this Indenture in connection with any such purchase and (z) pay the applicable Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes in the event such third party fails to make such payment in such amount at such time.

(f) For purposes of this Article 15, the paying agent may be any agent, depositary, tender agent, paying agent or other agent appointed by the Company to accomplish the purposes set forth herein.

Section 15.03 Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the paying agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice of withdrawal must comply with appropriate procedures of the Depositary.

Section 15.04 Deposit of Fundamental Change Repurchase Price. (a) The Company will deposit with the Trustee (or other paying agent appointed by the Company), or if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 4.04 on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date (subject to extension in order to allow the Company to comply with applicable law) an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Company) by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(a) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other paying agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, or, if extended in order to allow the Company to comply with applicable law, such later date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn in accordance with the provisions of this Indenture and the procedures of the Depositary, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent) and (iii) all other rights of the Holders of such Notes with respect to the Notes will terminate on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (other than (x) the right to receive the Fundamental Change Repurchase Price and (y) if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the full amount of accrued and unpaid interest to, but excluding, such Interest Payment Date).

(b) Upon surrender of a Physical Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Physical Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Physical Note surrendered.

Section 15.05 Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer, the Company will, if required:

(a) comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15 subject to postponement in order to allow the Company to comply with applicable law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to purchase the Notes upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE 16

NO REDEMPTION

Section 16.01 No Redemption. Other than as provided in Section 4.10, the Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes.

ARTICLE 17

MISCELLANEOUS PROVISIONS

Section 17.01 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 17.03 Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is delivered by the Company to the Trustee) to [Lightning eMotors, Inc.], [                 ], Attention: [General Counsel], with a copy sent to DLA Piper LLP (US), 555 Mission Street, Suite 2400, San Francisco, CA 94105-2933, Attention: Jeffrey C. Selman, Esq. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if it is in writing and actually received by the Trustee at the Corporate Trust Office. In no event shall the Trustee or the Conversion Agent be obligated to monitor any website maintained by the Company or any press releases issued by the Company.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04 Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 17.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with.

Section 17.06 Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue on any such payment in respect of the delay.

Section 17.07 No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10 Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

______________________________,

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By: __________________________________________

Authorized Signatory

Section 17.11 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 17.12 Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex write or communication facility; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.15 Calculations. The Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, accrued interest payable on the Notes, any Additional Interest on the Notes, the Conversion Rate of the Notes, Buy-In Price, Maximum Percentage, Excess Shares, . The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any registered Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company. Neither the Trustee nor the Conversion Agent will have any responsibility to make calculations under this Indenture, nor will either of them have any responsibility to monitor the Company’s stock or trading price, determine whether the conditions to convertibility of the Notes have been met or determine whether the circumstances requiring changes to the Conversion Rate have occurred.

Section 17.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.17 Tax Withholding. The Company or the Trustee, as the case may be, shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto, in each case, that a Holder is subject to pursuant to the Indenture (“Applicable Tax Law”), or by virtue of the relevant Holder failing to satisfy any certification or other requirements under Applicable Tax Law in respect of the Notes, in which event the Company or the Trustee, as the case may be, shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

Notwithstanding any other provision of this Indenture, if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, withhold from or set off such payments against payments of cash and shares of Common Stock on the Note (or any payments on the Company’s Common Stock) or sales proceeds received by or other funds or assets of the Holder.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

[LIGHTNING EMOTORS, INC.]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF [LIGHTNING EMOTORS, INC.] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS

BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]1

[1]

Subject to the procedures of the Depositary, the Restrictive Legend shall be deemed removed from the face of this Note without further action by the Company, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

[Lightning eMotors, Inc.]

7.50% Convertible Senior Note due 2024

No. [     ]

[Initially]2 $[     ]

CUSIP No. [         ]3

[Lightning eMotors, Inc.], a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]4 [     ]5, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]6 [of $[     ]]7, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $100,000,000 in aggregate at any time, in accordance with the rules and procedures of the Depositary, on [ ], 2024, and interest thereon as set forth below.

This Note shall bear interest at the rate of 7.50% per year from [                ], 2021, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until [                ], 2024. Interest is payable semi-annually in arrears on each [                ] and [                ] of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing on [                ], 2021, to Holders of record at the close of business on the preceding May 1 and November 1 (whether or not such day is a Business Day), respectively. Additional Interest will be payable as set forth in Section 6.03 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03, and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.

Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.

The Company shall pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and the Corporate Trust Office located in the United States of America as a place where Notes may be presented for payment or for registration of transfer and exchange.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock

[2]	Include if a global note.
[3]

Subject to the procedures of the Depositary, at such time as the Company notifies the Trustee that the Restrictive Legend is to be removed in accordance with the Indenture, the CUSIP number for this Note shall be deemed to be [ ].

[4]	Include if a global note.
[5]	Include if a physical note.
[6]	Include if a global note.
[7]	Include if a physical note.

on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

[LIGHTNING EMOTORS, INC.]

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

[Lightning eMotors, Inc.]

7.50% Convertible Senior Note due 2024

This Note is one of a duly authorized issue of Notes of the Company, designated as its 7.50% Convertible Senior Notes due 2024 (the “Notes”), limited to the aggregate principal amount of $100,000,000 all issued or to be issued under and pursuant to an Indenture dated as of [                ], 2021 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Notwithstanding any other provision of the Indenture or any provision of this Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note, on or after the respective due dates expressed or provided for in this Note or in the Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes are not subject to redemption through the operation of any sinking fund or otherwise.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common Additional abbreviations may also be used though not in the above list.

SCHEDULE A8

SCHEDULE OF EXCHANGES OF NOTES

[Lightning eMotors, Inc.]

7.50% Convertible Senior Notes due 2024

The initial principal amount of this Global Note is ONE HUNDRED MILLION DOLLARS ($100,000,000). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[8]	Include if a global note.

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:	Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: [Lighting eMotors] Notes Administrator

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature

Signature Guarantee

Signature(s) must be guaranteed by

an eligible Guarantor Institution

(banks, stock brokers, savings and

loan associations and credit unions)

with membership in an approved

signature guarantee medallion program

pursuant to Securities and Exchange

Commission Rule 17Ad-15 if shares of Common Stock are to

be issued, or

Notes are to be delivered, other than

to and in the name of the registered holder.

Fill in for registration of shares if to be issued,

and Notes if to be delivered, other than to and in the name

of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all):

$__________,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To: Paying Agent

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from [Lightning eMotors, Inc.] (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated: __________

Signature(s)

Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all):
$__________,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received _______________________ hereby sell(s), assign(s) and transfer(s) unto _______________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints _______________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee Signature(s) must be guaranteed by an eligible

Guarantor Institution (banks, stockbrokers, savings

and loan associations and credit unions) with

membership in an approved signature guarantee

medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to

be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must

correspond with the name as written upon the face of

the Note in every particular without alteration or

enlargement or any change whatever.

EXHIBIT B

[Form of Warrant Agreement]

GIGCAPITAL3, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of ___, 2020, is by and between GigCapital3, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company entered into Unit Purchase Agreements dated as of May 13, 2020 (the “Unit Purchase Agreements”), with each of GigAcquisitions3 LLC, a Delaware limited liability company (“Sponsor”), Nomura Securities International, Inc. (“Nomura”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group LLC (“Odeon” and, collectively with Sponsor, Nomura and Oppenheimer, the “Founders”), pursuant to which the Founders have purchased an aggregate of [•] units (the “Private Placement Units”), each such unit comprised of one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, and three-fourths of one warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (each, a “Founder Warrant”), simultaneously with the closing of the Offering (as defined below), for a purchase price of $10.00 per unit;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), Sponsor or any of its affiliates, or certain of the Company’s executive officers or directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units of the Company’s equity securities (the “Working Capital Units”), each such Working Capital Unit comprised of one share of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (the “Working Capital Warrants”), at a price of $10.00 per Working Capital Unit;

WHEREAS, on May 18, 2020, the Company completed an initial public offering (the “Offering”) of units of the Company’s equity securities (the “Public Units” and, together with the Private Placement Units and the Working Capital Units, the “Units”), each such unit comprised of one share of Common Stock and three-fourths of one redeemable warrant to purchase one share of Common Stock at an initial exercise price of $11.50 per share of Common Stock (the “Public Warrants” and, together with the Founder Warrants and the Working Capital Warrants, the “Initial Warrants”) and, in connection therewith, issued and delivered up to 15,000,000 Public Warrants to public investors in the Offering;

WHEREAS, the Company and Warrant Agent entered into that certain Warrant Agreement, dated as of May 18, 2020 (the “Original Warrant Agreement”), which provides for the form and provisions of the Initial Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitations of rights, and immunities of the Company, the Warrant Agent and the holders of the Initial Warrants;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-236626 (the “Registration Statement”), and prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Offering;

WHEREAS, the Company, Project Power Merger Sub, Inc. (“Merger Sub”), and Lightning Systems, Inc. (the “Target”) have entered into that certain Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), pursuant to which the parties thereto shall, among other things, consummate a Business Combination in which Merger Sub shall merge with and into the Target, with the Target surviving such Merger as a wholly-owned subsidiary of the Company, pursuant to Section 251 of the Delaware General Corporation Law (the “Merger”);

WHEREAS, the Company has, concurrently with entering into the Business Combination Agreement, entered into Subscription Agreements, dated as of December 10, 2020 (the “Subscription Agreements”) with certain investors (the “Subscribers”), pursuant to which the Subscribers have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Subscribers, effective as of immediately prior to the effective time of the Merger, (a) an aggregate amount of $100,000,000 of unsecured promissory notes convertible into shares of Common Stock at a conversion price of $11.50 per share of Common Stock, and (b) warrants to purchase an aggregate of 8,695,652 shares of Common Stock for an exercise price of $11.50 per share of Common Stock (the “Note Financing Warrants” and, together with the Initial Warrants, the “Warrants”);

WHEREAS, each whole Warrant entitles (or, in the case of the Note Financing Warrants, will upon its issuance pursuant to the Subscription Agreements entitle) the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, in connection with the foregoing, the Company and the Warrant Agent desire to amend and restate the Original Warrant Agreement in the form of this Agreement, in accordance with Section 9.8 of the Original Warrant Agreement, such that this Agreement will take effect and supersede the Original Warrant Agreement in its entirety as of immediately prior to the effective time of the Merger (concurrently with the issuance of the Note Financing Warrants); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary (such institution, with respect to a Warrant in its account, a “Participant”).

If The Depository Trust Company (the “Depositary”) subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A. Notwithstanding anything herein to the contrary, any Initial Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit. Any Initial Warrant so issued shall have the same terms, force and effect as a certificated Initial Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

Certificates representing the Warrants, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other executive officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. Each certificate representing a Founder Warrant or Working Capital Warrant held by the Sponsor shall bear the legend set forth in Exhibit B hereto. Each certificate representing a Founder Warrant or Working Capital Warrant held by a Founder (other than the Sponsor) shall bear the legend set forth in Exhibit C hereto. Each certificate representing a Note Financing Warrant shall bear the legend set forth in Exhibit D hereto.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Warrants comprising the Public Units trade separately.

2.5 No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one share of Common Stock and three-fourths of one Initial Warrant. If, upon the detachment of Initial Warrants from Units or otherwise, a holder of Initial Warrants would be entitled to receive a fractional Initial Warrant, the Company shall round down to the nearest whole number the number of Initial Warrants to be issued to such holder.

2.6 Founder Warrants and Working Capital Warrants. The Founder Warrants and the Working Capital Warrants shall be identical to the Public Warrants, except that so long as they are held by a Founder or any of its Permitted Transferees (as defined below) the Founder Warrants and the Working Capital Warrants: (i) may be exercised for cash or, pursuant to subsection 3.3.1(c) hereof, on a cashless basis, (ii) shall be subject to the Lock-up (as defined below), and (iii) in accordance with Section 6.4 hereof shall not be redeemable by the Company; provided, however, that in the case of (ii), the Founder Warrants, the Working Capital Warrants and

any shares of Common Stock held by a Founder or its Permitted Transferees and issued upon exercise of the Founder Warrants and the Working Capital Warrants may be transferred by the holders thereof:

(a) amongst the Sponsor and its affiliates, to the Company’s executive officers or directors, or to any affiliate or family member of any of the Company’s executive officers or directors;

(b) in the case of an entity, as a distribution to its partners, stockholders or members upon its liquidation;

(c) in the case of an individual, (i) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of the laws of descent and distribution upon death of such person, or (iii) pursuant to a qualified domestic relations order;

(d) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities;

(e) through private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Founder Warrants were originally purchased;

(f) in the case of a Founder (other than the Sponsor), to such Founder’s affiliates or any entity controlled by such Founder; or

(g) to the Company for no value for cancellation in connection with the consummation of the Business Combination; provided, however, that, in each case (except clause (g)), these transferees (the “Permitted Transferees”) shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions agreed to by the original holder in connection with the purchase of the securities being transferred.

For the purposes of this Agreement, the term “Lock-up” means the restrictions on transfer set forth in Section 7 of the Unit Purchase Agreements.

2.7 Exercise Period for Certain Founders. Notwithstanding anything herein to the contrary, any Founder Warrants and the Working Capital Warrants held by the Founders (other than the Sponsor) or their respective designees or affiliates shall not be exercisable on the date immediately following the fifth anniversary of the effective date of the Registration Statement.

2.8 Note Financing Warrants. The Note Financing Warrants shall be identical to the Public Warrants, except that the Note Financing Warrants in accordance with Section 6.5 hereof shall not be redeemable by the Company.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes its initial Business Combination, or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, or (y) other than with respect to the Founder Warrants, the Working Capital Warrants and the Note Financing Warrants to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Founder Warrant, a Working Capital Warrant or a Note Financing Warrant to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Founder Warrant, Working Capital Warrant or Note Financing Warrant in the event of a redemption to the extent then held, directly or indirectly, by the original purchasers thereof or their Permitted Transferees) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Exercise Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) with respect to any Founder Warrant or Working Capital Warrant, so long as such Founder Warrant or Working Capital Warrant is held by a Founder or a Permitted Transferee of a Founder, by surrendering such Founder Warrants or Working Capital Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the five (5) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

Notwithstanding anything to the contrary contained herein, to the extent that a holder that holds Warrants indirectly through a Participant submits irrevocable instructions to exercise such Warrant, such holder shall be deemed for purposes of Regulation SHO to have exercised such Warrant at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such holder or its Participant.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant or a Note Financing Warrant and shall have no obligation to settle such Public Warrant or Note Financing Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants or Note Financing Warrant is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Public Warrant or Note Financing Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Public Warrant or a Note Financing Warrant unless the Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Public Warrants or Note Financing Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant or a Note Financing Warrant, the holder of such Warrant shall not be entitled to exercise such Public Warrant or Note Financing Warrant and such Public Warrant or Note Financing Warrant may have no value and expire worthless. In such case the purchaser of a Public Unit containing such Public Warrant shall have paid the full purchase price for the Public Unit solely for the share of Common Stock underlying such Public Unit. In no event will the Company be required to net cash settle the Public Warrant or the Note Financing Warrant exercise. The Company may require holders of Public Warrants or Note Financing Warrants to settle the Public Warrant or Note Financing Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder. As used in this Agreement, “trading day” means any day on which the Common Stock is traded on a national securities exchange or quoted for trading on one or more OTC Markets.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible) (an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1.1 above, (b) any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividend or cash distribution equal to or less than $0.50, (c) any payment to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price.

4.3.1 Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2 If (a) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to Founders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (c) the volume weighted average trading price of Common Stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of Common Stock or equity-linked securities.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment, provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with the initial Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Founder Warrants, the Working Capital Warrants or the Note Financing Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. This Section 5.6 shall not apply to the Note Financing Warrants as they are not issued in conjunction with Units.

5.7 Transfer of Note Financing Warrants to Affiliates. The Subscribers shall be permitted to transfer the Note Financing Warrants to their respective affiliates so long as such affiliates have entered into a written agreement with the Company agreeing to comply with any applicable transfer restrictions under federal and state securities laws in accordance with the provisions of the Subscription Agreements and this Agreement.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 and Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the Fair Market Value (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Exclusion of Founder Warrants and Working Capital Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Founder Warrants or the Working Capital Warrants if at the time of the redemption such Founder Warrants or Working Capital Warrants continue to be held by the Founders and/or their Permitted Transferees. However, once such Founder Warrants or Working Capital Warrants are transferred (other than to Permitted Transferees under Section 2.7), the Company may redeem the Founder Warrants and the Working Capital Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Founder Warrants or Working Capital Warrants to exercise the Founder Warrants and the Working Capital Warrants prior to redemption pursuant to Section 6.3. Founder Warrants and Working Capital Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Founder Warrants or Working Capital Warrants, as applicable, and shall become Public Warrants under this Agreement.

6.5 Exclusion of Note Financing Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Note Financing Warrants if at the time of the redemption such Note Financing Warrants continue to be held, either directly or indirectly through one or more Participants, by the Subscribers and/or their Permitted Transferees. However, once such Note Financing Warrants are transferred, the Company may redeem the Note Financing Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Note Financing Warrants to exercise the Note Financing Warrants prior to redemption pursuant to Section 6.3. Note Financing Warrants that are transferred shall upon such transfer cease to be Note Financing Warrants and shall become Public Warrants under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Note Financing Warrants that were originally purchased by a Subscriber shall not be deemed to have been transferred so long as such Note Financing Warrants continue to be held by such Subscriber and/or its Permitted Transferees, in each case directly or indirectly through one or more Participants.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 90th day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 91st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the Fair Market Value (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the five (5) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant or a Note Financing Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants or Note Financing Warrants who exercise Public Warrants or Note Financing Warrants to exercise such Public Warrants or Note Financing Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Public Warrants or Note Financing Warrants who exercises Public Warrants or Note Financing Warrants to exercise such Public Warrants or Note Financing Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Public Warrant or Note Financing Warrant under the blue sky laws of the state of residence in those states in which the Public Warrants or Note Financing Warrants were initially offered by the Company of the exercising Public Warrant or Note Financing Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for

the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

GigCapital3, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the

Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period and any amendment to the terms of only the Founder Warrants or the Working Capital Warrants and/or the Note Financing Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Any amendment solely to the Founder Warrants or the Working Capital Warrants shall also require the vote or written consent of a majority of the holders of the then outstanding Founder Warrants or the Working Capital Warrants, as applicable. Any amendment solely to the Note Financing Warrants shall also require the vote or written consent of a majority of the holders of the then outstanding Note Financing Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Complete Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Original Warrant Agreement).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GIGCAPITAL3, INC.

By:
Name: Avi Katz
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Signature Page to Amended and Restated Warrant Agreement

EXHIBIT A

Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE

WARRANT AGREEMENT DESCRIBED BELOW

GIGCAPITAL3, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP 37519D2062

Warrant Certificate

This Warrant Certificate certifies that , or its registered assigns, is the registered holder of ____

warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, $0.0001 par value (“Common Stock”), of GigCapital3, Inc., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GIGCAPITAL3, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY as Warrant Agent

By:
Name:
Title:

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of ___, 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of GigCapital3, Inc. (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of , whose address is and that such shares of Common Stock be delivered to whose address is . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to , whose address is .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Founder Warrant, Working Capital Warrant or Note Financing Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the

Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name

of	, whose address is	and that such Warrant Certificate be delivered
to	, whose address is	.

[Signature Page follows]

Date:             , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PURSUANT TO A UNIT PURCHASE AGREEMENT BETWEEN GIGCAPITAL3, INC. AND GIGACQUISITIONS3, LLC AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PURSUANT TO THE TERMS SET FORTH IN THE UNIT PURCHASE AGREEMENT.

EXHIBIT C

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCKUP PURSUANT TO A UNIT PURCHASE AGREEMENT BETWEEN GIGCAPITAL3, INC. AND THE SUBSCRIBERS NAMED THEREIN AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP PURSUANT TO THE TERMS SET FORTH IN THE UNIT PURCHASE AGREEMENT.

EXHIBIT D

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

Annex H

GIGCAPITAL3, INC.

2021 EQUITY INCENTIVE PLAN

H-i

(continued)

H-ii

(continued)

H-iii

GigCapital3, Inc.

2021 Equity Incentive Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1    Establishment. The GigCapital3, Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [                    ], 2021, the date of the closing of the transactions contemplated by that certain business combination agreement entered into by and between GigCapital3, Inc., Project Power Merger Sub, Inc., and Lightning Systems, Inc., and certain other parties, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3    Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2.	DEFINITIONS AND CONSTRUCTION.

2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)    “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f)    “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g)    “Cause” means any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h)    “Change in Control” means the occurrence of any one or a combination of the following:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)    an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)    a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j)    “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k)    “Company” means GigCapital3, Inc., a Delaware corporation, and any successor corporation thereto.

(l)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m)    “Director” means a member of the Board.

(n)    “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o)    “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p)    “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)    Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)    If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

(s)    “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u)    “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v)    “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w)    “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x)    “Nonemployee Director” means a Director who is not an Employee.

(y)    “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa)    “Officer” means any person designated by the Board as an officer of the Company.

(bb)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc)    “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff)    “Participant” means any eligible person who has been granted one or more Awards.

(gg)    “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh)    “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii)    “Performance Award” means an Award of Performance Shares or Performance Units.

(jj)    “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll)    “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm)    “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(nn)    “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo)    “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp)    “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(qq)    “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(rr)    “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt)    “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu)    “Section 409A” means Section 409A of the Code.

(vv)    “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww)    “Securities Act” means the Securities Act of 1933, as amended.

(xx)    “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz)    “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc)    “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd)    “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b)    to determine the type of Award granted;

(c)    to determine the Fair Market Value of shares of Stock or other property;

(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)    to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f)    to approve one or more forms of Award Agreement;

(g)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5    Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to [            ]1 shares, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i) five percent (5%) of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2    Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock

[1]	Note to Draft: 10% of the outstanding capitalization of GigCapital3, Inc. immediately following the closing of the combination with Lightning Systems, Inc.

shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4    Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5.	ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2    Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3    Incentive Stock Option Limitations.

(a)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [            ]2 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b)    Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c)    Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4    Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $1,000,000 in total value, or $2,000,000 in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

[2]	10% of the outstanding capitalization of GigCapital3, Inc. immediately following the closing of the combination with Lightning Systems, Inc.

6.	STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2    Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3    Payment of Exercise Price.

(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)    Limitations on Forms of Consideration.

(i)    Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii)    Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership,

in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii)    Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4    Effect of Termination of Service.

(a)    Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i)    Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii)    Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii)    Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv)    Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7.	STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3    Exercisability and Term of SARs.

(a)    Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b)    Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4    Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6    Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7    Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.	RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the

Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1    Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2    Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3    Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4    Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5    Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8    Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	RESTRICTED STOCK UNITS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1    Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2    Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3    Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4    Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6    Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7    Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1    Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4    Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a)    Performance Measures. Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i)    revenue;

(ii)    sales;

(iii)    expenses;

(iv)    operating income;

(v)    gross margin;

(vi)    operating margin;

(vii)    earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii)    pre-tax profit;

(ix)    net operating income;

(x)    net income;

(xi)    economic value added;

(xii)    free cash flow;

(xiii)    operating cash flow;

(xiv)    balance of cash, cash equivalents and marketable securities;

(xv)    stock price;

(xvi)    earnings per share;

(xvii)    return on stockholder equity;

(xviii)    return on capital;

(xix)    return on assets;

(xx)    return on investment;

(xxi)    total stockholder return;

(xxii)    employee satisfaction;

(xxiii)    employee retention;

(xxiv)    market share;

(xxv)    customer satisfaction;

(xxvi)    product development;

(xxvii)    research and development expenses;

(xxviii)     completion of an identified special project;

(xxix)    completion of a joint venture or other corporate transaction; and

(xxx)    personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5    Settlement of Performance Awards.

(a)    Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b)    Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c)    Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d)    Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e)    Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f)    Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7    Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a)    Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b)    Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such

Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1    Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2    Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6    Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12.	STANDARD FORMS OF AWARD AGREEMENT.

12.1    Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.	CHANGE IN CONTROL.

13.1    Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a)    Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b)    Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)    Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

(d)    Adjustments and Earnouts. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2    Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3    Federal Excise Tax Under Section 4999 of the Code.

(a)    Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b)    Determination by Tax Firm. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

14.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	COMPLIANCE WITH SECTION 409A.

15.1    Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a)    A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b)    Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2    Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a)    Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b)    Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c)    Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3    Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a)    No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b)    Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c)    No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d)    Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4    Payment of Section 409A Deferred Compensation.

(a)    Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i)    The Participant’s “separation from service” (as defined by Section 409A);

(ii)    The Participant’s becoming “disabled” (as defined by Section 409A);

(iii)    The Participant’s death;

(iv)    A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v)    A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi)    The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b)    Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c)    Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d)    Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e)    Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f)    Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g)    Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h)    Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i)    No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16.	TAX WITHHOLDING.

16.1    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2    Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18.	MISCELLANEOUS PROVISIONS.

18.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2    Forfeiture Events.

(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3    Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6    Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8    Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the GigCapital3, Inc. 2021 Equity Incentive Plan as duly adopted by the Board on [                    ], 2021.

/s/

[ ], Secretary

Item 21.	Exhibits and Financial Statement Schedules

Exhibit	Description

2.1**†	Business Combination Agreement, dated as of December 10, 2020, by and among GigCapital3, Inc., Project Power Merger Sub, Inc. and Lightning Systems, Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

3.1**	Amended and Restated Certificate of Incorporation of GigCapital3, Inc. (incorporated by reference to Exhibit 3.1 filed on GigCaptal3, Inc.’s Current Report on Form 8-K filed by the Registrant on May 18, 2020).

3.2**	Bylaws of GigCapital3, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed by the Registrant on February 25, 2020).

4.1**	Warrant Agreement, dated May 18, 2020, by and between GigCapital3, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed on GigCapital3, Inc.’s Current Report on Form 8-K, filed by the Registrant on May 18, 2020).

5.1*	Opinion of DLA Piper LLP (US).

10.1**	Form of Stockholder Support Agreement (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).

10.2**	Form of Sponsor Support Agreement, dated as of December 10, 2020, by and among GigCapital3, Inc., Lightning Systems, Inc. and GigAcquisitions3, LLC (incorporated by reference to Exhibit 10.2 filed on GigCapital3, Inc.’s Current Report on Form 8-K, filed by the Registrant on December 11, 2020).

10.3**	Form of PIPE Subscription Agreement, dated as of December 10, 2020, by and between GigCapital3, Inc. and BP Technology Ventures, Inc (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement).

10.4**	Form of Convertible Note Subscription Agreement, dated as of December 10, 2020, by and between GigCapital3, Inc. and the undersigned party thereto (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement).

16.1	Letter from Plante & Moran, PLLC to the Securities and Exchange Commission.

23.1*	Consent of DLA Piper LLP (US).

23.2	Consent of BPM LLP.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of Grant Thornton LLP.

24.1	Powers of Attorney (included as part of signature pages hereto).

99.1	Form of Preliminary Proxy Card.

99.2**	Consent of Timothy Reeser to be named as a director.

99.3**	Consent of Robert Fenwick-Smith to be named as a director.

99.4**	Consent of Thaddeus Senko to be named as a director.

99.5	Consent of Meghan Sharp to be named as a director.

99.6*	Consent of to be named as a director.

99.7*	Consent of to be named as a director.

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit	Description

101.SCH	XBRL Taxonomy Extension Schema Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Previously filed.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

•

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant

•

to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

•

F. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

•

G. That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•

H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

•

I. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

•

J. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 3, 2021.

GIGCAPITAL3, INC.

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz

Title:	Chief Executive Officer, President and Executive Chairman of the Board of Directors

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Avi S. Katz his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Dr. Avi S. Katz Dr. Avi S. Katz	President, Chief Executive Officer, Secretary and Executive Chairman of the Board of Directors (Principal Executive Officer)	February 3, 2021

/s/ Brad Weightman Brad Weightman	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	February 3, 2021

/s/ Neil Miotto	Director	February 3, 2021
Neil Miotto

/s/ John Mikulsky	Director	February 3, 2021
John Mikulsky

/s/ Dr. Raluca Dinu	Director	February 3, 2021
Dr. Raluca Dinu

/s/ Andrea Betti-Berutto	Director	February 3, 2021
Andrea Betti-Berutto

/s/ Peter Wang	Director	February 3, 2021
Peter Wang